As filed with the Securities and Exchange Commission on January 18, 2007

Registration No. 333-138514

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2
to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FORTRESS INVESTMENT GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware	6282	20-5837959
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	1345 Avenue of the Americas 46th Floor New York, New York 10105 (212) 798-6100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s
Principal Executive Offices)

Alan Chesick, Esq.
General Counsel
Fortress Investment Group LLC
1345 Avenue of the Americas
46th Floor
New York, New York 10105
(212) 798-6100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Joseph A. Coco, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000		Edward F. Petrosky, Esq. J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 18, 2007.

PROSPECTUS

Fortress Investment Group LLC

34,286,000 Class A Shares
Representing Class A Limited Liability Company Interests

This is the initial public offering of our Class A shares representing Class A limited liability company interests. We are selling all of the Class A shares in this offering. None of our five principals will be selling any shares in this offering.

Prior to this offering there has been no public market for our Class A shares. It is currently estimated that the public offering price per Class A share will be between $16.50 and $18.50. We intend to list our Class A shares on the New York Stock Exchange under the symbol ‘‘FIG’’.

Our five principals will own all of our outstanding Class B shares representing Class B limited liability company interests upon completion of this offering. Holders of our Class B shares will vote together with holders of our Class A shares on all matters to be voted on by our shareholders generally. All shareholders will be entitled to one vote per share. Accordingly, following this offering, our principals will hold approximately 77.7% of the total combined voting power of our outstanding Class A and Class B shares and will be able to exercise control over all matters requiring shareholder approval. In addition, holders of Class B shares will have certain approval rights with respect to several extraordinary matters. See ‘‘Description of Shares’’ beginning on page 202.

	Per Class A Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$

To the extent that the underwriters sell more than 34,286,000 Class A shares, the underwriters have the option to purchase up to an additional 5,142,900 Class A shares from us at the initial public offering price less the underwriting discount.

Investing in our Class A shares involves a high degree of risk. See ‘‘Risk Factors’’ beginning on page 32.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A shares against payment in New York, New York on                 , 2007.

Goldman, Sachs & Co.

Banc of America Securities LLC

Citigroup

Deutsche Bank Securities

Lehman Brothers

                , 2007

As used in this prospectus, unless the context otherwise requires:

‘‘Assets Under Management’’, or ‘‘AUM’’, refers to the assets we manage, including capital we have the right to call from our investors pursuant to their capital commitments to various funds. Our AUM equals the sum of:

(i)	the net asset value, or ‘‘NAV’’, of our private equity funds plus the capital that we are entitled to call from investors in the private equity funds pursuant to the terms of their capital commitments to those funds;

(ii)	the NAV of our hedge funds; and

(iii)	the market capitalization of the common stock of each of our publicly traded alternative investment vehicles, which we refer to as our Castles.

We earn management fees pursuant to management agreements on a basis which varies from Fortress Fund to Fortress Fund (e.g. any of ‘‘net asset value’’, ‘‘capital commitments’’, ‘‘invested equity’’ or ‘‘gross equity’’, each as defined in the applicable management agreement, may form the basis for a management fee calculation). Our calculation of AUM may differ from the calculations of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers. Our AUM measure includes, for instance, assets under management for which we charge either no or nominal fees, generally related to our principal investments in funds as well as investments in funds by our principals and employees. Our definition of AUM is not based on any definition of assets under management contained in our amended and restated operating agreement or in any of our Fortress Fund management agreements.

‘‘Distributable earnings’’ is our supplemental measure of operating performance. It reflects the value created which management considers available for distribution during any period. As compared to generally accepted accounting principles (‘‘GAAP’’) income, distributable earnings excludes the effects of unrealized gains (or losses) on illiquid investments, reflects contingent revenue which has been received as income to the extent it is not expected to be refunded, and disregards expenses which do not require an outlay of assets, whether currently or on an accrued basis. Distributable earnings is not a measure of cash generated by operations which is available for distribution nor should it be considered in isolation or as an alternative to cash flow or net income and it is not necessarily indicative of liquidity or cash available to fund our operations.

Our management uses distributable earnings:

•	in its determination of periodic distributions to equity holders;

•	in making operating decisions and assessing the performance of each of our core businesses;

•	for planning purposes, including the preparation of our annual operating budgets; and

•	as a valuation measure in strategic analyses in connection with the performance of our funds and the performance of our employees.

Growing distributable earnings is a key component to our business strategy and distributable earnings is the supplemental measure used by our management to evaluate the economic profitability of each of our businesses and our total operations. Therefore, we believe that it provides useful information to our investors in evaluating our operating performance. Our definition of distributable earnings is not based on any definition contained in our amended and restated operating agreement.

For the reconciliation of distributable earnings to GAAP net income, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Pro Forma Distributable Earnings by Segment’’.

‘‘Fortress’’, ‘‘we’’, ‘‘us’’, ‘‘our’’, and the ‘‘company’’ refer, (i) following the consummation of this offering and related transactions, collectively, to Fortress Investment Group LLC and its subsidiaries, including the Fortress Operating Group and all of its subsidiaries, and, (ii) prior to the completion of this offering and related transactions, to the Fortress Operating Group and all of its subsidiaries, in each case not including funds that, prior to the consummation of this offering, were consolidated funds, except with respect to our historical financial statements and discussion thereof unless otherwise specified.

i

‘‘Fortress Funds’’ and ‘‘our funds’’ refers to the private investment funds and alternative asset companies which are managed by the Fortress Operating Group.

‘‘Fortress Operating Group’’ refers to the combined entities (which prior to the completion of the Nomura transaction described in ‘‘Prospectus Summary—Nomura Transaction’’ were wholly-owned by our principals) in each of which Fortress Investment Group LLC acquired an indirect controlling interest upon completion of the Nomura transaction.

‘‘principals’’ refers to Peter Briger, Wesley Edens, Robert Kauffman, Randal Nardone and Michael Novogratz, collectively, who prior to the completion of this offering and the Nomura transaction directly owned 100% of the Fortress Operating Group units and following completion of this offering and the Nomura transaction will own approximately 77.7% of the Fortress Operating Group units and all of the Class B shares, representing approximately 77.7% of the total combined voting power of all of our outstanding Class A and Class B shares.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of this offering, but does not contain all of the information that you should consider before investing in our Class A shares. You should read the entire prospectus carefully, including the section entitled ‘‘Risk Factors’’, our financial statements and the related notes and management’s discussion and analysis thereof included elsewhere in this prospectus, before making an investment decision to purchase our Class A shares. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters’ option to purchase additional shares is not exercised, assumes that the Class A shares to be sold in this offering are sold at $17.50 per share, the mid-point of the range set forth on the cover page of this prospectus and excludes restricted Class A shares and restricted Fortress Operating Group units (and the corresponding Class B shares) that will be issued to certain employees and directors in connection with this offering.

Our Company

Fortress is a leading global alternative asset manager with approximately $29.7 billion in assets under management as of September 30, 2006. We raise, invest and manage private equity funds, hedge funds and publicly traded alternative investment vehicles. We earn management fees based on the size of our funds, incentive income based on the performance of our funds, and investment income from our principal investments in those funds. We believe our funds have produced consistently superior investment returns. We intend to grow our existing businesses, while continuing to create innovative products to meet the increasing demand of sophisticated investors for superior risk-adjusted investment returns. Investors in the company’s Class A shares should note that:

•	The company was formed to act as a holding company that will hold interests in a number of limited partnerships we refer to as the Fortress Operating Group. The company and the Fortress principals will share in the profits (and losses) of the Fortress Operating Group in proportion to their ownership interests. Fortress Operating Group units held by the company and the principals will be economically identical in all respects.

•	On January 17, 2007, Nomura Investment Managers U.S.A., Inc., or ‘‘Nomura’’, a subsidiary of Nomura Holdings, acquired for $888 million 55,071,450 Class A Shares representing, immediately prior to this offering, 15% of the Fortress Operating Group and, upon completion of this offering, will represent approximately 13.7% of the Fortress Operating Group; the company used the entire proceeds of the issuance to acquire a 15% interest in Fortress Operating Group from Fortress’s principals. In connection with the closing, we entered into an Investor Shareholder Agreement pursuant to which we granted Nomura certain demand registration rights. See ‘‘Certain Relationships and Related Party Transactions — Investor Shareholder Agreement.’’

•	Following the Nomura transaction and this offering, all of Fortress’s business activities will continue to be conducted by, and all of its principal assets will continue to be held by, the Fortress Operating Group.

•	Upon completion of this offering, Fortress’s principals will directly own approximately 77.7% of the Fortress Operating Group and the holders of Class A shares (including Nomura) will, through their interest in the company, indirectly own approximately 22.3% of the Fortress Operating Group, 8.6% of which will be owned by the public.

•	The principals’ Fortress Operating Group units, which are non-voting interests, are exchangeable (together with the corresponding Class B shares) on a one-for-one basis into Class A shares.

•	The principals will also own a number of the company’s Class B shares equal to the number of their Fortress Operating Group units. These Class B shares, which have no economic interest in the company, vote together with the Class A shares and will enable the principals to maintain voting and operating control of the company and the businesses we conduct.

Fortress was founded in 1998 as an asset-based investment management firm with a fundamental philosophy premised on alignment of interests with the investors in our funds. Our managed funds primarily employ absolute return strategies; we strive to have positive returns regardless of the performance of the markets. Investment performance is our cornerstone – as an investment manager, we earn more if our investors earn more. In keeping with our fundamental philosophy, we invest capital in each of our businesses. As of September 30, 2006, Fortress’s investments in and commitments to our funds were $495.7 million, consisting of the net asset value of Fortress’s principal investments of $426.9 million, and unfunded commitments to private equity funds of $68.8 million. We make investments in our private equity funds by making capital commitments to the funds when they are raised, which amounts are drawn down over time as investments are made by the funds.

Fortress will be the first global alternative asset manager listed on the New York Stock Exchange (NYSE: FIG). Fortress Operating Group will continue to own all of the businesses created by Fortress since 1998. We believe this offering is a unique opportunity to become aligned with our principals: Wesley Edens, Peter Briger, Robert Kauffman, Randal Nardone and Michael Novogratz. Our principals’ investing success has enabled us to grow rapidly while diversifying our management fee and incentive income streams. Our net income grew from $40.3 million for 2003 to $192.7 million for 2005, a 119% compounded annual growth rate. Over the same period, our historical pre-tax distributable earnings also grew significantly, from $49.1 million to $270.3 million, a 135% compounded annual growth rate. Distributable earnings is a measure of the value created during each period which we use to measure our operating performance and will use in the determination of any periodic dividends to our equity holders.

We are an intellectual capital business. The management of alternative assets is a highly specialized undertaking that demands talent, skill and experience. Our success depends on our more than 250 investment professionals. With headquarters in New York and affiliate offices in Dallas, San Diego, Toronto, London, Rome, Frankfurt and Sydney, we are well positioned to capitalize on the growing demand for alternative asset management services on a global basis.

We have grown our assets under management significantly, from approximately $1.2 billion as of December 31, 2001 to approximately $29.7 billion as of September 30, 2006, or a 95.3% compounded annual growth rate. We will continue to strategically grow our assets under management and will seek to generate superior risk-adjusted investment returns in our funds over the long term solidifying our status as what we believe to be a best-of-class global alternative asset management enterprise. We are guided by the following key objectives and values:

•	generating top-tier risk-adjusted investment returns;

•	introducing innovative new investment products, while remaining focused on, and continuing to grow, our existing lines of business;

•	maintaining our disciplined investment process and intensive asset management; and

•	adhering to the highest standards of professionalism and integrity.

Why We Are Going Public

In order to maintain and expand our position as a leading global alternative asset manager, we need people, permanence, capital and currency. As a public company, we will be best positioned to meet each of these goals:

•	People — to increase our ability to provide financial incentives to our existing and future employees through the issuance of publicly-traded equity securities that represent the value and performance of the company as a whole. In a highly competitive market for investment professional talent, publicly-traded equity securities provide us with a valuable additional compensation tool;

•	Permanence — to solidify our institutional presence as an ‘‘investor.’’ Being a public alternative asset manager will benefit us as institutions and individuals increase the portion of the capital they allocate to us;

•	Capital — to more efficiently access capital that we can use to grow our businesses and create new investment products; and

•	Currency — to provide us with a publicly-traded equity security that we can use to finance future strategic acquisitions.

Our Current Businesses

As of September 30, 2006, we managed approximately $29.7 billion of alternative assets in three core businesses:

Private Equity Funds — a business that manages approximately $17.3 billion of AUM that primarily makes significant, control-oriented investments in North America and Western Europe, with a focus on acquiring and building asset-based businesses with significant cash flows. We also manage a family of ‘‘long dated value’’ funds focused on investing in undervalued assets with limited current cash flows and long investment horizons;

Hedge Funds — a business that manages approximately $9.4 billion of AUM comprised of two business segments: (i) hybrid hedge funds – which make highly diversified investments globally in undervalued and distressed assets, including loans, assets and corporate securities; and (ii) liquid hedge funds – which invest globally in fixed income, currency, equity and commodity markets and related derivatives to capitalize on imbalances in the financial markets; and

Publicly Traded Alternative Investment Vehicles, which we refer to as ‘‘Castles’’ — approximately $3.0 billion of aggregate market capitalization in two publicly traded companies managed by us. The Castles currently invest primarily in real estate and real estate debt instruments.

Our Growth Strategy

Our focus is to create long term value for our shareholders by generating growth in distributable earnings per share. We will raise capital (and correspondingly increase our assets under management) only when we believe appropriate investment opportunities are available. Accordingly, we intend to pursue the following initiatives:

Continue to Generate Strong Investment Performance in our Existing Managed Funds.    We believe the most effective strategy for continuing the growth of our businesses is to align our economic interests with those of our investors and to deliver strong investment performance. Crucial to this strategy is our ability to devote time, attention, energy, resources and expertise to effectively manage our assets under management. In particular, we believe that our highly disciplined investment process, intensive credit analysis and fundamental research, and our ‘‘hands-on’’ approach to asset management and risk management will enable us to continue to create value in and maintain the solid performance of the Fortress Funds.

Selectively Expand our Investment Products.    We intend to raise additional funds within our existing businesses and to selectively diversify our business into new alternative asset strategies. We have a broad base of institutional and high net worth individual investors who have traditionally supported our new business initiatives. We believe opportunities exist to raise capital for infrastructure funds, real estate funds, structured debt products and funds focused on industry or geographic sectors within our investment expertise. In addition, we believe that we are well positioned to explore a number of traditional asset management strategies, such as equity funds, that capitalize on the strengths of our investment professionals.

In addition, we expect that we will be able to selectively and opportunistically pursue acquisitions that will add to our investment team’s expertise and product offerings. We believe a number of smaller, successful alternative asset managers will seek the infrastructure, resources and investor relationships available within a larger, more established and independent alternative asset manager.

Competitive Strengths

By taking advantage of what we perceive as our competitive strengths, we expect to continue to grow our asset management business and consistently deliver superior returns for our investors:

•	Distinguished Investment Track Record. We believe our funds are consistently among the highest performing funds within their strategies, and have earned Fortress a reputation as a top-tier firm that is able to deliver strong and consistent performance across industries, geographic regions and economic cycles. A defining feature of our investing approach has been our ability to deliver these returns while also minimizing the risk of investment loss;

•	Alignment with Our Investors. In keeping with our fundamental philosophy premised on an alignment of interest with our investors, we invest capital in each of our businesses. As of September 30, 2006, the net asset value of Fortress’s principal investments in, and the amount of our unfunded commitments to, our funds was approximately $495.7 million. We make investments in our funds by making capital commitments to the funds when they are raised, which amounts are drawn down over time as investments are made by the funds. In addition, a significant portion of the compensation of our senior investment professionals is based on the performance of our investment funds;

•	People. We have assembled a team of more than 250 investment professionals to deliver focused idea generation and execution across our businesses. The team is led by our five principals, who have participated in investment activities together in various capacities for many years. The success and dynamism of the company, and our investment-oriented culture, help us attract and retain the highest quality, result-driven people;

•	Global Platform. We invest broadly in multiple geographic markets. We believe that our ability to successfully translate our investment strategies into various geographic markets allows us to take advantage of a diverse range of opportunities and provides us with attractive opportunities to deploy capital on behalf of our funds;

•	Dividend Policy. Unlike many publicly-traded asset managers, we intend to pay out a significant portion, approximately 75%, of our annual distributable earnings in the form of quarterly dividends on our fully diluted Class A shares. We believe that this dividend policy will provide transparency to our Class A shareholders and will impose upon us an investment discipline with respect to new products, businesses and strategies;

•	Strong Investor Base with Efficient Distribution. The entities and individuals that invest in our funds, which we refer to as ‘‘our investors,’’ include many of the largest pension funds, university endowments, and financial institutions, as well as individuals. We manage capital for approximately 650 investors in our private equity funds and hedge funds. Many of our investors are invested in multiple Fortress Funds, and have invested in new products at launch. We believe that our deep investor relationships, founded on our consistent performance, disciplined and prudent management of our investors’ capital and emphasis on clear, responsive investor communication, make it easier for us to grow our existing businesses and launch new businesses. In addition, the strong performance of the companies whose initial public offerings we have sponsored, including our Castles and certain portfolio companies of our private equity funds, has earned us brand recognition as a financial sponsor and support among institutional public equity investors, which should positively affect our ongoing ability to capitalize new businesses in the public markets; and

•	Long-Standing Relationships. We manage diverse and highly transactional businesses, and therefore we are continuously active in the capital markets on behalf of our funds as both an issuer and investor. We have close relationships with key financing sources and capital market intermediaries that have augmented our ability to execute transactions in various businesses. We have long-standing relationships with business and financial leaders that are also crucial to the success of our transactional businesses.

Distributions to the Principals Prior to this Offering

Prior to the acquisition by Fortress Investment Group LLC of an interest in the Fortress Operating Group in connection with the closing of the Nomura transaction, 100% of the Fortress Operating Group was owned by the principals. Distributions in 2006 to the principals in respect of their Fortress Operating Group units totaled approximately $             million, of which $             million, $             million, $             million, $             million and $             million was distributed to Mr. Briger, Mr. Edens, Mr. Kauffman, Mr. Nardone and Mr. Novogratz, respectively. These distributions include a portion of the proceeds from the collection of receivables reflected on our pro forma balance sheet as of September 30, 2006 as ‘‘Due from affiliates’’ relating to previously earned fees. See footnote (b) in ‘‘Unaudited Pro Forma Financial Information’’ which discusses the portion of the proceeds from the collection of such receivables to be distributed to the principals.

Fortress Operating Group also made additional distributions to the principals in 2007, prior to the completion of this offering, in an amount totaling approximately $     million, of which approximately $     million represented the remaining value of the net proceeds of the collection of these receivables for fees earned in prior periods, including increases in the amount of such receivables for the period between October 1, 2006 through the estimated date of distribution. Of such amount, $             million, $             million, $             million, $             million and $             million was distributed to Mr. Briger, Mr. Edens, Mr. Kauffman, Mr. Nardone and Mr. Novogratz, respectively. The principals will not receive following completion of this offering, any such distributions relating to fees earned prior to this offering.

In addition, we expect that the Fortress Operating Group will distribute to its partners, including the principals and the intermediate holding companies, an aggregate amount corresponding to a $        million dividend on the Class A shares on a fully-diluted basis for each month for the period beginning January 1, 2007, through completion of this offering (prorated for any partial month). Holders of our fully diluted Class A shares (that is, outstanding Class A shares together with Fortress Operating Group units held by the principals, which may be exchanged for Class A shares) prior to completion of this offering, namely the principals and Nomura, will receive these distributions based on their relative percentage ownership of Fortress for the period prior to completion of this offering. These distributions would result, assuming that Nomura owned its Class A shares as of January 1, 2007 in a dividend of approximately $          per Class A share. These dividends will be paid using cash on hand and may not be indicative of the amount of any future dividends. Purchasers in this offering will not be entitled to receive these dividends.

The principals do not hold (and have not held) in any personal capacity any portion of the right to receive incentive income from a fund, or ‘‘carried interest’’, in any fund managed by Fortress and the Fortress Operating Group will not be distributing or otherwise transferring prior to completion of this offering to the principals any such carried interest. A central premise of the principals’ decision to enable public investors to participate in Fortress’s business — by creating a public company that would, through the intermediate holding companies, become a partner in the Fortress Operating Group — is that the entirety of their business interests should be owned by the investment management business in which the public is, indirectly, investing. Accordingly, for a variety of reasons, the principals determined that the Fortress Operating Group would continue to hold the entirety of the carried interests of each Fortress-managed fund in which the principals have an economic interest, including all already fully invested private equity funds.

The net proceeds of this offering are being used as described in ‘‘Use of Proceeds’’ and are not being distributed to the principals or to Nomura.

Distributable Earnings and Deconsolidation of the Fortress Funds

As indicated above, distributable earnings is an important criterion by which we measure the operating performance of our various business segments. Distributable earnings is not based on any definition contained in our amended and restated operating agreement or in any of our fund management agreements, but is intended to provide a supplemental measurement of the economic profitability of each of our businesses. By way of example, the distributable earnings measurement enables management, when evaluating the results of our operations, to take into account the receipt of incentive income from our private equity funds which we expect to be fully realized by us in income, notwithstanding that we do not recognize such incentive income under GAAP until all contingencies have been removed. Distributable earnings should not be considered in isolation, however, or as an alternative to cash flow or net income under GAAP.

In addition, investors in Class A shares should note that a large number of significant Fortress Funds have historically been consolidated under GAAP into Fortress’s financial statements, notwithstanding that Fortress has only a minority interest in these funds. As of September 30, 2006, the assets of Fortress Funds consolidated on our balance sheet were $17.7 billion, while the net asset value of Fortress’s principal investments in these consolidated funds were approximately $399.6 million. Consequently, Fortress’s historical financial statements do not reflect the net asset value of Fortress’s principal investments in such funds, but reflect rather the assets, liabilities, revenues, expenses and cash flows of these consolidated Fortress Funds on a gross basis. All management fees and incentive income earned by Fortress from these funds were eliminated as a result of the consolidation of these funds and are reflected on Fortress’s historical financial statements as an increase in Fortress’s allocated share of the net income from these funds.

The company believes that continued consolidation of these funds and elimination, from a financial statement point of view, of a significant portion of its management fee and incentive income revenues results in a presentation of the results of operations of its investment management businesses that differs significantly from the manner in which management evaluates these results of operations. Accordingly, in connection with this offering, each Fortress subsidiary that acts as a general partner of a consolidated Fortress Fund will grant rights to the investors in the fund to provide that a simple majority of the fund’s unrelated investors will be able to liquidate the fund, without cause, in accordance with certain procedures. The granting of these rights will lead to the deconsolidation of the Fortress Funds from our financial statements. For a detailed description of the effects of deconsolidation on our financial statements, see ‘‘Unaudited Pro Forma Financial Information’’.

Since the investors’ interests in these funds, reflected as ‘‘non-controlling interests in consolidated subsidiaries’’ on our historical balance sheets and as ‘‘non-controlling interests in income of consolidated subsidiaries’’ on our historical income statements, will also be eliminated in connection with the deconsolidation, there will be no change in either our equity or net income as a result of the deconsolidation. See ‘‘Unaudited Pro Forma Financial Information.’’

Structure and Formation of our Company

The diagram below depicts our organizational structure immediately after the consummation of the Nomura transaction, this offering and related transactions. See ‘‘Our Structure — The Transactions’’.

(1)	Investors in this offering will hold 38.4% of the Class A shares, which represent approximately 8.6% of the total combined voting power in Fortress Investment Group LLC and Nomura will hold 61.6% of the Class A shares, which represent approximately 13.7% of the total combined voting power in Fortress Investment Group LLC. These shares represent collectively approximately 22.3% of the Fortress Operating Group units.

(2)	The principals hold 100% of the Class B shares, which represent approximately 77.7% of the total combined voting power in Fortress Investment Group LLC. The Class B shares have no economic interest in Fortress Investment Group LLC.

(3)	Represents approximately 22.3% of the limited partner interests (voting) and a 100% general partner interest in each of the Operating Entities and in Principal Holdings.

(4)	Represents approximately 77.7% of the limited partner interests (non-voting) in each of the Operating Entities and in Principal Holdings.

(5)	Excludes the effect of (i) equity interests to be granted under our equity incentive plan to employees and directors in connection with this offering and (ii) the issuance of Class A shares upon the exercise of the underwriters’ option to purchase additional shares, if applicable.

Assuming the issuance of Class A shares upon the full exercise of the underwriters’ option to purchase additional shares and the grant of equity interests to employees and directors under our equity incentive plan of equity interests representing % of the Class A shares on a fully diluted basis, then, (i) Fortress Investment Group LLC would indirectly own approximately % of the limited partner interests in the Fortress Operating Group, (ii) investors in this offering would hold approximately % of the Class A shares on a fully diluted basis and (iii) the principals would hold approximately % of the limited partner interests in the Fortress Operating Group.

Fortress Investment Group LLC, or the public company.    As a result of the transactions contemplated by this offering and the Nomura transaction, we will become the owner of, and the Class A shareholders (including Nomura and investors in this offering) will therefore have, an approximately 22.3% economic interest in the Fortress Operating Group, while the principals will retain an approximately 77.7% economic interest in the Fortress Operating Group as well as voting and operating control of the public company. You should note, in particular, that:

•	Investors in this offering will own 38.4% of the Class A shares of the public company, which represent 38.4% of the economic interest in the public company but only approximately 8.6% of the voting power of the public company’s shares and 8.6% of the economic interest in the Fortress Operating Group. Nomura will own 61.6% of the Class A shares of the public company, which represents 61.6% of the economic interest in the public company and approximately 13.7% of the combined voting power of the public company’s shares and 13.7% of the economic interest in the Fortress Operating Group.

•	The public company will own, in turn, through two newly formed wholly-owned subsidiaries, which we refer to as our ‘‘intermediate holding companies’’, approximately 22.3% of the Fortress Operating Group units. The public company will also control the Fortress Operating Group by means of general partner interests in the Fortress Operating Group entities which will be owned by these holding companies.

•	The principals will own 100% of the public company’s Class B shares, which will vote together with the Class A shares on a one vote per share basis, and which will represent upon completion of this offering approximately 77.7% of the combined voting power of the public company’s shares. The Class B shares do not represent an economic interest in the public company and are therefore not entitled to any dividends. The principals will control the public company since the Class B shares represent more than a majority of the combined voting power in the public company. The voting rights of the principals are further enhanced by the shareholders agreement, described below under ‘‘Certain Relationships and Related Party Transactions — Shareholders Agreements’’.

•	While the Class B shares, as indicated above, have no economic interest in Fortress, each holder of a Class B share also owns an economic interest in Fortress via a corresponding Fortress Operating Group unit.

•	The principals’ Fortress Operating Group units, described below, are exchangeable (together with the corresponding Class B shares) on a one-for-one basis for Class A shares. However, the exchange of Fortress Operating Group units for Class A shares will not affect the principals’ voting power since the votes represented by the cancelled Class B shares will be replaced with the votes represented by the Class A shares for which such units are exchanged.

Fortress Operating Group — the limited partnerships operating Fortress’s businesses.    The Fortress Operating Group comprises:

•	the limited partnerships through which the principals currently operate our business; we refer to these entities as the ‘‘Operating Entities’’; and

•	one or more limited partnerships formed for the purpose of, among other activities, holding certain of our principal investments; we refer to these entities as ‘‘Principal Holdings’’.

We have historically used multiple Operating Entities to segregate operations for business, financial and other reasons. Going forward, we may increase or decrease the number of our Operating Entities or Principal Holdings, based on our views regarding the appropriate balance between (a) administrative convenience and (b) continued business, financial, tax and other optimization. As described more fully below, all of our interests in the Operating Entities will be held through FIG Corp.

We refer to the Operating Entities and Principal Holdings together as the Fortress Operating Group. Each of the Fortress Operating Group entities is a limited partnership. Each Fortress Operating Group unit represents one limited partner interest, or LP interest, in each Operating Entity and in Principal Holdings. A Fortress Operating Group unit is not a legal interest but is the term we use to refer to the aggregate of one LP interest in each Fortress Operating Group entity.

The number of Fortress Operating Group units we will own equals the number of our outstanding Class A shares, while the number of Fortress Operating Group units which the principals will own equals the number of outstanding Class B shares they hold. The economic interest represented by each Fortress Operating Group unit corresponds, in other words, to one of our shares; and the total number of Fortress Operating Group units owned by us and the principals equals the sum of our outstanding Class A shares and Class B shares. We will own our Fortress Operating Group units through our intermediate holding companies, and the principals will own their Fortress Operating Group units directly. In addition, you should note that:

•	Under the terms of the company’s amended and restated operating agreement, the Class B shares cannot be transferred except in connection with a transfer of the corresponding Fortress Operating Group unit. Further, as described below, a Fortress Operating Group unit cannot be exchanged for a Class A share without the corresponding Class B share being delivered together with such unit at the time of exchange for cancellation by the company.

•	We do not intend to list the Class B shares on any stock exchange.

The Intermediate Holding Companies and Control of Fortress Operating Group. Fortress Investment Group LLC, the public company, will own 100% of:

•	FIG Corp. which in turn will own the sole general partner interest and approximately 22.3% of the LP interests in the Operating Entities; and

•	FIG Asset Co. LLC which in turn will own the sole general partner interest and approximately 22.3% of the LP interests in Principal Holdings.

The LP interests in the Operating Entities and Principal Holdings that will be held by both FIG Corp. and FIG Asset Co. LLC represent, together, approximately 22.3% of the Fortress Operating Group units.

The general partner interests of each of the Fortress Operating Group entities, which will be held by FIG Corp. and FIG Asset Co. LLC, possess no economic interest in such entities and are not entitled to any allocation of gains or losses of, or any distributions from, the Fortress Operating Group. However, under the limited partnership agreements of each of the Fortress Operating Group entities, management and control rights will be vested in these general partner interests. Accordingly, since our wholly-owned intermediate holding companies will own 100% of the general partner interests in the Fortress Operating Group entities, we will control Fortress Operating Group. While the LP interests in the Fortress Operating Group entities which the principals own have no voting rights, the principals will control us through their ownership of the Class B shares.

Allocation of Net Proceeds of this Offering and the Intermediate Holding Company Demand Note.     As described below, we will allocate a portion of the net proceeds of this offering to each of FIG Corp. and FIG Asset Co. LLC, based on the aggregate values of the Operating Entities, on the one hand, and the value of Principal Holdings plus an amount equal to $            , on the other.

•	FIG Asset Co. LLC will contribute to Principal Holdings a portion of the net offering proceeds allocated to it, and to the extent that FIG Asset Co. LLC does not have an immediate need for the balance of such proceeds, it will loan the balance to FIG Corp. pursuant to a demand note. FIG Asset Co. LLC may from time to time demand the repayment of all or a portion of this loan to fund additional investments in Principal Holdings or for other purposes.

•	FIG Corp. will contribute its portion of the net offering proceeds allocated to it, plus the proceeds of any demand loan received from FIG Asset Co. LLC, to the Operating Entities, based on their relative values.

Amounts contributed by FIG Asset Co. LLC to Principal Holdings and by FIG Corp. to the Operating Entities upon completion of this offering will dilute the percentage ownership interests of the principals in those entities by approximately 8.6%. The relative percentage ownership interests in Fortress Operating Group of the public company on the one hand and the principals on the other will continue to change over time, as follows:

•	whenever we issue Class A shares to raise capital, we will contribute the proceeds of any such capital raise, via the intermediate holding companies, to Fortress Operating Group entities and each such contribution by us will dilute the principals’ direct percentage ownership therein;

•	whenever we grant any awards under our equity incentive plan, (i) in the case of Fortress Operating Group units, we will issue a corresponding number of Class B shares and (ii) in the case of all other awards, each of the Operating Entities and Principal Holdings will make comparable awards, in the same amounts, to our intermediate holding companies, FIG Corp. and FIG Asset Co. LLC; and

•	whenever the principals exchange their Fortress Operating Group units for Class A shares, our ownership interest in the Fortress Operating Group will increase and the principals’ direct ownership interest will decrease correspondingly.

Following this offering, as a result of these contributions, FIG Corp. will own 22.3% and the principals will own 77.7% of the LP interests in each of the Operating Entities, and FIG Asset Co. LLC will own 22.3% and the principals will own 77.7% of the LP interests in Principal Holdings.

Certain Attributes of our Structure.    Our structure is designed to accomplish a number of objectives, the most important of which are as follows:

•	We are a holding company that will be qualified as a partnership for U.S. federal income tax purposes. Our intermediate holding companies will enable us to maintain our partnership status.

•	The interposition of our intermediate holding companies will allow the company to serve as a public holding company with its Class A shares widely held and actively traded. The principals, however, will retain their economic investment in the form of direct interests in the Fortress Operating Group, rather than in the Class A shares. All of the businesses operated by Fortress prior to the closing of the Nomura transaction and this offering, and all of the interests held by Fortress in such businesses prior to the closing of the Nomura transaction and this offering, will continue to be operated or held, as the case may be, by the Fortress Operating Group following the closing of the Nomura transaction and this offering, and the principals will retain their remaining economic interests in these businesses through their ownership interests in the Fortress Operating Group entities. Although distributions on the

Fortress Operating Group units must be made on a pro rata basis, the principals will receive their distributions directly, while the same distribution must first be made to FIG Corp. and FIG Asset Co. LLC before any amounts, net of taxes and payments under the tax receivable agreement, can be distributed to us, and in turn to the Class A shareholders.

•	Although the principals currently own no economic interest in Fortress Investment Group LLC (that is, they own no Class A shares), they will own non-economic Class B ‘‘vote-only’’ shares that as a percentage of the combined voting power of our shares will be commensurate with their economic ownership in Fortress Operating Group.

•	In the event a principal wishes to exchange Fortress Operating Group units for Class A shares, he must deliver the units to us together with a corresponding number of Class B shares, and as a result of the exchange:

•	we will deliver to the principal a number of Class A shares corresponding to the number of Fortress Operating Group units delivered to us;

•	we will cancel the Class B shares delivered to us; and

•	the Fortress Operating Group units we acquire from the principal will be held by our intermediate holding companies, FIG Corp and FIG Asset Co. LLC, as applicable.

Summary.    Following the transactions contemplated by this offering and the Nomura transaction:

•	the public company (through the intermediate holding companies) and the principals (through direct ownership) will hold, respectively, approximately 22.3% and approximately 77.7% of the Fortress Operating Group units;

•	the Class A shareholders’ voting and economic interests in Fortress will be represented by their Class A shares in the public company. The principals’ economic interests, by comparison, will be represented by their Fortress Operating Group units while their voting interests will be represented by their Class B shares in the public company;

•	the Class A shares held by Nomura represent, on a per share basis, the same economic and voting interest in the public company as the Class A shares to be issued in connection with this offering. However, Nomura has additional rights pursuant to its shareholder agreement with the public company, including its right to designate a member of the public company’s board of directors. See ‘‘Certain Relationships and Related Party Transactions — Investor Shareholder Agreement’’;

•	all of the businesses engaged in by Fortress as a historical matter will continue, following completion of this offering, to be conducted by the Fortress Operating Group; accordingly, Fortress Investment Group LLC, the public company, and the principals will participate in the net operating results of the Fortress Operating Group, which are derived largely from the management fees and incentive income from the Fortress Funds, on a pari passu basis, in accordance with their pro rata ownership of Fortress Operating Group units;

•	the principals will retain voting control of Fortress Investment Group LLC following this offering through their ownership of our Class B shares; and

•	future issuances, if any, of Class A shares will result in a corresponding increase in the number of Fortress Operating Group units held by the intermediate holding companies and result in a corresponding dilution of the principals’ percentage ownership interest in the Fortress Operating Group.

The Transactions

Our business is presently conducted by Fortress Operating Group. Fortress Investment Group LLC was formed as a Delaware limited liability company for the purpose of completing the Nomura transaction, this offering and the related transactions in order to carry on our business as a publicly-traded entity. As a result of the Nomura transaction and the transactions contemplated by this offering, Fortress Investment Group LLC will acquire control of the Fortress Operating Group and hold approximately 22.3% of the Fortress Operating Group units.

In connection with the closing of the Nomura transaction, we formed FIG Corp. as a Delaware corporation and FIG Asset Co. LLC as a Delaware limited liability company, our two wholly-owned intermediate holding companies. Prior to or concurrently with the consummation of this offering, we have completed or will have completed the following transactions:

•	we will grant rights to the investors in the consolidated Fortress Funds to provide a simple majority of the respective limited partners with the right to accelerate the date on which the fund is liquidated, without cause, in accordance with certain procedures, or otherwise with the ability to exert control over the fund, which will result in our deconsolidation of these funds as of the date of grant;

•	subsequent to September 30, 2006, we distributed $ million to our principals in the period prior to the consummation of this offering;

•	we collected $ million pursuant to certain contractual arrangements from our offshore hedge funds representing a portion of receivables relating to previously earned fees, of which $435 million is reflected on our pro forma September 30, 2006 balance sheet, and used the proceeds, net of non-controlling interests, to partially fund the distributions to our principals described immediately above;

•	we issued Class A shares to Nomura for net proceeds of $888 million;

•	we contributed $ of the net proceeds from the Nomura transaction to FIG Corp. which will in turn use those net proceeds, together with the proceeds it receives from FIG Asset Co. LLC under a demand note, as described below, to purchase from the principals a 15% limited partner interest in each of the Operating Entities (which will be approximately 13.7% upon consummation of this offering). In connection with its admission as a limited partner to the Operating Entities, FIG Corp. will also become the sole general partner in each Operating Entity;

•	we contributed $ of the net proceeds from the Nomura transaction to FIG Asset Co. LLC, which will (i) loan a portion of these net proceeds to FIG Corp. pursuant to a demand note and (ii) use the remaining portion of these proceeds to purchase from the principals a 15% limited partner interest in Principal Holdings (which will be approximately 13.7% upon consummation of this offering), the Fortress Operating Group entity which, among other things, will hold certain of our principal investments. In connection with its admission as a limited partner to Principal Holdings, FIG Asset Co. LLC will also become the sole general partner in Principal Holdings;

•	we entered into an investor shareholder agreement with Nomura, as described below;

•	FIG Corp. and FIG Asset Co. LLC (on behalf of any affiliated corporation) entered into a tax receivable agreement with our principals, as described below;

•	we entered into an employment agreement with each of our principals, as described below;

•	we will issue Class A shares in this offering for net proceeds of approximately $ (based on the mid-point of the range set forth on the cover page of this prospectus);

•	we will contribute $ of the net proceeds from this offering to FIG Corp. which will in turn contribute those net proceeds, together with the proceeds it receives from FIG Asset Co. LLC under a demand note, as described below, to the Operating Entities in exchange for an additional approximately 8.6% limited partner interest in each of the Operating Entities;

•	we will contribute $ of the net proceeds from this offering to FIG Asset Co. LLC, which will (i) loan a portion of these net proceeds to FIG Corp. pursuant to a demand note and (ii) contribute the remaining portion of these proceeds in exchange for an additional approximately 8.6% limited partner interest in Principal Holdings;

•	Fortress Operating Group will use a portion of the net proceeds from this offering to repay $250.0 million under our credit agreement;

•	we will grant pursuant to our equity incentive plan, effective upon consummation of this offering, restricted Class A shares and restricted Fortress Operating Group units (and corresponding Class B shares), among other things, to certain employees and directors having a fair value of $ and $ , respectively, based on the midpoint of the price range set forth on the cover page of this prospectus;

•	we will enter into a shareholders agreement with our principals, and our principals will enter into the principals agreement, in each case as described below;

•	we refinanced our credit agreement in June 2006 and as of September 30, 2006 had borrowed $600.0 million under the term loan facility portion thereof (which includes $250.0 million which is to be repaid as described above); and

•	we expect to distribute $208.5 million in relation to the liquidation of Northcastle Trust (a Fortress Fund) or ‘‘Northcastle’’, to its investors; as of November 30, 2006 the liquidation was substantially complete.

We refer to the foregoing collectively as the ‘‘Transactions.’’

As a result of the Transactions:

•	Fortress Investment Group LLC will be a holding company, and our primary assets will be our indirect controlling general partner interest in the Fortress Operating Group and approximately 22.3% of the Fortress Operating Group units, held through the intermediate holding companies;

•	our principals’ percentage ownership of the Fortress Operating Group units will decrease to approximately 77.7% and our principals’ Class B shares will represent 77.7% of the total combined voting power in the public company, by means of which they will maintain control of the public company;

•	FIG Corp. or FIG Asset Co. LLC, as applicable, will become the sole general partner of each of the entities that constitute the Fortress Operating Group. Accordingly, we will operate and control the business of the Fortress Operating Group and its subsidiaries; and

•	net profits, net losses and distributions of the Fortress Operating Group will be allocated and made to its unitholders, on a pro rata basis in accordance with their respective Fortress Operating Group units. Accordingly, net profits and net losses allocable to Fortress Operating Group unitholders will initially be allocated, and distributions will initially be made, approximately 22.3% indirectly to us and approximately 77.7% to our principals.

The Transactions were or will be effected for a variety of reasons, including the following:

•	The deconsolidation of the Fortress Funds will, we believe, result in our financial statements reflecting our investment management business, including our management fee and incentive income revenues, in a manner that we believe more closely reflects both the manner in which our management evaluates our business and the risks of the assets and liabilities of the public company.

•	We determined to distribute the proceeds of the collection of receivables from our offshore hedge funds relating to previously earned fees and certain other amounts specified above to the principals prior to the completion of this offering.

•	One of the primary reasons we are going public is to increase our ability to retain our existing employees by means of grants of equity interests in Fortress, as reflected by equity grants we expect to make to employees in connection with this offering.

•	The agreements to which our principals are party — the principals agreement, the shareholders agreement, the tax receivable agreement and their individual employment agreements - reflect the terms of our relationship with the principals as well as their relationship among themselves, in light of Fortress’s transition from a private enterprise owned by five individuals to a public enterprise in which a variety of stakeholders have interests.

•	We refinanced our credit agreement in June 2006 in connection with our continuing growth to provide additional borrowing capacity to enable us to make principal investments in new or existing Fortress Funds and to effect a $250.0 million distribution to the principals.

•	Our determination not to proceed with a public market capitalization of Northcastle in light of market conditions in Canada resulted, in the fourth quarter of 2006, following an assessment of various factors, in our determination to liquidate Northcastle Trust and return investor capital.

•	The remaining Transactions collectively comprise the reorganization pursuant to which the principals, Nomura and the public will acquire 100% of our outstanding Class A and Class B shares, and our concurrent acquisition, through two intermediate holding companies, of the controlling general partner interest in the Fortress Operating Group and approximately 22.3% of the Fortress Operating Group units.

As we are a newly formed company, Fortress Operating Group is considered our predecessor for accounting purposes, and its combined financial statements will be our historical financial statements following completion of the Transactions. Also, because the principals control Fortress Operating Group before the Transactions and will control us after the Transactions, the Transactions are to be accounted for as a reorganization of entities under common control. Accordingly, we will carry forward unchanged the value of assets and liabilities recognized in Fortress Operating Group’s combined financial statements into our consolidated financial statements. Following completion of this offering, substantially all of Fortress’s expenses (other than income tax expenses of FIG Corp., payments on the demand note and obligations incurred under the tax receivable agreement), including substantially all expenses incurred by or attributable solely to Fortress Investment Group LLC, such as expenses incurred in connection with this offering, will be accounted for as expenses of the Fortress Operating Group.

We generally intend to hold all our assets through the Fortress Operating Group. In the future, if we make a significant tax-free corporate acquisition, we may add additional intermediate holding companies in the event we are unable to effect such acquisition through the Fortress Operating Group because of various business, financial or tax constraints.

Class A Shares.    Immediately following this offering, 38.4% of our outstanding Class A shares will be owned by purchasers in this offering and 61.6% of our outstanding Class A shares will be owned by Nomura. Holders of Class A shares will be entitled to one vote per share on all matters submitted to a vote by our shareholders. Holders of our Class A shares and our Class B shares will vote together as a single class on all matters submitted to a vote of our shareholders. Class A shares owned by purchasers in this offering will initially represent approximately 8.6% of the total combined voting power of our outstanding Class A and Class B shares and Class A shares owned by Nomura, upon consummation of this offering, will represent 13.7% of the total combined voting power of our outstanding Class A and Class B shares. As a result, our principals will exercise control over all matters requiring shareholder approval and certain other matters described below.

Class B Shares.    Immediately following this offering, all of our outstanding Class B shares will be owned by our principals, except for      restricted Class B shares related to      restricted Fortress

Operating Group units granted to certain employees in connection with this offering. Holders of Class B shares will be entitled to one vote per share. Holders of our Class A shares and our Class B shares will vote together as a single class on all matters submitted to a vote of our shareholders. The Class B shares will have no economic rights and are not entitled to any dividends, although they will initially represent approximately 77.7% of the total combined voting power of our outstanding Class A and Class B shares. As a result, our principals will be able to exercise control over all matters requiring shareholder approval. In addition, our principals will have additional approval rights under the shareholders agreement described below.

Exchange of Fortress Operating Group Units.    Immediately after this offering, the principals will own 77.7% of the outstanding Fortress Operating Group units, which will be non-voting but will represent 77.7% of the equity interest in the Fortress Operating Group. In connection with the closing of this offering, the principals will enter into an exchange agreement with us under which at any time and from time to time, each principal (or certain transferees thereof) will have the right to exchange one of their Fortress Operating Group units (together with the corresponding Class B shares) for one of our Class A shares. Under the exchange agreement, to effect an exchange, a principal must simultaneously exchange one Fortress Operating Group unit – being an equal limited partner interest in each Fortress Operating Group entity. In connection with any exchange of Fortress Operating Group units, the principal will receive a right, under a tax receivable agreement described below, to receive 85% of the value of the applicable tax benefit in cash when FIG Corp. or FIG Asset Co. LLC (on behalf of any affiliated corporation that holds an interest in a Fortress Operating Group entity) (the ‘‘corporate taxpayers’’) actually realizes certain tax savings. These tax savings would result from the increase in the tax basis of the assets of certain Fortress Operating Group entities, which would lead to an increase in depreciation and amortization deductions or reduced gains on sales and imputed interest expense deductions. A principal may also elect to exchange his Fortress Operating Group units in a tax-free transaction where the principal is making a charitable contribution. In such case, we will not obtain an increase in the tax basis of the assets of the Fortress Operating Group entities and no payments will be required to be made pursuant to the tax receivable agreement because there will be no tax savings realized. As a principal exchanges his Fortress Operating Group units, our interest in the Fortress Operating Group units will be correspondingly increased and his corresponding Class B shares will be cancelled. We have reserved for issuance 312,071,550 Class A shares, corresponding to the number of existing Fortress Operating Group units held by our principals.

Tax Receivable Agreement.    In connection with the closing of the Nomura transaction, the corporate taxpayers entered into a tax receivable agreement with our principals. Upon the occurrence of a taxable exchange by a principal of his Fortress Operating Group units for Class A shares, the corporate taxpayers’ share of the depreciation, amortization and interest expense tax deductions, as well as an increase in the tax basis of other assets, of certain Fortress Operating Group entities resulting from the exchanged units, may be larger than they would have been had such units been acquired in a non-taxable exchange. Additionally, our acquisition of Fortress Operating Group units from the principals, such as in the Nomura transaction, also will result in increases in tax deductions and tax basis that would reduce the amount of tax that the corporate taxpayers would otherwise be required to pay in the future. Because these increases in tax deductions, as well as the increase in the tax basis of other assets, would not otherwise have been available to, and would reduce the tax liability of, the corporate taxpayers, the corporate taxpayers will be required to make payments to the exchanging or selling principal equal to 85% of the resulting tax savings as and when realized by the corporate taxpayers. The payments that the corporate taxpayers may make to our principals could be material in amount and will be an obligation of our intermediate holding companies and not the Fortress Operating Group. The corporate taxpayers will benefit from the remaining 15% of the tax savings realized. In general, estimating the amount of payments that may be made to the principals under the tax receivable agreement is by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•	the timing of the transactions — For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Fortress Operating Group entities at the time of the transaction;

•	the price of our Class A shares at the time of the transaction — The increase in any tax deductions, as well as tax basis increase in other assets, of the Fortress Operating Group entities, is directly proportional to the price of the Class A shares at the time of the transaction;

•	the taxability of exchanges — If an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of our income — The corporate taxpayers will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

The occurence of an actual transaction in which Fortress Operating Group units are exchanged or purchased will permit us to make a number of actual determinations. For instance, the Nomura transaction resulted in an increase in the tax basis of the assets owned by the Fortress Operating Group at the date of the purchase of approximately $927.2 million, which likely will result in us making payments under the tax receivable agreement. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether FIG Corp. has taxable income to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group. For additional information regarding the impact of the Nomura transaction on our unaudited pro forma balance sheet as of September 30, 2006, see footnote (d) of ‘‘Unaudited Pro Forma Financial Information.’’

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, payments would begin to be made subsequent to such event as if an actual exchange of Fortress Operating Group units had occurred, based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. In such circumstances, payments may have to be made before any tax savings are realized. As noted above, no payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax free transaction.

Shareholders Agreement.    Prior to the consummation of this offering, we will enter into a shareholders agreement with our principals pursuant to which, so long as our principals and their permitted transferees collectively own more than 40% of the total combined voting power of our outstanding Class A and Class B shares, the principals who are then employed by the Fortress Operating Group holding shares greater than 50% of the total combined voting power of all shares held by such principals will have certain approval rights over the following transactions:

•	any incurrence of indebtedness in excess of 10% of our then existing long-term consolidated indebtedness;

•	any issuance by us of equity or equity-related securities that would represent, after such issuance or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A and Class B shares (except in certain circumstances);

•	any debt or equity investment by us (including any commitment to invest) in an amount greater than $250 million;

•	any entry by us into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of a principal with us or any of our material subsidiaries without cause.

The effect of the agreement is that our principals will maintain control over our significant corporate transactions even when they collectively hold less than a majority of the combined total voting power of our Class A and Class B shares. However, although we may qualify as a ‘‘controlled company’’ under the rules of the New York Stock Exchange, we nonetheless intend to comply, upon completion of this offering, with the corporate governance requirements of the NYSE which are applicable to companies that do not qualify as a ‘‘controlled company.’’

The agreement also will prohibit our principals from, directly or indirectly, voluntarily effecting cumulative transfers of specified amounts of their interests in us and the Fortress Operating Group for a period of five years after this offering. The principals may exchange their Fortress Operating Group units for Class A shares at any time, which Class A shares also are subject to the foregoing transfer restrictions. When the principals exchange their Fortress Operating Group units for Class A shares, the Class B shares corresponding to the Fortress Operating Group units will be cancelled. Therefore, the existing Class A shareholders’ ownership percentage of Class A shares will be diluted by an amount equal to the number of Class A shares delivered to the principals upon exchange of Fortress Operating Group units, but their total combined voting power remains unchanged. See ‘‘Certain Relationships and Related Party Transactions — Transfer Restrictions.’’ The agreement also will provide that so long as our principals and their permitted transferees collectively own more than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors will nominate individuals designated by the principals such that the principals will have six designees (out of a total possible eleven members) to the board, and if the principals own more than 10% and equal to or less than 50% of the total combined voting power of our outstanding Class A and Class B shares, our board of directors will nominate individuals designated by the principals such that the principals will have between two and five designees to the board, based on their collective ownership of our outstanding shares.

The shareholders agreement also will provide that we will indemnify our principals in respect of matters relating to private equity fund ‘‘clawback’’ obligations. We earn incentive income — generally 20% of the profits — from each of our private equity funds based on a percentage of the profits earned by the fund as a whole, provided that the fund achieves specified performance criteria. We generally receive, however, our percentage share of the profits on each investment in the fund as it is realized, before it is known with certainty that the fund as a whole will meet the specified criteria. As a result, the incentive income paid to us as a particular investment made by the funds is realized is subject to contingent repayment (or ‘‘clawback’’) if, upon liquidation of the fund, the aggregate amount paid to us as incentive income exceeds the amount actually due to us based upon the aggregate performance of the fund. Since all of the incentive income such funds have paid to date is still subject to clawback, this clawback obligation is approximately $284 million as of September 30, 2006. The principals have personally guaranteed, subject to certain limitations, this ‘‘clawback’’ obligation. The shareholders agreement contains our agreement to indemnify the principals for all amounts which the principals pay pursuant to any of these personal guaranties in favor of our private equity funds.

Agreement Among Principals.    Prior to the consummation of this offering, the principals will enter into an agreement (the ‘‘Principals Agreement’’) which provides that, in the event a principal voluntarily terminates his employment with us for any reason prior to the fifth anniversary of the consummation of this offering, a portion of the Fortress Operating Group units (and corresponding

Class B shares and certain rights under the tax receivable agreement) held by that principal as of the completion of this offering will be forfeited to the principals who are employed by Fortress Operating Group on the date which is the earlier of (i) the date that is six months after such termination of employment and (ii) the date on or after such termination date that is six months after the latest publicly-reported disposition of our equity securities by applicable principals (excluding certain exempt dispositions). The amount of such forfeiture will scale down over the five-year period.

The Principals Agreement may be amended upon the approval of a majority of the principals who are then employed by the Fortress Operating Group. We, our shareholders and the Fortress Operating Group have no ability to enforce any provision thereof or to prevent the principals from amending the Principals Agreement or waiving any forfeiture obligation.

Employment, Non-Competition and Non-Solicitation Agreements.     Prior to the closing of the Nomura transaction, we entered into an employment, non-competition and non-solicitation agreement with each of our principals. Each such agreement will terminate on the fifth anniversary of completion of this offering, subject to automatic yearly renewals, unless either party terminates the agreement in accordance with its terms. The principal’s covenants survive any termination or expiration of the employment agreement. Each principal will be entitled to an annual salary that may be increased, but not decreased, at the discretion of our board of directors. The agreement also requires the principal to protect the confidential information of our company both during and after employment, and refrain from soliciting employees or interfering with our relationships with our investors both during and for a 24-month period after employment. If we terminate a principal’s employment without cause (as defined in the agreement), we will pay the principal a separation payment equal to three times his then-current annual salary and his accrued salary through the date of termination of employment. The employment agreement provides that if a principal terminates his employment voluntarily or we terminate his employment with cause, whether during the agreement’s term or thereafter in the event the agreement’s term is not renewed, the principal will be paid his accrued salary through the date of termination of employment and will be subject to an eighteen-month post-employment covenant requiring the principal not to compete with us.

Tax Consequences.    So long as we are not required to register as an investment company under the Investment Company Act of 1940 and 90% of our gross income for each taxable year constitutes ‘‘qualifying income’’ within the meaning of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’) , on a continuing basis, we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, holders of Class A shares will be required to report their allocable share of our income for U.S. federal income tax purposes, regardless of whether any cash or other dividends are made to them. See ‘‘Material U.S. Federal Tax Considerations — Taxation of the Company — Taxation of Fortress’’.

FIG Corp., our wholly-owned subsidiary and general partner of the Fortress Operating Group entities (other than Principal Holdings), will incur U.S. federal, state, local and foreign income taxes on its proportionate share of any net taxable income of such entities.

FIG Asset Co. LLC, our wholly-owned subsidiary and general partner of Principal Holdings, will be, for U.S. federal income tax purposes, an entity disregarded as an entity separate from its owner, and not as an association taxable as a corporation.

Accordingly, income will be allocable to holders of Class A shares as a result of FIG Corp.’s dividends and FIG Asset Co. LLC’s income. Holders of Class A shares will be required to report their allocable share of such income for U.S. federal income tax purposes, regardless of whether any cash dividends are paid by us.

In accordance with the applicable partnership agreement, we will cause the applicable Fortress Operating Group entities to distribute cash on a pro rata basis to holders of Fortress Operating Group units (that is, our intermediate holding companies and the principals) in an amount at least equal to the maximum tax liabilities arising from the ownership of such units, if any, subject to compliance with any financial covenants or other obligations. Since the purpose of such tax distributions is to enable FIG Corp. and the principals to satisfy their respective tax liabilities, no such distribution will necessarily be required to be distributed by our intermediate holding companies to us and there can be no assurance that we will pay cash dividends on the Class A shares in an amount sufficient to cover any tax liability arising from the ownership of Class A shares. The declaration and payment of dividends by us will be at the discretion of our board of directors. A holder of Class A shares will be required to report its share of our taxable income even if the board of directors does not declare dividends.

Nomura Transaction

On December 18, 2006, our principals entered into a securities purchase agreement with Nomura Investment Managers U.S.A., Inc., a Delaware corporation, or Nomura pursuant to which Nomura acquired a 15% stake in Fortress for $888 million, on January 17, 2007. In the agreement, our principals agreed to cause us to issue and sell 55,071,450 Class A shares, at a price per share equal to $16.12, to Nomura representing 15% of the outstanding equity interests in the Fortress Operating Group as of the date of the purchase (without giving effect to this offering and the issuance of restricted Class A shares or units and restricted Fortress Operating Group units (and the corresponding Class B shares) that will be issued to certain employees and directors). We used all of the proceeds from the issuance of Class A shares to Nomura to purchase from the principals 15% of their Fortress Operating Group units through our intermediate holding companies. Upon completion of this offering, the Class A shares purchased by Nomura will represent approximately 61.6% of our issued and outstanding Class A shares and approximately 13.7% of the combined voting power in Fortress Investment Group LLC (without giving effect to any issuances to certain employees and directors). Nomura’s obligations under the securities purchase agreement are guaranteed by its ultimate parent, Nomura Holdings, Inc., a Japanese corporation.

This transaction with Nomura is expected to facilitate the expansion of our business in Asia. In the securities purchase agreement, the parties agreed that during the six months following the date of the agreement, Nomura will work with us in good faith to develop a strategy to market and sell our investment products and once such strategy is formulated, the parties agreed that they will use their respective best efforts to promptly finalize and enter into a mutually satisfactory distribution agreement containing customary terms. However, there is currently no agreement in place with Nomura to market or sell our investment products and we cannot provide any assurances that any agreement will be reached; there will be no changes in Nomura’s rights as a shareholder in the event that no such agreement is reached.

Pursuant to the terms of the securities purchase agreement, each of the principals, severally and not jointly, must indemnify Nomura and its affiliates against losses incurred by Nomura and its affiliates if such principal breaches the representations and agreements he made with respect to himself or Fortress. Nomura must indemnify the principals, subject to certain exceptions, Fortress and their respective affiliates from losses incurred if Nomura breaches its representations or agreements. Each of Nomura and collectively, the principals are required to indemnify each other for the aggregate amount of such losses which, in each case, exceed $10,000,000, up to a cap equal to the purchase price of $888 million. We are not required to indemnify Nomura under the securities purchase agreement or in any way in connection with the Nomura transaction.

Upon consummation of the sale of Class A shares to Nomura, we entered into an Investor Shareholder Agreement with Nomura. The Investor Shareholder Agreement provides Nomura with certain rights with respect to the designation of a nominee to serve on our board of directors or an observer to attend meetings of our board of directors, as well as registration rights for our securities that it owns, and places certain restrictions on actions that Nomura may take with respect to us and our securities. Nomura agreed pursuant to the Investor Shareholder Agreement not to transfer the Class A shares (other than to its controlled affiliates) for a period of one year following the closing of the Nomura transaction, and we have agreed not to waive such transfer restriction for at least 120 days after this offering. For a more detailed summary of the Investor Shareholder Agreement, see ‘‘Certain Relationships and Related Party Transactions — Investor Shareholder Agreement.’’

Additional Information

Our principal executive offices are located at 1345 Avenue of the Americas, New York, New York 10105. Our telephone number is (212) 798-6100. Our internet address is www.fortressinv.com. Information on our website does not constitute part of this prospectus.

THE OFFERING

Shares offered by us in this offering	34,286,000 Class A shares

Shares to be outstanding immediately after this offering:

•	Class A shares	89,357,450 Class A shares

•	Class B shares	312,071,550 Class B shares

Shares to be held by our principals immediately after this offering:

•	Class A shares	none

•	Class B shares	312,071,550 Class B shares

Fortress Operating Group units held

by us	89,357,450 or approximately 22.3%

by our principals	312,071,550 or approximately 77.7%

Voting

•	Class A shares	one vote per share

•	Class B shares	one vote per share

•	Voting Rights	Holders of our Class A shares and Class B shares will vote together as a single class on all matters submitted to our shareholders for their vote or approval. See ‘‘Description of Shares’’.

Approval rights	Our principals will have approval rights with respect to certain extraordinary transactions so long as they and their permitted transferees continue to hold more than 40% of the total combined voting power of our outstanding Class A and Class B shares. See ‘‘Certain Relationships and Related Party Transactions — Shareholders Agreement’’.

Majority independent directors	Immediately preceding the consummation of this offering, a majority of our directors will be ‘‘independent’’ as defined under New York Stock Exchange, or NYSE, rules.

Our amended and restated operating agreement provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, except as expressly modified by the terms of our amended and restated operating agreement. See ‘‘Description of Shares — Amended and Restated Operating Agreement — Duties of Officers and Directors’’ for details regarding the differences between our amended and restated operating agreement and Delaware General Corporation Law with regard to the duties and obligations of our officers and directors.

Use of proceeds	We estimate that the net proceeds from the sale of our Class A shares in this offering, after deducting offering expenses and the underwriting discounts, will be approximately $ million. We intend to contribute the net proceeds from this offering to the Fortress Operating Group, which in turn will apply those proceeds as follows: (a) to prepay $250 million outstanding under our term loan facility, as required by our credit agreement, (b) to prepay approximately $ million outstanding under our revolving credit facility and (c) to fund approximately $ million of commitments to existing private equity funds.

Cash dividend policy	We expect to pay quarterly dividends on our fully diluted Class A shares equal in the aggregate to approximately 75% of our annual distributable earnings. Because we are a holding company that owns intermediate holding companies, the funding of each dividend, if declared by the board of directors, will occur in three steps, as follows:

first, we will cause Fortress Operating Group to make a distribution to all of its unitholders, on a pro rata basis; that is, the limited partnerships making up Fortress Operating Group will make distributions to their respective partners, as follows:

•	in the case of the Operating Entities, distributions will be made to FIG Corp. and the principals on a pro rata basis

•	in the case of Principal Holdings, distributions will be made to FIG Asset Co. LLC and the principals on a pro rata basis;

second, we will cause our intermediate holding companies to distribute to us, from their net proceeds, amounts equal to the aggregate dividend declared by our board of directors; and

third, we will distribute the proceeds received by us to our Class A shareholders on a pro rata basis. Our Class B shareholders are not entitled to any dividends.

If Fortress Operating Group units are issued to other parties, such as employees, such parties would be entitled to distributions by Fortress Operating Group as partners described above.

We believe our dividend policy will have several benefits to Class A shareholders since it provides transparency to our shareholders and imposes upon us an investment discipline with respect to new products, businesses and strategies.

As a holding company, our ability to pay dividends to our Class A shareholders will be subject to the ability of our subsidiaries (including our two wholly owned intermediate holding companies that hold our Fortress Operating Group units) to provide cash to us. The declaration and payment of dividends by us will be at the discretion of our board of directors and will depend on, among other things, cash available for distributions, general economic and business conditions, our strategic plans and prospects, our financial results and condition, contractual, legal and regulatory restrictions on the payment of distributions by us or our subsidiaries, and such other factors as our board of directors considers to be relevant.

Principals’ exchange rights	At any time and from time to time, each principal will have the right to exchange each of his Fortress Operating Group units (together with the corresponding Class B shares) for one of our Class A shares. We have reserved for issuance 312,071,550 Class A shares, corresponding to the number of existing Fortress Operating Group units held by our principals. To effect an exchange, a principal must simultaneously exchange one Fortress Operating Group unit – being an equal limited partner interest in each Fortress Operating Group entity. In connection with any exchange of Fortress Operating Group units, the principal will receive a right, under a tax receivable agreement, to receive 85% of the value of the applicable tax benefit in cash when FIG Corp. or FIG Asset Co. LLC (on behalf of any affiliated corporation that holds an interest in a Fortress Operating Group entity) actually realizes certain tax savings resulting from the increase in tax deductions, as well as an increase in the tax basis of other assets, of certain Fortress Operating Group entities resulting from the exchanged units. See ‘‘Certain Relationships and Related Party Transactions — Tax Receivable Agreement.’’ As a principal exchanges his Fortress Operating Group units, our interest in the Fortress Operating Group units will be correspondingly increased and his corresponding Class B shares will be cancelled.

Proposed New York Stock Exchange symbol	‘‘FIG’’

Risk factors	Please read the section entitled ‘‘Risk Factors’’ beginning on page 32 for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A shares.

References in this section to the number of our Class A shares and our Class B shares to be outstanding after this offering, and the percent of our voting rights held, exclude:

•	312,071,550 Class A shares issuable upon exchange of Fortress Operating Group units by our principals;

•	5,142,900 Class A shares issuable upon exercise of the underwriters’ option to purchase additional Class A shares from us, if exercised; and

•	interests granted under our equity incentive plan, consisting of:

•	restricted Class A shares to be granted to certain employees and directors upon consummation of this offering;

•	Class A shares issuable upon exchange of restricted Fortress Operating Group units to be granted to certain employees in connection with this offering, and the corresponding Class B shares to be granted together with such Fortress Operating Group units in order to enable such holders of Fortress Operating Group units to exchange their Fortress Operating Group units for Class A shares; and

•	an additional interests reserved for issuance under our equity incentive plan, which may be granted in the form either of Class A shares or of Fortress Operating Group units (and corresponding Class B shares).

Class A shares will be issued to persons holding Fortress Operating Group units, including our principals and employees, when they wish to exchange those units, as described above in ‘‘Structure and Formation of our Company—Certain Attributes of our Structure’’.

We expect to grant awards to employees and directors in connection with this offering, which may take the form of grants of restricted Class A shares, restricted Class A common units and restricted Fortress Operating Group units (and corresponding Class B shares), as described below in ‘‘Management—Equity Incentive Plan’’.

In the event the underwriters exercise their option to purchase additional Class A shares, the economic interest and voting power of holders of our Class A shares as a group and our interest in the Fortress Operating Group will increase by 1.0 percentage point.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND
OPERATING INFORMATION

Summary Historical Financial Information

The following table sets forth certain summary financial information on a historical basis.

The summary historical financial information set forth below as of December 31, 2005 and 2004, and for each of the three years ended December 31, 2005, has been derived from our audited combined financial statements. The summary historical financial information set forth below as of September 30, 2006, and for the nine month periods ended September 30, 2006 and 2005, has been derived from our unaudited interim combined financial statements. The summary historical financial information set forth below as of December 31, 2003, 2002 and 2001, and for each of the two years ended December 31, 2002, and as of September 30, 2005 has been derived from our unaudited accounting records prepared on a consistent basis with the financial statements described above. The unaudited interim combined financial statements include all adjustments (consisting of normal, recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the periods presented. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

The information below should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the combined financial statements and notes thereto included in this prospectus.

Summary Historical Combined Financial Information
(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Operating Data
Revenues
Management fees and incentive income from affiliates and other revenues	$255,017	$116,990	$284,313	$128,671	$47,557	$13,720	$9,092
Interest and dividend income – investment company holdings	897,451	414,379	759,781	222,707	172,759	64,097	87,325
	1,152,468	531,369	1,044,094	351,378	220,316	77,817	96,417
Expenses	885,957	411,711	685,924	198,403	81,627	33,579	10,829
Other Income
Gains (losses) – investment company holdings	2,681,754	1,416,537	2,903,978	881,658	123,276	37,624	54,150
Gains (losses) – other investments	94,873	31,737	37,181	20,512	9,120	—	—
Earnings from equity method investees	3,412	9,015	10,465	14,616	4,762	2,334	6,597
	2,780,039	1,457,289	2,951,624	916,786	137,158	39,958	60,747
Income before deferred incentive income, non- controlling interests in income of consolidated subsidiaries and income taxes	3,046,550	1,576,947	3,309,794	1,069,761	275,847	84,196	146,335
Deferred incentive income	(475,655)	(224,263)	(444,567)	(104,558)	(17,487)	(6,542)	(12,710)
Non-controlling interests in income of consolidated subsidiaries	(2,403,346)	(1,316,885)	(2,662,926)	(847,365)	(216,594)	(67,306)	(118,547)
Income before income taxes	167,549	35,799	202,301	117,838	41,766	10,348	15,078
Income tax expense	(8,898)	(3,130)	(9,625)	(3,388)	(1,495)	(920)	(446)
Net income	$158,651	$32,669	$192,676	$114,450	$40,271	$9,428	$14,632

	As of September 30,		As of December 31,
	2006	2005	2005	2004	2003	2002	2001
Balance Sheet Data	(Unaudited)	(Unaudited)			(Unaudited)	(Unaudited)	(Unaudited)
Investment company holdings, at fair value	$16,564,782	$8,597,796	$10,582,109	$5,365,309	$2,036,107	$1,047,424	$611,158
Other investments	547,657	440,548	451,489	48,444	52,879	51,556	54,947
Cash, cash equivalents and restricted cash	569,447	306,752	288,363	179,727	41,661	15,907	2,858
Total assets	18,497,040	9,682,896	11,863,938	5,796,733	2,212,564	1,165,075	675,272
Debt obligations payable	3,128,770	1,672,985	2,250,433	928,504	226,205	36,936	36,250
Deferred incentive income	1,061,519	365,560	585,864	141,277	36,739	19,252	12,710
Total liabilities	4,721,543	2,295,131	3,343,262	1,306,021	339,031	78,804	53,730
Non-controlling interests in consolidated subsidiaries	13,841,723	7,353,697	8,397,167	4,405,835	1,836,163	1,046,896	599,827
Members’ equity (deficit) including net accumulated other compre- hensive income (loss)	(66,226)	34,068	123,509	84,877	37,370	39,375	21,715

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Distributable earnings(1)
Private equity funds	$113,386	$79,063	$128,082	$26,338	$17,598	$6,656	$12,724
Liquid hedge funds	109,710	78,873	89,413	31,140	9,871	1,085	—
Hybrid hedge funds	67,474	31,245	57,417	38,576	14,557	1,681	—
Hedge fund subtotal	177,184	110,118	146,830	69,716	24,428	2,766	—
Castles	8,131	8,428	9,118	6,328	7,638	—	—
Unallocated	(47,377)	(12,045)	(22,756)	(4,913)	(2,098)	(2,863)	(3,700)
Total distributable earnings(1)	$251,324	$185,564	$261,274	$97,469	$47,566	$6,559	$9,024

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Reconciliation of Net Income to Distributable Earnings(1)
Net income	$158,651	$32,669	$192,676	$114,450	$40,271	$9,428	$14,632
Adjust incentive income	173,304	167,636	91,187	1,627	14,771	(459)	1,035
Adjust unrealized gains and earnings from equity method investees	(65,753)	(10,953)	(18,265)	(26,375)	(6,528)	(2,410)	(6,643)
Adjust income from the receipt of options	(18,691)	(2,310)	(2,310)	(2,285)	(1,424)	—	—
Adjust compensation expense	1,704	(1,478)	—	5,901	—	—	—
Adjust employee portion of incentive income	2,109	—	(2,014)	4,151	476	—	—
Distributable earnings(1)	$251,324	$185,564	$261,274	$97,469	$47,566	$6,559	$9,024

(1)	‘‘Distributable earnings’’ is our supplemental measure of operating performance. It reflects the value created which management considers available for distribution during any period. As compared to GAAP income, distributable earnings excludes the effects of unrealized gains (or losses) on illiquid investments, reflects contingent revenue which has been received as income to the extent it is not expected to be refunded, and disregards expenses which do not require an outlay of assets, whether currently or on an accrued basis. Distributable earnings is not a measure of cash generated by operations which is available for distribution nor should it be considered in isolation or as an alternative to cash flow or net income and it is not necessarily indicative of liquidity or cash available to fund our operations.

Our management uses distributable earnings:

•	in its determination of periodic distributions to equity holders;

•	in making operating decisions and assessing the performance of each of our core businesses;

•	for planning purposes, including the preparation of our annual operating budgets; and

•	as a valuation measure in strategic analyses in connection with the performance of our funds and the performance of our employees.

Growing distributable earnings is a key component to our business strategy and distributable earnings is the supplemental measure used by our management to evaluate the economic profitability of each of our businesses and our total operations. Therefore, we believe that it provides useful information to our investors in evaluating our operating performance. For the reconciliation of distributable earnings to GAAP net income, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pro Forma Distributable Earnings by Segment’’.

Summary Unaudited Pro Forma Financial Information

The following table sets forth our summary unaudited pro forma financial information as of September 30, 2006 and for the year ended December 31, 2005 and the nine month periods ended September 30, 2006 and 2005, which has been derived from our unaudited pro forma financial information included elsewhere in this prospectus. The summary unaudited pro forma income statement information is presented as if the Transactions had been consummated on January 1, 2005. The summary unaudited pro forma balance sheet information is presented as if the Transactions had been consummated on September 30, 2006.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The summary unaudited pro forma financial information is presented for illustrative and informational purposes only, and is not necessarily indicative of what our actual financial position or results of operations would have been had the Transactions occurred on the dates or during the periods presented, nor does it purport to represent the results of any future periods.

The information below should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the pro forma financial information and notes thereto included elsewhere in this prospectus, including ‘‘Unaudited Pro Forma Financial Information’’. For a description of the Transactions, see ‘‘Our Structure — The Transactions’’.

The pro forma weighted average number of Class A shares outstanding used to compute diluted pro forma net income per Class A share assumes that each of our Fortress Operating Group units, including units outstanding not subject to forfeiture, units outstanding subject to forfeiture among principals and unvested restricted units granted to employees, have been exchanged for newly issued Class A shares on a one-for-one basis and includes unvested restricted Class A shares granted to employees, in all cases as if all such shares have been outstanding from the beginning of the respective period.

Summary Unaudited Pro Forma Financial Information
(in thousands, except per share data)

	Nine Months Ended September 30,				Year Ended December 31,
	2006		2005		2005
Pro Forma Operating Information
Revenues
Management fees and incentive income from affiliates and other revenues		$325,124		$168,149		$416,406
Expenses		(965,681)		(866,932)		(1,188,285)
Other income
Gains (losses) – other investments		49,744		10,378		13,721
Earnings from equity method investees		46,230		24,622		40,063
		95,974		35,000		53,784
Income (loss) before non-controlling interests in income of consolidated subsidiaries and income taxes		(544,583)		(663,783)		(718,095)
Non-controlling interests in income of consolidated subsidiaries		420,502		514,715		554,673
Income before income taxes		(124,081)		(149,068)		(163,422)
Income tax expense		(3,073)		(163)		(5,744)
Pro forma net income (loss)		$(127,154)		$(149,231)		$(169,166)
Pro forma net income (loss) per Class A share, diluted		$(0.32)		$(0.37)		$(0.42)
Pro forma weighted average number of Class A shares outstanding, diluted		401,429,000		401,429,000		401,429,000
Pro forma distributable earnings(1)
Private equity funds	$		$		$
Hedge funds
Liquid hedge funds
Hybrid hedge funds
Subtotal hedge funds
Castles
Unallocated
Total pro forma distributable earnings	$		$		$

Reconciliation of Pro Forma Net Income to Pro Forma Distributable Earnings
Pro forma net income		$(127,154)		$(149,231)		$(169,166)
Adjust incentive income
Adjust unrealized gains and earnings from equity method investees
Adjust income from the receipt of options
Adjust compensation expense
Adjust employee portion of incentive income
Adjust principals’ non-controlling interests
Adjust income taxes
Total adjustments
Pro forma distributable earnings(1)	$		$		$

As of September 30, 2006
Pro Forma Balance Sheet Information
Cash and cash equivalents	$232,100
Equity method investments	430,635
Other investments	78,064
Total assets	1,402,205
Debt obligations payable	447,153
Total liabilities	1,277,620
Non-controlling interests in consolidated subsidiaries	89,626
Shareholders’ equity (deficit)	34,959

(1)	See footnote (1) on page 28 for a description of distributable earnings.

RISK FACTORS

Investing in our Class A shares involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in our Class A shares. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our Class A shares could decline and you could lose all or part of your investment.

Risks Related To Our Business

We depend on Messrs. Briger, Edens, Kauffman, Nardone and Novogratz, and the loss of any of their services would have a material adverse effect on us.

The success of our business depends on the efforts, judgment and personal reputations of our principals, Peter Briger, Wesley Edens, Robert Kauffman, Randal Nardone and Michael Novogratz. Our principals’ reputations, expertise in investing, relationships with our investors and relationships with members of the business community on whom our funds depend for investment opportunities and financing, are each critical elements in operating and expanding our businesses. We believe our performance is strongly correlated to the performance of these individuals. Accordingly, the retention of our principals is crucial to our success. In addition, if any of our principals were to join or form a competitor, some of our investors could choose to invest with that competitor rather than in our funds. The loss of the services of any of our principals would have a material adverse effect on us, including our ability to retain and attract investors and raise new funds, and the performance of our funds. We do not carry any ‘‘key man’’ insurance that would provide us with proceeds in the event of the death or disability of any of our principals.

Each of our principals has entered into an employment agreement with us. The initial term of these agreements is five years, with automatic one-year renewals until a non-renewal notice is given by us or the principal. If a principal terminates his employment voluntarily or we terminate his employment for cause (as defined in the agreement), the principal will be subject to eighteen-month post-employment covenants requiring him not to compete with us. However, if we terminate a principal’s employment without cause, the principal will not be subject to the non-competition provisions.

The principals have also entered into an agreement among themselves which provides that, in the event a principal voluntarily terminates his employment with us for any reason prior to the fifth anniversary of the consummation of this offering, the principal may be required to forfeit a portion of his Fortress Operating Group units (and the corresponding Class B shares) to the other principals who continue to be employed by the Fortress Operating Group. However, this agreement may be amended by the principals who are then employed by the Fortress Operating Group. We, our shareholders and the Fortress Operating Group have no ability to enforce any provision of this agreement or to prevent the principals from amending the agreement or waiving any of its obligations.

There is no guarantee that our principals will not resign, join our competitors or form a competing company, or that the non-competition provisions in the employment agreements would be upheld by a court. If any of these events were to occur, our business would be materially adversely affected.

Several of our funds have ‘‘key man’’ provisions pursuant to which the failure of one or more of our principals to be actively involved in the business provides investors with the right to redeem from the funds or otherwise limits our rights to manage the funds. The loss of the services of any one of Messrs. Briger, Edens or Novogratz, or both of Mr. Kauffman and Mr. Nardone, would have a material adverse effect on certain of our funds and on us.

Investors in most of our hedge funds may generally redeem their investment without paying redemption fees if the relevant principal ceases to perform his functions with respect to the fund for 90 consecutive days. In addition, the terms of certain of our hedge funds’ financing arrangements contain ‘‘key man’’ provisions which may result, under certain circumstances, in the acceleration of such funds’ debt or the inability to continue funding certain investments if the relevant principal ceases to perform his functions with respect to the fund and a replacement has not been approved.

The loss or inability of Mr. Novogratz to perform his services for 90 days could result in substantial withdrawal requests from investors in our Drawbridge Global Macro funds (which at September 30, 2006, had AUM of approximately $4.4 billion) and, in the event that a replacement is not approved, the termination of a substantial portion of the funds’ financing arrangements. Such withdrawals and terminations would have a material adverse effect on the Drawbridge Global Macro funds by reducing our management fees from those funds and, since the funds would have fewer assets, such withdrawals would reduce the amount of incentive income potential of those funds. Further, such withdrawals and terminations could lead possibly to the liquidation of the funds and a corresponding elimination of our management fees and potential to earn incentive income from those funds. The loss of Mr. Novogratz could, therefore, ultimately result in a loss of substantially all of our distributable earnings attributable to our liquid hedge fund business segment.

The loss or inability of Mr. Briger to perform his services for 90 days could result in substantial withdrawal requests from investors in our Drawbridge Special Opportunities funds (which at September 30, 2006, had AUM of approximately $4.6 billion) and, in the event that a replacement to him is not approved, the termination of a substantial portion of the funds’ financing arrangements. Such withdrawals and terminations would have a material adverse effect on the Drawbridge Special Opportunities funds, by reducing our management fees from those funds and, since the funds would have fewer assets, such withdrawals would reduce the amount of incentive income potential of those funds. Further, such withdrawals and terminations could lead possibly to the eventual liquidation of the funds and a corresponding elimination of our management fees and potential to earn incentive income from those funds. The loss or inability of Mr. Briger to perform his services or devote an appropriate portion of his business time to the long dated value funds for 90 days would (unless approved by a majority of fund investors) prevent the Drawbridge long dated value funds from making additional investments. This could have a material adverse effect on the long dated value funds, resulting in us receiving reduced management fees and incentive income. The loss of Mr. Briger could, therefore, ultimately result in a loss of substantially all of our distributable earnings attributable to our hybrid hedge fund business segment with respect to the Drawbridge Special Opportunities funds, and a relatively small loss of distributable earnings attributable to our private equity fund business segment with respect to the long dated value funds.

If either Mr. Edens or both of Mr. Kauffman and Mr. Nardone cease to devote certain minimum portions of their business time to the affairs of certain of our private equity funds, the funds will not be permitted to make further investments, and then existing investments may be liquidated if investors vote to do so. Our ability to earn management fees and realize incentive income from our private equity funds therefore would be adversely affected if we cannot make further investments or if we are required to liquidate fund investments at a time when market conditions result in our obtaining less for investments than could be obtained at later times. In addition, we may be unable to raise additional private equity funds if existing private equity fund key-man provisions are triggered. The loss of either Mr. Edens or both of Mr. Kauffman and Mr. Nardone could, therefore, ultimately result in a loss of substantially all of our distributable earnings attributable to our private equity fund business segment which at September 30, 2006, had AUM of approximately $17.3 billion.

In addition, the decline of more than 20% of its assets under management of a fund following one of such ‘‘key-men’’ events would result in a default under our Credit Agreement.

Any such events would have a direct material adverse effect on our revenues and earnings, and would likely harm our ability to maintain or grow assets under management in existing funds or raise additional funds in the future.

Our ability to retain our managing directors is critical to our success and our ability to grow depends on our ability to attract additional key personnel.

Our success depends on our ability to retain our managing directors and the other members of our investment management team and recruit additional qualified personnel. We collectively refer to these key employees (other than our principals) as our investment professionals. We anticipate that it will be necessary for us to add investment professionals as we pursue our growth strategy. However, we may not succeed in recruiting additional personnel or retaining current personnel, as the market for qualified investment professionals is extremely competitive. Our investment professionals possess substantial experience and expertise in investing, are responsible for locating and executing our funds’ investments, have significant relationships with the institutions which are the source of many of our funds’ investment opportunities, and in certain cases have strong relationships with our investors. Therefore, if our investment professionals join competitors or form competing companies it could result in the loss of significant investment opportunities and certain existing investors. As a result, the loss of even a small number of our investment professionals could jeopardize the performance of our funds, which would have a material adverse effect on our results of operations. Efforts to retain or attract investment professionals may result in significant additional expenses, which could adversely affect our profitability.

We have experienced rapid growth, which may be difficult to sustain and which may place significant demands on our administrative, operational and financial resources.

Our assets under management have grown from approximately $1.2 billion as of December 31, 2001 to $29.7 billion as of September 30, 2006. Our rapid growth has caused, and if it continues will continue to cause, significant demands on our legal, accounting and operational infrastructure, and increased expenses. The complexity of these demands, and the expense required to address them, is a function not simply of the amount by which our assets under management have grown, but of significant differences in the investing strategies of our different funds. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management market and legal, accounting and regulatory developments.

Our future growth will depend, among other things, on our ability to maintain an operating platform and management system sufficient to address our growth and will require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we face significant challenges:

•	in maintaining adequate financial and business controls,

•	implementing new or updated information and financial systems and procedures, and

•	in training, managing and appropriately sizing our work force and other components of our business on a timely and cost-effective basis.

There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Operational risks may disrupt our businesses, result in losses or limit our growth.

We face operational risk from errors made in the execution, confirmation or settlement of transactions. We also face operational risk from transactions not being properly recorded, evaluated or accounted for in our funds. In particular, our liquid and hybrid hedge fund businesses are highly dependent on our ability to process and evaluate, on a daily basis, transactions across markets and geographies in a time-sensitive, efficient and accurate manner. Consequently, we rely heavily on our financial, accounting and other data processing systems. In addition, new investment products we introduce create (and recently introduced products created) a significant risk that our existing systems may not be adequate to identify or control the relevant risks in the investment strategies employed by such new investment products. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to our funds, regulatory intervention and reputational damage.

In addition, we operate in an industry that is highly dependent on its information systems and technology. We believe that we have designed, purchased and installed high-quality information systems to support our business. There can be no assurance, however, that our information systems and technology will continue to be able to accommodate our growth, or that the cost of maintaining such systems will not increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us.

Furthermore, we depend on our headquarters, which is located in New York City, for the operation of our business. A disaster or a disruption in the infrastructure that supports our businesses, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, may have an adverse impact on our ability to continue to operate our business without interruption which could have a material adverse effect on us. Although we have disaster recovery programs in place, there can be no assurance that these will be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses.

Finally, we rely on third party service providers for certain aspects of our business, including certain financial operations of our hedge funds. Any interruption or deterioration in the performance of these third parties could impair the quality of the funds’ operations and could impact our reputation and adversely affect our business and limit our ability to grow.

The historical and unaudited pro forma financial information included in this prospectus is not necessarily indicative of our future performance.

The historical combined financial information included in this prospectus is not indicative of our future financial results. Our historical combined financial information consolidates a large number of our significant funds, which will not be consolidated after this offering. See ‘‘Unaudited Pro Forma Financial Information.’’ In addition, the historical combined financial information included in this prospectus does not reflect the added costs that we will incur as a public company or the impact of our change in structure. Because we operated through limited liability companies prior to this offering, we paid little or no taxes on profits. In preparing our unaudited pro forma financial information for the years prior to this offering, we adjusted our historical combined financial information for the transactions described in ‘‘Prospectus Summary—The Offering—The Transactions’’ and, as such, this financial information does not purport to represent the results of any future periods.

The results of future periods are likely to be materially different as a result of:

•	The impact of transactions occurring in connection with this offering on a pro forma basis in relation to the size of the Company during the pro forma periods;

•	fund performance in the future which differs from the historical performance reflected in our unaudited pro forma financial information; and

•	the pace of growth of our business in the future, including the formation of new funds, which differs from the historical growth reflected in our unaudited pro forma financial information.

The estimates we used in our unaudited pro forma financial information are not intended to be an accurate estimate of our actual experience as a public company or indicative in any way of our future performance.

We derive a substantial portion of our revenues from funds managed pursuant to management agreements that may be terminated or fund partnership agreements that permit investors to request liquidation of investments in our funds on short notice.

The terms of our funds generally give either the general partner of the fund or the fund’s board of directors the right to terminate our investment management agreement with the fund. However, insofar as we control the general partner of our funds which are limited partnerships, the risk of termination of investment management agreement for such funds is limited, subject to our fiduciary or contractual duties as general partner. This risk is more significant for our offshore hedge funds where we do not serve as the general partner. As of September 30, 2006, we had $4.7 billion of assets under management in our offshore hedge funds.

With respect to our private equity funds formed as registered investment companies, each fund’s investment management agreement must be approved annually by the independent members of such fund’s board of directors and, in certain cases, by its members, as required by law. Termination of these agreements would reduce the fees we earn from the relevant funds, which could have a material adverse effect on our results of operations.

In addition, investors in any private equity fund and certain hedge funds will have the ability following consummation of this offering to act, without cause, to accelerate the date on which the fund must be wound down. Our ability to realize incentive income from such funds therefore would be adversely affected if we are required to liquidate fund investments at a time when market conditions result in our obtaining less for investments than could be obtained at later times.

In addition, management agreements of our funds which are registered investment companies under the Investment Company Act of 1940 would terminate if we were to experience a change of control without obtaining investor consent. Such a change of control could be deemed to occur in the event our principals exchange enough of their interests in the Fortress Operating Group into our Class A shares such that our principals no longer own a controlling interest in us. We cannot be certain that consents required for the assignment of our investment management agreements will be obtained if such a deemed change of control occurs. In addition, the board of directors of certain hedge funds have the right under certain circumstances to terminate the investment management agreements with the applicable fund. Termination of these agreements would affect the fees we earn from the relevant funds, which could have a material adverse effect on our results of operations.

We are subject to third-party litigation risk which could result in significant liabilities and reputational harm which could materially adversely affect our results of operations, financial condition and liquidity.

In general, we will be exposed to risk of litigation by our investors if our management of any fund is alleged to constitute gross negligence or willful misconduct. Investors could sue us to recover amounts lost by our funds due to our alleged misconduct, up to the entire amount of loss. Further, we may be subject to litigation arising from investor dissatisfaction with the performance of our funds or from allegations that we improperly exercised control or influence over companies in which our funds have large investments. By way of example, we, our funds and certain of our employees, are each exposed to the risks of litigation relating to investment activities in our funds and actions taken by the officers and directors (some of whom may be Fortress employees) of portfolio companies, such as risks relating to a funds’ high-yield lending activities and the risk of shareholder litigation by other shareholders of public companies in which our funds have large investments. In addition, we are exposed to risks of litigation or investigation relating to transactions which presented conflicts of interest that were not properly addressed. In such actions we would be obligated to bear legal, settlement and other costs (which may be in excess of available insurance coverage). In addition, although we are indemnified by the funds we manage, our rights to indemnification may be challenged. If we are required to incur all or a portion of the costs arising out of litigation or investigations as a result of inadequate insurance proceeds or failure to obtain indemnification from our funds, our results of operations, financial condition and liquidity would be materially adversely affected.

In our liquid hedge funds, we are exposed to the risk of litigation if the funds suffer catastrophic losses due to the failure of a particular investment strategy or due to the trading activity of an employee who has violated market rules and regulations. Any litigation arising in such circumstances is likely to be protracted, expensive and surrounded by circumstances which are materially damaging to our reputation and our business. In addition, we face the risk of litigation from investors in our private equity funds and hybrid hedge funds if we violate restrictions in such funds’ organizational documents (for example, by failing to seek approval for related party transactions requiring approval or by exceeding the mandate of such funds).

Our liquid hedge funds, our offshore hybrid hedge fund and many of our private equity funds are incorporated or formed under the laws of the Cayman Islands. Cayman Islands laws, particularly with respect to shareholders rights, partner rights and bankruptcy, may differ from the laws of the United States. Cayman Islands laws could change, possibly to the detriment of our funds and investment management subsidiaries.

In addition, with a workforce consisting of many very highly paid investment professionals, we face the risk of lawsuits relating to claims for compensation, which may individually or in the aggregate be significant in amount. The cost of settling such claims could adversely affect our results of operations.

Our reputation, business and operations could be adversely affected by regulatory compliance failures, the potential adverse effect of changes in laws and regulations applicable to our business and effects of negative publicity surrounding the hedge fund industry in general.

Potential regulatory action poses a significant risk to our reputation and thereby to our business. Our business is subject to extensive regulation in the United States and in the other countries in which our investment activities occur. The Securities and Exchange Commission, or SEC, oversees our activities as a registered investment adviser under the Investment Advisers Act of 1940. In addition, we are subject to regulation under the Investment Company Act of 1940, the Securities Exchange Act of 1934, and various other statutes. We are subject to regulation by the Department of Labor under the Employee Retirement Income Security Act of 1974 or ERISA. Our Castles, as public companies, are subject to applicable stock exchange regulations, and in the case of Newcastle, to the Sarbanes-Oxley Act of 2002. A number of our investing activities, such as our lending business, are subject to regulation by various U.S. state regulators. In the United Kingdom, we are subject to regulation by the U.K. Financial Services Authority. Our other European operations, and our investment activities around the globe, are subject to a variety of regulatory regimes that vary country by country.

Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular businesses. A failure to comply with the obligations imposed by the Investment Advisers Act of 1940 on investment advisers, including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, or by the Investment Company Act of 1940, could result in investigations, sanctions and reputational damage. Our liquid hedge fund business, and, to a lesser degree, our hybrid hedge fund business, are involved regularly in trading activities which implicate a broad number of U.S. and foreign securities law regimes, including laws governing trading on inside information, market manipulation and a broad number of technical trading requirements that implicate fundamental market regulation policies. Violation of such laws could result in severe restrictions on our activities and in damage to our reputation.

Some of our private equity funds currently qualify as venture capital operating companies, or VCOC, and therefore are not subject to the fiduciary requirements of ERISA with respect to their assets. However, it is possible that the U.S. Department of Labor may amend the relevant regulations. If these funds fail to satisfy the requirements of ERISA, including the requirement of investment prudence and diversification or the prohibited transaction rules, it could materially interfere with our activities in relation to these funds or expose us to risks related to our failure to comply with such requirements.

Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of our registration as an investment adviser. The regulations that our businesses are subject to are designed primarily to protect investors in our funds and to ensure the integrity of the financial markets. They are not designed to protect you, our Class A shareholders. Even if a sanction imposed against us or our personnel by a regulator is for a small monetary amount, the adverse publicity related to such sanction against us by regulators could harm our reputation, result in redemptions by investors from our hedge funds and impede our ability to raise additional capital or new funds.

As a result of recent highly-publicized financial scandals, investors have exhibited concerns over the integrity of the U.S. financial markets, and the regulatory environment in which we operate is subject to further regulation. In recent years, there has been debate in both the U.S. and foreign government about new rules or regulations to be applicable to hedge funds or other alternative investment products. We may be adversely affected if new or revised legislation or regulations are enacted, or by changes in the interpretation or enforcement of existing rules and regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Such changes could place limitations on the type of investor that can invest in alternative asset funds or on the conditions under which such investors may invest. Further, such changes may limit the scope of investing activities that may be undertaken by alternative asset managers. Any such changes could increase our costs of doing business or materially adversely affect our profitability.

Our failure to deal appropriately with conflicts of interest could damage our reputation and adversely affect our business.

As we have expanded the number and scope of our businesses, we increasingly confront potential conflicts of interest relating to our funds’ investment activities. Certain of our funds have overlapping investment objectives, including funds which have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities among those funds. For example, a decision to acquire material non-public information about a company while pursuing an investment opportunity for a particular fund gives rise to a potential conflict of interest when it results in our having to restrict the ability of other funds to take any action. In addition, investors (or holders of Class A shares) may perceive conflicts of interest regarding investment decisions for funds in which our principals, who have and may continue to make significant personal investments in a variety of Fortress Funds, are personally invested. Similarly, conflicts of interest may exist regarding decisions about the allocation of specific investment opportunities between Fortress and the Fortress Funds. In addition, because the Operating Entities are held, in part, by FIG Corp., which is subject to tax, conflicts of interest may exist regarding decisions about which of Fortress’s holdings should be held by Operating Entities and which by Principal Holdings.

Pursuant to the terms of our amended and restated limited liability company agreement, whenever a potential conflict of interest exists or arises between any of the principals, one or more directors or their respective affiliates, on the one hand, and the company, any subsidiary of the company or any member other than a principal, on the other, any resolution or course of action by our board of directors shall be permitted and deemed approved by all shareholders if (i) the resolution or course of action has been specifically approved by a majority of the members of a committee composed entirely of two or more independent directors, or it is deemed approved because it complies with rules or guidelines established by such committee, (ii) has been approved a majority of the total votes that may be cast in the election of directors that are held by disinterested parties, (iii) is on terms no less favorable to the company or shareholders (other than a principal) than those generally being provided to or available from unrelated third parties or (iv) it is fair and reasonable to the company taking into account the totality of the relationships between the parties involved. All conflicts of interest described in this prospectus will be deemed to have been specifically approved by all shareholders. Notwithstanding the foregoing, it is possible that potential or perceived conflicts could give rise to investor dissatisfaction or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest would have a material adverse effect on our reputation which would materially adversely affect our business in a number of ways, including as a result of redemptions by our investors from our hedge funds, an inability to raise additional funds and a reluctance of counterparties to do business with us.

Employee misconduct could harm us by impairing our ability to attract and retain investors and by subjecting us to significant legal liability, regulatory scrutiny and reputational harm.

Our reputation is critical to maintaining and developing relationships with the investors in our funds, potential investors and third-parties with whom we do business. In recent years, there have been a number of highly-publicized cases involving fraud, conflicts of interest or other misconduct by individuals in the financial services industry in general and the hedge fund industry in particular. There is a risk that our employees could engage in misconduct that adversely affects our business. For example, if an employee were to engage in illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, investor relationships and ability to attract future investors. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations, could result in a material adverse effect on our reputation and our business.

The investment management business is intensely competitive.

Over the past several years, the size and number of hedge funds and private equity funds has continued to increase. If this trend continues, it is possible that it will become increasingly difficult for our funds to raise capital. More significantly, the allocation of increasing amounts of capital to alternative investment strategies by institutional and individual investors may lead to a reduction in profitable investment opportunities, including by driving prices for investments higher and increasing the difficulty of achieving targeted returns. In addition, if interest rates were to rise or there were to be a prolonged bull market in equities, the attractiveness of our funds relative to investments in other investment products could decrease. Competition is based on a variety of factors, including:

•	investment performance;

•	investor perception of investment managers’ drive, focus and alignment of interest;

•	quality of service provided to and duration of relationship with investors;

•	business reputation; and

•	level of fees and expenses charged for services.

We compete in all aspects of our business with a large number of investment management firms, private equity fund sponsors, hedge fund sponsors and other financial institutions. A number of factors serve to increase our competitive risks:

•	investors may develop concerns that we will allow a business to grow to the detriment of its performance;

•	some of our competitors have greater capital, lower targeted returns or greater sector or investment strategy specific expertise than we do, which creates competitive disadvantages with respect to investment opportunities; some of our competitors may perceive risk differently than we do which could allow them either to outbid us for investments in particular sectors or, generally, to consider a wider variety of investments;

•	there are relatively few barriers to entry impeding new private equity and hedge fund management firms, and the successful efforts of new entrants into our various lines of business, including former ‘‘star’’ portfolio managers at large diversified financial institutions as well as such institutions themselves, will continue to result in increased competition; and

•	other industry participants continuously seek to recruit our best and brightest investment professionals away from us.

These and other factors could reduce our earnings and revenues and materially adversely affect our business. In addition, if we are forced to compete with other alternative asset managers on the basis of price, we may not be able to maintain our current management and performance fee structures. We have historically competed primarily on the performance of our funds, and not on the level of our fees relative to those of our competitors. However, there is a risk that fees in the alternative investment management industry will decline, without regard to the historical performance of a manager. Fee reductions on existing or future funds, without corresponding decreases in our cost structure, would adversely affect our revenues and profitability.

Our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. We are in the process of addressing our internal control over financial reporting and are establishing formal committees to oversee our policies and processes related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.

While we do not believe we have any material weaknesses in our internal controls, we do not currently have comprehensive documentation of our system of controls, nor do we yet fully document or test our compliance with this system on a periodic basis in accordance with Section 404 of the Sarbanes-Oxley Act. Furthermore, we have not yet fully tested our internal controls in accordance with Section 404 and, due to our lack of documentation, such a test would not be possible to perform at this time. As a result, we cannot conclude in accordance with Section 404 that we do not have a material weakness, or possibly a combination of significant deficiencies which could result in the conclusion that we have a material weakness in our internal controls in accordance with such rules.

We have begun the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. As a public company, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal control over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, or violations of applicable stock exchange listing rules, and result in a breach of the covenants under our credit agreement. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could materially adversely affect us and lead to a decline in our share price. In addition, we will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff.

Our organizational documents do not limit our ability to enter into new lines of businesses, and we may enter into new businesses, make future strategic investments or acquisitions or enter into joint ventures, each of which may result in additional risks and uncertainties in our business.

We intend, to the extent that market conditions warrant, to grow our business by increasing assets under management in existing businesses and creating new investment products. Our organizational documents, however, do not limit us to the investment management business. Accordingly, we may pursue growth through strategic investments, acquisitions or joint ventures, which may include entering into new lines of business, such as the insurance, broker-dealer or financial advisory industries. In addition, we expect opportunities will arise to acquire other alternative or traditional asset managers. To the extent we make strategic investments or acquisitions, enter into joint ventures, or enter into a new line of business, we will face numerous risks and uncertainties, including risks associated with (i) the required investment of capital and other resources, (ii) the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, and (iii) combining or integrating operational and management systems and controls. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. In the case of joint ventures, we are subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control.

Our revenue and profitability fluctuate, particularly inasmuch as we cannot predict the timing of realization events in our private equity business, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause volatility in the price of our Class A shares.

We experience significant variations in revenues and profitability during the year and among years because we are paid incentive income from certain funds only when investments are realized, rather than periodically on the basis of increases in the funds’ net asset values. The timing and receipt of incentive income generated by our private equity funds is event driven and thus highly variable, which contributes to the volatility of our revenue, and our ability to realize incentive income from our private equity funds may be limited. We cannot predict when, or if, any realization of investments will occur. If we were to have a realization event in a particular quarter, it may have a significant impact on our revenues and profits for that particular quarter which may not be replicated in subsequent quarters. In addition, our private equity investments are adjusted for accounting purposes to fair value at the end of each quarter, resulting in revenue attributable to our principal investments, even though we receive no cash distributions from our private equity funds, which could increase the volatility of our quarterly earnings.

With respect to our hedge funds, our incentive income is paid annually or quarterly if the net asset value of a fund has increased for the period. The amount (if any) of the incentive income we earn from our hedge funds depends on the increase in the net asset value of the funds, which is subject to market volatility. Our liquid hedge funds have historically experienced significant fluctuations in net asset value from month to month. Certain of our hedge funds also have ‘‘high water marks’’ whereby we do not earn incentive income for a particular period even though the fund had positive returns in such period if the fund had greater losses in prior periods. Therefore, if a hedge fund experiences losses in a period, we will not be able to earn incentive income from that fund until it surpasses the previous high water mark. These quarterly fluctuations in our revenues and profits in any of our businesses could lead to significant volatility in the price of our Class A shares.

An increase in our borrowing costs may adversely affect our earnings and liquidity.

Under our credit agreement, we have a revolving credit facility in the amount of $150 million, $95 million of which was outstanding at September 30, 2006, and an outstanding term loan facility in the amount of $600 million. Borrowings under the credit facility mature on June 23, 2011. As our facilities mature, we will be required to either refinance them by entering into new facilities, which could result in higher borrowing costs, or issuing equity, which would dilute existing shareholders. We could also repay them by using cash on hand or cash from the sale of our assets. No assurance can be given that we will be able to enter into new facilities or issue equity in the future on attractive terms, or at all.

Our credit facilities are LIBOR-based floating-rate obligations and the interest expense we incur will vary with changes in the applicable LIBOR reference rate. As a result, an increase in short-term interest rates will increase our interest costs and will reduce the spread between the returns on our investments and the cost of our borrowings. An increase in interest rates would adversely affect the market value of any fixed-rate debt investments and/or subject them to prepayment or extension risk, which may adversely affect our earnings and liquidity.

There can be no assurance that we will be successful in developing a market for our investment products in Asia or that our relationship with Nomura will yield profitable investment opportunities for the funds we manage.

On December 18, 2006, our principals entered into an agreement with Nomura pursuant to which Nomura acquired a 15% stake in Fortress for approximately $888 million on January 17, 2007.

Pursuant to the terms of the agreement, the parties agreed that Nomura will work with us to develop a strategy to market and sell our investment products. We believe that a strategic relationship with Nomura, the largest leading Japanese financial institution, could provide us with access to Nomura’s distribution capabilities in Asia. In addition, we believe that our relationship will provide us with potential investment opportunities for the funds we manage. However, there can be no assurance that we will be able to develop a strategy and enter into a mutually satisfactory distribution agreement with Nomura, or that if reached, a market for our investment products will ever develop in Asia.

Risks Related to Our Funds

Our results of operations are dependent on the performance of our funds. Poor fund performance will result in reduced revenues, reduced returns on our principal investments in the funds and reduced results of operations and distributable earnings. Poor performance of our funds will make it difficult for us to retain or attract investors to our funds and to grow our business. The performance of each fund we manage is subject to some or all of the following risks.

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A shares.

We have presented in this prospectus under ‘‘Business–Investment Performance of Our Funds’’ the net annualized returns relating to the historical performance of our private equity funds, hedge funds and Castles. The returns are relevant to us primarily insofar as they are indicative of incentive income we have earned to date and, in respect of private equity funds, incentive income we may earn in the future from these funds. The historical and potential future returns of the funds we manage are not, however, directly linked to returns on our Class A shares. Therefore, you should not conclude that continued positive performance of the funds we manage will necessarily result in positive returns on an investment in Class A shares. However, poor performance of the funds we manage will cause a decline in our revenue from such funds, and would therefore have a negative effect on our performance and the returns on an investment in our Class A shares.

Moreover, with respect to the historical returns of our funds:

•	the historical returns of our funds should not be considered indicative of the future results that should be expected from such funds or from any future funds we may raise;

•	our private equity funds’ rates of returns, which are calculated on the basis of net asset value of the funds’ investments, reflect unrealized gains which may never be realized;

•	our private equity funds’ rates of returns have been positively influenced by a select number of investments that experienced rapid and substantial increases in value following the initial public offerings of the private equity portfolio companies in which those investments were made; and

•	our funds’ returns have benefited from investment opportunities and general market conditions that may not repeat themselves, and there can be no assurance that our current or future funds will be able to avail themselves of profitable investment opportunities.

Poor performance of our funds would cause a decline in our revenue, distributable earnings and results of operations, may obligate us to repay incentive income previously paid to us, and would adversely affect our ability to raise capital for future funds.

Our revenue from the Fortress Funds is derived principally from three sources: (1) management fees, based on the size of our funds; (2) incentive income, earned based on the performance of our funds; and (3) gains or losses on our investments in the funds, which we refer to as our ‘‘principal investments.’’ In the event that any of our funds perform poorly, our revenue, distributable earnings and results of operations will decline, and it will likely be more difficult for us to raise new capital. In addition, hedge fund investors may withdraw their investments in our funds, while investors in private equity funds may decline to invest in future funds we raise, as a result of poor performance of our funds or otherwise. Furthermore, if, as a result of poor performance of later investments in a private equity fund’s life, the fund does not achieve total investment returns that exceed a specified investment return threshold for the life of the fund, we will be obligated to repay the amount by which incentive income that was previously distributed to us exceeds amounts to which we are ultimately entitled. Our investors and potential investors continually assess our funds’ performance and our ability to raise capital.

Difficult market conditions can adversely affect our funds in many ways, including by reducing the value or performance of the investments made by our funds and reducing the ability of our funds to raise or deploy capital, which could materially reduce our revenue and results of operations.

If economic conditions are unfavorable our funds may not perform well and we may not be able to raise money in existing or new funds. Our funds are materially affected by conditions in the global financial markets and economic conditions throughout the world. The global market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates or inflation, terrorism or political uncertainty. In the event of a market downturn, each of our businesses could be affected in different ways. Our private equity funds may face reduced opportunities to sell and realize value from their existing investments, and a lack of suitable investments for the funds to make. In addition, adverse market or economic conditions as well as a slowdown of activities in a particular sector in which portfolio companies of these funds operate could have an adverse effect on the earnings of those portfolio companies, and therefore, our earnings.

A general market downturn, or a specific market dislocation, may cause our revenue and results of operations to decline by causing:

•	the net asset value of the assets under management to decrease, lowering management fees;

•	lower investment returns, reducing incentive income;

•	material reductions in the value of our private equity fund investments in portfolio companies which reduce our ‘‘surplus’’ and, therefore, our ability to realize incentive income from these investments; and

•	investor redemptions, resulting in lower fees.

Furthermore, while difficult market conditions may increase opportunities to make certain distressed asset investments, such conditions also increase the risk of default with respect to investments held by our funds with debt investments, such as the hybrid hedge funds and the Castles. Our liquid hedge funds may also be adversely affected by difficult market conditions if they fail to predict the adverse effect of such conditions on particular investments, resulting in a significant reduction in the value of those investments. In addition, the publicly traded portfolio companies owned by our private equity funds currently pay a material amount of dividends. This makes their share prices vulnerable to increases in interest rates, which would, by causing declines in the value of the share prices, in turn result in lower management fees and incentive income for us.

Investors in our hedge funds may redeem their investments and investors in our private equity funds may elect to dissolve the funds at any time without cause. These events would lead to a decrease in our revenues, which could be substantial and lead, therefore, to a material adverse effect on our business.

Investors in our hedge funds may generally redeem their investments on an annual or quarterly basis, subject to the applicable fund’s specific redemption provisions (e.g., a redeeming Drawbridge Special Opportunities Fund investor is not entitled to cash at the redemption date, but retains instead an interest in the investments as of the redemption date and receives monies from the fund only as and when such investments are realized). Investors may decide to move their capital away from us to other investments for any number of reasons in addition to poor investment performance. Factors which could result in investors leaving our funds include changes in interest rates which make other investments more attractive, changes in investor perception regarding our focus or alignment of interest, unhappiness with changes in or broadening of a fund’s investment strategy, changes in our reputation, and departures or changes in responsibilities of key investment professionals. In a declining financial market, the pace of redemptions and consequent reduction in our assets under management could accelerate. The decrease in our revenues that would result from significant redemptions in our hedge fund business would have a material adverse effect on our business.

In addition, the investors in our private equity and domestic hedge funds may, subject to certain conditions, act at any time to accelerate the liquidation date of the fund without cause, resulting in a reduction in management fees we earn from such funds, and a significant reduction in the amounts of total incentive income we could earn from those funds. Incentive income could be significantly reduced as a result of our inability to maximize the value of a fund’s investments in a liquidation. The occurrence of such an event with respect to any of our funds would, in addition to the significant negative impact on our revenue and earnings, likely result in significant reputational damages as well.

Many of our funds invest in relatively high-risk, illiquid assets that often have significantly leveraged capital structures, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of the principal amount we invest in these activities.

Many of our funds invest in securities that are not publicly traded. In many cases, our funds may be prohibited by contract or by applicable securities laws from selling such securities for a period of time. Our funds will generally not be able to sell these securities publicly unless their sale is registered under applicable securities laws, or unless an exemption from such registration requirements is available. Accordingly, our funds may be forced to sell securities at a loss, under certain conditions. The ability of many of our funds, particularly our private equity funds, to dispose of investments is heavily dependent on the public equity markets, inasmuch as the ability to realize any value from an investment may depend upon the ability to complete an initial public offering of the portfolio company in which such investment is held. Furthermore, large holdings even of publicly traded equity securities can often be disposed of only over a substantial period of time, exposing the investment returns to risks of downward movement in market prices during the disposition period.

In addition, many of our funds, particularly our private equity funds, hybrid hedge funds and our Castles, invest in businesses with capital structures that have significant leverage. The large amount of borrowing in the leveraged capital structure of such businesses increases the risk of losses due to factors such as rising interest rates, downturns in the economy or deteriorations in the condition of the investment or its industry. In the event of defaults under borrowings, the assets being financed would be at risk of foreclosure, and the fund could lose its entire investment.

Our hedge funds are subject to risks due to potential illiquidity of assets.

Our hedge funds may make investments or hold trading positions in markets that are volatile and which may become illiquid. Timely divestiture or sale of trading positions can be impaired by decreased trading volume, increased price volatility, concentrated trading positions, limitations on the ability to transfer positions in highly specialized or structured transactions to which we may be a party, and changes in industry and government regulations. When a fund holds a security or position it is vulnerable to price and value fluctuations and may experience losses to the extent the value of the position decreases and it is unable to timely sell, hedge or transfer the position. Therefore, it may be impossible or costly for our funds to liquidate positions rapidly, particularly if the relevant market is moving against a position or in the event of trading halts or daily price movement limits on the market or otherwise. Alternatively, it may not be possible in certain circumstances for a position to be purchased or sold promptly, particularly if there is insufficient trading activity in the relevant market or otherwise.

The hedge funds we manage may operate with a substantial degree of leverage. They may borrow, invest in derivative instruments and purchase securities using borrowed money, so that the positions held by the funds may in aggregate value exceed the net asset value of the funds. This leverage creates the potential for higher returns, but also increases the volatility of a fund, including the risk of a total loss of the amount invested.

The risks identified above will be increased if a fund is required to rapidly liquidate positions to meet margin requests, margin calls or other funding requirements on that position or otherwise. The inability to rapidly sell positions due to a lack of liquidity has historically been the cause of substantial losses in the hedge fund industry. The ability of counterparties to force liquidations following losses or a failure to meet a margin call can result in the rapid sale of highly leveraged positions in declining markets, which would likely subject our hedge funds to substantial losses. We may fail to adequately predict the liquidity which our hedge funds require to address counterparty requirements due to falling values of fund investments being financed by such counterparties, which could result not only in losses related to such investments, but in losses related to the need to liquidate unrelated investments in order to meet the fund’s obligations. Our hedge funds may incur substantial losses in the event significant capital is invested in highly leveraged investments or investment strategies. Such losses would result in a decline in assets under management, lead to investor requests to redeem remaining assets under management, and damage our reputation, each of which would materially and adversely impact our earnings.

Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the values of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds.

There are no readily-ascertainable market prices for a very large number of illiquid investments in our private equity and hybrid hedge funds. The value of the investments of our funds is determined periodically by us based on the fair value of such investments. The fair value of investments is determined using a number of methodologies described in the funds’ valuation policies. These policies are based on a number of factors, including the nature of the investment, the expected cash flows from the investment, bid or ask prices provided by third parties for the investment, the length of time the investment has been held, the trading price of securities (in the case of publicly traded securities), restrictions on transfer and other recognized valuation methodologies. The methodologies we use in valuing individual investments are based on a variety of estimates and assumptions specific to the particular investments, and actual results related to the investment therefore often vary materially as a result of the inaccuracy of such assumptions or estimates. In addition, because many of the illiquid investments held by our funds are in industries or sectors which are unstable, in distress, or undergoing some uncertainty, such investments are subject to rapid changes in value caused by sudden company-specific or industry-wide developments.

Because there is significant uncertainty in the valuation of, or in the stability of the value of illiquid investments, the fair values of such investments as reflected in a fund’s net asset value do not necessarily reflect the prices that would actually be obtained by us on behalf of the fund when such investments are sold. Realizations at values significantly lower than the values at which investments have been reflected in fund net asset values would result in losses for the applicable fund, a decline in asset management fees and the loss of potential incentive income. Also, a situation where asset values turn out to be materially different than values reflected in fund net asset values will cause investors to lose confidence in us which would, in turn, result in redemptions from our hedge funds or difficulties in raising additional private equity funds.

In some cases, the Fortress Funds realize value from an illiquid portfolio company when the portfolio company is able to sell equity in the public markets through an initial public offering (an ‘‘IPO’’). An IPO of a portfolio company increases the liquidity of the funds’ investment in the company and can create significant value when the dividend yield on the company’s shares after the IPO is lower than the return being generated by the company’s net assets, thereby increasing the value of its equity. Because of the significant uncertainties, both market-driven and regulatory in consummating an IPO, Fortress believes that the theoretical value added to a portfolio company investment by an IPO should not be recorded in the asset value of a fund until the IPO is completed. Therefore, Fortress values illiquid portfolio companies for which an IPO is being contemplated, or is in process, at fair value without regard to the value which may be created by the IPO.

Certain of our funds utilize special situation and distressed debt investment strategies which involve significant risks.

Our private equity and hybrid hedge funds invest in obligors and issuers with weak financial conditions, poor operating results, substantial financial needs, negative net worth, and/or special competitive problems. These funds also invest in obligors and issuers that are involved in bankruptcy or reorganization proceedings. In such situations, it may be difficult to obtain full information as to the exact financial and operating conditions of these obligors and issuers. Additionally, the fair values of such investments are subject to abrupt and erratic market movements and significant price volatility if they are publicly traded securities, and are subject to significant uncertainty in general if they are not publicly traded securities. Furthermore, some of our funds’ distressed investments may not be widely traded or may have no recognized market. A fund’s exposure to such investments may be substantial in relation to the market for those investments, and the assets are likely to be illiquid and difficult to sell or transfer. As a result, it may take a number of years for the fair value of such investments to ultimately reflect their intrinsic value as perceived by us.

A central feature of our distressed investment strategy is our ability to successfully predict the occurrence of certain corporate events, such as debt and/or equity offerings, restructurings, reorganizations, mergers, takeover offers and other transactions. If the corporate event we predict is delayed, changed or never completed, the market price and value of the applicable fund’s investment could decline sharply.

If our risk management systems for our hedge fund business are ineffective, we may be exposed to material unanticipated losses.

In our hedge fund business, we continue to refine our risk management techniques, strategies and assessment methods. However, our risk management techniques and strategies may not fully mitigate the risk exposure of our funds in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Some of our strategies for managing risk in our funds are based upon our use of historical market behavior. We apply statistical and other tools to these observations to measure and analyze the risks to which our funds are exposed. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in the funds or to seek adequate risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than the historical measures predict. Further, our mathematical modeling does not take all risks into account. Our more qualitative approach to managing those risks could prove insufficient, exposing us to material unanticipated losses. See ‘‘Business — Our Investment Process and Risk Controls’’.

Some of our funds invest in foreign countries and securities of issuers located outside of the United States, which may involve foreign exchange, political, social and economic uncertainties and risks.

Some of our funds invest a portion of their assets in the equity, debt, loans or other securities of issuers located outside the U.S. In addition to business uncertainties, such investments may be affected by changes in exchange values as well as political, social and economic uncertainty affecting a country or region. Many financial markets are not as developed or as efficient as those in the U.S., and as a result, liquidity may be reduced and price volatility may be higher. The legal and regulatory environment may also be different, particularly with respect to bankruptcy and reorganization. Financial accounting standards and practices may differ, and there may be less publicly available information in respect of such companies.

Restrictions imposed or actions taken by foreign governments may adversely impact the value of our fund investments. Such restrictions or actions could include exchange controls, seizure or nationalization of foreign deposits and adoption of other governmental restrictions which adversely affect the prices of securities or the ability to repatriate profits on investments or the capital invested itself. Income received by our funds from sources in some countries may be reduced by withholding and other taxes. Any such taxes paid by a fund will reduce the net income or return from such investments. While our funds will take these factors into consideration in making investment decisions, including when hedging positions, no assurance can be given that the funds will be able to fully avoid these risks or generate sufficient risk-adjusted returns.

We are subject to risks in using prime brokers and custodians.

The funds in our liquid hedge funds business depend on the services of prime brokers and custodians to carry out certain securities transactions. In the event of the insolvency of a prime broker and/or custodian, the funds might not be able to recover equivalent assets in full as they will rank among the prime broker and custodian’s unsecured creditors in relation to assets which the prime broker or custodian borrows, lends or otherwise uses. In addition, the funds’ cash held with a prime broker or custodian will not be segregated from the prime broker’s or custodian’s own cash, and the funds will therefore rank as unsecured creditors in relation thereto.

Risks Related to Our Organization and Structure

Control by our principals of the combined voting power of our shares and holding their economic interest through Fortress Operating Group may give rise to conflicts of interests.

Upon consummation of this offering, our principals will control approximately 77.7% of the combined voting power of our Class A and Class B shares. Accordingly, our principals will have the ability to elect all of the members of our board of directors, subject to Nomura’s right to one designee, and thereby to control our management and affairs. In addition, they will be able to determine the outcome of all matters requiring shareholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. The control of voting power by our principals could deprive Class A shareholders of an opportunity to receive a premium for their Class A shares as part of a sale of our company, and might ultimately affect the market price of the Class A shares.

In addition, the shareholders agreement among us and the principals will provide the principals who are then employed by the Fortress Operating Group holding shares greater than 50% of the total combined voting power of all shares held by such principals, so long as the principals and their permitted transferees continue to hold more than 40% of the total combined voting power of our outstanding Class A and Class B shares, with approval rights over a variety of significant corporate actions, including:

•	ten percent indebtedness: any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

•	ten percent share issuance: any issuance by us, in any transaction or series of related transactions, of equity or equity-related securities which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A and Class B shares other than (1) pursuant to transactions solely among us and our wholly-owned subsidiaries, or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the shareholders agreement;

•	investment of $250 million or greater: any equity or debt commitment or investment or series of related equity or debt commitments or investments in an entity or related group of entities in an amount greater than $250 million;

•	new business requiring investment in excess of $100 million: any entry by us or any of our controlled affiliates into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of a principal with us or any of our material subsidiaries without cause.

In addition, our principals are entitled to approximately 77.7% of our economic returns through their holdings of 77.7% of Fortress Operating Group units. Because they hold their economic interest in our business directly through Fortress Operating Group, rather than through the public company, our principals may have conflicting interests with holders of Class A shares. For example, our principals may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, and whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement. In addition, the structuring of future transactions may take into consideration the principals’ tax considerations even where no similar benefit would accrue to us.

We intend to pay regular dividends but our ability to do so may be limited by our holding company structure; we are dependent on distributions from the Fortress Operating Group to pay dividends, taxes and other expenses. Our ability to pay dividends is also subject to not defaulting on our credit agreement.

As a holding company, our ability to pay dividends will be subject to the ability of our subsidiaries to provide cash to us. We expect to distribute as dividends to our Class A shareholders Fortress Investment Group LLC’s share of the 75% of our annual distributable earnings which we expect Fortress Operating Group to distribute. Accordingly, we expect to cause the Fortress Operating Group to make distributions to its unitholders, including our wholly-owned subsidiaries, pro rata in an amount sufficient to enable us to pay such dividends to our Class A shareholders; however, no assurance can be given that such distributions will or can be made. Our board can reduce or eliminate our dividend at any time, in its discretion. In addition, Fortress Operating Group is required to make minimum tax distributions to its unitholders. See also ‘‘Risk Factors—Risks Related to Taxation—There Can Be No Assurance That Amounts Paid As Dividends on Class A Shares Will Be Sufficient To Cover The Tax Liability Arising From Ownership Of Class A Shares.’’ If Fortress Operating Group has insufficient funds, we may have to borrow additional funds or sell assets, which could materially adversely affect our liquidity and financial condition. In addition, Fortress Operating Group’s earnings may be insufficient to enable it to make required minimum tax distributions to unitholders.

There may be circumstances under which we are restricted from paying dividends under applicable law or regulation (for example due to Delaware limited partnership or limited liability company act limitations on making distributions if liabilities of the entity after the distribution would exceed the value of the entity’s assets). In addition, if we are in default under our credit agreement, including being out of compliance with covenants we would currently be prohibited from paying any dividends to shareholders (see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Covenants’’). Our lenders may also attempt to exercise their security interests over substantially all of the assets of the Fortress Operating Group.

The cash reflected on our historical balance sheets, which consolidates many of our funds, is not our cash and is not available to us; we depend on the cash we receive from the Fortress Operating Group.

Our historical combined financial information includes significant balances of cash and restricted cash held at consolidated subsidiaries as assets on our balance sheet. Although the cash and other assets of certain Fortress Funds have historically been included in our assets on a consolidated basis for financial reporting purposes, such cash is not available to us to pay dividends or for other liquidity needs but rather is property of the relevant fund. Following changes to our fund documents concurrent with this offering, these funds will no longer be consolidated, and such cash amounts will no longer be included in our balance sheet assets. We depend on distributions from the Fortress Operating Group for cash. Although the Fortress Operating Group may borrow under our credit facility, it depends primarily on the management fees and incentive income it receives from the Fortress Funds and its portion of the distributions made by the Fortress Funds, if any, for cash.

Tax consequences to the principals may give rise to conflicts of interests.

As a result of unrealized built-in gain attributable to the value of our assets held by the Fortress Operating Group entities at the time of this offering, upon the sale or, refinancing or disposition of the assets owned by the Fortress Operating Group entities, our principals will incur different and significantly greater tax liabilities as a result of the disproportionately greater allocations of items of taxable income and gain to the principals upon a realization event. As the principals will not receive a corresponding greater distribution of cash proceeds, they may, subject to applicable fiduciary or contractual duties, have different objectives regarding the appropriate pricing, timing and other material terms of any sale, refinancing, or disposition, or whether to sell such assets at all. Decisions made with respect to an acceleration or deferral of income or the sale or disposition of assets may also influence the timing and amount of payments that are received by an exchanging or selling principal under the tax receivable agreement. All other factors being equal, earlier disposition of assets following a transaction will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets before a transaction will increase a principal’s tax liability without giving rise to any rights to receive payments under the tax receivable agreement.

We will be required to pay our principals for most of the tax benefits we realize as a result of the tax basis step-up we receive in connection with taxable exchanges by our principals of units held in the Fortress Operating Group entities or our acquisitions of units from our principals.

At any time and from time to time, each principal will have the right to exchange their Fortress Operating Group units for our Class A shares in a taxable transaction. These taxable exchanges, as well as our acquisitions of units from our principals, may result in increases in the tax depreciation and amortization deductions, as well as an increase in the tax basis of other assets, of the Fortress Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the tax basis of other assets, may reduce the amount of tax that FIG Corp. or FIG Asset Co. LLC and any other corporate taxpayers would otherwise be required to pay in the future, although the IRS may challenge all or part of increased deductions and tax basis increase, and a court could sustain such a challenge.

We have entered into a tax receivable agreement with our principals that provides for the payment by the corporate taxpayers to our principals of 85% of the amount of tax savings, if any, that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis of the Fortress Operating Group. The payments that the corporate taxpayers may make to our principals could be material in amount.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our principals will not reimburse the corporate taxpayers for any payments that have been previously made under the tax receivable agreement. As a result, in certain circumstances, payments could be made to our principals under the tax receivable agreement in excess of the corporate taxpayers’ cash tax savings. The corporate taxpayers’ ability to achieve benefits from any tax basis increase, and the payments to be made under this agreement, will depend upon a number of factors, including the timing and amount of our future income.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, payments would begin to be made subsequent to such event as if an actual exchange of Fortress Operating Group units had occurred, based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. In such circumstances, payments may have to be made before any tax savings are realized.

See ‘‘Certain Relationships and Related Party Transactions—Tax Receivable Agreement’’.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and the price of our Class A shares.

We do not believe that we are an ‘‘investment company’’ under the Investment Company Act of 1940 because the nature of our assets and the sources of our income exclude us from the definition of an investment company pursuant to Rule 3a-1 under the Investment Company Act of 1940. If one or more of the Fortress Operating Group entities ceased to be a wholly-owned subsidiary of ours, our interests in those subsidiaries could be deemed an ‘‘investment security’’ for purposes of the Investment Company Act of 1940. Generally, a person is an ‘‘investment company’’ if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act of 1940, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our business and the price of our Class A shares.

Risks Related To This Offering

An active market for our Class A shares may not develop.

We intend to submit an application to have our Class A shares listed on the New York Stock Exchange under the symbol ‘‘FIG’’. However, we cannot assure you that our Class A shares will be approved for listing on the New York Stock Exchange or, if approved, that a regular trading market of our Class A shares will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our Class A shares will develop or be maintained, the liquidity of any trading market, your ability to sell your Class A shares when desired, or at all, or the prices that you may obtain for your Class A shares.

The market price and trading volume of our Class A shares may be volatile, which could result in rapid and substantial losses for our shareholders.

Even if an active trading market develops, the market price of our Class A shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our Class A shares may fluctuate and cause significant price variations to occur. If the market price of our Class A shares declines significantly, you may be unable to resell your Class A shares at or above your purchase price, if at all. We cannot assure you that the market price of our Class A shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A shares or result in fluctuations in the price or trading volume of our Class A shares include:

•	variations in our quarterly operating results or dividends;

•	failure to meet analysts’ earnings estimates or failure to meet, or the lowering of, our own earnings guidance;

•	publication of research reports about us or the investment management industry or the failure of securities analysts to cover our Class A shares after this offering;

•	additions or departures of our principals and other key management personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community;

•	changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters;

•	adverse publicity about the asset management industry generally or individual scandals, specifically; and

•	general market and economic conditions.

Our Class A share price may decline due to the large number of shares eligible for future sale and for exchange into Class A shares.

The market price of our Class A shares could decline as a result of sales of a large number of our Class A shares or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After the consummation of this offering, we will have 401,429,000 outstanding Class A shares on a fully diluted basis. This number is primarily comprised of our Class A shares we are selling in this offering, the Class A shares sold in the Nomura transaction and the Class A shares for which the principals’ Fortress Operating Group units may be exchanged. See ‘‘Shares Eligible for Future Sale’’.

We have agreed with the underwriters not to sell, otherwise dispose of or hedge any of our Class A shares or any securities issuable upon conversion of, or exchange or exercise for, Class A shares (including Fortress Operating Group units), subject to specified exceptions, during the period from the date of this prospectus continuing through the date 120 days after the date of this prospectus, except with the prior written consent of the underwriters. Subject to these agreements, we may issue and sell in the future additional Class A shares or any securities issuable upon conversion of, or exchange or exercise for, Class A shares (including Fortress Operating Group units).

Our principals will own an aggregate of 312,071,550 Fortress Operating Group units. Each principal will have the right to exchange each of his Fortress Operating Group units for one of our Class A shares at any time, subject to the Principals Agreement. Our principals, executive officers, employees and directors who are receiving Class A shares and Fortress Operating Group units in connection with this offering, and participants in our directed share program have agreed with the underwriters not to dispose of or hedge any of our Class A shares, or Fortress Operating Group units, subject to specified exceptions, during the period from the date of this prospectus continuing through the date 120 days after the date of this prospectus, except with the prior written consent of the underwriters. After the expiration of this 120-day lock-up period, these Class A shares and Fortress Operating Group units will be eligible for resale from time to time, subject to certain contractual restrictions and Securities Act limitations. Under certain circumstances the 120-day lock-up period may be extended. In addition, effective upon consummation of this offering, we will grant to certain employees and directors an aggregate of        restricted Class A shares and        restricted Fortress Operating Group units pursuant to our equity incentive plan, and              Class A shares and Fortress Operating Group units will remain available for future grant under our equity incentive plan.

Our principals and Nomura are parties to shareholders agreements with us. After the expiration of their 120-day lock-up period, the principals will have the ability to cause us to register the Class A shares they acquire upon exchange for their Fortress Operating Group units. Nomura will have the ability to cause us to register any of its 55,071,450 Class A shares beginning one year after its acquisition of Class A shares and may only transfer its Class A shares prior to such time to its controlled affiliates. We have agreed not to waive Nomura’s transfer restriction for no less than 120 days after this offering, although no assurance can be given that we will not do so after the expiration of such 120-day period.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price per Class A share will be substantially higher than our pro forma net tangible book value per share immediately after this offering. As a result, you will pay a price per

Class A share that substantially exceeds our pro forma tangible book value per share. At an offering price of $17.50 (the mid-point of the range set forth on the cover page of this prospectus), you will incur immediate and substantial dilution in an amount of $17.46 per Class A share.

Our principals’ beneficial ownership of Class B shares and anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

Upon consummation of this offering, our principals will beneficially own all of our Class B shares, except for Class B shares related to                          restricted Fortress Operating Group units granted to certain employees in connection with this offering. The principals’ Class B shares will represent approximately 77.7% of the total combined voting power of our outstanding Class A and Class B shares. As a result, if they vote all of their shares in the same manner, they will be able to exercise control over all matters requiring the approval of shareholders and will be able to prevent a change in control of our company. In addition, provisions in our amended and restated operating agreement may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our shareholders. For example, our amended and restated operating agreement will provide for a staggered board, will require advance notice for proposals by shareholders and nominations, will place limitations on convening shareholder meetings, and will authorize the issuance of preferred shares that could be issued by our board of directors to thwart a takeover attempt. In addition, certain provisions of Delaware law may delay or prevent a transaction that could cause a change in our control. The market price of our Class A shares could be adversely affected to the extent that our principals’ control over us, as well as provisions of our amended and restated operating agreement, discourage potential takeover attempts that our shareholders may favor.

Risks Related to Taxation

You may be subject to U.S. federal income tax on your share of our taxable income, regardless of whether you receive any cash dividends from us.

So long as we are not required to register as an investment company under the Investment Company Act of 1940 and 90% of our gross income for each taxable year constitutes ‘‘qualifying income’’ within the meaning of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), on a continuing basis, we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. You may be subject to U.S. federal, state, local and possibly, in some cases, foreign income taxation on your allocable share of our items of income, gain, loss, deduction and credit (including our allocable share of those items of any entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow through basis) for each of our taxable years ending with or within your taxable year, regardless of whether or not you receive cash dividends from us. See ‘‘Material U.S. Federal Tax Considerations.’’ You may not receive cash dividends equal to your allocable share of our net taxable income or even the tax liability that results from that income. In addition, certain of our holdings, including holdings, if any, in a Controlled Foreign Corporation (‘‘CFC’’) and a Passive Foreign Investment Company (‘‘PFIC’’), may produce taxable income prior to the receipt of cash relating to such income, and holders of our Class A shares will be required to take such income into account in determining their taxable income. Under our amended and restated operating agreement, in the event of an inadvertent partnership termination in which the Internal Revenue Service (‘‘IRS’’) has granted us limited relief, each holder of our Class A shares also is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership. Such adjustments may require persons who hold our Class A shares to recognize additional amounts in income during the years in which they hold such shares. We may also be required to make payments to the IRS.

Our intermediate holding company, FIG Corp., will be subject to corporate income taxation in the United States.

A significant portion of our investments and activities may be made or conducted through FIG Corp. Dividends paid by FIG Corp. from time to time will, as is usual in the case of a U.S.

corporation, then be included in our income. Income received as a result of investments made or activities conducted through FIG Asset Co. LLC (but excluding through its taxable corporate affiliates) will not be subject to corporate income taxation in our structure.

There can be no assurance that amounts paid as dividends on Class A shares will be sufficient to cover the tax liability arising from ownership of Class A shares.

Any dividends paid on Class A shares will not take into account your particular tax situation (including the possible application of the alternative minimum tax) and, therefore, because of the foregoing as well as other possible reasons, may not be sufficient to pay your full amount of tax based upon your share of our net taxable income. In addition, the actual amount and timing of dividends will always be subject to the discretion of our board of directors and we cannot assure you that we will in fact pay cash dividends as currently intended. In particular, the amount and timing of dividends will depend upon a number of factors, including, among others:

•	our actual results of operations and financial condition;

•	restrictions imposed by our amended and restated operating agreement or applicable law;

•	restrictions imposed by our credit agreements;

•	reinvestment of our capital;

•	the timing of the investment of our capital;

•	the amount of cash that is generated by our investments or to fund liquidity needs;

•	levels of operating and other expenses;

•	contingent liabilities; or

•	factors that our board of directors deems relevant. Even if we do not distribute cash in an amount that is sufficient to fund your tax liabilities, you will still be required to pay income taxes on your share of our taxable income.

If we are treated as a corporation for U.S. federal income tax purposes, the value of the Class A shares would be adversely affected.

We have not requested, and do not plan to request, a ruling from the IRS on our treatment as a partnership for U.S. federal income tax purposes, or on any other matter affecting us. Under current law and assuming full compliance with the terms of the amended and restated operating agreement (and other relevant documents) and based upon factual statements and representations that will be made by us, we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP that we will be treated as a partnership, and not as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. However, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge. The factual representations that will be made by us upon which Skadden, Arps, Slate, Meagher & Flom LLP will rely relate to our organization, operation, assets, activities, income, and present and future conduct of our operations. In general, if an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes is a ‘‘publicly traded partnership’’ (as defined in the Code) it will be nonetheless treated as a corporation for U.S. federal income tax purposes, unless the exception described below, and upon which we intend to rely, applies. A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year constitutes ‘‘qualifying income’’ within the meaning of the Code and it is not required to register as an investment company under the Investment Company Act of 1940. We refer to this exception as the ‘‘qualifying income exception.’’

Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We expect that our income generally will consist of interest, dividends, capital gains and other types of qualifying income, including dividends from FIG Corp. and interest on indebtedness from FIG Corp. No assurance can be given as to the types of income that will be earned in any given year. If we fail to satisfy the qualifying income exception described above, items of income and deduction would not pass through to holders of the Class A shares and holders of the Class A shares would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. In such a case, we would be required to pay income tax at regular corporate rates on all of our income. In addition, we would likely be liable for state and local income and/or franchise taxes on all of such income. Dividends to holders of the Class A shares would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, and the payment of these dividends would not be deductible by us. Taxation of us as a publicly traded partnership taxable as a corporation could result in a material adverse effect on our cash flow and the after-tax returns for holders of Class A shares and thus could result in a substantial reduction in the value of the Class A shares.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

The U.S. federal income tax treatment of holders of the Class A shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS, and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in the Class A shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible to meet the qualifying income exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us and adversely affect an investment in our Class A shares.

Our organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the holders of Class A shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Class A shares. Moreover, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders in a manner that reflects such holders’ beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, deductions, loss or credit, including interest deductions, be adjusted, reallocated, or disallowed, in a manner that adversely affects holders of the Class A shares.

FIG Asset Co. LLC may not be able to invest in certain assets, other than through a taxable corporation.

In certain circumstances, FIG Asset Co. LLC or one of its subsidiaries may have an opportunity to invest in certain assets through an entity that is characterized as a partnership for U.S. federal income tax purposes, where the income of such entity may not be ‘‘qualifying income’’ for purposes of the publicly traded partnership rules. See ‘‘Material U.S. Federal Tax Considerations—Taxation of the Company.’’ In order to manage our affairs so that we will meet the qualifying income exception, we may either refrain from investing in such entities or, alternatively, we may structure our investment through an entity classified as a corporation for U.S. federal income tax purposes. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its interest in the entity in which the opportunistic investment has been made, as the case may be, and such income taxes would reduce the return on that investment.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities or enter into acquisitions, borrowings, financings or arrangements we may not have otherwise entered into.

In order for us to be treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, we must meet the qualifying income exception discussed above on a continuing basis and we must not be required to register as an investment company under the Investment Company Act of 1940. In order to effect such treatment we (or our subsidiaries) may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings we may not have otherwise entered into. This may adversely affect our ability to operate solely to maximize our cash flow. Our structure also may impede our ability to engage in certain corporate acquisitive transactions because we generally intend to hold all of our assets through the Fortress Operating Group. In addition, we may be unable to participate in certain corporate reorganization transactions that would be tax free to our holders if we were a corporation. To the extent we hold assets other than through the Fortress Operating Group, we will make appropriate adjustments to the Fortress Operating Group agreements so that distributions to principals and us would be the same as if such assets were held at that level.

The IRS could assert that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income with respect to non-U.S. holders. Moreover, certain REIT dividends and other stock gains may be treated as effectively connected income with respect to non-U.S. holders.

While we expect that our method of operation will not result in a determination that we are engaged in a U.S. trade or business, there can be no assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income with respect to non-U.S. holders. Moreover, dividends paid by an investment that we make in a REIT that is attributable to gains from the sale of U.S. real property interests will, and sales of certain investments in the stock of U.S. corporations owning significant U.S. real property may, be treated as effectively connected income with respect to non-U.S. holders. To the extent our income is treated as effectively connected income, non-U.S. holders generally would be subject to withholding tax on their allocable shares of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable shares of income effectively connected with such trade or business, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income. Non-U.S. holders may also be subject to a 30% branch profits tax on such income in the hands of non-U.S. holders that are corporations.

An investment in Class A shares will give rise to UBTI to certain tax-exempt holders.

We will not make investments through taxable U.S. corporations solely for the purpose of limiting unrelated business taxable income, or UBTI, from ‘‘debt-financed’’ property and, thus, an investment in Class A shares will give rise to UBTI to certain tax-exempt holders. For example, FIG Asset Co. LLC will invest in or hold interests in entities that are treated as partnerships, or are otherwise subject to tax on a flow-through basis, that will incur indebtedness. FIG Asset Co. LLC may borrow funds from FIG Corp. or third parties from time to time to make investments. These investments will give rise to UBTI from ‘‘debt-financed’’ property. However, we expect to manage our activities to avoid a determination that we are engaged in a trade or business, thereby limiting the amount of UBTI that is realized by tax-exempt holders of our Class A shares.

We may hold or acquire certain investments through an entity classified as a PFIC or CFC for U.S. federal income tax purposes.

Certain of our investments may be in foreign corporations or may be acquired through a foreign subsidiary that would be classified as a corporation for U.S. federal income tax purposes. Such an entity may be a PFIC or a CFC for U.S. federal income tax purposes. U.S. holders of Class A shares indirectly owning an interest in a PFIC or a CFC may experience adverse U.S. tax consequences. See ‘‘Material U.S. Federal Tax Considerations—Passive Foreign Investment Companies’’ and ‘‘—Controlled Foreign Corporations.’’

We strongly urge you to review carefully the discussion under ‘‘Material U.S. Federal Tax Considerations’’ and to seek advice based on your particular circumstances from an independent tax advisor.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under ‘‘Prospectus Summary,’’ ‘‘Risk Factors,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ ‘‘Business’’ and elsewhere in this prospectus may contain forward-looking statements which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market and industry data and forecasts that we have developed from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data, estimates and forecasts are based upon information obtained from our investors, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.

OUR STRUCTURE

The diagram below depicts our organizational structure immediately after the consummation of the Nomura transaction, this offering and related transactions. See ‘‘Our Structure — The Transactions.’’

(1)	Investors in this offering will hold 38.4% of the Class A shares, which represent approximately 8.6% of the total combined voting power in Fortress Investment Group LLC and Nomura will hold 61.6% of the Class A shares, which represent approximately 13.7% of the total combined voting power in Fortress Investment Group LLC. These shares represent collectively approximately 22.3% of the Fortress Operating Group Units.

(2)	The principals hold 100% of the Class B shares, which represent approximately 77.7% of the total combined voting power in Fortress Investment Group LLC. The Class B shares have no economic interest in Fortress Investment Group LLC.

(3)	Represents approximately 22.3% of the limited partner interests (voting) and a 100% general partner interest in each of the Operating Entities and in Principal Holdings.

(4)	Represents approximately 77.7% of the limited partner interests (non-voting) in each of the Operating Entities and in Principal Holdings.

(5)	Excludes the effect of (i) equity interests to be granted under our equity incentive plan to employees and directors in connection with this offering and (ii) the issuance of Class A shares upon the exercise of the underwriters’ option to purchase additional shares, if applicable. Assuming the issuance of Class A shares, upon the full exercise of the underwriters’ option to purchase additional shares and the grant of equity interests to employees and directors under our equity incentive plan of equity interests representing % of the Class A shares on a fully diluted basis, then (i) Fortress Investment Group LLC own indirectly approximately % of the limited partner interests in the Fortress Operating Group. (ii) investors in this offering would hold approximately % of the Class A shares on a fully diluted basis and (iii) the principals would hold approximately % of the limited partner interests in the Fortress Operating Group.

Fortress Investment Group LLC, or the public company.    As a result of the transactions contemplated by this offering and the Nomura transaction we will become the owner of, and the Class A shareholders (including Nomura and investors in this offering) will therefore have, an approximately 22.3% economic interest in the Fortress Operating Group, while the principals will retain an approximately 77.7% economic interest in the Fortress Operating Group as well as voting and operating control of the public company. You should note, in particular, that:

•	Investors in this offering will own 38.4% of the Class A shares of the public company, which represent 38.4% of the economic interest in the public company but only approximately 8.6% of the voting power of the public company’s shares and 8.6% of the economic interest in the Fortress Operating Group. Nomura will own 61.6% of the Class A shares of the public company, which represents 61.6% of the economic interest in the public company and approximately 13.7% of the combined voting power of the public company’s shares and 13.7% of the economic interest in the Fortress Operating Group.

•	The public company will own, in turn, through its intermediate holding companies, approximately 22.3% of the Fortress Operating Group units. The public company will also control the Fortress Operating Group by means of general partner interests in the Fortress Operating Group entities which will be owned by these holding companies.

•	The principals will own 100% of the public company’s Class B shares, which will vote together with the Class A shares on a one vote per share basis, and which will represent upon completion of this offering approximately 77.7% of the combined voting power of the public company’s shares. The Class B shares do not represent an economic interest in the public company and are therefore not entitled to any dividends. The principals will control the public company since the Class B shares represent more than a majority of the combined voting power in the public company. The voting rights of the principals are further enhanced by the shareholders agreement, described below under ‘‘Certain Relationships and Related Party Transactions — Shareholders Agreement’’.

•	While the Class B shares, as indicated above, have no economic interest in Fortress, each holder of a Class B share also owns an economic interest in Fortress via a corresponding Fortress Operating Group unit.

•	The principals’ Fortress Operating Group units, described below, are exchangeable (together with the corresponding Class B shares) on a one-for-one basis for Class A shares. However, the exchange of Fortress Operating Group units for Class A shares will not affect the principals’ voting power since the votes represented by the cancelled Class B shares will be replaced with the votes represented by the Class A shares for which such units are exchanged.

Fortress Operating Group — the limited partnerships operating Fortress’s businesses.    The Fortress Operating Group comprises:

•	the limited partnerships through which the principals currently operate our business; we refer to these entities as the ‘‘Operating Entities’’; and

•	one or more limited partnerships formed for the purpose of, among other activities, holding certain of our principal investments; we refer to these entities as ‘‘Principal Holdings.’’

We have historically used multiple Operating Entities to segregate operations for business, financial and other reasons. Going forward, we may increase or decrease the number of our Operating Entities or Principal Holdings, based on our views regarding the appropriate balance between (a) administrative convenience and (b) continued business, financial, tax and other optimization. As described more fully below, all of our interests in the Operating Entities will be held through FIG Corp.

The Operating Entities are comprised of Fortress Operating Entity I LP, Fortress Operating Entity II LP and Fortress Operating Entity III LP. Fortress Operating Entity I LP is, directly or through its subsidiaries, the investment manager of all of the Fortress Funds. Principal Holdings I LP’s material assets currently consist of the general partner interest in certain private equity funds, a limited partnership interest in a newly formed private equity fund, and the entity which is entitled to the incentive income from one of our hedge funds.

We refer to the Operating Entities and Principal Holdings together as the Fortress Operating Group. Each of the Fortress Operating Group entities is a limited partnership. Each Fortress Operating Group unit represents one limited partner interest, or LP interest, in each Operating Entity and in Principal Holdings. A Fortress Operating Group unit is not a legal interest but is the term we use to refer to the aggregate of one LP interest in each Fortress Operating Group entity.

The number of Fortress Operating Group units we will own equals the number of our outstanding Class A shares, while the number of Fortress Operating Group units which the principals will own equals the number of outstanding Class B shares they hold. The economic interest represented by each Fortress Operating Group unit corresponds, in other words, to one of our shares; and the total number of Fortress Operating Group units owned by us and the principals equals the sum of our outstanding Class A shares and Class B shares. We will own our Fortress Operating Group units through our intermediate holding companies, and the principals will own their Fortress Operating Group units directly. In addition, you should note that:

•	Under the terms of the company’s amended and restated operating agreement, the Class B shares cannot be transferred except in connection with a transfer of the corresponding Fortress Operating Group unit. Further, as described below, a Fortress Operating Group unit cannot be exchanged for a Class A share without the corresponding Class B share being delivered together with such unit at the time of exchange for cancellation by the company.

•	We do not intend to list the Class B shares on any stock exchange.

The Intermediate Holding Companies and Control of Fortress Operating Group. Fortress Investment Group LLC, the public company, will own 100% of:

•	FIG Corp. which in turn will own the sole general partner interest and approximately 22.3% of the LP interests in the Operating Entities; and

•	FIG Asset Co. LLC which in turn will own the sole general partner interest and approximately 22.3% of the LP interests in Principal Holdings.

The LP interests in the Operating Entities and Principal Holdings that will be held by both FIG Corp. and FIG Asset Co. LLC represent, together, approximately 22.3% of the Fortress Operating Group units.

The general partner interests of each of the Fortress Operating Group entities, which will be held by FIG Corp. and FIG Asset Co. LLC, possess no economic interest in such entities and are not entitled to any allocation of gains or losses of, or any distributions from, the Fortress Operating Group. However, under the limited partnership agreements of each of the Fortress Operating Group entities, management and control rights will be vested in these general partner interests. Accordingly, since our wholly-owned intermediate holding companies will own 100% of the general partner interests in the Fortress Operating Group entities, we will control Fortress Operating Group. While the LP interests in the Fortress Operating Group entities which the principals own have no voting rights, the principals will control us through their ownership of Class B shares.

Allocation of Net Proceeds of this Offering and the Intermediate Holding Company Demand Note.     As described below, we will allocate a portion of the net proceeds of this offering to each of FIG Corp. and FIG Asset Co. LLC, based on the aggregate values of the Operating Entities, on the one hand, and the value of Principal Holdings plus an amount equal to $                    , on the other.

•	FIG Asset Co. LLC will contribute to Principal Holdings a portion of the net offering proceeds allocated to it, and to the extent that FIG Asset Co. LLC does not have an immediate need for the balance of such proceeds, it will loan the balance to FIG Corp. pursuant to a demand note. FIG Asset Co. LLC may from time to time demand the repayment of all or a portion of this loan to fund additional investments in Principal Holdings or for other purposes.

•	FIG Corp. will contribute its portion of the net offering proceeds allocated to it, plus the proceeds of any demand loan received from FIG Asset Co. LLC, to the Operating Entities, based on their relative values.

Amounts contributed by FIG Asset Co. LLC to Principal Holdings and by FIG Corp. to the Operating Entities upon completion of this offering will dilute the percentage ownership interests of the principals in those entities by 8.6%. The relative percentage ownership interests in Fortress Operating Group of the public company on the one hand and the principals on the other will continue to change over time, as follows:

•	whenever we issue Class A shares to raise capital, we will contribute the proceeds of any such capital raise, via the intermediate holding companies, to Fortress Operating Group entities, and each such contribution by us will dilute the principals’ direct percentage ownership therein;

•	whenever we grant any awards under our equtiy incentive plan, (i) in the case of Fortress Operating Group units, we may issue a corresponding number of Class B shares and (ii) in the case of all other awards, each of the Operating Entities and Principal Holdings will make comparable awards, in the same amounts, to our intermediate holding companies, FIG Corp. and FIG Asset Co. LLC; and

•	whenever the principals exchange their Fortress Operating Group units for Class A shares, our ownership interest in the Fortress Operating Group will increase and the principals’ direct ownership interest will decrease correspondingly.

Following this offering, as a result of these contributions, FIG Corp. will own 22.3% and the principals will own 77.7% of the LP interests in each of the Operating Entities, and FIG Asset Co. LLC will own 22.3% and the principals will own 77.7% of the LP interests in Principal Holdings.

Certain Attributes of our Structure.    Our structure is designed to accomplish a number of important objectives, the most important of which are as follows:

•	We are a holding company that will be qualified as a partnership for U.S. federal income tax purposes. Our intermediate holding companies will enable us to maintain our partnership status.

•	The interposition of our intermediate holding companies will allow the company to serve as a public holding company with its Class A shares widely held and actively traded. The principals, however, will retain their economic investment in the form of direct interests in the Fortress Operating Group, rather than in the Class A shares. All of the businesses operated by Fortress prior to the closing of the Nomura transaction and this offering, and all of the interests held by Fortress in such businesses prior to the closing of the Nomura transaction and this offering will continue to be operated or held, as the case may be, by the Fortress Operating Group following the closing of the Nomura transaction and this offering, and the principals will retain their remaining economic interests in these business through their ownership interests in the Fortress Operating Group entities. Although distributions on the Fortress Operating Group units must be made on a pro rata basis, the principals will receive their distributions directly, while the same distribution must first be made to FIG Corp. and FIG Asset Co. LLC before any amounts, net of taxes and payments under the tax receivable agreement, can be distributed to us, and in turn to the Class A shareholders.

•	Although the principals currently own no economic interest in Fortress Investment Group LLC (that is, they own no Class A shares), they will own non-economic Class B ‘‘vote-only’’ shares that as a percentage of our voting power will be commensurate with their economic ownership in Fortress Operating Group.

•	In the event a principal wishes to exchange Fortress Operating Group units for Class A shares, he must deliver the units to us together with a corresponding number of Class B shares, and as a result of the exchange:

•	we will deliver to the principal a number of Class A shares corresponding to the number of Fortress Operating Group units delivered to us;

•	we will cancel the Class B shares delivered to us; and

•	the Fortress Operating Group units we acquire from the principal will be held by our intermediate holding companies, FIG Corp and FIG Asset Co. LLC, as applicable.

Summary.    Following the transactions contemplated by this offering and the Nomura transaction:

•	the public company (through the intermediate holding companies) and the principals (through direct ownership) will hold, respectively, approximately 22.3% and approximately 77.7% of the Fortress Operating Group units;

•	the Class A shareholders’ voting and economic interests in Fortress will be represented by their Class A shares in the public company. The principals’ economic interests, by comparison, will be represented by their Fortress Operating Group units while their voting interests will be represented by their Class B shares in the public company;

•	the Class A shares held by Nomura represent, on a per share basis, the same economic and voting interest in the public company as the Class A shares to be issued in connection with this offering. However, Nomura has additional rights pursuant to its shareholder agreement with the public company, including its right to designate a member of the public company’s board of directors. See ‘‘Certain Relationships and Related Party Transactions—Investor Shareholder Agreement’’;

•	all of the businesses engaged in by Fortress as a historical matter will continue, following completion of this offering, to be conducted by the Fortress Operating Group; accordingly, Fortress Investment Group LLC, the public company, and the principals will participate in the net operating results of the Fortress Operating Group, which are derived largely from the management fees and incentive income from the Fortress Funds, on a pari passu basis, in accordance with their pro rata ownership of Fortress Operating Group units;

•	the principals will retain voting control of Fortress Investment Group LLC following this offering through their ownership of our Class B shares; and

•	future issuances, if any, of Class A shares will result in a corresponding increase in the number of Fortress Operating Group units held by the intermediate holding companies and result in a corresponding dilution of the principals’ percentage ownership interest in the Fortress Operating Group.

The Transactions

Our business is presently conducted by Fortress Operating Group. Fortress Investment Group LLC was formed as a Delaware limited liability company for the purpose of completing the Nomura transaction, this offering and the related transactions in order to carry on our business as a publicly-traded entity. As a result of the Nomura transaction and the transactions contemplated by this offering, Fortress Investment Group LLC will acquire control of the Fortress Operating Group and hold approximately 22.3% of the Fortress Operating Group units.

In connection with the closing of the Nomura transaction, we formed FIG Corp. as a Delaware corporation and FIG Asset Co. LLC as a Delaware limited liability company, our two wholly-owned intermediate holding companies. Prior to or concurrently with the consummation of this offering, we have completed or will have completed the following transactions:

•	we will grant rights to the investors in the consolidated Fortress Funds to provide a simple majority of the respective unrelated limited partners with the right to accelerate the date on which the fund is liquidated, without cause, in accordance with certain procedures, or otherwise the ability to exert control over the fund, which will result in our deconsolidation of these funds as of the date of grant;

•	subsequent to September 30, 2006 we distributed $ million to our principals in the period prior to the consummation of this offering;

•	we collected $ million pursuant to certain contractual arrangements from our offshore hedge funds representing a portion of receivables relating to previously earned fees, of which $435 million is reflected on our pro forma September 30, 2006 balance sheet, and used the proceeds, net of non-controlling interests, to partially fund the distributions to our principals described immediately above;

•	we issued Class A shares to Nomura for net proceeds of $888 million;

•	we contributed $ of the net proceeds from the Nomura transaction to FIG Corp. which will in turn use those net proceeds, together with the proceeds it receives from FIG Asset Co. LLC under the demand note, as described below, to purchase from the principals a 15% limited partner interest in each of the Operating Entities (which will be approximately 13.7% upon consummation of this offering). In connection with its admission as a limited partner to the Operating Entities, FIG Corp. will also become the sole general partner in each Operating Entity;

•	we contributed $ of the net proceeds from the Nomura transaction to FIG Asset Co. LLC, which will (i) loan a portion of these net proceeds to FIG Corp. pursuant to a demand note and (ii) use the remaining portion of these proceeds to purchase from the principals a 15% limited partner interest in Principal Holdings (which will be approximately 13.7% upon consummation of this offering), the Fortress Operating Group entity which, among other things, will hold certain of our principal investments. In connection with its admission as a limited partner to Principal Holdings, FIG Asset Co. LLC will also become the sole general partner in Principal Holdings;

•	FIG Corp. and FIG Asset Co. LLC (on behalf of any affiliated corporation) entered into a tax receivable agreement with our principals, as described below;

•	we entered into an employment agreement with each of our principals, as described below;

•	we entered into an investor shareholder agreement with Nomura, as described below;

•	we will issue Class A shares in this offering for net proceeds of approximately $ (based on the mid-point of the price range set forth on the cover page of this prospectus);

•	we will contribute $ of the net proceeds from this offering to FIG Corp. which will in turn contribute those net proceeds, together with the proceeds it receives from FIG Asset Co. LLC under a demand note, as described below, to the Operating Entities in exchange for an additional approximately 8.6% limited partner interest in each of the Operating Entities;

•	we will contribute $ of the net proceeds from this offering to FIG Asset Co. LLC, which will (i) loan a portion of these net proceeds to FIG Corp. pursuant to a intercompany demand note and (ii) contribute the remaining portion of these proceeds in exchange for an approximately 8.6% limited partner interest in Principal Holdings;

•	Fortress Operating Group will use a portion of the net proceeds from this offering to repay $250.0 million under our credit agreement;

•	we will grant pursuant to our equity incentive plan, effective upon consummation of this offering, restricted Class A shares, and restricted Fortress Operating Group units (and corresponding Class B shares), among other things, to certain employees and directors having a fair value of $ and $ , respectively, based on the midpoint of the price range set forth on the cover page of this prospectus;

•	we will enter into a shareholders agreement with our principals, and our principals will enter into the principals agreement, in each case as described below;

•	we refinanced our credit agreement in June 2006 and as of September 30, 2006 had borrowed $600 million under the term loan facility portion thereof (which includes $250 million which is to be repaid as described above); and

•	we expect to distribute $208.5 million in relation to the liquidation of Northcastle Trust (a Fortress Fund) or ‘‘Northcastle,’’ to its investors; as of November 30, 2006 the liquidation was substantially complete.

We refer to the foregoing collectively as the ‘‘Transactions.’’

As a result of the Transactions:

•	Fortress Investment Group LLC will be a holding company, and our primary assets will be our indirect controlling general partner interest in the Fortress Operating Group and approximately 22.3% of the Fortress Operating Group units, held through the intermediate holding companies;

•	our principals’ percentage ownership of the Fortress Operating Group units will decrease to approximately 77.7% and our principals’ Class B shares will represent 77.7% of the total combined voting power in the public company, by means of which they will maintain control of the company;

•	FIG Corp. or FIG Asset Co. LLC, as applicable, will become the sole general partner of each of the entities that constitute the Fortress Operating Group. Accordingly, we will operate and control the business of the Fortress Operating Group and its subsidiaries; and

•	net profits, net losses and distributions of the Fortress Operating Group will be allocated and made to its unitholders, on a pro rata basis in accordance with their respective Fortress Operating Group units. Accordingly, net profits and net losses allocable to Fortress Operating Group unitholders will initially be allocated, and distributions will initially be made, approximately 22.3% indirectly to us and approximately 77.7% to our principals.

The remaining Transactions collectively comprise the reorganization pursuant to which the principals, Nomura and the public will acquire 100% of our outstanding Class A and Class B shares, and our concurrent acquisition, through two intermediate holding companies, of the controlling general partner interest in the Fortress Operating Group and approximately 22.3% of the Fortress Operating Group units.

Our deconsolidation of the Fortress Funds will have significant effects on many of the items within our financial statements but will have no net effect to our net income or equity. The following describes the major effect on our financial statements:

•	We will not record on our balance sheet and income statement the gross assets, liabilities, revenues, expenses and other income of the deconsolidated Fortress Funds, along with the related non-controlling interests of the fund investors in the equity and income of these funds. This will reduce these financial statement captions by: assets – 91%; liabilities – 71%; revenues – 69%; expenses – 66%; other income – 95%; non-controlling interests in equity of the funds – 98%; and non-controlling interests in income of the funds – 99% (based on comparing our combined historical financial information to our pro forma financial information as of September 30, 2006 and for the nine months then ended).

•	We will reflect our investment in these funds on our balance sheet using the equity method of accounting, rather than eliminating the investment in consolidation.

•	We will include the management fees and incentive income earned from these funds on our income statement rather than eliminating the revenue in consolidation.

•	We will record our equity in the income of these funds using the equity method of accounting. However, we will not record any equity in income arising from incentive income arrangements to the extent that the incentive income is subject to contingent repayment. Therefore, we will not need to record deferred incentive income with respect to these funds for incentive income that is not yet distributed.

•	We will also remove the cash flow activities of the deconsolidated funds from our statement of cash flows and replace them with our cash contributions to and distributions from the deconsolidated funds, which previously were eliminated in consolidation. This would not have any effect on our overall net change in cash for the period; however, it would result in significant changes to our operating and financing cash flow categories. For instance, removing the funds’ investing cash flows (that is, purchases and proceeds from sales of investments and the change in their cash held for investment or reinvestment) previously reported in operating cash flows would result in our reporting net positive cash flows from operating activities for each period presented in our historical financial statements included in this prospectus. As a result of the deconsolidation of the funds, our net cash flows for the nine months ended September 30, 2006 from operating and financing activities would increase and decrease, respectively, by approximately $3.4 billion. Our cash flows from investing activities will not be materially affected by our deconsolidation of the funds.

•	We will update our footnotes to the financial statements to remove disclosures related to amounts no longer reflected on our financial statements, including, but not limited to:

—	the accounting policies of the Fortress Funds which do not pertain to us following deconsolidation;

—	detailed disclosure of investments held by the Fortress Funds; and

—	detailed disclosure of debt issued by the Fortress Funds.

•	We also will update our footnotes to the financial statements to include disclosures regarding our investments in these funds under the equity method, including summarized financial information of the funds.

•	We will continue to provide information regarding our management agreements with, and fees earned from, these funds.

•	We will evaluate each period whether we need to provide separate financial statements for investments in companies accounted for using the equity method. Based on our pro forma financial information for the year ended December 31, 2005, and as of September 30, 2006 and for the nine months then ended, we would not have needed to provide separate financial statements for any of the deconsolidated funds.

As we are a newly formed company, Fortress Operating Group is considered our predecessor for accounting purposes and its combined financial statements will be our historical financial statements following completion of the Transactions. Also, because the principals control Fortress Operating Group before the Transactions and will control us after the Transactions, the Transactions are to be accounted for as a reorganization of entities under common control. Accordingly, we will carry forward unchanged the value of assets and liabilities recognized in Fortress Operating Group’s combined financial statements into our consolidated financial statements. Following completion of this offering, substantially all of Fortress’s expenses (other than income tax expenses of FIG Corp., payments on the demand note and obligations incurred under the tax receivable agreement), including substantially all expenses incurred by or attributable solely to Fortress Investment Group LLC, such as expenses incurred in connection with this offering, will be accounted for as expenses of the Fortress Operating Group.

We intend to continue the operations of the Fortress business and hold all of our assets through the Fortress Operating Group. Following this offering, our principal investments will be made either through FIG Corp. and its subsidiaries or, for assets that are appropriate, through Principal Holdings. FIG Asset Co. LLC, our direct wholly-owned subsidiary, is the general partner and a limited partner of Principal Holdings. Transfers of funds among subsidiaries, to the extent necessary to fund operations, will be made by various means, including by intercompany notes. In particular, FIG Asset Co. LLC will loan a portion of the proceeds of this offering to FIG Corp. FIG Asset Co. LLC may demand, at any time and from time to time, repayment of all or any portion of the note to satisfy any funding obligations of Principal Holdings. The principals will not be under any obligation, or have any preemptive right, to fund any ongoing operations or investment of Fortress Operating Group; accordingly, any contribution of capital, including the proceeds of this offering, to the Fortress Operating Group will reduce the aggregate percentage ownership of the principals in the Fortress Operating Group.

We generally intend to hold all our assets through the Fortress Operating Group. In the future, if we make a significant tax-free corporate acquisition, we may add additional intermediate holding companies in the event we are unable to effect such acquisition through the Fortress Operating Group because of various business, financial or tax constraints.

Class A Shares.    Immediately following this offering, 38.4% of our outstanding Class A shares will be owned by purchasers in this offering and 61.6% of our outstanding Class A shares will be owned by Nomura. Holders of Class A shares will be entitled to one vote per share on all matters submitted to a vote by our shareholders. Holders of our Class A shares and our Class B shares will vote together as a single class on all matters submitted to a vote of our shareholders. Class A shares owned by purchasers in this offering will initially represent only approximately 8.6% of the total combined voting power of our outstanding Class A and Class B shares and Class A shares owned by Nomura, upon consummation of this offering, will represent 13.7% of the total combined voting power of our outstanding Class A and Class B shares. As a result, our principals will exercise control over all matters requiring shareholder approval and certain other matters described below.

Class B Shares.    Immediately following this offering, all of our outstanding Class B shares will be owned by our principals, except for     restricted Class B shares related to     restricted Fortress Operating Group units granted to certain employees in connection with this offering. Holders of Class B shares will be entitled to one vote per share. Holders of our Class A shares and our Class B shares will vote together as a single class on all matters submitted to a vote of our shareholders. The Class B shares will have no economic rights and are not entitled to any dividends, although they will initially represent approximately 77.7% of the total combined voting power of our outstanding Class A and Class B shares. As a result, our principals will be able to exercise control over all matters requiring shareholder approval. In addition, our principals will have additional approval rights under the shareholders agreement described below.

Exchange of Fortress Operating Group Units.    Immediately after this offering, the principals will own 77.7% of the outstanding Fortress Operating Group Units, which will be non-voting but will represent a 77.7% economic interest in the Fortress Operating Group. In connection with the closing of this offering, the principals will enter into an exchange agreement with us under which, at any time and from time to time, each principal (or certain transferees thereof) will have the right to exchange one of their Fortress Operating Group units (together with the corresponding Class B shares) for one of our Class A shares. Under the exchange agreement, to effect an exchange, a principal must simultaneously exchange one Fortress Operating Group unit – being an equal limited partner interest in each Fortress Operating Group entity. In connection with any exchange of Fortress Operating Group units, the principal will receive a right, under a tax receivable agreement described below, to receive 85% of the value of the applicable tax benefit in cash when the corporate taxpayers actually realize certain tax savings. These tax savings would result from the increase in the tax basis of the assets of certain Fortress Operating Group entities, which would lead to an increase in depreciation and amortization deductions, reduced gains on sales and imputed interest expense deductions. A principal may also elect to exchange his Fortress Operating Group units in a tax-free transaction where the principal is making a charitable contribution. In such case, we will not obtain an increase in the tax basis of the assets of the Fortress Operating Group entities and no payments will be required to be made pursuant to the tax receivable agreement because there will be no tax savings realized. As a principal exchanges his Fortress Operating Group units, our interest in the Fortress Operating Group units will be correspondingly increased and his corresponding Class B shares will be cancelled. We have reserved for issuance 312,071,550 Class A shares, corresponding to the number of outstanding Fortress Operating Group units held by our principals.

Tax Receivable Agreement.    In connection with the closing of the Nomura transaction, the corporate taxpayers entered into a tax receivable agreement with our principals. Upon the occurrence of a taxable exchange by a principal of his Fortress Operating Group units for Class A shares, the corporate taxpayers’ share of the depreciation, amortization and interest expense tax deductions, as well as an increase in the tax basis of other assets, of certain Fortress Operating Group entities resulting from the exchanged units may be larger than they would have been had such units been acquired in a non-taxable exchange. Additionally, our acquisition of Fortress Operating Group units from the principals, such as in the Nomura transaction, also will result in increases in tax deductions and tax basis that would reduce the amount of tax that the corporate taxpayers would otherwise be required to pay in the future. Because these increases in tax deductions, as well as the increase in the tax basis of other assets, would not otherwise have been available to, and would reduce the tax liability of, the corporate taxpayers, the corporate taxpayers will be required to make payments to the exchanging or selling principal equal to 85% of the tax savings as and when realized by the corporate taxpayers resulting from such increases in the tax deductions and tax basis of the assets of the Fortress Operating Group. The payments that the corporate taxpayers may make to our principals could be material in amount and will be an expense of our intermediate holding companies and not Fortress Operating Group. The corporate taxpayers will benefit from the remaining 15% of the tax savings realized. In general, estimating the amount of payments that may be made to the principals under the tax receivable agreement is by its nature, imprecise in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•	the timing of the transactions — For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Fortress Operating Group entities at the time of the transaction;

•	the price of our Class A shares at the time of the transaction — The increase in any tax deductions, as well as tax basis increase in other assets, of the Fortress Operating Group entities, is directly proportional to the price of the Class A shares at the time of the transaction;

•	the taxability of exchanges — If an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of our income — The corporate taxpayers will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

The occurence of an actual transaction in which Fortress Operating Group units are exchanged or purchased will permit us to make a number of actual determinations. For instance the Nomura transaction resulted in an increase in the tax basis of the assets owned by the Fortress Operating Group at the date of the purchase of approximately $927.2 million, which likely will result in us making payments under the tax receivable agreement. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether FIG Corp. has taxable income to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group. For additional information regarding the impact of the Nomura transaction on our unaudited pro forma balance sheet as of September 30, 2006, see footnote (d) of ‘‘Unaudited Pro Forma Financial Information.’’

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, payments would begin to be made subsequent to such event as if an actual exchange of Fortress Operating Group units had occurred, based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. In such circumstances, payments may have to be made before any tax saving are realized. As noted above, no payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction. The payments that the corporate taxpayers may make to our principals could be material in amount.

Shareholders Agreement.    Prior to the consummation of this offering, we will enter into a shareholders agreement with our principals pursuant to which, so long as our principals and their permitted transferees collectively own more than 40% of the total combined voting power of our outstanding Class A and Class B shares, the principals who are then employed by the Fortress Operating Group holding shares greater than 50% of the total combined voting power of all shares held by such principals will have certain approval rights over the following transactions:

•	any incurrence of indebtedness in excess of 10% of our then existing long-term consolidated indebtedness;

•	any issuance by us of equity or equity-related securities that would represent, after such issuance or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A and Class B shares (except in certain circumstances);

•	any debt or equity investment by us (including any commitment to invest) in an amount greater than $250 million;

•	any entry by us into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of a principal with us or any of our material subsidiaries without cause.

The effect of the agreement is that our principals will maintain control over significant corporate transactions even when they collectively hold less than a majority of the combined total voting power of our Class A and Class B shares. However, although we may qualify as a ‘‘controlled company’’ under the rules of the New York Stock Exchange, we nonetheless intend to comply, upon completion of this offering, with the corporate governance requirements of the NYSE which are applicable to companies that do not qualify as a ‘‘controlled company.’’

The agreement also prohibits our principals from, directly or indirectly, voluntarily effecting cumulative transfers of specified amounts of their interests in us and the Fortress Operating Group for a period of five years after this offering. The principals may exchange their Fortress Operating Group units for Class A shares at any time, which Class A shares also are subject to the foregoing transfer restrictions. When the principals exchange their Fortress Operating Group units for Class A shares, the Class B shares corresponding to the Fortress Operating Group units will be cancelled. Therefore, the existing Class A shareholders’ ownership percentage of Class A shares will be diluted by an amount equal to the number of Class A shares delivered to the principals upon the exchange of Fortress Operating Group units, but their total combined voting power remains unchanged. See ‘‘Certain Relationships and Related Party Transactions — Transfer Restrictions’’. The agreement also will provide that so long as our principals and their permitted transferees collectively own more than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors will nominate individuals designated by the principals such that the principals will have six designees (out of a total possible eleven members) to the board, and if the principals own more than 10% and equal to or less than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors will nominate individuals designated by the principals such that the principals will have between two and five designees to the board, based on their collective ownership of our outstanding shares.

The shareholders agreement also provides that we will indemnify our principals in respect of matters relating to private equity fund ‘‘clawback’’ obligations. We earn incentive income – generally 20% of the profits - from each of our private equity funds based on a percentage of the profits earned by the fund as a whole, provided that the fund achieves specified performance criteria. We generally receive, however, our percentage share of the profits on each investment in the fund as it is realized, before it is known with certainty that the fund as a whole will meet the specified criteria. As a result, the incentive income paid to us as a particular investment made by the funds is realized is subject to contingent repayment (or ‘‘clawback’’) if, upon liquidation of the fund, the aggregate amount paid to us as incentive income exceeds the amount actually due to us based upon the aggregate performance of the fund. Since all of the incentive income such funds have been paid to date is still subject to clawback, this clawback obligation is approximately $284 million as of September 30, 2006. The principals have personally guaranteed, subject to certain limitations, this ‘‘clawback’’ obligation. The shareholders agreement contains our agreement to indemnify the principals for all amounts which the principals pay pursuant to any of these personal guaranties in favor of our private equity funds.

Agreement Among Principals.    Prior to the consummation of this offering, the principals will enter into the Principals Agreement, which provides, that in the event a principal voluntarily terminates his employment with us for any reason prior to the fifth anniversary of the consummation of this offering, a portion of the Fortress Operating Group units (and corresponding Class B shares and certain rights under the tax receivable agreement) held by that principal as of the completion of this offering (the ‘‘Initial Class B Shares’’ and ‘‘Initial Partnership Units,’’ respectively, and, together with the applicable rights under the tax receivable agreement and all securities and/or cash into which such Initial Class B Shares or Initial Partnership Units are exchanged, including Class A shares into which Fortress Operating Group units shall have been exchanged, collectively, the ‘‘Forfeitable Interests’’) will be forfeited as of the Forfeiture Date (as defined below) to the principals (‘‘Continuing Principals’’) who continue to be employed by Fortress as of the applicable Forfeiture Date, as follows: (i) in the event such termination occurs prior to the first anniversary of the consummation of this offering, 82.5% of such principal’s Forfeitable Interests (and such percentage of all distributions received with respect to such Forfeitable Interests after the date such principal voluntarily terminates his employment with us) shall be forfeited; (ii) in the event such termination occurs after the first anniversary but prior to the second anniversary of the consummation of this offering, 66% of such principal’s Forfeitable Interests (and such percentage of all distributions received with respect to such Forfeitable Interests after the date such principal voluntarily terminates his employment with us) shall be forfeited; (iii) in the event such termination occurs after the second anniversary but prior to the third anniversary of the consummation of this offering, 49.5% of such principal’s Forfeitable Interests (and such percentage of all distributions received with respect to such Forfeitable Interests after the date such principal voluntarily terminates his employment with us) shall be forfeited; (iv) in the event such termination occurs after the third anniversary but prior to the fourth anniversary of the consummation of this offering, 33% of such principal’s Forfeitable Interests (and such percentage of all distributions received with respect to such Forfeitable Interests after the date such principal voluntarily terminates his employment with us) shall be forfeited; and (v) in the event such termination occurs after the fourth anniversary but prior to the fifth anniversary of the consummation of this offering, 16.5% of such principal’s Forfeitable Interests (and such percentage of all distributions received with respect to such Forfeitable Interests after the date such principal voluntarily terminates his employment with us) shall be forfeited.

The Principals Agreement may be amended and the terms and conditions of the Principals Agreement may be changed or modified upon the approval of a majority of the principals who are then employed by the Fortress Operating Group. We, our shareholders and the Fortress Operating Group have no ability to enforce any provision thereof or to prevent the principals from amending the Principals Agreement or waiving any forfeiture obligation.

For the purposes of the Principals Agreement, ‘‘Forfeiture Date’’ means, as to the Forfeitable Interests to be forfeited to any continuing principal, the date which is the earlier of (i) the date that is six months after the applicable date of termination of employment and (ii) the date on or after such termination date that is six months after the date of the latest publicly-reported disposition of our equity securities by any such continuing principals, which disposition is not exempt from the application of the provisions of Section 16(b) of the Securities Exchange Act of 1934.

Employment, Non-Competition and Non-Solicitation Agreements.    In connection with the closing of the Nomura transaction, we entered into an employment, non-competition and non-solicitation agreement with each of our principals. Each such agreement will terminate on the fifth anniversary of completion of this offering, subject to automatic yearly renewals unless either party terminates the agreement in accordance with its terms. The principal’s covenants survive any termination or expiration of the employment agreement. Each principal will be entitled to an annual salary that may be increased, but not decreased, at the discretion of our board of directors. The agreement also requires the principal to protect the confidential information of our company both during and after employment, and refrain from soliciting employees or interfering with our relationships with our investors both during and for a 24-month period after employment. If we terminate a principal’s employment without cause (as defined in the agreement) we will pay the principal a separation payment equal to three times his then-current annual salary and his accrued salary through the date of termination of employment. The employment agreement provides that if a principal terminates his employment voluntarily or we terminate his employment with cause, whether during the agreement’s term or thereafter in the event the agreement’s term is not renewed, the principal will be paid his accrued salary through the date of termination of employment and will be subject to an eighteen-month post-employment covenant requiring the principal not to compete with us.

Tax Consequences.    So long as we are not required to register as an investment company under the Investment Company Act of 1940 and 90% of our gross income for each taxable year constitutes ‘‘qualifying income’’ within the meaning of the Code, on a continuing basis, we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, holders of Class A shares will be required to report their allocable share of our income for U.S. federal income tax purposes, regardless of whether any cash or other dividends are paid to them. See ‘‘Material U.S. Federal Tax Considerations — Taxation of the Company — Taxation of Fortress’’.

FIG Corp., our wholly-owned subsidiary and general partner of the Fortress Operating Group entities (other than Principal Holdings), will incur U.S. federal, state, local and foreign income taxes on its proportionate share of any net taxable income of such entities.

FIG Asset Co. LLC, our wholly-owned subsidiary and general partner of Principal Holdings, will be, for U.S. federal income tax purposes, an entity disregarded as an entity separate from its owner, and not as an association taxable as a corporation.

Accordingly, income will be allocable to holders of Class A shares as a result of FIG Corp.’s dividends and FIG Asset Co. LLC’s income. Holders of Class A shares will be required to report their allocable share of such income for U.S. federal income tax purposes, regardless of whether any cash dividends are paid by us.

In accordance with the applicable partnership agreement, we will cause the applicable Fortress Operating Group entities to distribute cash on a pro rata basis to holders of Fortress Operating Group units (that is, our intermediate holding companies and the principals) in an amount at least equal to the maximum tax liabilities arising from the ownership of such units, if any. Since the purpose of such tax distributions is to enable FIG Corp. and the principals to satisfy their respective tax liabilities, no such distribution will necessarily be required to be distributed by our intermediate holding companies to us and there can be no assurance that we will pay cash dividends on the Class A shares in an amount sufficient to cover any tax liability arising from the ownership of Class A shares. The declaration and payment of dividends by us will be at the discretion of our board of directors. A holder of Class A shares will be required to report its share of our taxable income even if the board of directors does not declare dividends.

USE OF PROCEEDS

The net proceeds to us from the sale of our Class A shares in this offering are estimated to be approximately $533.0 million, assuming an initial public offering price of $17.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discount and offering expenses payable by us. Our net proceeds will increase by approximately $83.7 million if the underwriters’ option to purchase additional shares is exercised in full. A $1.00 increase (decrease) in the assumed initial public offering price of $17.50 per Class A share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $31.9 million, assuming the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We intend to contribute the net proceeds from this offering to the Fortress Operating Group, which in turn will apply those proceeds as follows: (a) to prepay $250 million outstanding under our term loan facility, as required by our credit agreement, (b) to prepay approximately $          million outstanding under our revolving credit agreement and (c) to fund approximately $        million of commitments to existing private equity funds.

As of September 30, 2006, we had borrowed $95 million under the credit agreement’s revolving credit facility and $600 million under our term loan facility. As of September 30, 2006, borrowings under the credit agreement accrued interest at a rate equal to LIBOR plus 2.00%, which was 7.57% per annum. Upon consummation of this offering, borrowings under the credit agreement accrue interest at a rate equal to LIBOR plus 1.50%. Borrowings outstanding under our term loan facility mature on June 23, 2011. Borrowings under our credit agreement have been used to repay prior debt of $233 million, to make a distribution to our principals of $250.0 million and to increase working capital. Amounts repaid under our credit agreement may be reborrowed from time to time, subject to compliance with borrowing conditions. Certain of the underwriters or their affiliates are lenders under our credit agreement and will receive their pro rata share of amounts repaid thereunder with the net proceeds of this offering. See ‘‘Underwriting.’’

CASH DIVIDEND POLICY

We expect to pay quarterly dividends on our fully diluted Class A shares equal in the aggregate to approximately 75% of our annual distributable earnings. As described in detail elsewhere in this prospectus, we use distributable earnings to assess our financial performance, not as a measure of liquidity. Distributable earnings for a particular period includes items that do not reflect our current receipt of cash for that period. See ‘‘Summary Historical and Unaudited Pro Forma Financial and Operating Information.’’ Further, because of the periodic variations in quarterly distributable earnings, our quarterly dividends will reflect actual distributable earnings for the related quarter as well as our assessment of distributable earnings over succeeding quarters. Notwithstanding the inherent limitations of distributable earnings, we take into consideration distributable earnings in our dividend policy because we believe it best reflects our financial performance and, accordingly, provides transparency to our shareholders. The annual percentage of distributable earnings that we expect to distribute as dividends — 75% — reflects our current estimate of what can be distributed while taking into account periodic variations in distributable earnings as well as liquidity considerations. The board of directors may change our dividend policy at any time.

Because we are a holding company that owns intermediate holding companies, the funding of each dividend, if declared by the board of directors, will occur in three steps, as follows:

first, we will cause Fortress Operating Group to make a distribution to all of its unitholders on a pro rata basis; that is, the limited partnerships making up Fortress Operating Group will make distributions to their respective partners, as follows:

•	in the case of the Operating Entities, distributions will be made to FIG Corp. and the principals on a pro rata basis;

•	in the case of Principal Holdings, distributions will be made to FIG Asset Co. LLC and the principals on a pro rata basis;

second, we will cause our intermediate holding companies, FIG Corp. and FIG Asset Co. LLC, to distribute to us, from their net proceeds, amounts equal to the aggregate dividend declared by our board of directors, and third, we will distribute the proceeds received by us to our Class A shareholders on a pro rata basis.

Our Class B shareholders are not entitled to any dividends.

Payments that any of our intermediate holding companies make under the tax receivable agreement will reduce amounts that would otherwise be available for distribution by us on Class A shares.

If Fortress Operating Group units are issued to other parties, such as employees, such parties would be entitled to distributions by Fortress Operating Group as partners described above.

We believe our dividend policy will have several benefits to Class A shareholders since it provides transparency to our shareholders and imposes upon us an investment discipline with respect to new products, businesses and strategies.

Fortress Operating Group will make periodic distributions to its unitholders (that is, the principals and our intermediate holding companies) in amounts sufficient to cover hypothetical income tax obligations attributable to allocations of taxable income resulting from their ownership interest in the various limited partnerships making up the Fortress Operating Group, subject to compliance with any financial covenants or other obligations. Tax distributions will be calculated assuming each unitholder was subject to the maximum (corporate or individual, whichever is higher) combined U.S. federal, New York State and New York City tax rates, without regard to whether any unitholder was subject to income tax liability at those rates. Because tax distributions to unitholders are made without regard to their particular tax situation, tax distributions to all unitholders, including our intermediate holding companies, will be increased to reflect the disproportionate income allocation to the principals with respect to ‘‘built-in gain’’ assets at the time of this offering. Tax distributions will be made only to the extent all distributions from the Fortress Operating Group for such year were insufficient to cover such tax liabilities.

As a holding company our ability to pay dividends to our Class A shareholders will be subject to the ability of our subsidiaries (including the intermediate holding companies that hold our Fortress Operating Group units) to provide cash to us. Any distribution to Fortress Operating Group unitholders in excess of the required tax distributions, and the declaration and payment of future dividends by us, will be at the discretion of our board of directors and will depend on, among other things, cash available for distributions, general economic and business conditions, our strategic plans and prospects, our financial results and condition, contractual, legal and regulatory restrictions on the payment of distributions by us or our subsidiaries, and such other factors as our board of directors considers to be relevant.

In particular, under Delaware law we are prohibited from making a distribution to the extent that our liabilities, after such distribution, exceed the fair value of our assets. Our amended and restated operating agreement does not contain any restrictions on our ability to make distributions, except that we may only distribute Class A shares to holders of Class A shares. In addition, under our credit agreement, we are permitted to make cash distributions subject to the following restrictions: (a) no event of default exists immediately prior to or subsequent to the distribution, (b) the amount of distributions over the prior 12 months do not exceed free cash flow (as defined in our credit agreement as pre-tax distributable earnings, less net investment income, plus depreciation) for the prior 12 month period, and (c) after giving effect to the distribution, we have cash on hand of not less than accrued but unpaid taxes (based on estimated entity level taxes due and payable by the Fortress Operating Group entities, primarily New York City unincorporated business tax) and amortization obligations (including scheduled principal payments) under the credit agreement which are required in the next 90 days. The events of default under the credit agreement are typical of such agreements and include payment defaults, failure to comply with credit agreement covenants, cross-defaults to material indebtedness, bankruptcy and insolvency, change of control, and adverse events with respect to our material funds. See ‘‘Description of Indebtedness’’.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, we do not have the cash necessary to pay the intended dividends. To the extent we do not have cash on hand sufficient to pay dividends, we may have to borrow funds to pay dividends, or we may determine not to borrow funds to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing that pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures, should the need arise.

Historical Distributions

Distributions in 2006 to the principals in respect of their Fortress Operating Group units totaled approximately $         million, of which $         million, $         million, $         million, $         million and $         million was distributed to Mr. Briger, Mr. Edens, Mr. Kauffman, Mr. Nardone and Mr. Novogratz, respectively. Of these distributions $250.0 million was funded with $250.0 million of borrowings under the Company’s June 2006 credit agreement. See, ‘‘Summary — Distributions to the Principals Prior to this Offering’’.

Distributions in 2005 to the principals in respect of their Fortress Operating Group units totaled approximately $         million, of which $         million, $         million, $         million, $         million and $         million was distributed to Mr. Briger, Mr. Edens, Mr. Kauffman, Mr. Nardone and Mr. Novogratz, respectively.

Prior to the acquisition by Fortress Investment Group LLC of its interest in the Fortress Operating Group in connection with the Nomura transaction, 100% of the Fortress Operating Group was owned by the principals. Accordingly, all decisions regarding the amount and timing of distributions were made in prior periods by the principals with regard to their personal financial and tax situations and their assessments of appropriate amounts of distributions, taking into account Fortress’s capital needs as well as actual and potential earnings and borrowings.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2006:

•	on a historical basis based on the combined Fortress Operating Group as our accounting predecessor;

•	on a pro forma basis before the effects of this offering, including adjustments for:

—	the sale of Class A shares to Nomura;

—	the deconsolidation of the Fortress Funds and the liquidation of Northcastle; and

—	the distributions we made to our principals prior to this offering.

•	on a pro forma basis, as adjusted to give effect to:

—	the sale of 34,286,000 of our Class A shares offered by us in this offering at an assumed initial public offering price of $17.50 per share (the midpoint of the price range set forth on the cover of this prospectus) and the application of the net proceeds therefrom as described under ‘‘Use of Proceeds’’; and

—	the impact of tax adjustments to reflect changes to our tax basis in Fortress Operating Group resulting from this offering.

This table should be read in conjunction with ‘‘Our Structure — The Transactions,’’ ‘‘Use of Proceeds,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ ‘‘Unaudited Pro Forma Financial Information,’’ and the financial statements and notes thereto included in this prospectus.

	Fortress Operating Group Combined Historical	Pro Forma before this Offering	Fortress Investment Group LLC Consolidated Pro Forma
	(dollars in thousands)
Cash, cash equivalents, cash held at consolidated subsidiaries and restricted cash	$569,447	$—	$232,100
Investment company debt obligations payable	$2,212,028	$—	$—
Other debt obligations payable	916,742	697,153	447,153
Non-Controlling Interests in Consolidated Subsidiaries	13,841,723	89,626	89,626
Members’ deficit
Members’ deficit	(67,751)	—	—
Accumulated other comprehensive income	1,525	—	—
Shareholders’ equity
Class A Shares, no par value, one billion shares authorized; 89,357,450 shares issued and outstanding(1)	—	—	—
Class B Shares, no par value, 750,000,000 shares authorized; 312,071,550 shares issued and outstanding(1)	—	—	—
Paid-in capital(2)	—	—	34,497
Excess of accumulated distributions over earnings and capital	—	(521,247)	—
Accumulated other comprehensive income	—	462	462
Total Members’ deficit or Shareholders’ equity	(66,226)	(520,785)	34,959
Total Capitalization	$16,904,267	$265,994	$571,738

(1)	The number of Class A shares and Class B shares to be outstanding after this offering, excludes restricted Class A shares and restricted Class B shares that will be issued to certain employees and our directors in connection with this offering. Restricted shares will vest and restrictions will lapse over time beginning . These restricted shares will constitute approximately % of our shares outstanding immediately following this offering. While these restricted shares are deemed issued and outstanding from a legal perspective, under U.S. generally accepted accounting principles (‘‘GAAP’’), such shares are not included in shares outstanding for purposes of calculating basic earnings per share until they vest and the restrictions lapse. Under GAAP, the restricted shares will be included in shares outstanding for purposes of calculating diluted earnings per share, when the effect is dilutive.

(2)	A $1.00 increase (decrease) in the assumed initial public offering price of $17.50 per Class A share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) each of total shareholders’ equity and total capitalization by $31.9 million, assuming the number of Class A shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

DILUTION

If you invest in our Class A shares, your interest will be diluted to the extent of the difference between the offering price per share of our Class A shares and the pro forma net tangible book value per share of our Class A shares after this offering. Dilution results from the fact that the per share offering price of the Class A shares is substantially in excess of the net tangible book value per share attributable to the existing equity holders (i.e. the principals and Nomura). Net tangible book value represents net book equity excluding intangible assets, if any.

Our pro forma net tangible book value before completion of this offering as of September 30, 2006, after giving effect to the deconsolidation of the Fortress Funds and the liquidation of Northcastle, the distributions made to our principals and the Nomura transaction, was a deficit of $520.8 million or $1.42 per Class A share, assuming that our principals exchange all of their Fortress Operating Group units for Class A shares on a one-for-one basis.

After giving effect to the sale of 34,286,000 of our Class A shares at an assumed offering price of $17.50 per share, the mid-point of the price range set forth on the cover page of this prospectus in this offering, as well as the impact of the reorganization and capitalization of Fortress Investment Group LLC, the related tax adjustments, and after deducting the underwriting discounts, estimated offering expenses and other related transaction costs payable by us, our pro forma net tangible book value as of September 30, 2006 was $35.0 million or $0.09 per Class A share, assuming that our principals exchange all of their Fortress Operating Group units for Class A shares on a one-for-one basis.

The following table illustrates the pro forma immediate increase in book value of $1.51 per share for existing equity holders and the immediate dilution of $17.41 per share to new shareholders purchasing Class A shares in this offering, assuming the underwriters do not exercise their option to purchase additional shares.

Initial public offering price per share		$17.50
Pro forma net tangible book value (deficit) per share prior to this offering	$(1.42)
Increase in net tangible book value per share attributable to Class A shareholders purchasing shares in this offering	1.51
Pro forma net tangible book value per share after this offering		0.09
Dilution to new Class A shareholders per share		$17.41

A $1.00 increase (decrease) in the assumed offering price of $17.50 per Class A share, the mid-point of the price range set forth on the cover of this prospectus, would increase (decrease) our net tangible book value after this offering by $31.9 million, our pro forma net tangible book value per share after this offering by $0.08 per share, and the dilution to new investors in this offering by $0.92 per share, assuming the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

The following table summarizes, on the same pro forma basis as of September 30, 2006, the differences between the existing equity holders (i.e. the principals and Nomura), assuming that our principals exchange all of their Fortress Operating Group units for Class A shares on a one-for-one basis, and the new Class A shareholders in this offering with respect to the number of shares purchased from us, the total consideration paid, and the average price per share paid before deducting the underwriting discount and estimated offering expenses.

	Shares Purchased			Average Price Per Share
	Number	Percent	Total Consideration(1)
Principals	312,071,550	77.7%	—	$—
Nomura	55,071,450	13.7	$888,000,000	16.12
New investors	34,286,000	8.6	600,005,000	17.50
Total	401,429,000	100.0%

(1)	Total consideration paid by the principals is set to zero, as our net tangible book value before completion of this offering was a deficit. Total consideration paid by Nomura was transferred to our principals in exchange for the Fortress Operating Group units we purchased from them with the proceeds from issuance of Class A shares to Nomura.

A $1.00 increase (decrease) in the assumed offering price of $17.50 per Class A share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors in this offering by $34.3 million, and would increase (decrease) the average price per share paid by new investors by $1.00, assuming the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same and without deducting the estimated underwriting discounts and offering expenses payable by us in connection with this offering.

If the underwriters’ option to purchase additional shares is exercised in full, the pro forma net tangible book value per share after this offering as of September 30, 2006 would be approximately $0.30 per share and the dilution in pro forma net tangible book value per share to new Class A shareholders would be $17.20 per share. Furthermore, the percentage of our shares held by existing equity owners would decrease to approximately 90.3% and the percentage of our shares held by new Class A shareholders would increase to approximately 9.7%.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information presented below was derived from the application of pro forma adjustments to the combined financial statements of Fortress Operating Group, the predecessor for accounting purposes of Fortress Investment Group LLC, to give effect to this offering and related transactions, the Nomura transaction, the borrowings under a new credit agreement on June 23, 2006 and the decision to liquidate Northcastle, one of the Fortress Funds. The unaudited pro forma income statement information for the nine months ended September 30, 2006 and 2005 and the year ended December 31, 2005 has been prepared as if this offering and related transactions, the Nomura transaction, the borrowings under a new credit agreement on June 23, 2006 and the liquidation of Northcastle had all occurred on January 1, 2005. The unaudited pro forma balance sheet information as of September 30, 2006 has been prepared as if this offering and related transactions, the Nomura transaction, and the liquidation of Northcastle had occurred as of September 30, 2006. The borrowings under a new credit agreement on June 23, 2006 are already reflected in our combined balance sheet as of September 30, 2006. The unaudited pro forma financial information should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and our combined financial statements and the related notes included elsewhere in this prospectus.

The Nomura transaction and this offering and the related transactions, which are described in ‘‘Prospectus Summary — Nomura Transaction’’ and ‘‘Our Structure — The Transactions,’’ take the legal form of the principals, Nomura and the public acquiring 100% of our outstanding shares, and our concurrent acquisition, through two intermediate holding companies, of the controlling general partner interest and approximately 22.3% limited partner interest in the Fortress Operating Group. As we are a newly formed company, Fortress Operating Group is considered our predecessor for accounting purposes and its combined financial statements became our historical financial statements upon completion of the Nomura transaction. Also, because the principals control Fortress Operating Group before the Transactions and will control us after the Transactions, the Transactions are accounted for as a reorganization of entities under common control. Accordingly, we will carry forward unchanged the value of assets and liabilities recognized in Fortress Operating Group’s combined financial statements into our consolidated financial statements.

The pro forma adjustments are based upon available information and methodologies that we believe are reasonable. The unaudited pro forma income statement information and unaudited pro forma balance sheet information may not be indicative of what our operations or financial position would have been had this offering and related transactions, the Nomura transaction, the borrowings under a new credit agreement and liquidation of Northcastle taken place on the dates indicated, or that may be expected to occur in the future. For further discussion of these matters, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations.’’

Concurrent with the completion of this offering, Fortress will grant rights to the investors in the consolidated Fortress Funds to provide a simple majority of the respective unrelated limited partners with the right to accelerate the date on which the fund is liquidated, without cause, in accordance with certain procedures, or otherwise with the ability to exert control over the funds, resulting in our deconsolidation of these funds as of the date of grant. Investors did not pay for the grant of these rights. Our deconsolidation of the Fortress Funds will have significant effects on many of the items within our financial statements but will have no net effect to our net income or equity. The following describes the major effects on our financial statements:

•	We will not record on our balance sheet and income statement the gross assets, liabilities, revenues, expenses and other income of the deconsolidated Fortress Funds, along with the related non-controlling interests of the fund investors in the equity and income of these funds. This will reduce these financial statement captions by: assets — 91%; liabilities — 71%; revenues — 69%; expenses — 66%; other income — 95%; non-controlling interests in equity of the funds — 98%; and non-controlling interests in income of the funds — 99% (based on comparing our combined historical financial information to our pro forma financial information as of September 30, 2006 and for the nine months then ended).

•	We will reflect our investment in these funds on our balance sheet using the equity method of accounting, rather than eliminating the investment in consolidation.

•	We will include the management fees and incentive income earned from these funds on our income statement rather than eliminating the revenue in consolidation.

•	We will record our equity in the income of these funds using the equity method of accounting. However, we will not record any equity in income arising from incentive income arrangements to the extent that the incentive income is subject to contingent repayment. Therefore, we will not need to record deferred incentive income with respect to these funds for incentive income that is not yet distributed.

•	We will also remove the cash flow activities of the deconsolidated funds from our statement of cash flows and replace them with our cash contributions to and distributions from the deconsolidated funds, which previously were eliminated in consolidation. This would not have any effect on our overall net change in cash for the period; however, it would result in significant changes to our operating and financing cash flow categories. For instance, removing the funds’ investing cash flows (that is, purchases and proceeds from sales of investments and the change in their cash held for investment or reinvestment) previously reported in operating cash flows would result in our reporting net positive cash flows from operating activities for each period presented in our historical financial statements included in this prospectus. As a result of the deconsolidation of the funds, our net cash flows for the nine months ended September 30, 2006 from operating and financing activities would increase and decrease, respectively, by approximately $3.4 billion. Our cash flows from investing activities will not be materially affected by our deconsolidation of the funds.

•	We will update our footnotes to the financial statements to remove disclosures related to amounts no longer reflected on our financial statements, including, but not limited to:

—	the accounting policies of the Fortress Funds which do not pertain to us following deconsolidation,

—	detailed disclosure of investments held by the Fortress Funds, and

—	detailed disclosure of debt issued by the Fortress Funds.

•	We also will update our footnotes to the financial statements to include disclosures regarding our investments in these funds under the equity method, including summarized financial information of the funds.

•	We will continue to provide information regarding our management agreements with, and fees earned from, these funds.

•	We will evaluate each period whether we need to provide separate financial statements for investments in companies accounted for using the equity method. Based on our pro forma financial information for the year ended December 31, 2005, and as of September 30, 2006 and for the nine months then ended, we would not have needed to provide separate financial statements for any of the deconsolidated funds.

Additionally, on October 6, 2006, Fortress informed the investors in Northcastle of its decision to commence liquidation of the fund and return the net proceeds to investors. The liquidation of this fund was substantially complete as of November 30, 2006.

Certain other transactions also will be completed prior to or concurrent with the completion of this offering. The pro forma adjustments are described in the notes to the unaudited pro forma financial information, and principally include the matters set forth below:

•	The effects of our deconsolidation of the Fortress Funds that we currently consolidate and of our liquidation of Northcastle;

•	The effects of the Nomura transaction, in which we sold 55,071,450 Class A shares to Nomura and used the proceeds from the sale to purchase Fortress Operating Group units from our principals;

•	Our borrowings under a new credit agreement on June 23, 2006, the proceeds of which we used (i) to repay our prior term loan debt, (ii) to make a distribution to our principals and (iii) to increase our working capital;

•	The effects of other distributions we made or plan to make to our principals prior to the consummation of this offering;

•	Our collection of receivables pursuant to certain contractual arrangements relating to previously earned fees, the proceeds of which we used, net of non-controlling interests, to partially fund the distributions to our principals described immediately above;

•	Our reorganization in connection with the Nomura transaction and this offering and our receipt and use of the net proceeds from this offering. See ‘‘Our Structure — The Transactions’’;

•	Compensation expense as a result of our grant of restricted Class A shares and restricted Fortress Operating Group units pursuant to our equity incentive plan to certain employees and directors in connection with this offering;

•	Compensation expense arising from the Principals Agreement pursuant to which the principals will agree to forfeit a portion of their Fortress Operating Group units (and corresponding Class B shares and rights under the tax receivable agreement) to each other if they voluntarily terminate their employment with Fortress Operating Group prior to the fifth anniversary of the consummation of this offering;

•	Compensation expense arising from annual fees paid to our non-employee directors; and

•	The impact of federal and state income taxes that our wholly owned subsidiary FIG Corp., as a taxable corporation, will incur on income allocated to it from Fortress Operating Group.

Tax Receivable Agreement

Our principals will have the right to exchange each of their Fortress Operating Group units for one of our Class A shares. The Fortress Operating Group entities intend to make an election under Section 754 of the Code, which may result in an adjustment to the tax basis of the assets owned by Fortress Operating Group at the time of an exchange. The exchanges may result in increases in tax deductions and tax basis that would reduce the amount of tax that the corporate taxpayers would otherwise be required to pay in the future. Additionally, our acquisition of Fortress Operating Group units from the principals, such as in the Nomura transaction, also may result in increases in tax deductions and tax basis that would reduce the amount of tax that the corporate taxpayers would otherwise be required to pay in the future. The corporate taxpayers entered into a tax receivable agreement with each of our principals that will provide for the payment to an exchanging or selling principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax basis.

The actual amount and timing of payments under the tax receivable agreement will vary depending upon a number of factors, including the timing of the transactions, the extent to which the exchanges or purchases are taxable, the value of our Class A shares at the time of the transaction, and the amount and timing of Fortress Operating Group income. Depending on the outcomes of these factors the payments that may be made under the tax receivable agreement could be material.

The occurrence of an actual transaction, in which Fortress Operating Group units are exchanged or purchased will permit us to make a number of actual determinations. For instance, the Nomura transaction resulted in an increase in the tax basis of the assets owned by the Fortress Operating Group at the date of the purchase of approximately $940.4 million, which likely will result in us making payments under the tax receivable agreement. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether

FIG Corp. has taxable income for U.S. federal income tax purposes to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group.

We anticipate we will account for the income tax effects and corresponding tax receivable agreement effects as a result of exchanges of Fortress Operating Group units for our Class A shares or acquisitions of Fortress Operating Group units from our principals when the exchanges or purchases, as the case may be, occur as follows:

•	we will recognize an increase in our deferred tax assets for the estimated income tax effects of the increase in the tax basis of the assets owned by Fortress Operating Group, based on enacted tax rates at the date of the transaction;

•	we will evaluate the likelihood that we will realize the benefit represented by the deferred tax asset and, to the extent we estimate that we will not realize the benefit based on a more likely than not standard, we will reduce the deferred tax asset with a valuation allowance;

•	we will include the estimated amount of the increase in deferred tax assets, net of any valuation allowance, directly in additional paid-in capital in shareholders’ equity; and

•	we will record a liability for the expected amount we will pay to principals under the tax receivable agreement (85% of tax savings realized), estimated using assumptions consistent with those we use in estimating the net deferred tax assets.

Therefore, at the date of the transaction, on a cumulative basis the net effect of accounting for income taxes and the tax receivable agreement on our financial statements will be a net increase in shareholders’ equity of 15% of the estimated realizable tax benefit. All of the effects of changes in any of our estimates after the date of the transaction will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

See ‘‘Certain Relationships and Related Party Transactions — Tax Receivable Agreement’’.

Unaudited Pro Forma Balance Sheet Information
As of September 30, 2006

	Fortress Operating Group Combined Historical	Deconsolidation of Fortress Funds and Liquidation of Northcastle(a)	Distributions, Reorganization and Other Pro Forma Adjustments		As Adjusted before Offering	Offering		Fortress Investment Group LLC Consolidated Pro Forma
	(dollars in thousands)
Assets
Cash and cash equivalents	$31,593	$5,464	$(37,057	)(b)	$—	$232,100	(g)	$232,100
				(d)
Cash held at consolidated subsidiaries and restricted cash	537,854	(537,854)	—		—	—		—
Due from affiliates	591,134	(29,135)	(434,995	) (b)	127,004			127,004
Receivables from brokers and counterparties	53,791	(53,791)	—		—	—		—
Investment company holdings, at fair value	16,564,782	(16,564,782)	—		—	—		—
Other investments
Loans and securities	433,315	(433,118)	—		197	—		197
Equity method investees	36,475	394,160	—		430,635	—		430,635
Options in affiliates	77,867	—	—		77,867	—		77,867
Deferred tax assets	2,666	—	455,986	(d)	458,652	22,739	(i)	481,391
Other assets	167,563	(114,552)	—		53,011	—		53,011
	$18,497,040	$(17,333,608)	$(16,066)		$1,147,366	$254,839		$1,402,205
Liabilities and Equity
Liabilities
Due to affiliates	$12,295	$(10,190)	$50,905	(b)	$440,598	$(50,905	)(g)	$389,693
			387,588	(d)
Due to brokers and counterparties	169,329	(169,329)	—		—	—		—
Accrued compensation and benefits	149,289	(9)	—		149,280	—		149,280
Other liabilities	98,173	(47,981)	—		50,192	—		50,192
Deferred incentive income	1,061,519	(821,539)	—		239,980	—		239,980
Securities sold not yet purchased, at fair value	88,471	(88,471)	—		—	—		—
Derivative liabilities, at fair value	13,697	(12,375)	—		1,322	—		1,322
Investment company debt obligations payable	2,212,028	(2,212,028)	—		—	—		—
Other debt obligations payable	916,742	(219,589)	—		697,153	(250,000	) (g)	447,153
	4,721,543	(3,581,511)	438,493		1,578,525	(300,905)		1,277,620
Commitments and Contingencies
Non-controlling Interests in Consolidated Subsidiaries	13,841,723	(13,752,097)	—		89,626	—		89,626
Equity
Members’ deficit	(67,751)	1,063	(522,957	) (b)	—	—		—
			589,645	(c)
Class A shares	—	—	—		—	—	(g)	—
Class B shares	—	—	—	(c)	—			—
Paid-in capital	—	—	—		—	11,758	(g)	34,497
						22,739	(i)
Excess of accumulated distributions over earnings and capital	—	—	(589,645	) (c)	(521,247)	521,247	(g)	—
			68,398	(d)
Retained earnings	—	—	—		—	—		—
Accumulated other comprehensive income (loss)	1,525	(1,063)	—		462	—		462
	(66,226)	—	(454,559)		(520,785)	555,744		34,959
	$18,497,040	$(17,333,608)	$(16,066)		$1,147,366	$254,839		$1,402,205

See notes to the unaudited pro forma financial information.

Unaudited Pro Forma Income Statement Information
Nine Months Ended September 30, 2006

	Fortress Operating Group Combined Historical		Deconsolidation of Fortress Funds and Liquidation of Northcastle(a)	Other Pro Forma Adjustments		Fortress Investment Group LLC Consolidated Pro Forma
	(dollars in thousands, except per share data)
Revenues
Management fees from affiliates		$106,883	$113,635	$—			$220,518
Incentive income from affiliates		94,391	6,998	—			101,389
Other revenues		53,743	(50,526)	—			3,217
Interest and dividend income – investment company holdings		897,451	(897,451)	—			—
		1,152,468	(827,344)	—			325,124
Expenses
Interest expense
Investment company holdings		509,842	(509,842)	—			—
Other		36,206	(9,541)	10,075	(f)		24,139
				(12,601	) (g)
Compensation and benefits		263,337	(31,323)	675,375	(e)		907,389
General, administrative and other		71,670	(42,360)	—			29,310
Depreciation and amortization		4,902	(58)	—			4,844
		885,957	(593,124)	672,849			965,681
Other Income
Gains (losses) from investments
Investment company holdings		2,681,754	(2,681,754)	—			—
Other investments
Net realized gains (losses)		(4,231)	4,214	—			(17)
Net realized gains from affiliate investments		804	28	—			832
Net unrealized gains (losses)		4,029	—	—			4,029
Net unrealized gains from affiliate investments		94,271	—	(49,371	) (b)		44,900
Earnings from equity method investees		3,412	42,818	—			46,230
		2,780,039	(2,634,694)	(49,371)			95,974
Income (Loss) Before Deferred Incentive Income, Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes		3,046,550	(2,868,914)	(722,220)			(544,583)
Deferred incentive income		(475,655)	475,655	—			—
Non-controlling interests in income (loss) of consolidated subsidiaries		(2,403,346)	2,390,504	433,344	(h)		420,502
Income (Loss) Before Income Taxes		167,549	(2,755)	(288,876)			(124,081)
Income tax expense		(8,898)	—	6,917	(h)		(3,073)
				(1,092	) (i)
Net Income (Loss)		$158,651	$(2,755)	$(283,051)			$(127,154)
Net income (loss) per Fortress Operating Group Unit(j):
Historical	$
Pro forma	$
Net income (loss) per share(k):
Basic						$
Diluted						$

See notes to the unaudited pro forma financial information.

Unaudited Pro Forma Income Statement Information
Nine Months Ended September 30, 2005

	Fortress Operating Group Combined Historical		Deconsolidation of Fortress Funds and Liquidation of Northcastle(a)	Other Pro Forma Adjustments		Fortress Investment Group LLC Consolidated Pro Forma
	(dollars in thousands, except per share data)
Revenues
Management fees from affiliates		$61,630	$65,502	$—			$127,132
Incentive income from affiliates		40,019	233	—			40,252
Other revenues		15,341	(14,576)	—			765
Interest and dividend income – investment company holdings		414,379	(414,379)	—			—
		531,369	(363,220)	—			168,149
Expenses
Interest expense
Investment company holdings		169,119	(169,119)	—			—
Other		6,625	(888)	16,643	(f)		13,790
				(8,590	) (g)
Compensation and benefits		173,654	(15,814)	675,375	(e)		833,215
General, administrative and other		60,849	(42,386)	—			18,463
Depreciation and amortization		1,464	—	—			1,464
		411,711	(228,207)	683,428			866,932
Other Income
Gains (losses) from investments
Investment company holdings		1,416,537	(1,416,537)	—			—
Other investments
Net realized gains		(172)	(382)	—			(554)
Net realized gains from affiliate investments		98	—	—			98
Net unrealized gains		3,806	—	—			3,806
Net unrealized gains from affiliate investments		28,005	—	(20,977	) (b)		7,028
Earnings from equity method investees		9,015	15,607	—			24,622
		1,457,289	(1,401,312)	(20,977)			35,000
Income (Loss) Before Deferred Incentive Income, Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes		1,576,947	(1,536,325)	(704,405)			(663,783)
Deferred incentive income		(224,263)	224,263	—			—
Non-controlling interests in income (loss) of consolidated subsidiaries		(1,316,885)	1,310,989	520,611	(h)		514,715
Income (Loss) Before Income Taxes		35,799	(1,073)	(183,794)			(149,068)
Income tax expense		(3,130)	—	2,433	(h)		(163)
				534	(i)
Net Income (Loss)		$32,669	$(1,073)	$(180,827)			$(149,231)
Net income (loss) per Fortress Operating Group Unit(j):
Historical	$
Pro forma	$
Net income (loss) per share(k):
Basic						$
Diluted						$

See notes to the unaudited pro forma financial information.

Unaudited Pro Forma Income Statement Information
Year ended December 31, 2005

	Fortress Operating Group Combined Historical		Deconsolidation of Fortress Funds and Liquidation of Northcastle(a)	Other Pro Forma Adjustments		Fortress Investment Group LLC Consolidated Pro Forma
	(dollars in thousands, except per share data)
Revenues
Management fees from affiliates		$81,356	$91,819	$—			$173,175
Incentive income from affiliates		172,623	69,415	—			242,038
Other revenues		30,334	(29,141)	—			1,193
Interest and dividend income – investment company holdings		759,781	(759,781)	—			—
		1,044,094	(627,688)	—			416,406
Expenses
Interest expense
Investment company holdings		318,705	(318,705)	—			—
Other		11,682	(3,056)	22,265	(f)		19,018
				(11,873	) (g)
Compensation and benefits		259,216	(23,668)	900,500	(e)		1,136,048
General, administrative and other		94,054	(63,073)	—			30,981
Depreciation and amortization		2,267	(29)	—			2,238
		685,924	(408,531)	910,892			1,188,285
Other Income
Gains (losses) from investments
Investment company holdings		2,903,978	(2,903,978)	—			—
Other investments
Net realized gains		3,750	(44)	—			3,706
Net realized gains from affiliate investments		120	—	—			120
Net unrealized gains		232	82	—			314
Net unrealized gains from affiliate investments		33,079	—	(23,498	) (b)		9,581
Earnings from equity method investees		10,465	29,598	—			40,063
		2,951,624	(2,874,342)	(23,498)			53,784
Income (Loss) Before Deferred Incentive Income, Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes		3,309,794	(3,093,499)	(934,390)			(718,095)
Deferred incentive income		(444,567)	444,567	—			—
Non-controlling interests in income (loss) of consolidated subsidiaries		(2,662,926)	2,646,865	570,734	(h)		554,673
Income (Loss) Before Income Taxes		202,301	(2,067)	(363,656)			(163,422)
Income tax expense		(9,625)	—	7,482	(h)		(5,744)
				(3,601	) (i)
Net Income (Loss)		$192,676	$(2,067)	$(359,775)			$(169,166)
Net income (loss) per Fortress Operating Group Unit(j):
Historical	$
Pro forma	$
Net income (Loss) per share(k):
Basic						$
Diluted

See notes to the unaudited pro forma financial information.

Notes to the Unaudited Pro Forma Financial Information

a)	Reflects the deconsolidation of the Fortress Funds and the liquidation of Northcastle.

Concurrent with the completion of this offering, Fortress will grant rights to the investors in the consolidated Fortress Funds to provide a simple majority of the respective unrelated limited partners with the right to accelerate the date on which the fund is liquidated, without cause, in accordance with certain procedures, or otherwise with the ability to exert control over the funds, resulting in the deconsolidation of these funds. The deconsolidation of the funds is reflected in the unaudited pro forma balance sheet information as if it had occurred on September 30, 2006 and in the unaudited pro forma income statement information as if it had occurred on January 1, 2005, based on Fortress’s accounting for its interest in the funds after deconsolidation using the equity method of accounting.

On October 6, 2006, Fortress informed all the investors in Northcastle of its decision to commence liquidation of the fund and return the net proceeds to investors. The liquidation of this fund was substantially complete as of November 30, 2006. This fund is consolidated by Fortress in its historical financial statements. The liquidation of this fund has been reflected in the unaudited pro forma balance sheet information as if it had occurred on September 30, 2006 and in the unaudited pro forma income statement information as if it had occurred on January 1, 2005, in each case as if the liquidation proceeds equaled net book value.

After giving effect to the deconsolidation of the Fortress Funds and the liquidation of Northcastle (but before the effects of the reorganization including the Nomura transaction), we would have approximately $89.6 million of non-controlling interests outstanding as of September 30, 2006. These interests primarily relate to the interests of certain employees who have invested in our fund advisor and general partner subsidiaries.

The effects of the deconsolidation of the Fortress Funds and liquidation of Northcastle on the September 30, 2006 unaudited pro forma balance sheet information are summarized as follows (dollars in thousands):

	Deconsolidation of Fortress Funds	Liquidation of Northcastle	Total Deconsolidation of Fortress Funds and Liquidation of Northcastle
Total assets	$(16,887,591)	$(446,017)	$(17,333,608)
Total liabilities	$(3,359,565)	$(221,946)	$(3,581,511)
Non-controlling interests in consolidated subsidiaries	(13,528,026)	(224,071)	(13,752,097)
Total liabilities and non-controlling interests in consolidated subsidiaries	$(16,887,591)	$(446,017)	$(17,333,608)

The effects of the deconsolidation of the Fortress Funds and liquidation of Northcastle on the unaudited pro forma income statement information, including recognizing management fees and incentive income from affiliates that had been eliminated in our combined historical financial statements, are summarized as follows (dollars in thousands):

Nine Months Ended September 30, 2006	Deconsolidation of Fortress Funds	Liquidation of Northcastle	Total Deconsolidation of Fortress Funds and Liquidation of Northcastle
Revenues	$(800,931)	$(26,413)	$(827,344)
Expenses	(581,475)	(11,649)	(593,124)
Other income	(2,638,908)	4,214	(2,634,694)
Income before deferred incentive income, non-controlling interests in income of consolidated subsidiaries and income taxes	(2,858,364)	(10,550)	(2,868,914)
Deferred incentive income	475,655	—	475,655
Non-controlling interests in income of consolidated subsidiaries	2,382,709	7,795	2,390,504
Net income	$—	$(2,755)	$(2,755)

Nine Months Ended September 30, 2005	Deconsolidation of Fortress Funds	Liquidation of Northcastle	Total Deconsolidation of Fortress Funds and Liquidation of Northcastle
Revenues	$(357,934)	$(5,286)	$(363,220)
Expenses	(226,617)	(1,590)	(228,207)
Other income	(1,400,930)	(382)	(1,401,312)
Income before deferred incentive income, non-controlling interests in income of consolidated subsidiaries and income taxes	(1,532,247)	(4,078)	(1,536,325)
Deferred incentive income	224,263	—	224,263
Non-controlling interests in income of consolidated subsidiaries	1,307,984	3,005	1,310,989
Net income	$—	$(1,073)	$(1,073)

Year Ended December 31, 2005	Deconsolidation of Fortress Funds	Liquidation of Northcastle	Total Deconsolidation of Fortress Funds and Liquidation of Northcastle
Revenues	$(614,900)	$(12,788)	$(627,688)
Expenses	(404,318)	(4,213)	(408,531)
Other income	(2,874,298)	(44)	(2,874,342)
Income before deferred incentive income, non-controlling interests in income of consolidated subsidiaries and income taxes	(3,084,880)	(8,619)	(3,093,499)
Deferred incentive income	444,567	—	444,567
Non-controlling interests in income of consolidated subsidiaries	2,640,313	6,552	2,646,865
Net income	$—	$(2,067)	$(2,067)

b)	Represents the effects of distributions made to our principals prior to or planned in connection with this offering.

The effects of the distributions made to our principals on the September 30, 2006 unaudited pro forma balance sheet information are summarized as follows (dollars in thousands):

	Distribution of Previously Earned Fees(i)	Other Distributions Prior to this Offering(ii)	Total Distributions to Principals
Cash and cash equivalents	$(29,962)	$(7,095)	$(37,057)
Due from affiliates	(434,995)	—	(434,995)
Due to affiliates	—	50,905	50,905
Total effect on members’ deficit	(464,957)	(58,000)	(522,957)

i)	We distributed to our principals $465.0 million related to the net proceeds received relating to our collection of a portion of receivables relating to previously earned fees from our offshore hedge funds pursuant to certain contractual arrangements. The adjustment to due from affiliates of $435.0 million is based upon balances outstanding as of September 30, 2006. The remaining $30.0 million, which relates to amounts that arose after September 30, 2006 and before the distribution, has been reflected as an adjustment to cash and cash equivalents.

A portion of the receivable was collected ‘‘in-kind’’ in the form of securities and other investments and these in-kind assets were then distributed to our principals. In the unaudited pro forma balance sheet information, we have used the September 30, 2006 value of these assets, or $96.9 million, to record the distribution. Elsewhere in this prospectus, the estimated value of the assets on January 16, 2007, the date of the distribution, or $101.2 million is used.

The pro forma adjustment to the unaudited pro forma income statement information is the elimination of the actual earnings on the portion of the receivable collected that provided the amount of proceeds distributed to our principals of $49.4 million, $21.0 million and $23.5 million for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively, based on the actual earnings on the receivable in the respective periods, as if the collection and distribution had been made on January 1, 2005.

ii)	In addition, in 2007, prior to completion of this offering, we distributed $25.0 million to the principals and we expect that Fortress Operating Group will distribute to its partners, including the principals and the intermediate holding companies, an aggregate amount corresponding to a $ dividend on the Class A shares on a fully-diluted basis for each month for the period beginning January 1, 2007 through the date prior to the date on which this offering is completed (prorated for any partial month), which amounts to $ million based on an assumed offering date of February 14, 2007. Holders of our diluted common shares (that is, outstanding Class A shares together with the Fortress Operating Group units held by the principals, which may be converted into Class A shares) prior to completion of this offering, namely Nomura and the principals, will receive these distributions based on their relative percentage ownership of Fortress for the period prior to this offering. These dividends will be paid using cash on hand and may not be indicative of the amount of any future dividends. Purchasers in this offering will not be entitled to receive these dividends.

These distributions have been presented as a reduction in cash for the amount of cash and cash equivalents held as of September 30, 2006, after the effects of pro forma adjustments (a) and (b)(i), of $7.1 million, and as an increase in due to affiliates for the remaining amount of $50.9 million.

c)	Reflects the effects of our reorganization in which the Fortress Operating Group entities are converted from limited liability companies to limited partnerships, and we receive the sole general partner interest and our principals’ existing membership interests are converted into 100% of the non-voting limited partner interests in them, and our principals receive 100% of our Class B shares, which have voting rights but no economic interest. As a reorganization of entities under common control, we will carry forward unchanged the value of assets and liabilities recognized in the combined financial statements of Fortress Operating Group, our predecessor, into our consolidated financial statements. To recognize the reorganization, we will reclassify the historical member’s deficit of Fortress Operating Group of $589.6 million, net of the effects of pro forma adjustments (a) and (b), to excess of accumulated distributions over earnings and capital. We have not reflected a pro forma adjustment to reclassify any portion of the members’ deficit to non-controlling interests in consolidated subsidiaries related to our principals’ limited partner interests in Fortress Operating Group because the principals have no obligation to fund any part of our deficit.

d)	On December 18, 2006, our principals entered into a securities purchase agreement with Nomura pursuant to which Nomura acquired a 15% stake in Fortress, or 55,071,450 Class A shares, for $888.0 million on January 17, 2007. We used the proceeds to acquire pro rata from our principals 15% of the outstanding equity interests in Fortress Operating Group as of the date of the purchase (which is before the effect of this offering and related transactions) through our intermediate holding companies.

We have reflected our sale of Class A shares as a reduction in excess of accumulated distributions over earnings and capital. We have reflected our purchase of the Fortress Operating Group units from our principals as an increase in excess of accumulated distributions over earnings and capital, because as described in footnote (c) our recorded pro forma value of the principals’ non-controlling interests in Fortress Operating Group is zero. Therefore, there is no net effect to our pro forma balance sheet information from these two transactions.

However, the Nomura transaction had a deferred tax effect, which resulted in a corresponding obligation under the tax receivable agreement. As a result of our purchase of Fortress Operating Group units from our principals and an election by certain Fortress Operating Group entities under Section 754 of the Code, the tax basis of the assets owned by Fortress Operating Group has increased. We have established a deferred tax asset of $456.0 million for our expected tax benefit of the increase based on a combined federal and state tax rate of approximately 38% and the assumption that the full benefit will be realized. The establishment of the deferred tax asset reduced excess of accumulated distributions over earnings and capital as the transaction giving rise to the increase in tax basis was between us and our shareholders. Pursuant to the tax receivable agreement, we are required to pay to our principals 85% of the tax benefit we actually receive from the increased tax basis on a pro rata basis, as our purchase of the Fortress Operating Group units was a pro rata purchase from all of our principals. We have recorded a liability of $387.6 million for the obligations we have to our principals under the tax receivable agreement equal to 85% of the deferred tax asset based on the assumption that the full benefit of the increase in tax basis will be received. The establishment of the liability was recorded as a pro rata distribution to our principals as part of the reorganization increasing excess of accumulated distributions over earnings and capital. The amounts recorded for both the deferred tax asset and the liability for our obligations under the tax receivable agreement are estimated, including the fact that payments under the tax receivable agreement further increases the tax benefits and transfer the estimated payments under the tax receivable agreement.

e)	Reflects additional compensation expense we will have following this offering.

The effects of the additional compensation expense on the unaudited pro forma income statement information are summarized as follows (dollars in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005
Employment agreements with principals(i)	$750	$750	$1,000
Principals Agreement(ii)	674,625	674,625	899,500
Grant of restricted Class A shares and restricted Fortress Operating Group units to employees(iii)
Directors compensation(iv)
Total compensation expense	$675,375	$675,375	$900,500

i)	Represents total annual compensation expense of $1.0 million arising from employment agreements entered into by Fortress and each of our principals in connection with the consummation of the Nomura transaction. Each principal will be entitled during his employment to an annual salary of $200,000, which may be increased, but not decreased, at the discretion of the board of directors (see ‘‘Management — Employment, Non-Competition and Non-Solicitation Agreements’’);

ii)	Represents compensation expense arising from the Principals Agreement, which provides that, in the event a principal voluntarily terminates his employment with Fortress Operating Group for any reason prior to the fifth anniversary of the consummation of this offering, a portion of the Fortress Operating Group units (and corresponding Class B shares) held by that principal as of the completion of this offering will be forfeited to our principals who are employed by Fortress Operating Group generally as of the date that is six months after the date of such termination of employment. As a result of the service requirement, the fair value of Fortress Operating Group units subject to the risk of forfeiture will be charged to our compensation expense over the five-year service period. Pro forma compensation expense of $674.6 million, $674.6 million and $899.5 million for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively, is based on the fair value of Class A shares sold in this offering and straight-line amortization over the five-year forfeiture period as if the agreement had been entered into on January 1, 2005;

iii)	Represents compensation expense arising as a result of the grant of restricted Class A shares and restricted Fortress Operating Group units to employees in connection with this offering determined in accordance with SFAS No. 123(R), ‘‘Share-Based Payment’’ of $ million, $ million and $ million for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively. Compensation expense has been estimated based on the fair value per restricted Class A share or unit of $ , which is equal to the price of Class A shares offered in this offering, amortization over a -year service period and a % total forfeiture estimate, which is based on . For a description of our share-based compensation plans, see ‘‘Management — Equity Incentive Plan.’’ Our compensation expense for employees of the Fortress Funds who have received restricted Class A shares or restricted Fortress Operating Group units, but are not our employees, will be remeasured based on changes in the fair value of our Class A shares and restricted Fortress Operating Group units until the awards are vested. The effects of these remeasurements will be recognized in net income in the periods in which they occur; and

iv)	Represents compensation we will pay to our non-employee directors at an annual rate of $ , payable semi-annually, including an annual fee of $ that will be paid to the chairs of each of the audit and compensation committees of our board of directors. We do not intend to separately compensate our directors who are also our employees or who are otherwise affiliated with us. Fees to independent directors may be paid in Class A shares, based on the value of such Class A shares at the date of issuance, rather than cash, provided that any such issuance does not prevent such director from being determined to be independent.

f)	Reflects the net increase in interest expense of $10.1 million, $16.6 million and $22.3 million for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively, as a result of the borrowings of $600.0 million under the term loan facility of a new $750 million credit agreement on June 23, 2006. The proceeds of the term loan were used to repay our prior term loan debt of $160.0 million, to make a distribution to our principals of $250.0 million, and to increase working capital. We have not made a pro forma adjustment related to the revolving loan facility under our new credit agreement, as our costs under our new revolving loan facility would not have been materially different from what our costs were under our prior revolving loan facility. There is no pro forma adjustment to the combined historical balance sheet as of September 30, 2006 as the borrowings under the new credit agreement, repayment of prior term loan debt and distribution to the principals are already reflected in the combined historical balance sheet.

–	The borrowings under the new credit agreement following completion of this offering will bear interest at LIBOR plus 1.50% and the agreement is subject to unused commitment fees of 0.25% per annum of any undrawn amounts. Pro forma interest expense of $17.5 million, $21.6 million and $29.9 million for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively, is based on the $600.0 million of term loan debt as if it had been borrowed on January 1, 2005 and the three-month average LIBOR during the respective periods of 4.70%, 3.09% and 3.25%. For every 1/8 percent change in the interest rate applied to these borrowings, interest expense would change approximately $0.4 million, $0.6 million and $0.8 million for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively.

–	The corresponding reduction of interest expense of $7.4 million, $5.0 million and $7.6 million for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively, relates to prior term loan debt that was repaid from the proceeds of the June 23, 2006 borrowings as if the prior term loan debt had been paid on January 1, 2005. The reduction of interest expense is based on the actual interest expense accrued in the respective periods on the prior term loan debt. The weighted average interest rate of the prior term loan debt was 7.18%, 6.09% and 6.32% for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively.

g)	Reflects the effects of this offering.

The Nomura transaction, this offering and the related transactions, which are described in ‘‘Prospectus Summary — Nomura Transaction’’ and ‘‘Our Structure — The Transactions,’’ take the legal form of our principals, Nomura and the public acquiring 100% of our outstanding shares and our concurrent acquisition, through two intermediate holding companies, of the controlling general partner interest and an approximately 22.3% limited partner interest in Fortress Operating Group. However, the Transactions are accounted for as a reorganization of entities under common control. Accordingly, we will carry forward unchanged the value of assets and liabilities recognized in Fortress Operating Group’s combined financial statements into our consolidated financial statements. As a consequence of this treatment, the pro forma effects of this offering are:

i)	the recognition of the proceeds of this offering of Class A shares of $600.0 million, net of costs of $67.0 million, assuming an initial public offering price of $17.50 per share (the midpoint of the range set forth on cover of prospectus), as our paid-in capital,

ii)	the elimination of our predecessors’ excess of accumulated distributions over earnings and capital of $589.6 million resulting in our net paid-in capital of $34.5 million, including the effect of the related income tax adjustment described in note (i)(i) below,

iii)	the use of a portion of the net proceeds of this offering, which we contributed to Fortress Operating Group (indirectly through FIG Corp.), to repay $250.0 million of the outstanding amount of borrowings under the term loan facility of the new credit agreement on June 23, 2006, pursuant to the contractual terms of the credit agreement (see (f) above). Pro forma interest expense has been reduced by $12.6 million, $8.6 million and $11.9 million for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively, to reflect the repayment of $250.0 million of borrowings as if the repayment had occurred on January 1, 2005,

iv)	the reversal of due to affiliates recorded in pro forma adjustment (b).

	Cash and Cash Equivalents	Due to Affiliates	Other Debt Obligations Payable	Equity
	(dollars in thousands)
Recognition of the proceeds of this offering	$533,005	$—	$—	$533,005
Reversal of due to affiliates	(50,905)	(50,905)	—	—
Use of a portion of net proceeds to repay borrowings	(250,000)	—	(250,000)	—
Net effect of this offering on our capitalization	$232,100	$(50,905)	$(250,000)	$533,005

As described in pro forma note (b), for purposes of this pro forma information the portion of distributions made to principals in excess of our adjusted cash and cash equivalents balance at September 30, 2006 was reflected as an increase in due to affiliates. This adjustment reflects the reversal of that due to affiliates adjustment from the proceeds of this offering. Actual distributions to principals were fully funded from available cash balances when they were made and none of the proceeds of this offering is actually being paid to our principals.

We have not reflected a pro forma adjustment to recognize non-controlling interests in consolidated subsidiaries related to our principals’ personal limited partner interests in Fortress Operating Group because Fortress Operating Group’s equity is a deficit and our principals have no obligation to fund any part of the deficit.

h)	The allocation of pro forma loss of $433.3 million, $520.6 million and $570.7 million for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively, to our principals’ non-controlling interests in income of consolidated subsidiaries is based on our principals’ approximately 77.7% interest in Fortress Operating Group applied to our pro forma loss before non-controlling interest in consolidated subsidiaries and income taxes after reduction for Fortress Operating Group’s non-controlling interests in its consolidated subsidiaries. This adjustment is based on pre-tax income because income taxes on income allocated to our principals by Fortress Operating Group will be incurred directly by our principals.

During each of the periods for which we are presenting pro forma income statement information we have a loss before non-controlling interests in income of consolidated subsidiaries and income taxes, of $544.6 million and $663.8 million for the nine months ended September 30, 2006 and 2005, respectively, and $718.1 million for the year ended December 31, 2005, which generally would result in no allocation being made to non-controlling interests. However, we first allocate pro rata to controlling and non-controlling interests equity-based compensation expense of $674.6 million and $674.6 million for the nine months ended September 30, 2006 and 2005, respectively, and $899.5 million for the year ended December 31, 2005 and the corresponding equal pro rata increase in paid-in capital and non-controlling interests that result from recognizing the equity-based compensation expense. Following this allocation of equity-based compensation expense, our remaining income before non-controlling interests in income of consolidated subsidiaries and income taxes of $130.0 million and $10.8 million for the nine months ended September 30, 2006 and 2005, respectively, and $181.4 million for the year ended December 31, 2005 is positive and the applicable portion of this income is allocated to non-controlling interests in income of consolidated subsidiaries.

i)	Reflects the impact of federal and state income taxes that we will incur on income allocated from Fortress Operating Group. The Fortress Operating Group entities are limited liability companies and are not subject to U.S. federal and certain state income taxes. They are, however, subject to New York unincorporated business taxes. Following the reorganization, FIG Corp. will be subject to income tax on income allocated to it from the Fortress Operating Group.

(i)	Primarily as a result of the contribution of $533.0 million of the net proceeds of this offering by FIG Corp. to the capital of Fortress Operating Group and the dilution resulting from FIG Corp.’s acquisition in connection with this offering of an approximately 8.6% interest in Fortress Operating Group, a temporary difference will arise between the carrying value of Fortress Operating Group for financial reporting purposes and that for income tax purposes. Existing temporary differences will also contribute to the overall difference. A pro forma net deferred tax asset has been recorded to reflect the deferred tax effects of the excess of the tax basis over financial reporting basis that is expected to be realized in the foreseeable future. A pro forma valuation allowance has been established for the portion of the gross deferred tax asset that is not expected to be realized in the foreseeable future.

(ii)	The adjustments to pro forma income tax expense of $1.1 million, $(0.5) million and $3.6 million for the nine months ended September 30, 2006 and 2005 and for the year ended December 31, 2005, respectively. This pro forma adjustment relates to the portion of pro forma consolidated income (loss) subject to corporate level taxation adjusted for permanent book-tax differences. These differences relate primarily to the non deductability of the compensation expense arising from the Principals Agreement discussed in (e)(ii) above.

j)	Fortress Operating Group combined historical earnings per unit assume that the Fortress Operating Group units held by our principals immediately following the reorganization (before the sale of units to us as part of the Nomura transaction) were outstanding from the beginning of the period. The computation of pro forma Fortress Operating Group combined historical earnings per unit assumes that additional units were outstanding from the beginning of the period. The additional assumed units represent the number of Class A shares sold in this offering whose proceeds are assumed for the purposes of this calculation to have been used to pay the distributions made to our principals that are (i) in excess of the income for the period, (ii) funded by the proceeds of this offering or (iii) funded by loans that are repaid from the proceeds of this offering determined as follows:

	For the Nine Months Ended September 30, 2006				For the Nine Months Ended September 30, 2005				For the Year Ended December 31, 2005
	Historical		Pro forma		Historical		Pro forma		Historical	Pro forma
Pro forma weighted average units outstanding(i)
Fortress Operating Group units
Fortress Operating Group units assumed to have been issued to fund distributions to principals(i)		—
Total pro forma weighted average units outstanding		—		—		—		—
Pro forma net income per unit is calculated as follows:
Net income available to Fortress Operating Group unitholders	$		$		$		$		$	$
Pro forma weighted average units outstanding
Pro forma net income per unit	$		$		$		$

(i)	The additional assumed units represent the number of Class A shares sold in this offering whose proceeds are assumed for the purposes of this calculation to have been used to pay the distributions made to our principals that are (i) in excess of the income for the period, (ii) funded by the net proceeds of this offering and (iii) funded by loans that are repaid from the net proceeds of this offering and were determined as follows:

	December 31, 2005	September 30, 2006
(dollars in thousands, except offering price)
Distribution subsequent to:
Capital distributions from January 1, 2006 to September 30, 2006	$	$
Distributions made and planned subsequent to September 30, 2006
Total distributions
Net income
Distributions in excess of earnings
Offering Price
Assumed units	$	$

k)	For the purposes of pro forma net income per share, the weighted average shares outstanding and net income available to Class A shareholders on a basic and diluted basis, are calculated based on:

	Nine Months Ended September 30,				Year Ended December 31,
	2006		2005		2005
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Weighted average shares outstanding(i)
Fortress Investment Group LLC Class A shares offered in this offering
Fortress Investment Group LLC Class A shares sold to Nomura
Fortress Operating Group units outstanding not subject to forfeiture(ii)
Fortress Operating Group units outstanding subject to forfeiture among principals(ii)
Fortress Investment Group LLC restricted Class A shares granted to employees(iii)
Fortress Operating Group restricted units granted to employees(ii)
Weighted average shares outstanding
Basic and diluted net income per share
Pro forma net income	$	$	$	$	$	$
Add back non-controlling interests in income of Fortress Operating Group, net of assumed corporate income tax at enacted rates, attributable to:
Fortress Operating Group units outstanding not subject to forfeiture
Fortress Operating Group units subject to forfeiture among principals
Fortress Operating Group restricted units granted to employees
Pro forma net income available to Class A shareholders	$	$	$	$	$	$
Basic and diluted weighted average shares outstanding
Basic and diluted pro forma net income per Class A share(iv)	$	$	$	$	$	$

(i)	The number of weighted average shares outstanding for the purposes of pro forma net income per share is based on the assumption that the number of Class A shares and Fortress Operating Group units outstanding upon completion of this offering, which includes the Class A shares issued in the Nomura transaction, whether or not vested and whether or not subject to forfeiture, has been outstanding from January 1, 2005.

(ii)	For purposes of computing pro forma net income per share, Fortress Operating Group units, including units outstanding not subject to forfeiture, units outstanding subject to forfeiture among principals and nonvested restricted units granted to employees, are treated as convertible into Class A shares on a one-to-one basis. These units are not included in the computation of basic earnings per share. These units enter into the computation of diluted net income per Class A share when the effect is dilutive using the if-converted method, under which non-controlling interests in income of Fortress Operating Group attributable to the units, net of assumed corporate income tax at enacted tax rates, is added to net income in the numerator of the computation and the Class A shares available from the assumed conversion of the Fortress Operating Group units, as if it had occurred at the beginning of the period, is added to the denominator.

(iii)	Certain restricted Class A share units granted to employees participate fully in our earnings from the date they are granted. They are included in the computation of both basic and diluted net income per Class A share using the two-class method for participating securities.

(iv)	Certain restricted Class A share units granted to employees are not entitled to dividends or dividend equivalents until they are vested and are non-participating. These units are not included in the computation of basic earnings per share. They are included in the computation of diluted earnings per share when the effect is dilutive using the treasury stock method.

(v)	Class B shares have no net income per share as they do not participate in our earnings or distributions. The effect on net income per Class A share of the Fortress Operating Group units that correspond to our Class B shares is included in the computation, as provided above.

We have not made any pro forma adjustments relating to reporting and compliance costs and investor relation costs that we will incur as a public company. Following completion of this offering, substantially all of Fortress’s expenses (other than income tax expenses of FIG Corp., obligations incurred under the tax receivable agreement and obligations incurred under the demand note), including substantially all expenses incurred by or attributable solely to Fortress Investment Group LLC, such as expenses incurred in connection with this offering, will be accounted for as expenses of the Fortress Operating Group. No pro forma adjustment has been made for these additional expenses as an estimate of the expenses is not objectively determinable.

SELECTED FINANCIAL AND OPERATING DATA

The following table sets forth selected financial information on a historical basis.

The selected financial information set forth below as of December 31, 2005, and 2004, and for each of the three years ended December 31, 2005, has been derived from our audited combined financial statements. The selected financial information set forth below as of September 30, 2006, and for the nine month periods ended September 30, 2006 and 2005, has been derived from our unaudited interim combined financial statements. The selected historical financial information set forth below as of December 31, 2003, 2002 and 2001, and for each of the years then ended, and as of September 30, 2005 has been derived from our unaudited accounting records prepared on a consistent basis with the financial statements described above. The unaudited interim combined financial statements include all adjustments (consisting of normal, recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the periods presented. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

The information below should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the combined financial statements and notes thereto included in this prospectus.

	Selected Financial Information (in thousands)
	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Operating Data
Revenues
Management fees and incentive income from affiliates and other revenues	$255,017	$116,990	$284,313	$128,671	$47,557	$13,720	$9,092
Interest and dividend income – investment company holdings	897,451	414,379	759,781	222,707	172,759	64,097	87,325
	1,152,468	531,369	1,044,094	351,378	220,316	77,817	96,417
Expenses	885,957	411,711	685,924	198,403	81,627	33,579	10,829
Other Income
Gains (losses) – investment company holdings	2,681,754	1,416,537	2,903,978	881,658	123,276	37,624	54,150
Gains (losses) – other investments	94,873	31,737	37,181	20,512	9,120	—	—
Earnings from equity method investees	3,412	9,015	10,465	14,616	4,762	2,334	6,597
	2,780,039	1,457,289	2,951,624	916,786	137,158	39,958	60,747
Income before deferred incentive income, non-controlling interests in income of consolidated subsidiaries and income taxes	3,046,550	1,576,947	3,309,794	1,069,761	275,847	84,196	146,335
Deferred incentive income	(475,655)	(224,263)	(444,567)	(104,558)	(17,487)	(6,542)	(12,710)
Non-controlling interests in income of consolidated subsidiaries	(2,403,346)	(1,316,885)	(2,662,926)	(847,365)	(216,594)	(67,306)	(118,547)
Income before income taxes	167,549	35,799	202,301	117,838	41,766	10,348	15,078
Income tax expense	(8,898)	(3,130)	(9,625)	(3,388)	(1,495)	(920)	(446)
Net income	$158,651	$32,669	$192,676	$114,450	$40,271	$9,428	$14,632

	As of September 30,		As of December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)	(Unaudited)			(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data
Investment company holdings, at fair value	$16,564,782	$8,597,796	$10,582,109	$5,365,309	$2,036,107	$1,047,424	$611,158
Other investments	547,657	440,548	451,489	48,444	52,879	51,556	54,947
Cash, cash equivalents and restricted cash	569,447	306,752	288,363	179,727	41,661	15,907	2,858
Total assets	18,497,040	9,682,896	11,863,938	5,796,733	2,212,564	1,165,075	675,272
Debt obligations payable	3,128,770	1,672,985	2,250,433	928,504	226,205	36,936	36,250
Deferred incentive income	1,061,519	365,560	585,864	141,277	36,739	19,252	12,710
Total liabilities	4,721,543	2,295,131	3,343,262	1,306,021	339,031	78,804	53,730
Non-controlling interests in consolidated subsidiaries	13,841,723	7,353,697	8,397,167	4,405,835	1,836,163	1,046,896	599,827
Members’ equity (deficit) including net accumulated other comprehensive income (loss)	(66,226)	34,068	123,509	84,877	37,370	39,375	21,715

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Other Data
Distributable earnings(1)
Private equity funds	$113,386	$79,063	$128,082	$26,338	$17,598	$6,656	$12,724
Liquid hedge funds	109,710	78,873	89,413	31,140	9,871	1,085	—
Hybrid hedge funds	67,474	31,245	57,417	38,576	14,557	1,681	—
Hedge fund subtotal	177,184	110,118	146,830	69,716	24,428	2,766	—
Castles	8,131	8,428	9,118	6,328	7,638	—	—
Unallocated	(47,377)	(12,045)	(22,756)	(4,913)	(2,098)	(2,863)	(3,700)
Total distributable earnings(1)	$251,324	$185,564	$261,274	$97,469	$47,566	$6,559	$9,024

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
Reconciliation of Net Income to Distributable Earnings(1)
Net income	$158,651	$32,669	$192,676	$114,450	$40,271	$9,428	$14,632
Adjust incentive income	173,304	167,636	91,187	1,627	14,771	(459)	1,035
Adjust unrealized gains and earnings from equity method investees	(65,753)	(10,953)	(18,265)	(26,375)	(6,528)	(2,410)	(6,643)
Adjust income from the receipt of options	(18,691)	(2,310)	(2,310)	(2,285)	(1,424)	—	—
Adjust compensation expense	1,704	(1,478)	—	5,901	—	—	—
Adjust employee portion of incentive income	2,109	—	(2,014)	4,151	476	—	—
Distributable earnings(1)	$251,324	$185,564	$261,274	$97,469	$47,566	$6,559	$9,024

‘‘Distributable earnings’’ is our supplemental measure of operating performance. It reflects the value created which management considers available for distribution during any period. As compared to GAAP income, distributable earnings excludes the effects of unrealized gains (or losses) on illiquid investments, reflects contingent revenue which has been received as income to the extent it is not expected to be refunded, and disregards expenses which do not require an outlay of assets, whether currently or on an accrued basis. Distributable earnings is not a measure of cash generated by operations which is available for distribution nor should it be considered in isolation or as an alternative to cash flow or net income and it is not necessarily indicative of liquidity or cash available to fund our operations.

Our management uses distributable earnings:

•	in its determination of periodic distributions to equity holders;

•	in making operating decisions and assessing the performance of each of our core businesses;

•	for planning purposes, including the preparation of our annual operating budgets; and

•	as a valuation measure in strategic analyses in connection with the performance of our funds and the performance of our employees.

Growing distributable earnings is a key component to our business strategy and distributable earnings is the primary measure used by our management to evaluate the economic profitability of each of our businesses and our total operations. Therefore, we believe that it provides useful information to our investors in evaluating our operating performance. Our definition of distributable earnings is not based on any definition contained in our amended and restated operating agreement.

For the reconciliation of distributable earnings to GAAP net income, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Pro Forma Distributable Earnings by Segment Analysis’’.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(tables in thousands except otherwise indicated and per share data)

The following discussion should be read in conjunction with Fortress Operating Group’s combined financial statements and the related notes (referred to as ‘‘combined financial statements’’ or ‘‘historical combined financial statements’’) included within this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section entitled ‘‘Risk Factors’’ and elsewhere in this prospectus.

The pro forma data discussed below reflects the application of the pro forma adjustments to the historical data. This additional information is presented in order to provide a more meaningful understanding of our financial position and results of operations on a pro forma basis generally and in particular to reflect the deconsolidation of the Fortress Funds concurrent with the completion of this offering. The deconsolidation of the Fortress Funds will result in financial statements which are materially different from the historical combined financial statements that appear in this prospectus. For an understanding of pro forma financial information taking into account, among other things, this deconsolidation, refer to the ‘‘Unaudited Pro Forma Financial Information’’ included within this prospectus.

This offering and the related transactions, which are described in ‘‘Our Structure — The Transactions,’’ take the legal form of the principals, Nomura and the public acquiring 100% of our outstanding shares, and our concurrent acquisition, through two intermediate holding companies, of the controlling general partner interest and approximately 22.3% limited partner interest in Fortress Operating Group. As we are a newly formed company, Fortress Operating Group is considered our predecessor for accounting purposes and its combined financial statements will be our historical financial statements following completion of the Transactions. Also, because the principals control Fortress Operating Group before the Transactions and will control us after the Transactions, the Transactions are accounted for as a reorganization of entities under common control. Accordingly, we will carry forward unchanged the value of assets and liabilities recognized in Fortress Operating Group’s combined financial statements into our consolidated financial statements.

General

Our Business

Fortress is a leading global alternative asset manager with approximately $29.7 billion in assets under management as of September 30, 2006. We raise, invest and manage private equity funds, hedge funds and publicly traded alternative investment vehicles. We earn management fees based on the size of our funds, incentive income based on the performance of our funds, and investment income from our principal investments in those funds. We invest capital in each of our businesses. As of September 30, 2006, Fortress’s investments in and commitments to our funds was $495.7 million, consisting of the net asset value of Fortress’s principal investments of $426.9 million, and unfunded commitments to private equity funds of $68.8 million.

As of September 30, 2006, we managed approximately $29.7 billion of alternative assets in three core businesses:

Private Equity Funds   —   a business that manages approximately $17.3 billion of AUM that primarily makes significant, control-oriented investments in North America and Western Europe, with a focus on acquiring and building asset-based businesses with significant cash flows. We also manage a family of ‘‘long dated value’’ funds focused on investing in undervalued assets with limited current cash flows and long investment horizons;

Hedge Funds   —   a business that manages approximately $9.4 billion of AUM comprised of two business segments; (i) hybrid hedge funds – which make highly diversified investments globally in undervalued and distressed assets, including loans, assets and corporate securities; and (ii) liquid hedge funds – which invest globally in fixed income, currency, equity and commodity markets and related derivatives to capitalize on imbalances in the financial markets; and

Publicly Traded Alternative Investment Vehicles, which we refer to as ‘‘Castles’’ — approximately $3.0 billion of aggregate market capitalization in two publicly traded companies managed by us. The Castles currently invest primarily in real estate and real estate debt investments.

Managing Business Performance

Fortress conducts its management and investment business through the following four primary segments: (i) private equity funds, (ii) liquid hedge funds, (iii) hybrid hedge funds, and (iv) Castles. These segments are differentiated based on the varying investment strategies of the funds we manage in each segment.

The amounts not allocated to a segment consist primarily of interest earned on short-term investments, general and administrative expenses, interest incurred with respect to corporate borrowings, and income taxes.

Management makes operating decisions and assesses performance with regard to each of Fortress’s primary segments based on financial data that is presented without the consolidation of any Fortress Funds. Accordingly, segment data for these segments is reflected on a deconsolidated basis.

Management assesses the net performance of each segment based on its ‘‘distributable earnings’’. Distributable earnings is not a measure of cash generated by operations which is available for distribution. Distributable earnings should not be considered in isolation or as an alternative to cash flow or net income, and is not necessarily indicative of liquidity or cash available to fund operations.

We believe that the presentation of distributable earnings along with GAAP net income enhances a reader’s understanding of the economic operating performance of our company. Distributable earnings reflects GAAP net income adjusted for the following items:

i.	adding a measure of incentive income which is subject to contingent repayment but for which collectibility is reasonably assured because management believes the likelihood of clawback is remote,

ii.	modifying the timing of recognition of compensation expense related to employee profit sharing in incentive income to match the timing of the recognition of the related revenue, which is not matched under GAAP,

iii.	recording income from equity method investees only to the extent it has been realized. While equity method income is a meaningful measure of the operating performance of equity method investees, it is not a measure of currently recognizable income for us as we are holding the interests in our funds for long-term investment purposes. Since any difference between our share of their GAAP income and the distributions we receive is unlikely to be realized until a liquidation transaction occurs, which is not planned in the foreseeable future, adjusting this income to delay recognition of our equity in undistributed earnings until it is realized is consistent with the principles of distributable earnings,

iv.	only recording income from options received once they are exercised and the underlying shares sold, since the timing and amount of economic gain which may be realized from options held in equity method investees is highly uncertain and the GAAP valuation of such options is not a reliable measure of sustainable earnings, and

v.	adding back our equity-based compensation because it does not require settlement by the future transfer or use of assets and therefore does not impact our analysis of earnings which will be available for potential distributions.

We believe that the presentation of distributable earnings makes the economic operating performance of our company more transparent to investors by adjusting for these items.

‘‘Distributable earnings’’ for the existing Fortress businesses is equal to net income adjusted as follows:

o	Incentive Income

(i)	a.	for Fortress Funds which are private equity funds, adding (a) incentive income paid (or declared as a distribution) to us, less an applicable reserve for potential future clawbacks if the likelihood of a clawback is deemed greater than remote (net of the reversal of any prior such reserves that are no longer deemed necessary), minus (b) incentive income recorded in accordance with U.S. generally accepted accounting principles, or GAAP, based on the accounting method described in ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Policies–Revenue Recognition on Incentive Income,’’

b.	for other Fortress Funds, at interim periods, adding (a) incentive income on an accrual basis as if the incentive income from these funds were payable on a quarterly basis, minus (b) incentive income recorded in accordance with GAAP,

o	Other Income

(ii)	with respect to income from certain principal investments and certain other interests that cannot be readily transferred or redeemed:

a.	for equity method investments in the Castles and private equity funds as well as indirect equity method investments in hedge fund special investment accounts (which generally have investment profiles similar to private equity funds), treating these investments as cost basis investments by adding (a) realizations of income, primarily dividends, from these funds, minus (b) impairment with respect to these funds, if necessary, minus (c) equity method earnings (or losses) recorded in accordance with GAAP,

b.	subtracting gains (or adding losses) on stock options held in the Castles,

c.	subtracting unrealized gains (or adding unrealized losses) from our consolidated private equity funds,

(iii)	adding (a) proceeds from the sale of shares received pursuant to the exercise of stock options in certain of the Castles, in excess of their strike price, minus (b) management fee income recorded in accordance with GAAP in connection with our receipt of these options,

o	Expenses

(iv)	adding back compensation expense recorded in connection with the assignment of a portion of these Castle options to our employees, and

(v)	adding or subtracting, as necessary, the employee profit sharing in (i) above to match the timing of the expense with the revenue.

When calculating distributable earnings on a pro forma basis, as well as for periods after our reorganization in connection with the Nomura transaction, the following additional adjustments are made to pro forma net income, or net income of Fortress Investment Group LLC, as applicable:

(i)	adding the income (or subtracting the loss) allocable to, or resulting from distributions to, the non-controlling interests attributable to Fortress Operating Group units,

(ii)	adding back compensation expense recorded in connection with the grant of restricted Class A shares and of restricted Fortress Operating Group units to employees,

(iii)	adding back compensation expense recorded in connection with the forfeiture arrangements entered into among the principals, described in ‘‘Agreement Among Principals’’ below,

(iv)	adjusting income tax expense by adding or subtracting, as applicable, the net tax effect of the adjustments described above at the appropriate effective income tax rate, and

(v)	adjusting any expenses recorded in connection with the purchase or exchange of Fortress Operating Group units and the tax receivable agreement by:

a.	reversing the change in deferred tax assets recognized in income, including adjustments if any, relating to the increase in tax basis of assets from the purchase or exchange of Fortress Operating Group units,

b.	reversing any income statement effect recognized under the tax receivable agreement, and

c.	recognizing an expense for any portion of the liability under the tax receivable agreement that becomes due or payable in the period the corresponding tax savings are realized.

The tables below present the following regarding distributable earnings and the adjustments made to reconcile GAAP net income to distributable earnings: derivation, nature, purpose, material limitations, and the manner in which management compensates for those limitations.

Measure	Nature and Purpose	Material Limitations and How Management Compensates
Total Distributable Earnings	Management uses distributable earnings as a supplemental operating performance measure in managing the company’s business, evaluating performance, allocating staff and capital resources, and setting its dividend policy. We believe distributable earnings is also meaningful to investors because (i) it is the primary measure which management uses in determining periodic dividends to its shareholders, which is a significant driver of the returns to such shareholders, and (ii) it has been developed to assist management in ensuring that the level of dividends to shareholders is sustainable in relation to the performance of our business.	Distributable earnings is limited in its usefulness in measuring earnings because it recognizes as revenues amounts which are subject to contingent repayment, it ignores significant unrealized gains and it does not fully reflect the economic costs to us by ignoring certain compensation expenses. Management compensates by using distributable earnings as a supplement to GAAP net income in its analysis of the overall performance of Fortress and notes that the two measures taken together enhance the ability of the Company to measure its earnings and assess its ability to pay dividends on a sustainable basis. Management further recognizes that a significant limitation in the use of distributable earnings is its lack of comparability to other companies who present GAAP and other non-GAAP operating income measures that do not make similar adjustments. Management also recognizes that a significant limitation in the use of distributable earnings is its inability to be used as a measure of liquidity. Management is able to compensate for these limitations through the use of GAAP operating cash flow and through forecasted operating cash flows.

The adjustments between GAAP net income and distributable earnings on a historical basis are as follows:

Adjustment	Nature and Purpose	Material Limitations and How Management Compensates
Incentive income	For private equity funds, GAAP basis incentive income is deferred until all related contingencies are resolved, pursuant to the accounting policy adopted under EITF D-96. This adjustment results in the recognition of incentive income received on a cash basis, less a reserve for the clawback to the extent deemed necessary. For certain hedge funds, this adjustment is made for interim periods, as the incentive fee is recognized in full on an annual basis in the fourth quarter. Management believes that while such incentive income has not been recognized for GAAP purposes, cash received and recorded as deferred incentive income, with respect to private equity funds, and incentive income theoretically earned at interim periods, with respect to hedge funds, is collectible and is available for distribution to shareholders, to the extent it is not deemed needed to fund potential future clawback liabilities (private equity consideration only).	Management recognizes that a significant limitation to the usefulness of this adjustment is the potential clawback. We also note that this adjustment has the effect of increasing the volatility of our distributable earnings since distributions of incentive income are unpredictable in timing and amount. Management compensates for these limitations by also considering the GAAP presentation of incentive income in evaluating the operating performance of the company as a whole, including the gross amount of incentive income received to date which is subject to contingencies. Management carefully reanalyzes the need for, and potential amount of, a reserve for future clawbacks each time it considers distributable earnings. We note that for the period from inception until the termination of a given fund, aggregate incentive income recognized under GAAP and for the purposes of calculating distributable earnings are equal.

Adjustment	Nature and Purpose	Material Limitations and How Management Compensates
Unrealized gains (losses) and earnings from equity method investees	As we intend to hold our investments in the Fortress Funds for long-term investment purposes, we are unlikely to realize any income from these funds within the foreseeable future other than the distributions we receive. Therefore, we believe that treating these investments as cost basis investments and only recognizing gains or losses to the extent of income (non-return of capital) distributions better measures their economic performance for our purposes. We note that the majority of this adjustment relates to illiquid private equity fund investments which could not readily be converted to cash. On a deconsolidated basis, we intend to disclose a rollforward of our investments in each of our material equity method investees (and in total) which will better illustrate the derivation of this adjustment.

	The timing and amount of economic gain which may be realized from options held in equity method investees is highly uncertain. Therefore, this adjustment, in conjunction with the next two, results in income recognition on these options only to the extent that they are exercised and the underlying shares sold. The amount of income recognized would be equal to the actual sales price of the shares less the strike price paid in exercising the options. Note that the following two adjustments also relate to these options.	Management recognizes that the usefulness of these adjustments is significantly limited by the fact that they ignore potentially substantial unrealized increases or decreases in the value of underlying investments, and therefore reduce the volatility of our earnings (the opposite effect on volatility of the above described incentive income adjustment). Management compensates for this limitation by also considering the GAAP presentation of these investments in evaluating the operating performance of the company as a whole. Any significant decreases in value are analyzed as potential indicators of impairment. We note that for the period from inception until the termination of a given fund or the sale of our interest therein (including the sale of shares received upon the exercise of options), aggregate net income recognized with respect to our principal investment in such fund under GAAP and for the purposes of calculating distributable earnings are equal.

Adjustment	Nature and Purpose	Material Limitations and How Management Compensates
Income from the receipt of options	The Castles compensate Fortress for its assistance in raising capital through the issuance of stock options. In Fortress’s GAAP net income, income is recognized upon receipt of the options using their fair value at date of receipt. Certain of these options, depending on their characteristics, are also treated as derivatives and marked-to-market through the income statement for GAAP purposes. This adjustment acts in concert with the immediately prior adjustment as described above to recognize distributable earnings from these options only when realized.	Limitations related to this adjustment are described in the immediately prior adjustment above.
Compensation expense	Fortress assigns a portion of the stock options in the Castles to employees as compensation. Under GAAP, this assignment is recognized as expense on the date of assignment at fair value. Since no value for these options has been recognized for purposes of calculating distributable earnings, the related expense (which is a portion of this value under GAAP) must be reversed in this calculation.	Management recognizes that this adjustment is only useful to the extent the above adjustments related to income from the receipt of, and mark-to-market on, options are made and only contemplates the three adjustments in concert.
Employee portion of incentive income	Fortress pays out a portion of the incentive income earned from private equity funds and hedge funds to employees in the form of profit sharing arrangements. Under GAAP, expense is recognized when a profit sharing obligation is probable and reasonably estimable. This adjustment merely changes the timing of this recognition to match the timing of the recognition of incentive income for distributable earnings purposes as described above.	Management recognizes that this adjustment is only useful to the extent the above adjustment related to incentive income is made and only contemplates the two adjustments in concert.

The following represents additional adjustments between GAAP net income and distributable earnings on a pro forma and post-offering basis:

Adjustment	Nature and Purpose	Material Limitations and How Management Compensates
Non-controlling interest in Fortress Operating Group	Upon consummation of this offering, the principals’ ownership in Fortress will be accounted for as non-controlling interest. This adjustment reflects distributable earnings on a gross (Fortress Operating Group level) basis since we manage the business as a whole, including the portion owned directly by the principals.	Management recognizes that a significant limitation to the usefulness of this adjustment is the fact that, in comparison to GAAP net income, it significantly grosses up distributable earnings and could therefore be misinterpreted as indicating that distributable earnings related to the public shareholders is significantly higher than it actually is. Management compensates for this limitation by presenting distributable earnings per diluted share, which is directly comparable to net income per diluted share since the principals’ non-controlling interest in earnings is not available for the public shareholders.
Employee equity-based compensation	This eliminates the compensation expense related to equity-based awards to be issued on an annual basis and to be issued in connection with this offering as compensation to employees. These awards never require settlement by the future transfer or use of assets and therefore do not impact our analysis of earnings which will be available for potential distributions.	Management recognizes that the usefulness of this adjustment is significantly limited by the fact that it ignores substantial compensation received by employees, which is a significant incentive for their continued employment and performance. This limitation also impacts comparability since other companies may use equity-based compensation to a greater or lesser extent than us and may or may not report a non-GAAP measure excluding such compensation. Management compensates for this limitation by also considering the GAAP presentation of this expense in evaluating the operating performance of the company as a whole and in evaluating its compensation and retention structure. Management also evaluates the dilutive impact on the shareholders from the issuance of equity-based awards.

Adjustment	Nature and Purpose	Material Limitations and How Management Compensates
Principal compensation related to the Principals Agreement	This eliminates the compensation expense related to the principals’ forfeiture arrangement. This arrangement does not require settlement by the future transfer or use of assets and therefore does not impact potential distributions. Furthermore, it is not dilutive because the ownership interests subject to forfeiture are not the result of grants and are not subject to return to the company. Any forfeiture would only result in a reallocation of our ownership among the principals.	Management recognizes that the usefulness of this adjustment is limited to the extent that GAAP, as applied to the principals’ agreement, treats their interests in the Fortress Operating Group as equity-based compensation received by the principals. This limitation also impacts comparability since other companies may use equity-based compensation to a greater or lesser extent than us and may or may not report a non-GAAP measure excluding such compensation. Management compensates for this limitation by taking into account the GAAP presentation of this expense in evaluating the operating performance of the company as a whole and in evaluating its compensation and retention structure.
Income tax effect	This adjustment matches income tax expense to distributable earnings rather than to net income.	Management recognizes that this adjustment is only useful to the extent all of the above adjustments are made and only contemplates these adjustments in concert. We note that over the life of the company, aggregate income tax expense under GAAP and for the purposes of calculating distributable earnings are equal.
Tax Receivable Agreement	This adjustment matches the timing of the recognition of any income tax benefits created by the exchange of Fortress Operating Group units and the timing of the recognition of any expense realized under the tax receivable agreement.	Management recognizes that the usefulness of this adjustment is significantly limited by the fact that it causes us to recognize income related to the net tax benefit realized from a transaction with shareholders which GAAP treats as a capital transaction. Management compensates for this limitation by also considering the GAAP presentation of these benefits in evaluating the operating performance of the company as a whole.

Market Considerations

Our revenues consist principally of (i) management fees which are based on the size of our funds, (ii) incentive income which is based on the performance of our funds and (iii) investment income from our principal investments in those funds. Our ability to grow our revenues depends on our ability to attract new capital and investors, which in turn depends on our ability to successfully invest our funds’ capital. The primary market factors that impact this are:

•	The strength of the alternative investment management industry, including the amount of capital invested and withdrawn from alternative investments. Our share of this capital is dependent on the strength of our performance relative to the performance of our competitors. The capital we attract is a driver of our assets under management, as are our returns, which in turn drive the fees we earn.

•	The strength and liquidity of the U.S. and relevant global equity markets generally, and the IPO market specifically, which effect our ability to increase the value of our equity positions in our private equity portfolio companies.

•	The strength and liquidity of the U.S. and relevant global debt markets. Our hybrid hedge funds, private equity funds and Castles all make investments in debt instruments which are assisted by a strong and liquid debt market. In addition, our funds borrow money to make acquisitions. Our funds utilize leverage in order to increase investment returns which ultimately drive the performance of our funds. Furthermore, we utilize debt to finance our principal investments in our funds and for working capital purposes.

•	Volatility within the markets. Volatility within the debt and equity markets, as well as within the commodity market to a limited extent, increases opportunities for investments within each of our segments, and directly impacts the performance of our liquid hedge funds.

•	Other than in our liquid hedge funds, we benefit from stable interest rate and foreign currency exchange rate markets. The direction of the impact of changes in interest rates or foreign currency exchange rates on our liquid hedge funds is dependent on their expectations and the related direction of their investments at such time; therefore, historical trends in these markets are not necessarily indicative of future performance in these funds.

We believe recent trends in these factors have created a favorable investment environment for our funds.

•	The U.S. economy and capital markets have been robust during the periods presented, and we have successfully identified opportunities within other economies where trends have also been favorable for investment, such as Germany and the United Kingdom. Partially as a result of the globalization of our operations and the internationalization of our investments, we continue to identify what we believe to be attractive investment opportunities in new markets. Furthermore, the U.S. and international debt markets have expanded significantly in recent years as a result of the widespread growth in the securitization markets.

•	Institutions, high net worth individuals and other investors are increasing their allocations of capital to the alternative investment sector. As a leader in this sector based on the size, diversity and performance of our funds, we have been and continue to be able to attract a significant amount of new capital, at least in part as a result of this trend.

•	Allocations of capital to the alternative investment sector are also dependent, in part, on the strength of the economy and the returns available from other investments relative to returns from alternative investments. This, in turn, is also dependent on the interest rate and credit spread markets; as interest rates rise and/or spreads widen, returns available on other investments would tend to increase, which could slow capital flow to the alternative investment sector. We have experienced relatively steady and historically low interest rates and tight credit spreads during the periods presented, which has been favorable to our business.

The trends discussed above have been generally favorable to our performance over the periods presented herein. Our success during these periods was in part a result of such trends as well as our ability to take advantage of these trends and properly source and time our investments and the realization thereof. No assurance can be given that future trends will not be disadvantageous to us.

For a more detailed description of how economic and global financial market conditions can materially affect our financial performance and condition, see ‘‘Risk Factors—Difficult market conditions can adversely affect our funds in many ways, including by reducing the value or performance of the investments made by our funds and reducing the ability of our funds to deploy capital, which could materially reduce our revenue and results of operations.’’

Pro Forma Transactions and this Offering

For further discussion of these pro forma adjustments, see ‘‘Unaudited Pro Forma Financial Information.’’

Prior to or concurrent with the consummation of this offering we have completed or will complete transactions, which are reflected in the unaudited pro forma financial information:

•	The effects of our deconsolidation of the Fortress Funds that we currently consolidate and of our liquidation of Northcastle;

•	The effects of the Nomura transaction, in which we sold Class A shares to Nomura and used the proceeds from the sale to purchase Fortress Operating Group units from our principals;

•	Our borrowings under a new credit agreement on June 23, 2006, the proceeds of which we used (i) to repay our prior term loan debt, (ii) to make a distribution to our principals and (iii) to increase our working capital;

•	The effects of other distributions we made or plan to make to our principals prior to the consummation of this offering;

•	Our collection of receivables pursuant to certain contractual arrangements relating to previously earned fees, the proceeds of which we used, net of non-controlling interests, to partially fund the distributions to our principals described immediately above;

•	Our reorganization in connection with the Nomura transaction and this offering and our receipt and use of the net proceeds from this offering. See ‘‘Our Structure — The Transactions’’;

•	Compensation expense as a result of our grant of restricted Class A shares and restricted Fortress Operating Group units pursuant to our equity incentive plan to certain employees and directors in connection with this offering;

•	Compensation expense arising from the Principals Agreement pursuant to which the principals will agree to forfeit a portion of their Fortress Operating Group units (and corresponding Class B shares and rights under the tax receivable agreement) to each other if they voluntarily terminate their employment with Fortress Operating Group prior to the fifth anniversary of the consummation of this offering;

•	Compensation expense arising from annual fees paid to our non-employee directors; and

•	The impact of federal and state income taxes that our wholly owned subsidiary FIG Corp., as a taxable corporation, will incur on income allocated to it from Fortress Operating Group.

Pro Forma Distributable Earnings by Segment

The following is a summary of our distributable earnings on a pro forma basis by segment:

	Nine Months Ended September 30,		Year Ended December 31, 2005
	2006	2005
Private equity funds	$	$	$
Hedge funds
Liquid hedge funds
Hybrid hedge funds
Subtotal hedge funds
Castles
Unallocated
Pro forma distributable earnings(1)	$	$	$

Segment distributable earnings are primarily driven by revenues from management fees and incentive income from the Fortress Funds. The increases in these revenues are the result of the raising of additional amounts in the Fortress Funds, launching new funds and the strong performance of the private equity and hedge funds during these periods.

(1)	For a description of the reconciling items between pro forma net income and pro forma distributable earnings, see ‘‘—General—Managing Business Performance.’’ For a more detailed analysis of the factors impacting distributable earnings on a historical basis, see ‘‘Results of Operations on a Historical Basis.’’

The following table provides a reconciliation of pro forma net income to pro forma distributable earnings:

	Nine Months Ended September 30,		Year Ended December 31, 2005
	2006	2005
Pro forma net income	$	$	$
Adjust incentive income
Adjust unrealized gains and earnings from equity method investees
Adjust income from the receipt of options
Adjust compensation expense
Adjust employee portion of incentive income
Adjust income taxes
Adjust principals’ non-controlling interests
Total adjustment
Pro forma distributable earnings(1)	$	$	$

(1)	For a description of the reconciling items between pro forma net income and pro forma distributable earnings, see ‘‘—General—Managing Business Performance.’’ For a more detailed analysis of the factors impacting distributable earnings on a historical basis, see ‘‘Results of Operations on a Historical Basis.’’

Pro Forma Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, including our capital commitments to our funds, pay compensation, and satisfy our other general business needs. In addition, we will require cash to meet our intended distribution policy as described in ‘‘Cash Dividend Policy’’. Our primary sources of funds for liquidity consist of cash flows provided by operating activities, primarily the management fees and incentive income paid to us from the Fortress Funds, borrowings under loans, and the issuance of debt and equity securities, as well as the investment returns on our principal investments in these funds.

We expect that our cash on hand and our cash flows from operating activities will satisfy our liquidity needs with respect to current commitments relating to investments and with respect to our debt obligations over the next twelve months. We expect to meet our long-term liquidity requirements, including the repayment of our debt obligations and any new commitments, and any increases in our commitments, relating to principal investments, through the generation of operating income and additional borrowings.

Our ability to execute our business strategy, particularly our ability to form new funds and increase our assets under management, depends on our ability to raise additional investor capital within such funds. Decisions by counterparties to enter into transactions with us will depend upon a number of factors, such as our historical and projected financial performance and condition, compliance with the terms of our current credit arrangements, industry and market trends and performance, the availability of capital and our counterparties’ policies and rates applicable thereto, the rates at which we are willing to borrow, and the relative attractiveness of alternative investment or lending opportunities.

As of September 30, 2006, our material cash commitments and contractual cash requirements related to our planned distributions to our principals, capital commitments to our funds, our lease obligations and our debt obligations.

In connection with this offering, we have made, or plan to make, the following distributions to our principals:

•	In June and July 2006 we made cash distributions of $250.0 million and $42.0 million, respectively, which are reflected in our September 30, 2006 combined balance sheet;

•	In 2007, we will distribute to our principals the net proceeds received relating to our collection of a portion of a receivable relating to previously earned fees from our offshore hedge funds pursuant to certain contractual arrangements; and

•	We will make a cash distribution of $ million to our principals immediately prior to this offering.

On a pro forma basis which reflects these distributions as if they had been made as of September 30, 2006, our cash and cash equivalents would have been decreased by $        million.

Our capital commitments to our funds as of September 30, 2006 consisted of the following:

	Original Commitment	Remaining Commitment
Private Equity Funds
Fund II	$9,281	$2,417
Fund III	13,534	2,387
Fund III Coinvestment Fund	57	8
FRID	30,000	16,159
Fund IV	45,050	38,097
Fund IV Coinvestment Fund	166	149
Fortress IW Coinvestment Fund	145	145
LDV Fund	10,000	1,814
LDV Fund II	10,000	7,605
Total	$118,233	$68,781

As of September 30, 2006, our debt obligations consisted of our aircraft loan and our credit agreement, as described below.

In 2002, we borrowed $2.9 million collateralized by our interest in an aircraft (the ‘‘Aircraft Loan’’), of which $2.2 million was outstanding as of September 30, 2006. This loan bears interest at LIBOR plus 2.25% and matures in July 2007. We have hedged our exposure to the risk of changes in market interest rates with respect to this loan by entering into an interest rate swap, which fixes the effective interest rate on this loan at approximately 6.80% through maturity.

In 2003, we refinanced our $45 million credit agreement, which bore interest at LIBOR plus 3.50%, with a $98.5 million senior secured credit facility which bore interest at LIBOR plus 3.00% and was subject to an unused commitment fee of 0.375% per annum.

In March 2005, we entered into a new $175 million credit agreement (the ‘‘2005 Credit Agreement’’) which among other things, refinanced the $98.5 million credit facility. The 2005 Credit Agreement bore interest at LIBOR plus 2.75% and was subject to unused commitment fees of 0.375% per annum and letter of credit fees of 2.75% per annum. The 2005 Credit Agreement was collateralized by substantially all of our assets as well as our rights to fees from the Fortress Funds and our equity interest therein. In connection with the 2005 Credit Agreement, fees of approximately $2.6 million were incurred. In December 2005, the agreement was amended to increase the available line by $70.1 million. In connection with this amendment, fees of approximately $1.8 million were incurred.

In June 2006, we entered into a new $750 million credit agreement (the ‘‘2006 Credit Agreement’’ or the ‘‘credit agreement’’). Borrowings under the 2006 Credit Agreement bear interest at LIBOR plus 2.00%, with the agreement being subject to unused fees of 0.375% per annum. Upon consummation of this offering, the borrowers will be required to pay a commitment fee of 0.25% and a letter of credit fee of 1.50% and borrowings under the 2006 Credit Agreement will accrue interest at a rate equal to (i) with respect to LIBOR loans, LIBOR plus 1.50% and (ii) base rate loans, the base rate, as defined under ‘‘Description of Indebtedness’’, plus 0.50%, and we will also be subject to unused fees of 0.250% per annum. The purpose of the 2006 Credit Agreement was to refinance the 2005 Credit Agreement described above, to make funds available for investments in the various existing and new Fortress Funds, and to make a one-time $250 million distribution of capital to our principals. The 2006 Credit Agreement matures in June 2011. In connection with the repayment of the prior credit facility, deferred loan costs of approximately $3 million were written off to interest expense.

Fortress Partners Offshore Fund L.P. (‘‘FPOF’’) was formed by us on October 25, 2006. This fund was initially seeded with $15 million of capital from third parties, which was invested by FPOF in one of the hybrid hedge funds. FPOF will invest, indirectly, in funds managed by third party managers, in existing and future Fortress Funds, and will also make direct investments in a variety of asset types. We will manage FPOF in exchange for management fees of between 1.0% – 1.5%, depending on the level of invested capital of each of its investors, and incentive income of 20% on the net income earned from certain investments in the portfolio. No management fees or incentive income will be earned from affiliate investments in FPOF.

In October 2006, our remaining capital commitment to FRID was extinguished.

In December 2006, we formed a new private equity Fortress Fund (‘‘FHIF’’) with $1.6 billion in capital commitments from investors to co-invest alongside Fund IV and Fund IV CO in the acquisition of a privately held senior living company. We have committed to contribute at least $75 million of FHIF’s equity. The principals and employees have committed approximately $133 million to FHIF’s equity. Other Fortress Funds have committed to contribute $134 million of FHIF’s equity.

In January 2007, we increased our capital commitment to Fund IV by $80 million to $125 million.

In January 2007, as a result of a realization event in one of Fortress’s private equity portfolio companies, Fortress Operating Group received distributions of deferred incentive income from three private equity funds aggregating approximately $100.6 million, net of the employees’ share of such incentive income. These amounts, while not included in GAAP income in the current period, are taken into account in the calculation of distributable earnings.

Covenants

Certain members of the Fortress Operating Group are borrowers under our 2006 credit agreement. They are required to prepay loans under the credit agreement upon the occurrence of certain events, including asset sales and other dispositions, extraordinary receipts and the issuance of equity.

In addition, the aggregate revolving commitments will be permanently reduced on December 31, 2010 to an amount equal to $100 million (unless the aggregate revolving commitments have previously been reduced to a lower amount).

The 2006 credit agreement includes customary covenants. Among other things, the borrowers are prohibited from incurring additional indebtedness or further encumbering their assets, subject to certain exceptions. In order to make dispositions of investments or to draw upon the credit agreement, Fortress Operating Group must not:

•	Permit the assets under management subject to management fee to be less than $15 billion as of December 31, 2006, plus an additional $500 million for each year thereafter;

•	Permit EBITDA for the prior twelve months, for each quarter ended to be less than $200 million as of September 30, 2006, $300 million as of December 31, 2006 and $400 million as of December 31, 2007;

•	Permit the collateral value, to be less than (i) $45.0 million plus (ii) 25% of the value paid (whether cash or non-cash) in connection with a transfer of management functions of a Fortress Fund to the fund itself; or

•	Prior to the closing of this offering, permit the aggregate value of investments held to be less than the sum of $400 million, or as of January 31, 2007 and thereafter, $425 million, plus in either case 25% of the value paid (whether cash or non-cash) in connection with a transfer of management functions of a Fortress Fund to the fund itself. Subsequent to the closing of this offering, permit the aggregate value of investments held to be less than the sum of $500 million plus 25% of the value paid (whether cash or non-cash) in connection with a transfer of management functions of a Fortress Fund to the fund itself.

In addition, under our credit agreement, we are permitted to make cash distributions subject to the following restrictions: (a) no event of default exists immediately prior to or subsequent to the distribution, (b) the amount of distributions over the prior 12 months do not exceed free cash flow (as defined in our credit agreement) for the prior 12 month period, and (c) after giving effect to the distribution, we have cash on hand of not less than accrued but unpaid taxes and amortization obligations under the credit agreement which are required in the next 90 days. Free cash flow as defined under our credit agreement is effectively pre-tax distributable earnings minus net investment income, plus depreciation. Unpaid taxes are based on estimated entity-level taxes due and payable by Fortress Operating Group entities, primarily New York City Unincorporated Business taxes. For amortization payments that include scheduled principal payments under our credit agreement, refer to ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations’’ table. The events of default described under the credit agreement are typical of such agreements and include payment defaults, failure to comply with credit agreement covenants, cross-defaults to material indebtedness, bankruptcy and insolvency, change of control, and adverse events with respect to our material funds.

Results of Operations on a Historical Basis

Following is a discussion of our combined results of operations for the years ended December 31, 2005, 2004 and 2003, and for the nine months ended September 30, 2006 and 2005. For a more detailed discussion of the factors that affected our distributable earnings for each of our segments, see ‘‘—Segment Analysis’’ below.

The following table presents our results of operations as derived from our accompanying combined financial statements

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)	(Unaudited)
Revenues
Management fees from affiliates	$106,883	$61,630	$81,356	$51,993	$17,193
Incentive income from affiliates	94,391	40,019	172,623	54,251	26,055
Other revenues	53,743	15,341	30,334	22,427	4,309
Interest and dividend income – investment company holdings	897,451	414,379	759,781	222,707	172,759
	1,152,468	531,369	1,044,094	351,378	220,316
Expenses
Interest expense	546,048	175,744	330,387	27,013	10,825
Compensation and benefits	263,337	173,654	259,216	123,084	57,521
General, administrative and other (including depreciation and amortization)	76,572	62,313	96,321	48,306	13,281
	885,957	411,711	685,924	198,403	81,627
Other Income
Gains (losses) – investment company holdings	2,681,754	1,416,537	2,903,978	881,658	123,276
Gains (losses) – other investments	94,873	31,737	37,181	20,512	9,120
Earnings from equity method investees	3,412	9,015	10,465	14,616	4,762
	2,780,039	1,457,289	2,951,624	916,786	137,158
Income Before Deferred Incentive Income, Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	3,046,550	1,576,947	3,309,794	1,069,761	275,847
Deferred incentive income	(475,655)	(224,263)	(444,567)	(104,558)	(17,487)
Non-controlling interests in income of consolidated subsidiaries	(2,403,346)	(1,316,885)	(2,662,926)	(847,365)	(216,594)
Income Before Income Taxes	167,549	35,799	202,301	117,838	41,766
Income tax expense	(8,898)	(3,130)	(9,625)	(3,388)	(1,495)
Net Income	$158,651	$32,669	$192,676	$114,450	$40,271

        Factors Affecting Our Business

During the periods discussed herein, the three significant factors which have affected our business and materially impacted our results of operations are as follows:

•	growth in our assets under management;

•	improved performance of our funds; and

•	growth of our fund management and investment platform.

Assets Under Management

We measure total assets under management by reference to the assets we manage, including the capital we have the right to call from our investors due to their capital commitments in both our consolidated and unconsolidated Fortress Funds. As a result of raising new funds with sizeable capital commitments, raising capital for our Castles, and increases in the net asset values of our hedge funds from new investor capital and their retained profits, our management fee paying assets under management have increased significantly over the periods discussed.

Average Fee Paying Assets Under Management

Average fee paying assets under management represent the reference amounts upon which our management fees are based. The reference amounts for the management fee purposes are: (i) capital commitments or invested capital, which in connection with private equity funds raised after March 2006 includes the mark-to-market value on public securities held within the fund, (ii) contributed capital for the Castles, or (iii) the net asset value, or NAV for Hedge Funds.

Revenues

The significant growth of our assets under management has had a positive effect on our revenues. Management fees are calculated based upon assets under management of unconsolidated funds. As these assets under management in our unconsolidated funds grew so did the management fees we earned. However, depending on the timing of the capital contribution in a given period, its full economic benefits may not be recognized until the following period. Fees earned from our consolidated funds were eliminated in consolidation. Increases in assets under management of our consolidated funds generated gross interest and dividend income.

Interest Expense

Our historical combined financial statements reflect payments of interest on our collateralized debt obligations issued in 2004 by our hybrid hedge funds and also reflect allocations to us of interest payments made by the master funds of our liquid hedge funds. These allocations increased during the periods primarily due to the increased use by such master funds of repurchase transactions to finance positions in their trading business.

Performance of Our Funds

Revenues, Gains from Investments and Deferred Incentive Income

Incentive income is calculated as a percentage of profits earned by the Fortress Funds. Incentive income that is not subject to contingent repayment, as described in our historical combined financial statements, is recorded as earned. Incentive income is generated from unconsolidated Fortress Funds, it is recorded as incentive income from affiliates. Incentive income generated from consolidated Fortress Funds increases our share of the net income from such consolidated funds. Incentive income allocated to us from the consolidated funds that continues to be subject to contingent repayment is deferred and recorded as a deferred incentive income liability until the related contingency is resolved.

The performance of the consolidated Fortress Funds has impacted our gains (losses) from investments, both realized and unrealized. Unrealized gains within our consolidated private equity funds increased primarily as a result of the change in fair value of the funds’ portfolio company investments. Unrealized gains within our consolidated liquid and hybrid hedge funds also increased as a result of positive growth in the value of securities held within their portfolios.

Income Tax Expense

Certain consolidated subsidiaries within our hedge fund segments are subject to New York City Unincorporated Business Tax (‘‘UBT’’) on their net taxable income. As the amounts earned by these consolidated subsidiaries increased, the amount subject to UBT increased. In addition, as our global presence has expanded in recent years, we have been subject to increasing foreign income taxes in various jurisdictions.

Fund Management and Investment Platform

In order to accommodate the increasing demands of our funds’ rapidly growing investment portfolios, we have expanded our investment platforms, which are comprised primarily of our people, financial and operating systems and supporting infrastructure. Expansion of our investment platform required increases in headcount, consisting of newly hired investment professionals and support staff, as well as leases and associated improvements to new corporate offices to house the increasing number of employees, and related augmentation of systems and infrastructure. Our headcount increased from 147 employees as of December 31, 2003, to 257 employees as of December 31, 2004, and to approximately 400 employees as of December 31, 2005. As of September 30, 2006, our headcount had grown to approximately 539 employees. As a result, our compensation and other personnel related expenses have increased as have our rent and other office related expenses.

Revenues

Nine Months Ended September 30, 2006 compared to September 30, 2005

Total revenues increased by $621.1 million. This change was primarily due to higher interest and dividend income.

	Nine Months Ended September 30,
	2006 (Unaudited)	2005 (Unaudited)	Change Amount
Management fees from affiliates	$106,883	$61,630	$45,253
Incentive income from affiliates	94,391	40,019	54,372
Other revenues	53,743	15,341	38,402
Interest and dividend income – investment company holdings	897,451	414,379	483,072
Total revenues	$1,152,468	$531,369	$621,099

Management fees from affiliates increased by $45.3 million. This increase was primarily due to a $21.3 million increase in management fees received from our unconsolidated liquid hedge funds resulting from a $1.4 billion growth in the average fee paying assets under management. Capital raises net of redemptions, and retained profits from the performance of the funds contributed to the increase to our unconsolidated liquid hedge funds’ average fee paying assets under management of $0.8 billion and $0.6 billion, respectively. In addition, management fees received in the form of options as compensation for services performed in raising capital for Eurocastle increased by $17.5 million.

Incentive income from affiliates increased by $54.4 million primarily due to a change in the timing of the earning of incentive income from one of our unconsolidated liquid hedge funds as a result of a change in our agreement with this fund. Such incentive income was earned on an annual basis in 2005 and therefore recorded in the fourth quarter, but was earned and recorded on a quarterly basis in 2006. Incentive income from this fund amounted to $71.1 million for the first three quarters of 2006. The increase in incentive income from this fund was partially offset by a decrease in earnings from Newcastle Investment Holdings LLC (‘‘NIH’’) of $21.9 million as a result of a realization event in 2005 which had resulted in the recognition of a significant incentive fee upon sale of a real estate portfolio.

Interest and dividend income relating to holdings of our consolidated investment companies increased by $483.1 million. Interest income increased by $393.2 million. This increase was mainly driven by a $264.8 million increase in interest income generated by our consolidated liquid hedge funds. A new investment fund in our liquid hedge fund segment was launched in February 2005. Therefore, the increase in interest income was partially due to a full nine months of operations of this fund in 2006 which generated an increase in interest income of $176.9 million, from $65.9 million to $242.8 million for the nine months ended September 30, 2005 and 2006, respectively. In addition, our consolidated liquid hedge funds reallocated a nominal proportion of capital to increase their investment in a highly leveraged relative value strategy, which generated an $87.9 million increase in interest income from $53.8 million to $141.7 million for the nine months ended September 30, 2005 and 2006, respectively. Interest income earned by our four CDO entities increased by $126.3 million. Interest income in one of our CDO entities increased by $65.0 million as a result of an increase in the weighted average funded principal balance from $1.1 billion for the nine month period ended September 30, 2005 to $1.7 billion for the nine month period ended September 30, 2006, and an increase in the weighted average LIBOR of 1.50%, since most of the loans are indexed to LIBOR. The increase in principal balance and the increase in LIBOR resulted in a $49.3 million and $16.2 million increase in interest income, respectively. A new CDO entity had been created in May 2005 and a full nine months of operation in 2006 accounted for an increase in interest income of $36.1 million. Two CDO entities were created in February and April 2006 which generated an additional $22.4 million in interest income. Dividend income increased by $89.9 million. This change was mainly the result of Fund II, Fund III and Fund I receiving increased dividend income of $39.2 million, $19.4 million and $12.9 million, respectively. The dividend income of Fund II increased primarily as a result of the receipt of declared dividends from a senior living facilities company, a cell phone tower company and a real-estate company which each had three dividend payments in 2006. The real-estate company went public in June 2005 and the senior living facilities company in November 2005, and both began paying dividends in the third and fourth quarters of 2005, respectively. Fund II dividend income for the nine months ended September 30, 2006 exceeded dividend income for the nine months ended September 30, 2005 primarily due to dividends received from the servicer of manufactured housing loans, senior living facilities, cell phone tower and real estate companies which increased by $27.9 million, $11.5 million, $2.7 million and $1.0 million, respectively, which were partially offset by reduced dividends in the amount of $2.7 million from a propane distributor company, which was liquidated in 2005. The increase in dividend income of Fund III resulted from $12.7 million in dividends received from its investments in an aircraft leasing company and $6.7 million received from Eurocastle, neither of which had paid dividends in the previous year. The dividend income of Fund I increased primarily as a result of its investments in the real estate and senior living facilities companies which as previously noted began paying dividends in the third and fourth quarters of 2005, respectively. As a result, Fund I dividend income for the nine months ended September 30, 2006 exceeded dividend income for the nine months ended September 30, 2005 primarily due to dividends received from the cell phone tower, senior living facilities and real estate companies which increased by $5.4 million, $4.4 million and $2.2 million, respectively.

Year Ended December 31, 2005 compared to December 31, 2004

Total revenues increased by $692.7 million. This change was primarily due to higher interest and dividend income, and higher incentive income.

	Year Ended December 31,		Change Amount
	2005	2004
Management fees from affiliates	$81,356	$51,993	$29,363
Incentive income from affiliates	172,623	54,251	118,372
Other revenues	30,334	22,427	7,907
Interest and dividend income – investment company holdings	759,781	222,707	537,074
Total revenues	$1,044,094	$351,378	$692,716

Management fees from affiliates increased by $29.4 million as average fee paying assets under management in the unconsolidated Fortress Funds increased. The increase in average fee paying assets under management was primarily a result of a $0.8 billion growth in the average fee paying assets under management, $0.7 billion of which was generated by capital raises net of redemptions.

Incentive income from affiliates increased by $118.4 million due to improved performance of the unconsolidated Fortress Funds. The primary driver of this increase was our unconsolidated liquid hedge funds which generated $91.5 million of growth in incentive income due to higher returns from the funds of 21.4% in 2005 compared to 5.3% in 2004.

Interest and dividend income relating to holdings of our consolidated investment companies increased by $537.1 million of which interest income increased by $428.4 million. This increase was mainly driven by the increases in interest income of our consolidated liquid hedge funds, CDO entities and our consolidated hybrid hedge funds by $233.6 million, $108.0 million and $53.5 million, respectively. A new consolidated investment fund under our liquid hedge funds segment was launched in February 2005. Therefore, interest income from all of its operations which amounted to $135.4 million contributed to growth in interest income in 2005. In addition, one of our consolidated liquid hedge funds reallocated a nominal proportion of capital in December 2005 to increase its investment in the same highly leveraged relative value strategy contributing to an increase in interest income of $98.1 million. The increase in the interest income earned by our CDO entities was primarily due to an increase in the weighted average funded principal balance, from $503.3 million for the year ended December 31, 2004 to $1.3 billion for the year ended December 31, 2005 and an increase in weighted average LIBOR of 1.87%. This increase in principal balance and the increase in LIBOR resulted in an $85.7 million and $7.4 million increase in interest income, respectively. Our hybrid hedge funds realized increased interest income, which was primarily attributable to an increase in net asset values from $1.6 billion for the year ended December 31, 2004 to $2.7 billion for the year ended December 31, 2005, as well as an environment of rising interest rates. The growth in asset values was the result of capital raises used to fund private loan originations as well as high yield corporate bond transactions. Dividend income increased by $108.7 million. This increase was primarily driven by the increases in dividend income of $91.0 million in Fund II and $11.0 million in Fund I, mainly as a result of their investments in a senior living facilities company and a real estate company which went public in November and June 2005, respectively. In addition to dividends received from these two investments, the dividend income of Fund II increased as a result of the dividends received from its investment in a servicer of manufactured housing loans.

Year Ended December 31, 2004 compared to December 31, 2003

Total revenues increased by $131.1 million. This change was driven by the increase in all revenue categories.

	Year Ended December 31,		Change Amount
	2004	2003
Management fees from affiliates	$51,993	$17,193	$34,800
Incentive income from affiliates	54,251	26,055	28,196
Other revenues	22,427	4,309	18,118
Interest and dividend income – investment company holdings	222,707	172,759	49,948
Total revenues	$351,378	$220,316	$131,062

Management fees from affiliates increased by $34.8 million as average fee-paying assets under management in the unconsolidated Fortress Funds increased. The increase in average fee paying assets under management was primarily due to growth in our unconsolidated liquid hedge funds, which raised capital net of redemptions of $1.7 billion, resulting in an increase in average fee paying assets under management of $1.2 billion.

Incentive income from affiliates increased by $28.2 million primarily due to higher funds from operations (‘‘FFO’’) of $86.2 million in 2004 from $54.4 million in 2003 for Newcastle and incentive income recognized upon the initial public offering of a cell phone tower company in 2004 by NIH, representing a total $15.9 million of this increase. In addition, an increase of $1.2 billion in the average fee paying net asset value in our unconsolidated liquid hedge funds generated a $5.7 million increase to incentive income despite the weaker performance of these funds, which declined to 5.3% in 2004 from 20.1% in 2003.

Interest and dividend income relating to holdings of our consolidated investment companies increased by $49.9 million. Interest income increased by $79.1 million mainly from our CDO entities and our consolidated hybrid hedge funds, which increased their interest income by $46.2 million and $38.3 million, respectively. Our CDO entities commenced operations in May 2003, and therefore 2004 was their first full year of operations. The $38.3 million increase in the interest income generated by our consolidated hybrid hedge funds was primarily attributable to net asset values increasing from $0.8 billion for the year ended December 31, 2003 to $1.6 billion for the year ended December 31, 2004, as well as an environment of rising interest rates. These increases were partially offset by decreases of $5.1 million and $4.2 million in interest income recognized by Fund I and Fund II, respectively. The decrease in interest income of Fund I was primarily due to 2003 and early 2004 realization events on notes from a cell-tower owner and operator and an investment in a retail Real Estate Investment Trust (‘‘REIT’’). In addition, Fund II experienced a $4.2 million decrease in interest income as a result of the 2003 sale of bonds issued by a cell tower owner and operator, which was partially offset by additional interest earned on new loans to its investment in a servicer of manufactured housing loans. Dividend income decreased by $29.2 million. This decrease was mainly driven by a decline in Fund II as a result of a one-time recognition of dividends in 2003 from liquidating a portfolio.

        Expenses

In the analysis below, general, administrative and other expenses include depreciation and amortization.

Nine Months Ended September 30, 2006 compared to September 30, 2005

Total expenses increased by $474.2 million. This change was mainly driven by increases in interest and compensation and benefits expenses.

	Nine Months Ended September 30,
	2006 (Unaudited)	2005 (Unaudited)	Change Amount
Interest expense
Investment company holdings	$509,842	$169,119	$340,723
Other	36,206	6,625	29,581
Compensation and benefits	263,337	173,654	89,683
General, administrative and other (including depreciation and amortization)	76,572	62,313	14,259
Total expenses	$885,957	$411,711	$474,246

Total interest expense increased by $370.3 million. This increase was mainly driven by the $340.7 million of additional interest expense incurred by our consolidated investment company subsidiaries, in particular $243.3 million, $47.1 million, $22.5 million and $8.2 million of additional interest expense incurred by our consolidated liquid hedge funds, CDO entities, Fund I and Fund II, respectively. The increase in interest expense of our consolidated liquid hedge funds was a consequence of a full nine months of operations of a new investment fund, which was launched in February 2005, and an increase in the total assets of this new fund from $57.9 billion to $73.7 billion as of September 30, 2005 and 2006 respectively. As a result, interest expense incurred by this fund increased by $170.7 million. In addition, in December 2005, one of our consolidated liquid hedge funds reallocated a nominal portion of its existing capital to the same highly leveraged relative value strategy, thereby further increasing interest expense. Interest expense incurred by this fund increased by $72.5 million. The increase in interest expense of the CDO entities was mainly driven by three CDO entities. Two of these entities started their operations at the end of May 2005 and in early April

2006. Therefore a full nine months of operations of the first entity and five months of operations of the second entity contributed to the increase in interest expense by $15.2 million and $8.6 million, respectively. The interest expense incurred by the third CDO entity increased by $18.1 million as a result of an increase in weighted average LIBOR of 1.52% and increase in the weighted average funded principal balance of its debt from $696.2 million for the nine months ended September 30, 2005 to $867.2 million for the nine months ended September 30, 2006. The increase in LIBOR and the increase in principal balance of debt resulted in increased interest expense of $10.6 million and $7.5 million, respectively. Fund I and Fund II refinanced their respective debt in December 2005 and June 2006. Prior to December 2005 and after June 2006, debt in connection with a cell phone tower company was held at the controlled affiliate level and therefore the funds did not recognize any interest expense but rather the interest expense was transferred to the funds through lower dividends paid by the controlled affiliate. Between December 2005 and June 2006, this debt was held at the fund level and therefore the two funds recognized interest expense with a corresponding increase in dividend income paid from the controlled affiliate.

Other interest expense increased by $29.6 million primarily due to the increase of our weighted average debt outstanding in our borrowings under Fortress Operating Group’s credit facility to $383.5 million for the nine months ended September 30, 2006, from $78.0 million for the nine months ended September 30, 2005, while weighted average annual interest rates rose to 7.99% for the period ended September 30, 2006 from 7.00% in the comparable period in 2005. In addition, in connection with the repayment of the prior credit facility, deferred loan costs of approximately $3 million were written off to interest expense.

Our compensation expense increased by $89.7 million. A primary driver of the rise in compensation expense was the increase in the employee portion of incentive income of $47.7 million. In addition, general compensation expense increased by $35.0 million as a consequence of our overall headcount increase from 389 employees as of September 30, 2005 to approximately 539 employees as of September 30, 2006.

General, administrative and other expenses increased by $14.3 million, primarily due to the expansion of our office space required by our headcount growth, which has led to increased rent and other office related expenses.

Year Ended December 31, 2005 compared to December 31, 2004

Total expenses increased by $487.5 million. This change was mainly driven by increases in interest and compensation and benefits expenses.

	Year Ended December 31,		Change Amount
	2005	2004
Interest expense
Investment company holdings	$318,705	$21,492	$297,213
Other	11,682	5,521	6,161
Compensation and benefits	259,216	123,084	136,132
General, administrative and other (including depreciation and amortization)	96,321	48,306	48,015
Total expenses	$685,924	$198,403	$487,521

Total interest expense incurred by our consolidated investment company subsidiaries increased by $297.2 million primarily due to a growth of $245.9 million resulting from our proportional share of interest expense from the master funds in which our consolidated liquid hedge funds are invested, as a consequence of the financing of significantly expanded treasury security holdings in the liquid hedge fund trading business. In addition, during the year ended December 31, 2004, our hybrid hedge funds began issuing collateralized debt obligations to introduce non-recourse leverage into their portfolios. During the year ended December 31, 2005, we significantly increased the size of these non-recourse financings from $588.0 million to $1.2 billion, which led to a corresponding increase in interest expense of $27.7 million.

Other interest expense increased by $6.2 million, primarily due to the increase of our weighted average debt outstanding in our borrowings under Fortress Operating Group’s credit facility to $112.8 million for the year ended December 31, 2005, from $72.2 million for the year ended December 31, 2004, while the weighted average annual interest rate rose to 7.43% for the year ended December 31, 2005 from 7.14% for the year ended December 31, 2004.

Our compensation expense increased by $136.1 million primarily due to the rise in the employee portion of incentive income of $80.4 million. In addition, general compensation expense increased by $56.5 million as a consequence of our overall headcount increase from 257 employees as of December 31, 2004 to approximately 400 employees as of December 31, 2005.

General, administrative and other expenses increased by $48.0 million. This increase was mainly comprised of: (1) an increase in professional fees of the Fortress Operating Group of $7.0 million; (2) increased rent and office expenses of Fortress Operating Group of $7.7 million; (3) increased professional fees in our consolidated funds of $9.9 million; and (4) increased due diligence and similar transaction expenses related to investment opportunities our consolidated funds pursued but did not consummate of $11.4 million.

Year Ended December 31, 2004 compared to December 31, 2003

Total expenses increased by $116.8 million. This change was mainly driven by the increase in compensation and benefits expenses.

	Year Ended December 31,		Change Amount
	2004	2003
Interest expense
Investment company holdings	$21,492	$7,984	$13,508
Other	5,521	2,841	2,680
Compensation and benefits	123,084	57,521	65,563
General, administrative and other (including depreciation and amortization)	48,306	13,281	35,025
Total expenses	$198,403	$81,627	$116,776

Total interest expense incurred by our consolidated investment company subsidiaries increased by $13.5 million. During the year ended December 31, 2004, our hybrid hedge funds began issuing collateralized debt obligations to introduce non-recourse leverage into their portfolios totaling $588.0 million as of December 31, 2004 which led to a corresponding increase in interest expense of $6.9 million. In addition, an increase of $2.5 million resulted from our proportional share of interest expense from the master funds in which our consolidated liquid hedge funds are invested as a consequence of the significantly expanded use of financing of treasury security holdings in the liquid hedge fund trading business.

Other interest expense increased by $2.7 million, primarily due to the increase of our weighted average debt outstanding in our borrowings under Fortress Operating Group’s credit facility to $72.2 million for the year ended December 31, 2004, from $36.9 million for the year ended December 31, 2003, while the weighted average annual interest rates rose to 7.14% for the year ended December 31, 2004 from 6.23% for the year ended December 31, 2003.

Our compensation expense increased by $65.6 million primarily due to the rise in the employee portion of incentive income of $18.5 million. In addition, general compensation expense increased by $40.4 million as a consequence of our overall headcount increase by 75%.

General, administrative and other expenses increased by $35.0 million, primarily attributable to the expansion of our office space required by our headcount growth, which has led to increased rent and other office related expenses.

        Other Income

Nine Months Ended September 30, 2006 compared to September 30, 2005

Total other income increased by $1.3 billion. This change was mainly driven by gains in investment company holdings.

	Nine Months Ended September 30,
	2006 (Unaudited)	2005 (Unaudited)	Change Amount
Gains (losses) – investment company holdings	$2,681,754	$1,416,537	$1,265,217
Gains (losses) – other investments	94,873	31,737	63,136
Earnings from equity method investees	3,412	9,015	(5,603)
Total other income	$2,780,039	$1,457,289	$1,322,750

Gains from holdings within our consolidated investment company subsidiaries increased by $1.3 billion. This change was primarily attributable to the increase in the fair value of $854.2 million of our private equity funds’ investment portfolios. This was mainly driven by Fund III and Fund III Coinvestment Fund which recorded increased unrealized gains due primarily to investments in an aircraft leasing company and a residential housing company that was taken public in October 2006. These gains were partially offset by reduced gains in Fund I and Fund II, which had significant increases in unrealized gains in June 2005 as a result of investments in a company that was taken public. The increase in the fair value of our private equity funds’ investment portfolio also resulted in a $91.7 million increase of the total $168.8 million increase in the value of securities within our consolidated hybrid hedge funds’ investment portfolio which had made investments in the aircraft leasing company and in the residential housing company that was taken public in October 2006. The remainder of this growth was mainly attributable to CDO entities’ securities.

Gains from other investments increased by $63.1 million. This increase was primarily attributable to an increase in the value of a receivable for previously earned fees from our unconsolidated hedge funds of $40.7 million, and an increase in the gain on our Eurocastle stock options of $32.6 million. These increases were partially offset by a $6.3 million decrease to the mark-to-market of a derivative as well as by a one-time $4.2 million loss on the sale of investments by Northcastle.

Earnings from equity method investees decreased by $5.6 million. This decrease was due to the decline in our share of net income for the gain on the sale of a real estate portfolio in our equity method investee recognized during the nine months ended September 30, 2005.

Year-ended December 31, 2005 compared to year-ended December 31, 2004

Total other income increased by $2.0 billion. This change was mainly driven by the gains in investment company holdings.

	Year Ended December 31,		Change Amount
	2005	2004
Gains (losses) – investment company holdings	$2,903,978	$881,658	$2,022,320
Gains (losses) – other investments	37,181	20,512	16,669
Earnings from equity method investees	10,465	14,616	(4,151)
Total other income	$2,951,624	$916,786	$2,034,838

Gains from consolidated investment company subsidiary holdings increased by $2.0 billion. This increase was attributable to the increase in the fair values of our private equity funds’ investment portfolios of $1.9 billion. This was mainly driven by $1.5 billion aggregate increased gains in Fund I and Fund II primarily as a result of investments in companies that were taken public in June and November 2005. In addition, Fund II realized gains from financing proceeds in a servicer of manufactured housing loans and the sale of a variety of investments.

Gains from other investments increased by $16.7 million. This change was primarily attributable to a $21.6 million increase in the value of our receivable for previously earned fees from the unconsolidated hedge funds, as well as an increase to the mark-to-market of a derivative of $7.9 million. These gains were partially offset by a $7.2 million decrease on the mark-to-market of our Eurocastle stock options treated as derivatives, as well as by a one-time $4.7 million gain on a distribution of Newcastle and NIH stock options to employees during the year ended December 31, 2004.

Earnings from equity method investees decreased by $4.2 million. This decrease was due to decreases in our share of net income of the Castles of $1.8 million and a decrease in our share of net income of NIH of $2.4 million, which related to a lower number of shares held by us as a result of a distribution of the shares.

Year-ended December 31, 2004 compared to December 31, 2003

Total other income increased by $779.6 million. This change was mainly driven by the gains in investment company holdings.

	Year Ended December 31,		Change Amount
	2004	2003
Gains (losses) – investment company holdings	$881,658	$123,276	$758,382
Gains (losses) – other investments	20,512	9,120	11,392
Earnings from equity method investees	14,616	4,762	9,854
Total other income	$916,786	$137,158	$779,628

Gains from consolidated investment company subsidiary holdings increased by $758.4 million. This increase was mainly attributable to the increase in the fair values of our private equity funds’ investment portfolios by $681.7 million. This was primarily the result of aggregate increased gains in investment company holdings in Fund I and Fund II of $620.9 million due to a cell tower company that was taken public and to additional investments in a servicer of manufactured housing loans company.

Gains from other investments increased by $11.4 million. This change was primarily related to the $13.3 million gain on the mark-to-market of our Eurocastle stock options treated as derivatives and to the one-time $4.7 million gain on a distribution of Newcastle and NIH stock options to employees during 2004. These gains were partially offset by a one-time $8.1 million gain for the year ended December 31, 2003 attributable to the distribution of shares of common stock of Newcastle and NIH to a former partner.

Earnings from equity method investees increased by $9.9 million. This increase was primarily due to a $2.7 million increase in our share of net income of the Castles and an increase in the share of net income from our principal investment in shares in NIH of $7.0 million.

        Deferred Incentive Income

Deferred incentive income represents the deferral of our share of incentive income allocated from private equity funds which is recognized to the extent that this income is not subject to contingent repayment. For all periods presented, the changes are the result of the net change in our proportionate share of the profits of our private equity funds which are subject to contingent repayment.

        Income Tax Expense

Nine Months Ended September 30, 2006 compared to September 30, 2005

The primary cause of the $5.8 million growth in tax expense was increased management and incentive fees from our unconsolidated hedge funds.

These fees are subject to UBT at a rate of 4%. Both the increase in fees earned and growth on the investment of those deferred fees resulted in an increase of tax expense. Also contributing to the increase was the continued growth of our international operations and the income tax on the profits from those operations in several jurisdictions.

Year Ended December 31, 2005 compared to December 31, 2004

The primary cause of the $6.2 million growth in tax expense was increased management and incentive fees from our unconsolidated hedge funds.

These fees are subject to UBT at a rate of 4%. Both the increase in fees earned and growth on the investment of those deferred fees resulted in an increase of tax expense. Other contributing events included tax expense incurred as a result of increased management fees from our hybrid hedge funds and our liquid hedge funds, also subject to UBT, and increased flow through of entity level tax from consolidated subsidiaries. Further contributing to the increase was the continued growth of international operations and the income tax on the profits from those operations in several jurisdictions.

Year Ended December 31, 2004 compared to December 31, 2003

The primary cause of the $1.9 million growth in tax expense was increased management and incentive fees from our unconsolidated hedge funds.

These fees are subject to UBT at a rate of 4%. Both the increase in fees earned and growth on the investment of those fees results in an increase of tax expense. Other contributing events included tax expense incurred as a result of compensatory options exercised in 2004 subject to UBT and increased flow through of entity level tax from consolidated subsidiaries. Further contributing to the increase was the continued growth of international operations and the income tax on the profits from those operations in several jurisdictions.

Segment Analysis

Discussed below are our results of operations for each of our reportable segments. They represent the separate segment information available and utilized by our Management Committee, that consists of our principals, which functions as our Chief Operating Decision Maker to assess performance and to allocate resources. Management evaluates the performance of each segment based on its distributable earnings.

        Segment Revenues

The following is a reconciliation of total segment revenues as included in distributable earnings to GAAP revenues as presented in our combined financial statements:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Total segment revenues included in distributable earnings	$479,064	$336,952	$505,868	$199,825	$103,373
Adjust incentive income	(173,304)	(167,636)	(91,187)	(1,627)	(14,771)
Adjust income from the receipt of options	18,691	2,310	2,310	2,285	1,424
Other revenues	3,219	1,215	1,327	1,445	608
Total adjustments	(151,394)	(164,111)	(87,550)	2,103	(12,739)
GAAP revenues – Manager unconsolidated	327,670	172,841	418,318	201,928	90,634
Consolidation of investee subsidiaries	945,478	425,335	786,618	240,122	174,942
Eliminations	(120,680)	(66,807)	(160,842)	(90,672)	(45,260)
GAAP revenues	$1,152,468	$531,369	$1,044,094	$351,378	$220,316

The following is a reconciliation of distributable earnings to GAAP net income as presented in our historical combined financial statements:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Distributable earnings	$251,324	$185,564	$261,274	$97,469	$47,566
Adjust incentive income	(173,304)	(167,636)	(91,187)	(1,627)	(14,771)
Adjust unrealized gains and earnings from equity method investees	65,753	10,953	18,265	26,375	6,528
Adjust income from the receipt of options	18,691	2,310	2,310	2,285	1,424
Adjust compensation expense	(1,704)	1,478	—	(5,901)	—
Adjust employee portion of incentive income	(2,109)	—	2,014	(4,151)	(476)
Total adjustments	(92,673)	(152,895)	(68,598)	16,981	(7,295)
GAAP net income	$158,651	$32,669	$192,676	$114,450	$40,271

As segment revenues reflected in our distributable earnings are presented on an unconsolidated basis, management fee and incentive income are reflected on a gross basis prior to elimination as required in consolidation. As a result of this presentation, management fees and incentive income are greater than those reflected on a consolidated GAAP basis. Other items within distributable earnings are less than the related amounts on a GAAP basis, as they do not include the effects of consolidating the Fortress Funds.

As segment revenues are presented on an unconsolidated basis, changes in assets under management indirectly impact our management fee and incentive income revenues. We therefore believe distributable earnings more clearly reflects the effects of such changes on our results of operations and thereby forms the primary basis upon which we ourselves assess our performance as an asset manager.

Private Equity Funds

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Management fees	$59,716	$35,041	$46,695	$28,042	$23,326
Incentive income	96,482	77,132	133,230	19,407	20,404
Segment revenues – total	$156,198	$112,173	$179,925	$47,449	$43,730
Distributable earnings	$113,386	$79,063	$128,082	$26,338	$17,598

Nine Months Ended September 30, 2006 compared to September 30, 2005

Distributable earnings increased by $34.3 million mainly due to the growth in management fees of $24.7 million. Incentive income grew by $19.3 million, offset by a corresponding increase in the employees’ share of incentive income of $10.0 million reflected as compensation expense, for a net increase of $9.3 million. Operating expenses decreased by $2.3 million. These favorable effects were partially offset by a decrease in investment income of $2.0 million. Management fees grew by $26.8 million primarily driven by the creation of Fund IV in March 2006 and an increase in invested capital for FRID. These increases were partially offset by a reduction in management fees related to Fund I, Fund II and Fund III for a total of $4.9 million, which was attributable to realization events and the creation of Fund IV. The net increase of $9.3 million of incentive income was primarily related to a net increase in distributions of $39.6 million from Fund II due to a refinancing transaction of its senior living facilities and its servicer of manufactured housing loans, and $1.4 million from Fund III attributable to realization events, which was offset by a net decrease in distributions of $24.6 million from NIH and $7.1 million from Fund I, which have had no realization event to date in 2006.

Year Ended December 31, 2005 compared to December 31, 2004

Distributable earnings increased by $101.7 million mainly due to the growth in incentive income of $113.8 million offset by a corresponding increase in the employees’ share of incentive income of

$35.9 million reflected as compensation expense, for a net increase of $77.9 million. Management fees increased by $18.7 million and investment income increased by $8.0 million. Operating expenses increased by $2.9 million. Management fees grew by $21.7 million as a result of the first full year of operation of Fund III and Fortress GAGACQ Sidecar Funds, which were created in the third quarter of 2004, as well as initial fees on capital raised for funds of $1.8 million. This increase was partially offset by a reduction in management fees related to Fund I and Fund II of $4.8 million, which was attributable to realization events and the creation of Fund III and a concurrent reduction in assets under management. The net increase of $77.9 million of incentive income was primarily related to a net distribution of (i) $34.2 million from NIH due to its sale of government occupied real estate, and the initial public offering of a cell phone tower company, (ii) $21.6 million from Fund I attributable to dividends and financing proceeds related to its investments in a real estate company and a cell phone tower company and the re-securitization of the Italian performing and nonperforming loan portfolios, (iii) $19.7 million from Fund II due mainly to a refinancing transaction through a securitization and (iv) $2.4 million from Fund III attributable to refinancing of a secured loan portfolio.

Year Ended December 31, 2004 compared to December 31, 2003

Distributable earnings increased by $8.7 million mainly due to the growth in management fees of $4.7 million and in net incentive income of $0.5 million. Operating expenses decreased by $4.6 million. These were offset by a decline in investment income of $1.1 million. Management fees growth was primarily due to the fee generation from capital raised for Fund III of $6.3 million and Fortress GAGACQ Sidecar Funds of $1.1 million. This was offset by a $3.0 million reduction in management fees from NIH and Fund II. This reduction was attributable to a substantial return of capital to NIH’s investors in the form of Newcastle Investment Corp. (‘‘NCT’’) shares and to smaller realization events from Fund II. The decrease in operating expenses of $4.6 million was due to growth in our other businesses, resulting in lower overhead in 2004 in the private equity fund business. The net decrease of $1.1 million of investment income was primarily related to a reduction of $0.6 million from Fund II due to smaller realization events, and a reduction of $0.5 million from NIH due to share distributions in 2003.

Liquid Hedge Funds

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Management fees	$63,924	$40,919	$55,978	$33,511	$5,233
Incentive income	80,135	74,301	114,353	16,638	9,586
Segment revenues – total	$144,059	$115,220	$170,331	$50,149	$14,819
Distributable earnings	$109,710	$78,873	$89,413	$31,140	$9,871

Nine Months Ended September 30, 2006 compared to September 30, 2005

Distributable earnings increased by $30.8 million mainly due to the growth in management fees of $23.0 million offset by a corresponding increase in minority interest which reflects certain employees’ share of management fees of $14.5 million reflected as compensation expense, resulting in a net increase of $8.5 million. Incentive income increased by $5.8 million, offset by a corresponding increase in the employees’ share of incentive income of $2.6 million reflected as compensation expense, resulting in a net increase of $3.2 million. Investment income grew by $32.7 million. These increases were offset by an increase in operating expenses of $10.0 million and higher compensation expense paid to employees of $3.6 million. The increase in management fees and incentive income was mainly due to the growth of average fee paying assets under management, which grew by $1.5 billion as a result of a significant increase in net capital contributions in early 2006. The overall increase was offset by a decline in performance of the funds to 9.8% during the nine months ended September 30, 2006 from 14.5% during the nine months ended September 30, 2005. The two largest components of this decrease were declines of 7.8% and 3.9% in the equity index and equity sector trading strategies, respectively. The larger capital base accounted for $31.0 million of growth in incentive income, offset by a decline in investment performance, resulting in a total increase in incentive income of $5.8 million. Because our receivables for previously earned fees generate a return that is indexed to the performance of certain underlying investments until they are paid, the return on the receivables for previously earned fees increases (decreases) with reference to the performance of the underlying investments. Gains from investments attributable to our receivables for previously earned fees increased by $32.7 million as a result of the performance of the unconsolidated liquid hedge funds. The increase in operating expenses of $10.0 million resulted primarily from a 33.3% increase in headcount to 120 employees.

Year Ended December 31, 2005 compared to December 31, 2004

Distributable earnings increased by $58.3 million mainly due to the growth in management fees of $22.5 million and in incentive income of $97.7 million, offset by a corresponding increase in the employees’ share of incentive income of $51.9 million reflected as compensation expense, resulting in a net increase in incentive income of $45.8 million. Investment income increased by $19.4 million. These increases were offset by an increase in operating expenses of $29.4 million. The primary driver for the increase in management fees and incentive income was the growth of average fee paying assets under management, which grew by $1.1 billion as result of a significant increase in net capital contributions during the second half of 2004. Incentive income also increased due to the effects of higher performance of the funds to 21.3% in 2005 from 5.3% in 2004. The three largest components of this increase were increases of 9.1%, 8.6% and 4.8% in the fixed income, equity index and non-U.S. equity sector trading strategies, respectively. The larger capital base accounted for $51.6 million of the $97.7 million growth in incentive income with the balance of the increase relating to higher investment returns. In addition, gains from investments attributable to our receivables for previously earned fees increased by $19.4 million as a result of the strong performance of the unconsolidated liquid hedge funds in 2005. The increase in operating expenses of $29.4 million was driven by a 71.2% increase in headcount to 89 employees.

Year Ended December 31, 2004 compared to December 31, 2003

Distributable earnings increased by $21.3 million mainly due to the growth in management fees of $28.3 million. Incentive income grew by $7.1 million, offset by a corresponding increase in the employees’ share of incentive income of $6.6 million reflected as compensation expense, resulting in a net increase of $0.5 million. These increases were offset by a decrease in investment income of $0.6 million and an increase in operating expenses of $6.9 million. The increase in management fees and incentive income resulted primarily from the growth of average fee paying assets under management, which grew by $1.4 billion as a result of significant net capital contributions of $1.8 billion in 2004. The overall increase was offset by a decline in performance of the funds to 5.3% in 2004 from 20.0% in 2003. The three largest components of this decrease were declines of 8.7%, 5.4% and 2.3% in the fixed income, equity index and foreign exchange trading strategies, respectively. The larger capital base accounted for $14.8 million of the $7.1 million growth in incentive income, offset by a decline in investment performance. The increase in operating expenses of $6.9 million resulted primarily from a 173.7% increase in headcount to 52 employees.

Hybrid Hedge Funds

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Management fees	$57,240	$35,865	$50,507	$27,534	$12,115
Incentive income	86,509	51,398	73,230	53,456	23,711
Segment revenues – total	$143,749	$87,263	$123,737	$80,990	$35,826
Distributable earnings	$67,474	$31,245	$57,417	$38,576	$14,557

Nine Months Ended September 30, 2006 compared to September 30, 2005

Distributable earnings increased by $36.2 million due to growth in management fees and incentive income. Management fees grew by $21.4 million. Incentive income grew by $35.1 million, offset by a corresponding increase in the employees’ share of incentive income of $17.6 million reflected as compensation expense, resulting in a net increase of $17.5 million. Investment income grew by $5.2 million. These were offset by an increase in operating expenses of $7.9 million. The driver for the increase in management fees and incentive income resulted primarily from the growth of average fee paying assets under management, which grew by $1.4 billion as a result of net capital contributions of $1.0 billion and the effects of higher performance of 10.2% for the year in both the domestic fund and the offshore fund. The larger capital base accounted for a $27.5 million increase in incentive income, with higher investment performance accounting for $7.6 million of the increase. The investment return in the domestic fund increased to 10.2% during the nine months ended September 30, 2006 from 9.7% during the nine months ended September 30, 2005, and in the offshore fund to 10.2% from 9.6% during the same periods. In addition, gains from investments attributable to our receivables for previously earned fees from the unconsolidated hedge funds increased by $5.2 million as a result of the strong performance of the funds. The increase in operating expenses of $7.9 million resulted primarily from a 52.9% increase in headcount to 182 employees.

Year Ended December 31, 2005 compared to December 31, 2004

Distributable earnings increased by $18.8 million due to growth in management fees and incentive income. Management fees grew by $23.0 million. Incentive income grew by $19.7 million, offset by a corresponding increase in the employees’ share of incentive income of $10.1 million reflected as compensation expense, resulting in a net increase of $9.6 million. Also, investment income increased by $4.6 million. These were offset by an increase in operating expenses of $18.4 million. The primary cause of the increase in management fees and incentive income was the growth of average fee paying assets under management, which grew by $1.2 billion as a result of net capital contributions of $0.8 billion and the effects of the returns of 13.1% and 12.2% in 2005 from the domestic fund and the offshore fund, respectively. The larger capital base accounted for a $20.0 million increase in the incentive income, partially offset by a decline in investment performance, accounting for $0.3 million of the change. The investment return in the domestic fund decreased to 13.1% in 2005 from 14.9% in 2004 and in the offshore fund to 12.2% in 2005 from 15.0% in 2004. In addition, gains from investments attributable to our receivables for previously earned fees from the unconsolidated hedge funds increased by $4.6 million as a result of the performance of the funds. The increase in operating expenses of $18.4 million resulted primarily from a 73.7% increase in headcount to 132 employees.

Year Ended December 31, 2004 compared to December 31, 2003

Distributable earnings increased by $24.0 million due to growth in management fees and incentive income. Management fees grew by $15.4 million. Incentive income grew by $29.7 million offset by a corresponding increase in the employees’ share of incentive income of $16.0 million reflected as compensation expense, resulting in a net increase of incentive income of $13.7 million. Investment income increased by $6.4 million. These were offset by an increase in operating expenses of $11.5 million. The primary cause of the increase in management fees and incentive income was the growth of average fee paying assets under management, which grew by $0.8 billion over the period as a result of significant net capital contributions and the effects of the returns of 14.9% and 15.0% from the domestic fund and the offshore fund, respectively. The larger capital base accounted for a $28.9 million increase in incentive income with a higher investment performance accounting for $0.8 million of the increase. The investment return in the domestic fund increased to 14.9% in 2004 from 13.7% in 2003 and in the offshore fund to 15.0% in 2004 from 14.2% in 2003. An incremental $20.3 million investment into the domestic fund by us generated an increase of $3.2 million in investment income. Gains from investments attributable to our receivables for previously earned fees pursuant to certain contractual arrangements from the unconsolidated hedge funds also increased as a result of a higher investment balance as well as the strong performance of the funds. The increase in operating expenses of $11.5 million resulted primarily from an 85.4% increase in headcount to 76 employees.

Publicly Traded Alternative Investment Vehicles (‘‘Castles’’)

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Management fees	$23,491	$13,936	$19,463	$13,278	$4,745
Incentive income	11,567	8,360	12,412	7,959	4,253
Segment revenues – total	$35,058	$22,296	$31,875	$21,237	$8,998
Distributable earnings	$8,131	$8,428	$9,118	$6,328	$7,638

Nine Months Ended September 30, 2006 compared to September 30, 2005

Distributable earnings decreased by $0.3 million due to an increase in operating expenses of
$5.7 million and a decrease in investment income of $5.1 million. This was offset by growth in management fees of $9.6 million and in incentive income of $3.2 million, offset by a corresponding increase in the employees’ share of incentive income of $2.3 million reflected as compensation expense, resulting in a net increase of $0.9 million. The driver for the increase in management fees was the growth of average fee paying assets under management, which grew by $0.8 billion as Eurocastle raised additional capital, the net proceeds of which were $634 million. The incentive income from the Castles is based on a percentage of their FFO, in excess of certain performance hurdles. Incentive income increased as a result of higher FFO for Newcastle of $87.6 million during the nine months ended September 30, 2006 from $76.4 million during the nine months ended September 30, 2005 and for Eurocastle of $65.7 million during the nine months ended September 30, 2006 from $27.8 million during the nine months ended September 30, 2005. The increase of expenses of $5.7 million was driven by a 56.9% increase in headcount to 81 employees. The decrease in investment income is primarily due to the change in loss (gain) from foreign currency derivatives related to Eurocastle and Northcastle of $6.1 million, which was offset by larger dividends from the Castles.

Year Ended December 31, 2005 compared to December 31, 2004

Distributable earnings increased by $2.8 million due to growth in management fees of $6.2 million and in incentive income of $4.5 million, offset by a corresponding increase in the employees’ share of incentive income of $1.4 million reflected as compensation expense, resulting in a net increase of $3.1 million. Investment income increased by $6.8 million. These increases were offset by an increase in operating expenses of $13.3 million. The driver for the increase in management fees was the growth in average fee paying assets under management, which grew by $0.4 billion as both Castles raised additional capital, the net proceeds of which were $108.2 million and $115.0 million for Newcastle and Eurocastle, respectively. Incentive income increased as a result of a higher FFO of $104.0 million in 2005 from $86.2 million in 2004 for Newcastle and of $39.3 million in 2005 from $23.4 million in 2004 for Eurocastle. The increase in expenses of $13.3 million was driven by a 78.1% increase in headcount to 57 employees, and $5.4 million of expenses incurred in connection with the creation of Northcastle. The increase in investment income of $6.8 million was primarily due to the change in gain (loss) from foreign currency derivatives related to Eurocastle and Northcastle of $7.7 million, which was offset by smaller dividend from the Castles following the distribution of Newcastle shares to the principals.

Year Ended December 31, 2004 compared to December 31, 2003

Distributable earnings decreased by $1.3 million due to growth in management fees of $8.5 million and in incentive income of $3.7 million, offset by a corresponding increase in the employees’ share of incentive income of $1.6 million reflected as compensation expense, resulting in a net increase of $2.1 million. These increases were offset by a decrease in investment income of $1.5 million and an increase in operating expenses of $10.5 million. The driver for the increase in management fees was the growth in average fee paying assets under management, which grew by $0.6 billion as we increased capital through an initial public offering of Eurocastle, the net proceeds of which were $90.0 million. Incentive income increased as a result of a higher FFO of $86.2 million in 2004 from

$54.4 million in 2003 for Newcastle and of $23.4 million in 2004 for Eurocastle, its first year of operations. The increase in expenses of $10.5 million was primarily caused by the spin off of Newcastle from NIH, whereby $7.7 million was part of operating expenses for private equity funds in 2003, and by expenses incurred in the creation of Eurocastle of $2.7 million. The decrease in investment income of $1.5 million was primarily due to the change in loss from foreign currency derivatives related to Eurocastle of $2.5 million, which was offset by larger dividends from the Castles.

Unallocated

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Management fees	$—	$—	$—	$—	$—
Incentive income
Segment revenues – total	$—	$—	$—	$—	$—
Distributable earnings	$(47,377)	$(12,045)	$(22,756)	$(4,913)	$(2,098)

Nine Months Ended September 30, 2006 compared to September 30, 2005

Distributable earnings decreased by $35.3 million. This decrease was driven by an increase in interest expense of $17.8 million, an increase in professional fees of $4.7 million and an increase in income tax expense by $5.8 million. In addition, in connection with the repayment of the 2005 Credit Agreement, deferred loan costs of approximately $3 million were written-off as interest expense. Our weighted average debt balance was $383.5 million for the nine months ended September 30, 2006 in contrast to $78.0 million for the nine months ended September 30, 2005. Higher weighted average debt balance coupled with rising weighted average annual interest rates of 7.99% for the nine months ended September 30, 2006 from 7.00% for the nine months ended September 30, 2005 led to the increase in interest expense.

Year Ended December 31, 2005 compared to December 31, 2004

Distributable earnings decreased by $17.8 million. This decrease was driven by an increase in income tax expense of $6.2 million and interest expense of $6.2 million. Higher weighted average debt balance of $112.8 million in 2005, in comparison with weighted average debt balance of $72.2 million in 2004, coupled with rising weighted average annual interest rates of 7.43% for the year ended December 31, 2005 from 7.14% for the year ended December 31, 2004 led to the increase in interest expense. Income tax expense increased due to higher hybrid hedge fund income generating greater UBT.

Year Ended December 31, 2004 compared to December 31, 2003

Distributable earnings decreased by $2.8 million. This decrease was driven by an increase in interest expense of $2.7 million and income taxes of $1.9 million. This decrease was offset by an increase in corporate interest income of $1.6 million. Higher weighted average debt balance of $72.2 million in 2004 in comparison with weighted average debt balance of $36.9 million in 2003, while weighted average annual interest rates increased to 7.14% for the year ended December 31, 2004 from 6.23% for the year ended December 31, 2003 led to the increase in interest expense. In addition, in connection with the repayment of the prior credit facility, deferred loan costs of approximately $1.3 million were written-off as interest expense. Income tax expense increased due to higher hybrid hedge fund income generating greater UBT.

Historical Liquidity and Capital Resources

On a historical basis, in addition to the capital resources described above, our consolidated Fortress Funds received capital from their third-party equity investors (treated in our historical financial statements as non-controlling interests in consolidated subsidiaries) and from their debt obligations as shown in the following table.

						September 30, 2006
	Face Amount		Carrying Value		Final Stated Maturity	Weighted Average Funding Cost(1)	Weighted Average Maturity (Years)
Debt Obligation	September 30, 2006	December 31, 2005	September 30, 2006	December 31, 2005
Investment company debt
Repurchase agreements(2)	$24,717	$14,391	$24,717	$14,391	Dec. 2007 – Aug. 2015	5.91%	4.82
CDO bonds payable	1,519,800	1,193,200	1,519,800	1,193,200	Jul. 2012 – Sep. 2018	6.47%	8.83
Credit agreements/ lines(3)	617,608	565,808	617,608	565,942	May 2007 – Sep. 2009	6.23%	2.18
Term loans	49,903	46,700	49,903	46,616	Jul. 2018	4.90%	11.76
Subtotal – Investment co. debt	2,212,028	1,820,099	2,212,028	1,820,149		6.36%	6.99
Other debt
Northcastle debt	219,589	197,935	219,589	197,935	Repaid Nov. 2006	5.53%	0.09
Credit Agreement(4)
Revolving debt	95,000	70,000	95,000	70,000	Jun. 2011	8.47%	5.06
Term loan debt	600,000	160,000	600,000	160,000	Jun. 2011	7.73%	3.29
Aircraft loan	2,153	2,349	2,153	2,349	Jul. 2007	6.93%	5.08
Subtotal – Other debt	916,742	430,284	916,742	430,284		7.28%	2.71
Total	$3,128,770	$2,250,383	$3,128,770	$2,250,433		6.63%	5.74

(1)	Including the effect of the applicable hedge in the case of the aircraft loan. The weighted average funding cost of the credit agreement excludes a $3 million write-off of financing expenses.

(2)	Subject to potential mandatory prepayments based on collateral value; payable on demand.

(3)	Approximately $1.75 billion remained undrawn on these credit agreements/lines as of September 30, 2006.

(4)	A maximum of $750.0 million is available on this credit agreement. The weighted average maturity of the debt drawn on Fortress Operating Group’s credit agreement has been calculated on an accelerated scale assuming that the initial public offering occurs before December 31, 2007.

Our historical consolidated statements of cash flows reflect the cash flows of Fortress Operating Group as well as those of our consolidated Fortress Funds, all but one of which are investment companies. The consolidated Fortress Funds, on a gross basis, are much larger than Fortress Operating Group and therefore substantially all of the gross cash flows reflected in our statement of cash flows relate to their activities. The primary cash flow activities of Fortress Operating Group are: (i) generating cash flow from operations, (ii) making investments in Fortress Funds (these cash flows are eliminated in consolidation), (iii) meeting financing needs through a credit agreement, and (iv) distributing cash flow to equity holders. The primary cash flow activities of the consolidated Fortress Funds are: (i) raising capital from their investors, which have historically been reflected as non-controlling interests of consolidated subsidiaries in our financial statements, (ii) using this capital to make investments, (iii) financing certain investments with debt, (iv) generating cash flow from operations through the realization of investments, and (iv) distributing cash flow to investors.

The Company determines whether to make capital commitments to its private equity funds in excess of its minimum required amounts based on a variety of factors, including estimates regarding the Company’s liquidity over the estimated time period during which commitments will have to be funded, estimates regarding the amounts of capital that may be appropriate for other funds which the Company is in the process of raising or is considering raising, and the Company’s general working capital requirements.

We generally fund our principal investments in the Fortress Funds with cash, either from working capital or borrowings, and not with carried interest. We do not hold any principal investments in the funds other than through the Fortress Operating Group entities. Our principals do not own any portion of the carried interest in any fund personally. Accordingly, their personal investments in the funds are funded directly with cash.

As described above in ‘‘Results of Operations on a Historical Basis,’’ our assets under management, which are representative of the net assets within the Fortress Funds, have grown significantly during the periods reflected in our financial statements included in this prospectus. This growth is a result of these funds raising and investing capital, and generating gains from investments, during these periods. Their cash flows, which are reflected in our statement of cash flows for consolidated Fortress Funds, have increased substantially as a result of this growth. It is this growth which is the primary cause of increases in the gross cash flows reflected in our statement of cash flows.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, we do not have the cash necessary to pay the intended dividends. To the extent we do not have cash on hand sufficient to pay dividends, we may have to borrow funds to pay dividends, or we may determine not to borrow funds to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures, should the need arise.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our principals will not reimburse the corporate taxpayers for any payments that have been previously made under the tax receivable agreement. As a result, in certain circumstances, payments could be made to our principals under the tax receivable agreement in excess of the corporate taxpayers’ cash tax savings. The corporate taxpayers’ ability to achieve benefits from any tax basis increase, and the payments to be made under this agreement, will depend upon a number of factors, including the timing and amount of our future income.

        Operating Activities

Our net cash flow (used in) operating activities was ($2,079.0) million, ($2,356.7) million, and ($704.2) million during the years ended December 31, 2005, 2004 and 2003, respectively. These amounts primarily include net purchases of investments by consolidated Fortress Funds which are investment companies, after proceeds from sales of investments, of ($2,366.0) million ($2,363.2) million and ($840.0) million during those years, respectively, which are reflected as operating activities pursuant to investment company accounting.

Historical cash flows from operating activities were reduced by the voluntary deferral of the receipt of management and incentive fees from certain hedge funds of $177.5 million, $63.8 million and $24.2 million during the years ended December 31, 2005, 2004 and 2003, respectively.

Similarly, our net cash flow (used in) operating activities was ($3,461.2) million and ($1,867.4) million during the nine months ended September 30, 2006 and 2005, respectively. These amounts primarily include net purchases of investments by consolidated Fortress Funds which are investment companies, after proceeds from sales of investments, of ($3,231.6) million and ($1,890.8) million during those periods, respectively, which are reflected as operating activities pursuant to investment company accounting.

Historical cash flows from operating activities were reduced by the voluntary deferral of the receipt of management and incentive fees from certain hedge funds of $138.1 million and $43.5 million during the nine months ended September 30, 2006 and 2005, respectively.

As of September 30, 2006, we had $504.4 million in deferred management and incentive fees due from our liquid and hybrid hedge funds. We expect to receive this amount during the fourth quarter of 2006 and during the first quarter of 2007. Of amounts collected, substantially all will be distributed to our principals and non-controlling interests shortly after amounts are received. Prospectively, these fees will no longer be deferred.

The consolidation of the Fortress Funds and this voluntary deferral of fees caused our historical cash flows from operations to be negative. We do not expect this to be the case subsequent to the completion of the transactions described above in connection with our pro forma disclosures, which include the deconsolidation of the Fortress Funds and the discontinuation of the voluntary deferral of fees.

        Investing Activities

Our net cash flow (used in) investing activities was ($413.4) million, ($12.4) million and ($8.5) million during each of the years ended December 31, 2005, 2004 and 2003, respectively. Our investing activities during the year ended December 31, 2005 included the net purchases of loan and security investments, after proceeds from sales of investments, of ($369.2) million by our one consolidated Fortress Fund which is not an investment company.

Similarly, our net cash flow (used in) investing activities was ($39.1) million and ($386.6) million during the nine months ended September 30, 2006 and 2005, respectively. Our investing activities during the nine months ended September 30, 2006 and 2005 included the net purchases of loan and security investments, after proceeds from sales of investments, of ($31.2) million and ($361.8) million, respectively by our one consolidated Fortress Fund which is not an investment company.

        Financing Activities

Our net cash flow provided by financing activities was $2,518.4 million, $2,374.6 million, and $713.6 million during the years ended December 31, 2005, 2004 and 2003, respectively. Our financing activities primarily include: (i) contributions made by, net of distributions made to, the investors in our consolidated Fortress Funds, historically reflected as non-controlling interests in consolidated subsidiaries, of $1,376.6 million, $1,712.0 million and $559.6 million during those years, respectively, (ii) financing of investments by our consolidated Fortress Funds of $1,170.0 million, $664.4 million and $179.9 million during those years, respectively, (iii) meeting financing needs of Fortress Investment Group through net draws on our credit agreement of $145.2 million, $40.9 million and $9.3 million during each of the years ended December 31, 2005, 2004 and 2003, respectively, and (iv) making distributions to our equity holders of $146.9 million, $30.6 million and $32.1 million during each of the years ended December 31, 2005, 2004 and 2003.

Similarly, our net cash flow provided by financing activities was $3,495.7 million and $2,258.3 million during the nine months ended September 30, 2006 and 2005, respectively. Our financing activities primarily include: (i) contributions made by, net of distributions made to, the investors in our consolidated Fortress Funds, reflected as non-controlling interests in consolidated subsidiaries, of $3,006.4 million and $1,611.2 million during those periods, respectively, (ii) financing of investments by our consolidated Fortress Funds of $402.0 million and $705.6 million during those periods, respectively, (iii) meeting financing needs of Fortress Investment Group through net draws on its credit agreement of $464.8 million and $34.2 million during the nine months ended September 30, 2006 and 2005, and (iv) making distributions to our equity holders of $350.1 million and $77.4 million during those periods, respectively.

Application of Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our combined financial statements, which have been prepared in accordance with U.S. Generally

Accepted Accounting Principles (‘‘GAAP’’) as adjusted on a pro forma basis for the transactions described above. The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates. A summary of our significant accounting policies is presented in Note 2 to our audited historical combined financial statements included in this prospectus. The following is a summary of our accounting policies that are most affected by judgments, estimates and assumptions.

Our critical accounting policies on a pro forma basis are the same as they are on a historical basis. Due to the consolidation of certain of the Fortress Funds, the effects of these policies on our gross revenues, expenses assets and liabilities were, in some cases, different on a historical basis. However, our historical and pro forma net income and net equity are equivalently affected by these policies with the exception of our accounting for income taxes since our tax status will change on a pro forma basis.

Consolidation

Historically, we consolidated certain of the Fortress Funds as a result of owning a substantive, controlling general partner interest in these entities, or, for variable interest entities, by being their primary beneficiary. We had operational discretion and control of these funds combined with the limited partners’ limited substantive rights to impact their ongoing governance and operating activities which resulted in their being consolidated by us; however, in no case were we the majority equity holder. Concurrent with the completion of this offering, Fortress will grant rights to the investors in the consolidated Fortress Funds to provide a simple majority of the unrelated limited partners with the ability to liquidate the funds without cause or otherwise have the ability to exert control over the funds, resulting in the deconsolidation of these funds for financial reporting purposes.

The analysis as to whether to consolidate an entity is subject to a significant amount of judgment. Some of the criteria considered are the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders, the relation of the equity holders to each other and a determination of the primary beneficiary in entities in which we have a variable interest. These analyses involve estimates, probability weighting of subjectively determined cash flow scenarios, and other estimates based on the assumptions of management.

Fortress Operating Group’s combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated Fortress Funds on a gross basis. Our investors’ interests in these funds, which are the majority ownership interests, have historically been reflected as non-controlling interests in consolidated subsidiaries in these financial statements. The management fees and incentive income earned by Fortress from the consolidated Fortress Funds are eliminated in consolidation; however, our allocated share of the net income from these funds is increased by the amount of these eliminated fees. Accordingly, the consolidation of these Fortress Funds has no net effect on our net earnings from the Fortress Funds and the deconsolidation of the funds likewise has no net effect on Fortress’s earnings. The deconsolidation will have the effect of restoring the presentation of management fees and incentive income from the Fortress Funds that had been eliminated in consolidation.

Revenue Recognition on Incentive Income

Incentive income is calculated as a percentage of the profits earned by the Fortress Funds subject to the achievement of performance criteria. Incentive income from certain of the private equity funds, and no other funds, we manage is subject to contingent repayment (or clawback) and may be paid to us as particular investments made by the funds are realized. If, however, upon liquidation of a fund the aggregate amount paid to us as incentive income exceeds the amount actually due to us based upon the aggregate performance of the fund, the excess is required to be returned by us (i.e. ‘‘clawed back’’) to that fund. We have elected to adopt the preferred method of recording incentive income subject to contingencies, Method 1 of Emerging Issues Task Force Topic D-96 ‘‘Accounting for Management Fees Based on a Formula.’’ Under this method, we do not recognize incentive income subject to contingent repayment until all of the related contingencies have been resolved. Deferred incentive income related to a particular private equity fund, each of which has a limited life, would be recognized upon the termination of a private equity fund, all of which are subject to limited lives, or when distributions from a fund exceed the point at which a clawback of a portion or all of the historic incentive income distributions becomes mathematically impossible. Recognition of incentive income allocated to us prior to that date is deferred and recorded as a deferred incentive income liability. For GAAP purposes, the determination of when incentive income is recognized as income is formulaic in nature, resulting directly from each fund’s governing documents.

When we calculate distributable earnings, we include incentive income received as revenue, subject to an applicable reserve for potential future clawback if the likelihood of a clawback is deemed greater than remote. For the purpose of calculating distributable earnings, the determination of whether this reserve is necessary is subject to judgment and estimation based on the expected future performance of the related fund. Changes in estimates could result in material changes to the calculation of distributable earnings. To date, management has determined that no reserve has been required. Each of the private equity funds that have made incentive income distributions have (and had at the time of such distributions) significant unrealized gains on their remaining investments and management does not believe there is more than a remote likelihood of a loss on any of the remaining investments. If we had determined that a reserve was necessary, this would have reduced the segment incentive income and distributable earnings from our private equity segment in the amount of the reserve.

Valuation of Investments

As a result of the deconsolidation described above, our investments in the Fortress Funds are accounted for under the equity method in our pro forma financial information. The Fortress Funds themselves apply specialized accounting principles specified by the AICPA Audit and Accounting Guide – Investment Companies, which we have retained when applying the equity method. As such, our results are based on the reported fair value of the funds as of the reporting date with our pro rata ownership interest (based on our principal investment) of the changes in each fund’s net asset value reflected in our results of operations. Fair value generally represents the amount at which an investment could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We are the manager of these funds and in certain cases participate in the valuation of underlying investments, many of which are illiquid and/or without a public market. The fair value of these investments is generally estimated based on either values provided by independent valuation agents, who use their own proprietary valuation models, or proprietary models developed by us, which include discounted cash flow analyses and other techniques and may be based, at least in part, on independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amount of cash flows, the appropriateness of discount rates used, and, in some cases, the ability to execute, timing of, and estimated proceeds from expected financings. The values arrived at may be adjusted if, when estimating the value, it is determined that a more accurate value can be obtained from recent trading activity or by incorporating other relevant information that may not have been reflected in pricing obtained from the models. Fair values obtained from external sources are rarely (less than 1% of our value estimates) adjusted in this manner. Significant judgment and estimation goes into the assumptions which drive these models and the actual values realized with respect to investments could be materially different from values obtained based on the use of those estimates. The valuation methodologies applied impact the reported value of investment company holdings in our historical combined financial statements.

Private Equity Funds

Under the valuation policies and guidelines of our private equity funds, investments are categorized into two types of securities; those for which there is a market quotation and those for which there is no market quotation. Securities for which there is a market quotation are valued at their quoted market price. A discount may be applied to those securities that are restricted as to sale.

Securities for which there is no market quotation are referred to as private securities and are valued at fair value. Our guidelines state that the fair values of private securities are generally based on the following methods:

1. Public market transactions of similar securities

2. Private market transactions of similar or identical securities

3. Analytical methods

Our private equity funds have never based a valuation of a private security upon public or private market transactions in a similar security. There have been no circumstances to date in which a security in a public market transaction, or a private market transaction of which we were aware, has been considered to be sufficiently similar to a private security owned by one of our private equity funds to be used as a measure of valuation for such private security investment.

Our private equity funds have used the price of private market transactions in identical securities as a valuation method for investments. In cases in which there has been a significant private transaction in a private security held by our private equity funds, the value of private equity fund investments in the private security are based upon the price of such recent private transaction in that security, and no sensitivity analysis is used. Based on this guideline, the value of an investment is considered to be its purchase price for a period of one year after the date of acquisition, unless a more recent transaction has occurred.

If the fair value of private security investments held by our private equity funds cannot be valued by reference to a public or private market transaction, then the primary analytical method used to estimate the fair value of such private securities is the discounted cash flow method. Sensitivity analysis is applied to the estimated future cash flows using various factors depending on the investment, including assumed growth rates (in cash flows), capitalization rates (for determining terminal values) and appropriate discount rates based on the investment to determine a range of reasonable values. The valuation based on the inputs determined to be the most probable is used as the fair value of the investment. Our private equity funds may also use the performance statistics of similar public companies (for example, EBITDA multiples) to value private securities.

Liquid Hedge Funds.

The vast majority of the investments in our liquid hedge funds are valued based on quoted market prices. Investments valued based on other observable market parameters in our liquid hedge funds are made up almost entirely of interest rate swaps and swaptions, equity swaps and foreign exchange swaps which are valued by the independent fund administrator using models with significant observable market parameters. The fair value of interest rate swaps and swaptions is calculated using the market price of the relevant interest rate and an appropriate discount rate to determine a present value. The fair value of equity swaps and foreign exchange swaps is calculated using the market price of the underlying stock or foreign exchange pair, plus the financing cost of carrying the transaction. The fair value of these investments is also confirmed independently with the counterparty to the transaction.

Hybrid Hedge Funds

In our hybrid hedge funds, investments are valued using quoted market prices, to the extent available. Independent valuation agents are used by our hybrid hedge funds to provide estimates of the fair value of investments for which quoted market prices are not available. For investments in our hybrid hedge funds, we understand that the independent valuation agents use some or all of the following methods and techniques to estimate the fair value of the relevant type of investments:

Private Loans. The most common method used to value private loans is a discounted cash flow analysis. In this method, the estimated future payments to be made by the borrower under the loan agreement are discounted to the present using a discount rate appropriate to the risk level of the borrower.

If it is likely that a borrower will not be able to repay a loan in full, the loan may be valued by estimating how much the borrower will be able to repay based on obtaining refinancing from a new lender. Under this method, the borrower’s business must be examined in detail, and then compared to known loans in the market to estimate how much the borrower will likely be able to borrow, and therefore repay under the existing loan. If the amount likely to be able to be refinanced is less than the total payments due under the loan, the fair value of the loan will be reduced.

Another method used to value loans that may not be repaid in full is to value the total amount of assets of the borrower that might be sold to raise proceeds to repay the loan if necessary. Under this method, all assets of the borrower must be analyzed and valued. If the total value is less than the total payments due under the loan, the fair value of the loan will be reduced.

Asset-backed Securities and Collateralized Debt Obligations for which there are no quoted market prices are valued using a discounted cash flow analysis based on the estimated cash flows to be generated by the relevant underlying assets and the appropriate interest rate based on the nature of the underlying assets.

Real Estate is usually valued based on sales of comparable property. The value of real estate which is net leased is also influenced by the credit quality of major tenants, as their ability to make lease payments is relevant to the value of the property under lease.

Sensitivity.

As of September 30, 2006, $4.9 billion of investments in our private equity funds are valued using internal models, $3.4 billion of investments in our hybrid hedge funds are valued using independent valuation agents and $447 million of investments in our liquid hedge funds are valued by independent agents using models with significant observable market parameters.

A 10% change in the value of these investments would have had the following effects on us as of September 30, 2006, consistent with the table on page 141:

•	Private equity fund management fees would be unchanged as they are not based on the value of the funds, but rather on the amount of capital invested in the funds.

•	Private equity fund incentive income would be unchanged as it is not recognized until received and all contingencies are resolved. Furthermore, incentive income would be based on the actual price realized in a transaction, not on a valuation.

•	Private equity fund investment income would change by approximately $5.7 million.

•	Hybrid hedge fund management fees would change on a prospective basis by, per annum, approximately $6.0 million.

•	Hybrid hedge fund incentive income would change by approximately $59 million.

•	Hybrid hedge fund investment income would change by approximately $1.6 million.

•	Liquid market hedge fund management fees would change on a prospective basis by, per annum, approximately $0.9 million.

•	Liquid market hedge fund incentive income would change by approximately $9.2 million.

•	Liquid market hedge fund investment income would change by approximately $0.2 million.

The effects on private equity fees and income assume that a decrease in value does not cause a permanent write-down of investments below their associated invested capital. The changes to incentive income in the hybrid hedge funds and the liquid hedge funds assume there is no loss in the relevant fund for the period. If the fund had a loss for the period, no incentive income would be earned by us, and therefore there would be no change in incentive income.

Although our consolidated assets, unrealized gains and related non-controlling interests could vary materially as a result of changes in our valuation assumptions and estimates, our equity and net income (as well as our overall financial condition and results of operations following the deconsolidation of the consolidated Fortress Funds) are only moderately sensitive to changes in these assumptions and estimates. As described in ‘‘Qualitative and Quantitative Disclosures About Market Risk,’’ changes in fair value may impact our results of operations as follows:

1)	Management fees from our hedge funds are based on their net asset value, which in turn is dependent on the estimated fair values of their investments. The impact of a change in these values would occur only in periods after the change, as opposed to having an immediate impact. Assuming that there is no change to the investments held by the hedge funds in the next four quarters after September 30, 2006, a 10% change in the fair values of all of the investments held by our hedge funds as of September 30, 2006 would impact future management fees in the next year from our hedge funds by $23.3 million. For private equity funds, management fees of 1% to 1.5% are charged on committed capital during the investment period of a new fund, and then generally on invested capital after the investment period. For Castles, management fees of 1.5% are charged on the funds’ equity. Changes in values of investments could indirectly affect future management fees from private equity funds and Castles by, among other things, reducing the funds’ access to capital or liquidity and their ability to currently pay the management fees or for private equity funds if such change resulted in a write-down of investments below their associated invested capital. However, these effects would be under very remote circumstances.

2)	Incentive income from our hedge funds, which is quantified in our ‘‘— Segment Analysis’’ section, is directly impacted by changes in the fair value of their investments. Incentive income from certain hedge funds is earned based on achieving annual performance criteria. Accordingly, this incentive income is recorded as revenue at year end (in the fourth quarter of each year) under GAAP. Incentive income from our private equity funds is not recorded as revenue under GAAP until the related clawback contingency is resolved and is not recorded as segment revenue until received (subject to a possible reserve) as described above. Incentive income subject to contingencies will be recognized to the extent it is received and all contingencies are resolved. Assuming that the incentive income earned to date would be equal to what would be recognized when all contingencies are resolved, a 10% increase or decrease in the fair values of investments held by all of the private equity funds at September 30, 2006 would increase or decrease future incentive income by $115.6 million and $106.2 million, respectively; however, this would have no effect on our current reported financial condition or results of operations as incentive income from our private equity funds is not recorded as revenue under GAAP until the related clawback contingency is resolved. This contingency is recognized as deferred incentive income liability under GAAP at September 30, 2006 in our consolidated financial statements and would change by this same amount upon a 10% increase or decrease in the fair values of investments held by private equity funds. Incentive income from the Castles is also not impacted by changes in the fair values of their investments since these changes do not impact the measure of current operating results (i.e. FFO in excess of specified returns to the company’s shareholders) upon which the incentive income is calculated. The definition of FFO excludes unrealized changes in the values of the Castles’ investments (primarily real estate, loans and securities), except for minor items (for example, the unrealized gain or loss on non-hedge derivatives which make up only an immaterial portion of their assets).

3)	Our net share of the income from the Fortress Funds resulting from our principal investments in these funds, recorded on a GAAP basis, is directly affected by changes in the fair values of the fund investments, except for the Castles which are not recorded on a fair value basis. However, our investments in these funds typically range from less than 1% to approximately 5% of the equity of these entities. Furthermore, unrealized changes in fair value are excluded from our calculation of distributable earnings for illiquid funds.

Therefore, a 10% net change in the fair value of the investments held by all of our funds (other than a permanent impairment) would have the following effects:

GAAP Basis
	Management Fees	Incentive Income	Investment Income (Unrealized Gains and Losses)
Private equity funds	None	None (A)	Generally, a 10% immediate
change in investment income.
Since we generally have
a 1% – 5% investment in
these funds, the dollar
effect would be 0.1% – 0.5%
(1% – 5% of 10%) of the
dollar change in values.
Hedge funds (hybrid and liquid)	10% annual change in management fees from these funds, subsequent to the change in value.	Generally, a 10% immediate
change in incentive income
from these funds. Since the
incentive income is equal
to 20% of fund returns, the
dollar effect would be 2%
(20% of 10%) of the dollar
change in values.	Generally, a 10% immediate
change in investment income.
Since we generally have
a 1% – 5% investment in
these funds, the dollar
effect would be 0.1% – 0.5%
(1% – 5% of 10%) of the
dollar change in values.
Castles	None	None	None

(A) Except for one private equity fund whose incentive income is not subject to clawback, where the effect would be similar to that on a hedge fund.

A 10% increase or decrease in the fair value of investments held by our consolidated Fortress Funds as of September 30, 2006 would have increased or decreased our net operating results on an unconsolidated basis for the nine months ended September 30, 2006 by $90.4 million or $89.5 million, respectively. These changes are comprised of an increase or decrease of net incentive income from hedge funds of $52.0 million or $51.1 million, respectively, and of an increase or decrease of investment income from private equity funds of $14.4 million and from hedge funds of $23.9 million. Incentive income from certain hedge funds that is earned based on achieving annual performance criteria and recorded as revenue at year end (in the fourth quarter of each year) would change our net operating results on an unconsolidated basis for the nine months ended September 30, 2006 by $42.7 million if the amount of incentive income contingent on achieving annual performance criteria was not contingent on the results of the fourth quarter when there is a 10% change in the fair value of investments.

Segment Basis
	Management Fees	Incentive Income	Investment Income (Unrealized Gains and Losses)
Private equity funds	None	None (B)	None
Hedge funds (hybrid and liquid)	10% annual change in management fees from these funds, subsequent to the change in value.	Generally, a 10% immediate
change in incentive income
from these funds. Since the
incentive income is equal
to 20% of fund returns, the
dollar effect would be 2%
(20% of 10%) of the dollar
change in values.	Generally, a 10% immediate
change in investment income.
Since we generally have
a 1% – 5% investment in
these funds, the dollar
effect would be 0.1% – 0.5%
(1% – 5% of 10%) of the
dollar change in values.
Castles	None	None	None

(B) Although a change in fair value could indirectly impact our conclusion regarding a potential reserve.

A 10% increase or decrease in the fair value of investments held by all of our funds as of September 30, 2006 would have increased or decreased net incentive income by $52.0 million and $51.1 million, respectively, and impacted investment income by $23.9 million, if quantified on a segment basis.

As discussed above, the determination of investment fair values involves management’s judgments and estimates. The degree of judgment involved is dependent upon the availability of quoted market prices or observable market parameters. The following table summarizes our investments by valuation methodology as of September 30, 2006.

Fair value based on	Private Equity Funds	Liquid Hedge Funds	Hybrid Hedge Funds	Total Investment Company Holdings
Quoted market prices	49%	90%	27%	42%
Other observable market parameters (including valuations based on reports of independent valuation agents and internal models with significant observable market parameters)	2%	10%	70%	27%
Internal models with significant unobservable market parameters	49%	0%	3%	31%
Total	100%	100%	100%	100%

Income Taxes

Historically, Fortress operated as a limited liability company and was not subject to U.S. federal and had limited state income taxes. However, certain consolidated subsidiaries of Fortress are subject to UBT on their trade and business activities conducted in New York City. The UBT rates vary significantly between the rate applicable to income from business activities and the rate applicable to income from investment activities. Allocation of income between business activities and investing activities is subject to detailed and complex rules applied to facts and circumstances that generally are not readily determinable at the date financial statements are prepared. Accordingly, estimates are made of income allocations in computing our effective tax rate that might be different from actual allocations determined when tax returns are prepared by investee companies and subsidiaries.

After completion of the transactions contemplated by this offering, and the reorganization of our businesses, FIG Corp. will be subject to U.S. federal and state income tax on income allocated to it from Fortress Operating Group. FIG Corp.’s carrying value of the Fortress Operating Group will be higher for income tax purposes than for financial reporting purposes. The net deferred tax asset that will be recognized for this difference will be limited to the tax benefit expected to be realized in the foreseeable future. This benefit will be estimated based on a number of factors, with an important factor being the amount of unrealized gains in all of the net assets of the Fortress Operating Group existing for tax purposes at the date of the reorganization that are actually expected to be realized for tax purposes in the foreseeable future. If the unrealized gains at the date of this offering that will be realized in the future increase or decrease, deferred income tax expense or benefit will be recognized.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109’’ (‘‘FIN 48’’). FIN 48 requires companies to recognize the tax benefits of uncertain tax positions only where the position is ‘‘more likely than not’’ to be sustained assuming examination by tax authorities. The tax benefit recognized is the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on Fortress’s financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standards (‘‘SFAS’’) No. 155, ‘‘Accounting for Certain Hybrid Financial Instruments,’’ which amends SFAS 133, ‘‘Accounting for Derivative Instruments and Hedging Activities,’’ and SFAS 140, ‘‘Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.’’ SFAS 155 provides, among other things, that (i) for embedded derivatives which would otherwise be required to be bifurcated from their host contracts and accounted for at fair value in accordance with SFAS 133 an entity may make an irrevocable election, on an instrument-by-instrument basis, to measure the hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings and (ii) concentrations of credit risk in the form of subordination are not considered embedded derivatives. SFAS 155 is effective for all financial instruments acquired, issued or subject to remeasurement after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Upon adoption, differences between the total carrying amount of the individual components of an existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative effect adjustment to beginning retained earnings. Prior periods are not restated. The adoption of SFAS 155 is not expected to have a material impact on Fortress’s financial statements.

In December 2004, the FASB issued SFAS No. 123 (R), ‘‘Share-Based Payment,’’ which requires all equity-based payments to employees to be recognized using a fair value based method. Fortress’s policy is to expense all equity-based compensation awards granted or modified under the fair value recognition provisions of SFAS 123. However, to date Fortress has not issued any equity-based compensation awards. On January 1, 2006, Fortress adopted SFAS No. 123 (R) using the modified prospective method. Under this method prior period amounts are not restated. While the adoption of SFAS 123 (R) did not have a material impact on our historical financial statements, it has a material impact on our pro forma transactions. This impact has been quantified in ‘‘Unaudited Pro Forma Financial Information.’’

In September 2006, the FASB cleared Statement of Position No. 71, ‘‘Clarification of the Scope of the Audit and Accounting Guide — Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies’’ (‘‘SOP 71’’) for issuance. SOP 71 addresses whether the accounting principles of the Audit and Accounting Guide for Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 71 applies to the later of (i) reporting periods beginning on or after December 15, 2007 or (ii) the first permitted early adoption date of the FASB’s proposed fair value option statement. Fortress is currently evaluating the potential impact on adoption of SOP 71.

In September 2006, the FASB issued SFAS No. 157, ‘‘Fair Value Measurements.’’ SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on Fortress’s financial statements.

Market Risks

Our predominant exposure to market risk is related to our role as investment manager for the Fortress Funds and the sensitivities to movements in the fair value of our investment on management fee and incentive income revenue. Our investment in the funds will continue to impact our net income in a similar way after the deconsolidation of the Fortress Funds following completion of this offering. For a discussion of the impact of market risk factors on our financial instruments refer to ‘‘Quantitative and Qualitative Disclosures About Market Risk’’ and ‘‘Application of Critical Accounting Policies — Valuation of Investments’’.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

As of September 30, 2006, our material contractual obligations are our capital commitments to our funds, our lease obligations and our debt obligations as described above. In addition, on a historical basis, we had the contractual obligations of our consolidated Fortress Funds. Fixed and determinable payments due in connection with these obligations are as follows:

	Payments due by period
	Total	Sep. 30, 2006 to Dec. 31, 2006	Jan. 1, 2007 to Dec. 31, 2008	Jan. 1, 2009 to Dec. 31, 2010	Thereafter
Contractual Obligations
Operating lease obligations	$90,111	$2,129	$25,454	$24,628	$37,900
Service contracts	28,394	2,535	11,446	5,405	9,008
Fortress Operating Group debt obligations payable(1)	859,596	14,000	330,392	158,333	356,871
Northcastle debt obligations payable(1)(2)	221,339	221,339	—	—	—
Investment company debt obligations payable(1)(3)	3,212,697	46,163	665,008	467,420	2,034,106
Consolidated Contractual Obligations	4,412,137	286,166	1,032,300	655,786	2,437,885
Add Fortress Operating Group capital commitments to Fortress Funds(4)	68,781	68,781	—	—	—
Less Consolidated Fortress Funds contractual obligations:
Northcastle debt obligations payable(1)(2)	(221,339)	(221,339)	—	—	—
Investment company debt obligations payable(1)(3)	(3,212,697)	(46,163)	(665,008)	(467,420)	(2,034,106)
Fortress Operating Group Contractual Obligations	$1,046,882	$87,445	$367,292	$188,366	$403,779

(1)	Includes interest to be paid over the maturity of the related debt obligation which has been calculated assuming no prepayments are made and debt is held until its final maturity date. The interest on Fortress Operating Group’s credit agreement is estimated assuming that the initial public offering occurs. The future interest payments are calculated using rates in effect as of September 30, 2006, including both variable and fixed rates pursuant to the debt agreements.

(2)	Represents debt of Northcastle for which we have announced our decision to return investor capital. In connection with the liquidation, which was substantially complete as of November 30, 2006, this debt has been repaid.

(3)	These obligations are those of the Fortress Funds, which will be deconsolidated following completion of this offering. See ‘‘Unaudited Pro Forma Financial Information.’’

(4)	These obligations represent commitments by us to provide capital funding to the Fortress Funds, which are consolidated as of September 30, 2006. Upon completion of this offering, the Fortress Funds will be deconsolidated and these commitments to them will remain. (See ‘‘Unaudited Pro Forma Financial Information’’). These amounts are due on demand and are therefore presented in the less than one year category. However, the capital commitments are expected to be called substantially over the next three years.

Qualitative and Quantitative Disclosures About Market Risk

Our predominant exposure to market risk is related to our role as investment manager for the Fortress Funds and the sensitivities to movements in the fair value of their investments on management fee and incentive income revenue.

The fair value of our financial assets and liabilities of the Fortress Funds may fluctuate in response to changes in the value of securities, foreign exchange, commodities and interest rates. The net effect of these fair value changes impacts the gains (losses) from investments in our combined income statements. However, the majority of these fair value changes are absorbed by the non-controlling interest holders. To the extent the Fortress Funds are deconsolidated, our investment in the funds will continue to impact our net income in a similar way.

Risks are analyzed across funds from the ‘‘bottom up’’ and from the ‘‘top down’’ with a particular focus on asymmetric risk. The Company gathers and analyzes data, monitors investments and markets in detail, and constantly strives to better quantify, qualify and circumscribe relevant risks.

Although the Fortress Funds share many common themes, each segment within the investment companies runs their own investment and risk management process subject to the Company’s overall risk tolerance and philosophy:

•	the investment process of our private equity funds involves a detailed analysis of potential acquisitions, and asset management teams assigned to oversee the strategic development, financing and capital deployment decisions of each portfolio investment;

•	our hybrid hedge funds and Castles perform extensive credit and cash-flow analysis of borrowers, tenants and credit-based assets, and have extensive asset management teams that monitor covenant compliance by, and relevant financial data of, borrowers, tenants and other obligors, asset pool performance statistics, tracking of cash payments relating to investments, and ongoing analysis of the credit status of investments; and

•	our liquid hedge funds continuously monitor a variety of markets for attractive trading opportunities, applying a number of traditional and customized risk management metrics to analyze risk related to specific assets or portfolios, as well as fund-wide risks.

Each segment has an institutional risk management process and related infrastructure to address these risks.

The following table summarizes our financial assets and liabilities that may be impacted by various market risks such as equity prices, interest rates and exchange rates:

	As of December 31, 2005
Fortress Funds	Fortress Operating Group	Fortress Funds		Consolidated
		Investment Companies	Non-Investment Companies(1)
Assets
Investment company holdings, at fair value
Loans and securities	$—	$3,597,958	$389,978	$3,987,936
Investments in affiliates	—	6,972,857	—	6,972,857
Derivatives	—	11,294	—	11,294
Options in affiliates	23,910	—	—	23,910
	$23,910	$10,582,109	$389,978	$10,995,997
Liabilities
Securities sold not yet purchased at fair value	$—	$45,219	$—	$45,219
Derivative liabilities at fair value	247	686	—	933
Investment company debt obligation payable	—	1,820,149	—	1,820,149
Other debt obligations payable	232,349	—	197,935	430,284
	$232,596	$1,866,054	$197,935	$2,296,585

(1)	Relates to Northcastle

        Fortress Funds

The Fortress Operating Group is sensitive to changes in market risk factors that impact management fees and incentive income, which are reflected in our historical combined financial statements as an allocation of income from consolidated Fortress Funds.

Impact on Management Fees

Our management fees are based on either: (i) capital commitments to a Fortress Fund, (ii) capital invested in a Fortress Fund, or (iii) the net asset value, or NAV, of a Fortress Fund, as described in the audited financial statements. Management fees will only be impacted by changes in market risk factors to the extent they are based on NAV. These management fees will be increased (or reduced) in direct proportion to the impact of changes in market risk factors on our investments in the related funds. The proportion of our management fees that are based on NAV is dependent on the number and types of Fortress Funds in existence and the current stage of each fund’s life cycle. As of December 31, 2005, approximately 35.3% of our assets under management was based on NAV.

Impact on Incentive Income

Our incentive income is generally based on a percentage of profits of the various Fortress Funds subject to the achievement of performance criteria. Our incentive income will be impacted by changes in market risk factors. However, several major factors will influence the degree of impact: (i) the performance criteria for each individual fund in relation to how that fund’s results of operations are impacted by changes in market risk factors, (ii) whether such performance criteria are annual or over the life of the fund, (iii) to the extent applicable, the previous performance of each fund in relation to its performance criteria, and (iv) whether each fund’s incentive income is subject to contingent repayment. As a result, the impact of changes in market risk factors on incentive income will vary widely from fund to fund, is heavily dependent on the prior performance of each fund, and is therefore not readily predicted or estimated.

Market Risk

The Fortress Funds hold investments that are reported at fair value as of the reporting date, which include investment company holdings, at fair value and securities sold not yet purchased. Based on the balance as of December 31, 2005, we estimate that the fair value of investment company holdings, at fair value and securities sold not yet purchased, would change by $1.1 billion and $4.5 million, respectively, in the event of a 10% change in fair value of the holdings and securities.

However, we estimate the impact to gain (loss) on investments would be significantly less than the change in fair value since we generally have a 1% to 5% investment in these funds, and the non-controlling interests in income of consolidated subsidiaries would correspondingly offset 99% to 95% of the change in fair value, respectively. As discusssed above, this change would impact our management fees and incentive income.

Exchange Rate Risk

The Fortress Funds hold investments that are denominated in foreign currencies that may be affected by movements in the rate of exchange between the U.S. dollar and the foreign currency. The following table presents our estimate of the change in fair value of these investments in the event of a 10% change in the rate of exchange against the U.S. dollar (dollars in millions):

Currency	Approximate Change
AUD	$0.7
CAD	39.0
EUR	243.1
GBP	77.6
$360.4

Interest Rate Risk

The Fortress Funds have debt obligations payable that accrue interest at variable rates. Interest rate changes may therefore impact the amount of interest payments, future earnings and cash flows. Based on investment company debt obligations payable as of December 31, 2005, we estimate that interest expense relating to variable rate debt obligations payable would increase by $18.5 million on an annual basis in the event interest rates were to increase by one percentage point. However, we estimate the impact to net income would be significantly less than the increase in interest expense since we generally have a 1% to 5% investment in these funds, and the non-controlling interests in income of consolidated subsidiaries would correspondingly offset 99% to 95% of the increase in interest expense.

        Fortress Operating Group

Financial assets and liabilities of Fortress Operating Group, on a stand-alone basis, that are impacted by changes in the value of securities, foreign exchange, and interest rates are debt obligations payable, options in affiliates and foreign currency forward contracts entered into to economically hedge the risk of fluctuations in foreign currency exchange rates with respect to its foreign investments.

Interest Rate Risk

Fortress Operating Group has debt obligations payable that accrue interest at variable rates. Interest rate changes may therefore impact the amount of interest payments, future earnings and cash flows. Based on debt obligations payable as of December 31, 2005, we estimate that interest expense relating to variable rate debt obligations payable would increase $2.3 million on an annual basis in the event interest rates were to increase by one percentage point.

Equity Prices and Exchange Rate Risk

Gains (losses) on options granted to us by one of the Castles may be affected by movements in (i) the equity price of the underlying shares and (ii) the rate of exchange between the U.S. dollar and the Euro. Fortress Operating Group is not materially exposed to foreign exchange risk since foreign investments are economically hedged by foreign currency forward contracts. Based on the levels of gains (losses) on investments for the year ended December 2005, we estimate that gains and losses on investments would amount to $4.9 million and $4.6 million, respectively, in the event of a 10% change in the equity price of the underlying shares.

INDUSTRY

Overview of the Alternative Asset Management Industry

Background

The asset management industry is a multi-trillion dollar business, based on assets under management, focused on the management of investments on behalf of investors in exchange for a contracted fee. The asset management industry can be broadly divided into two categories: traditional asset management, and the alternative asset management business.

•	Traditional asset management, in general, involves managing portfolios of actively traded equity, fixed income and/or derivative securities. The investment objectives of such portfolios may include total return, capital appreciation, current income and/or replicating the performance of a specific index. Such portfolios may include investment companies registered under the Investment Company Act of 1940 (e.g. mutual funds, closed-end funds or exchange-traded funds) or separate accounts managed on behalf of individuals or institutions. Managers of such portfolios are compensated, in general, on a monthly or quarterly basis, at a contracted fee based on the assets under management, generally without regard to performance of the investments held in the portfolio. Managers of such portfolios, in the United States, are typically registered with the SEC under the Investment Advisers Act.

•	Alternative asset management, in general, involves a variety of investment strategies where the common element is the manager’s goal of delivering investment performance on an absolute return basis within certain predefined risk parameters. These investment returns tend to have a lower correlation to the broader market than do traditional asset management strategies. Such portfolios may include commingled funds organized as limited partnerships, separate accounts managed on behalf of individuals or institutions, or investment companies registered under the Investment Company Act of 1940 (e.g. business development companies). Alternative investment funds of such portfolios are typically exempt from registration with regulatory authorities. Advisers of such portfolios, in the United States, may or may not be registered with the SEC under the Investment Advisers Act, depending upon the composition of the portfolio investors.

Alternative asset management portfolios are commonly referred to by such categories as hedge funds, private equity funds or real estate funds, among others. The commonality across nearly all alternative asset management portfolios is that the fee arrangements typically include a significant performance fee (incentive income) component and that investor expectations are satisfied by the ability to deliver absolute returns, rather than returns which are measured in relation to benchmark indices.

A further discussion of private equity funds, hedge funds and real estate funds is set forth below.

Private Equity Funds

Private equity funds generally refer to portfolios of non-actively traded common equity, preferred stock or mezzanine or distressed debt securities of private companies, but such funds may include investments in such equity or debt securities of public companies. Private equity funds also may include investments that constitute either control or minority positions in private companies or investments in an array of real estate securities or assets, including those made through special purpose funds that have risk-return characteristics similar to those of other private equity investments and venture capital investments. Private equity fund managers often seek to exploit dislocations in the market when other investors do not recognize the value of a certain company or security. These investments may include significant changes to a company’s capital structure through the use of borrowed capital, a strategy referred to as a ‘‘leveraged buyout’’. In certain cases, private equity funds engage in the acquisition and delisting of public companies.

Private equity funds are typically structured as unregistered limited partnership funds that obtain commitments from certain qualified investors to invest a specified amount of equity capital on their behalf. These funds are typically ten year fixed-lived vehicles with provisions to extend if appropriate. Investors’ capital is typically called by the fund as investments are made over the first three to six years of the fund’s term. Investors’ capital is returned through distributions and when those investments are subsequently liquidated. Liquidation typically occurs within five to eight years. Typical private equity fund investors are high net worth individuals and institutions. Private equity fund managers typically earn fees as follows: (i) management fees on committed or contributed capital, (ii) transaction and monitoring fees as capital is invested and (iii) fees based on the net profits of the fund, often subject to a preferred return for investors and contingent repayment based on actual realized performance of the fund at the time of liquidation. Private equity fund managers typically commit a portion of their own capital to the funds they manage.

Private equity fund managers expect to outperform the broader stock indices. Based on the Thomson Venture Economics/National Venture Capital Association’s Private Equity Index, the annualized return on private equity funds for the ten-year period ended December 31, 2005 was 12.3% as compared with a return of 7.3% for the S&P 500 Index over the same period.

According to Thomson Venture Economics, there are currently over 1,800 private equity funds in existence globally. Private equity funds have experienced significant inflows recently, with over $400 billion of capital raised in the U.S. since the beginning of 2002, according to Thomson Financial. In addition, Thomson Financial reports that leveraged buyout deal volume was at an all-time high of over $110 billion in 2005 and has already exceeded $200 billion in the nine months ending September 30, 2006.

Capital Raised by US Private Equity Firms	US LBO Volume

Source: BUYOUTS. YTD 2006 as of September 30, 2006.	Source: Thomson Financial. YTD 2006 as of September 30, 2006.

Hedge Funds

Hedge funds generally refer to privately held and unregistered investment vehicles managed with the primary aim of delivering positive risk-adjusted returns under all market conditions. Hedge funds typically differ from traditional asset vehicles such as mutual funds either by the strategies they employ or the asset classes in which they invest. Asset classes in which hedge funds may invest include liquid and illiquid securities, derivatives instruments, pools of loans or other financial assets, asset-backed securities and a variety of other non-traditional assets such as distressed securities. Strategies employed by hedge funds include asset based lending; equity long-short convertible arbitrage; distressed securities; equity market neutral; fixed income arbitrage; merger arbitrage; and global macro and other quantitative and non-quantitative strategies. These strategies can employ methods including use of leverage, short positions, hedging, swaps, arbitrage derivatives and quantitative or other methods.

Hedge funds are typically structured as limited partnerships or limited liability companies. Hedge fund managers may be subject to registration as investment advisors under federal securities law. Hedge fund managers typically earn (i) management fees based on the net asset value of the fund and (ii) incentive fees based on the performance of the fund that they manage (i.e., the net realized and unrealized gains in the portfolio). There are, however, some limitations to these fees. Some hedge funds set a ‘‘hurdle rate’’, under which the fund manager does not earn an incentive fee until the fund’s performance exceeds a benchmark rate. Another feature common to hedge funds is the ‘‘high water mark’’, which serves to encourage fund managers to recoup losses. Under a high water mark arrangement, a fund manager does not earn incentive fees until the net asset value exceeds the highest historical value on which incentive fees were last paid. Hedge fund managers typically commit a portion of their own capital in the funds they manage. Investors can invest and withdraw funds periodically in accordance with the terms of the funds, which may include initial lock-up periods and limitations on withdrawals. Typical hedge fund investors are high net worth individuals and institutions.

Historically, many hedge fund strategies have provided investors with attractive risk-adjusted returns and limited statistical correlation with the performance of equity or bond markets. For example, the HFRI Fund Weighted Composite, which is an index that tracks the performance of a broad group of hedge funds, yielded an annualized 9.7% return with a standard deviation of 4.8% over the last five years in comparison to the S&P 500 Index, which yielded an annualized 7.0% return with a standard deviation of 12.7% from October 1, 2001 to September 30, 2006. During the same period, eleven out of the nineteen hedge fund strategies tracked by the HFRI Fund Weighted Composite had a correlation of 0.5 or less to the monthly returns of the S&P 500 Index.

According to Hedge Fund Research, as of September 30, 2006, there are currently more than 7,093 hedge funds in existence globally, spanning a range of target risk return profiles. Global assets under management in the hedge fund industry, as reported by Hedge Fund Research, have grown by approximately 25% annually since 1990 to exceed $1.3 trillion as of September 30, 2006.

Hedge Fund Assets Under Management	Hedge Fund Net Asset Flows

Source: Hedge Fund Research. YTD 2006 as of September 30, 2006.	Source: Hedge Fund Research. YTD 2006 as of September 30, 2006.

Real Estate Funds

Real estate funds generally refer to portfolios of actively or non-actively traded equity, fixed income, preferred stock or loan securities of real estate companies, mortgage backed securities, or direct investments in real estate properties. In general, real estate funds are return-oriented portfolios that provide income and/or the potential for long-term capital appreciation. A real estate fund may be structured as a limited partnership, similar to a private equity fund or limited liability company or, as a REIT. Typical real estate fund investors are high net worth individuals and institutions and may include retail investors under certain structures such as a REIT. Real estate fund managers typically earn fees as follows: (i) management fees paid as a percentage of average assets under management in a fund and (ii) performance or incentive fees paid as a percentage of a fund’s earnings performance (i.e., funds from operations) in excess of established preferred returns.

Industry Trends

Increased Institutional Investor Allocations

Based on their relative share of new investment flows, alternative asset management strategies have gained market share from traditional asset management strategies and are expected to continue to do so. According to McKinsey & Company, the percentage of net new investment flows into alternative asset classes has grown from 7% to 22% between 2002 and 2005, Hedge funds alone are reported by McKinsey & Company to have received approximately 40% to 50% of these flows during 2005.

Much of the recent growth in the alternative investment industry can be attributed to investments by a growing community of individual and institutional investors seeking alternative asset management strategies as a means to obtain diversification improving the risk adjusted return profile of their portfolios. Despite the rapid expansion in institutional inflows, alternative asset management strategies still account for a relatively small portion of total institutional assets, which in turn implies significant opportunity for continued growth. Among hedge funds, for example, Casey, Quirk & Associates reported that global institutional holdings are expected to grow from approximately $360 billion in October, 2006 to over $1 trillion by 2010. Likewise, global hedge fund allocations, in the aggregate, are expected to rise to 3.5% of overall institutional assets by 2010 from 2% in October, 2006. The increased role of institutional investors has resulted in increased professionalism in the industry and a greater focus on risk management and investment operations.

Product Innovation

Alternative asset managers are expanding their investment products in an effort to take advantage of attractive investment opportunities, provide more choices and attract more capital from investors. Private equity fund managers are broadening their fund offerings to include specialized strategies such as distress investing, in distressed securities, the development of mezzanine and infrastructure funds, and are also expanding into new geographic regions. Hedge funds also are increasing their investment product offerings such as expanding the number of single strategy funds offered and creating multi-strategy vehicles to provide additional diversification to investors. In addition, the managers of some private equity and hedge funds are seeking to expand their investor base by creating publicly-traded permanent capital vehicles which co-invest in their funds, giving public investors exposure to these asset classes.

Growth of Larger Funds

Institutional investors are attracted to larger funds with well established track records, systems, operations and advanced risk management capabilities. Managers of larger funds typically manage multiple funds with various strategies and, in the case of hedge funds, may have the ability to allocate capital among strategies in a dynamic fashion based on market conditions. As a result, the number of larger funds in both the private equity and hedge fund sectors has increased in recent years. According to Thomson Venture Economics, the percentage of new private equity funds with more than $1 billion in capital raised increased from 6.6% of all new private equity funds formed in 2002 to 16% by the end of 2005.

Convergence of Private Equity and Hedge Funds

Many fund managers which have traditionally been associated with hedge funds or private equity funds have begun to adopt the strategies typically associated with the other classification. Examples include hedge funds taking control positions in companies, private equity funds making minority investments in public companies or managers establishing new funds with mandates more typical of the other class.

Additionally, in recent years, especially in the context of larger funds, private equity and hedge fund operations have increasingly converged. Housing both private equity and hedge funds under the same organization has offered investment management companies significant opportunities. Successful managers are able to rely upon their track records, existing client base and long-term relationships to secure capital as well as provide a more diverse range of products and strategies to suit their clients’ evolving needs. Additionally, from an operational perspective, managing both private equity and hedge fund businesses within the same organization has provided managers with opportunities to leverage support and fundraising operations, research activities and to obtain deeper industry expertise. Among more sophisticated, institutionalized managers, this convergence trend will likely continue as investment management companies realize the scalability of the model and the potential benefits associated with it.

Increased Sector Scrutiny

The institutionalization of the alternative asset management industry is pressuring alternative asset managers to develop more robust infrastructures, as large institutional investors require greater transparency and robust risk management systems. In addition, as the investor base of alternative asset managers continues to expand, there is increased regulatory attention to the sector. In particular, in 2005, the SEC adopted a new rule that had the effect of requiring certain hedge fund managers to register with the SEC as registered investment advisers. Although this rule has been overturned by a US court, the SEC continues to consider the scope of regulation of the hedge fund industry.

BUSINESS

Overview

Fortress is a leading global alternative asset manager with approximately $29.7 billion in assets under management as of September 30, 2006. We raise, invest and manage private equity funds, hedge funds and publicly traded alternative investment vehicles. We earn management fees based on the size of our funds, incentive income based on the performance of our funds, and investment income from our principal investments in those funds. We believe our funds have produced consistently superior investment returns. We intend to grow our existing businesses, while continuing to create innovative products to meet the increasing demand of sophisticated investors for superior risk-adjusted investment returns.

Fortress was founded in 1998 as an asset-based investment management firm with a fundamental philosophy premised on alignment of interests with the investors in our funds. Our funds primarily employ absolute return strategies; we strive to have positive returns regardless of the performance of the markets. Investment performance is our cornerstone – as an investment manager, we earn more if our investors earn more. In keeping with our fundamental philosophy, we invest capital in each of our businesses. As of September 30, 2006, Fortress’s investments in and commitments to our funds were $495.7 million, consisting of the net asset value of Fortress’s principal investments of $426.9 million, and unfunded commitments to private equity funds of $68.8 million. We make investments in our private equity funds by making capital commitments to the funds when they are raised, which amounts are drawn down over time as investments are made by the funds. We generally fund our principal investments in the Fortress Funds with cash, either from working capital or borrowings, and not with carried interest. We do not hold any principal investments in the funds other than through the Fortress Operating Group entities.

Fortress will be the first global alternative asset manager listed on the New York Stock Exchange (NYSE: FIG). Fortress Operating Group will continue to own all of the businesses created by Fortress since 1998. We believe this offering is a unique opportunity to become aligned with our principals: Wesley Edens, Peter Briger, Robert Kauffman, Randal Nardone and Michael Novogratz. Our principals’ investing success has enabled us to grow rapidly while diversifying our management fee and incentive income streams. Our net income grew from $40.3 million for 2003 to $192.7 million for 2005, a 119% compounded annual growth rate. Over the same period, our historical pre-tax distributable earnings also grew significantly, from $49.1 million for 2003 to $270.3 million for 2005, a 135% compounded annual growth rate. Distributable earnings is a measure of the value created during each period which we use to measure our operating performance and will use in the determination of any periodic dividends to our equity holders. Upon completion of this offering, our principals will own in the aggregate approximately 77.7% of the Fortress Operating Group units and the remainder will be owned indirectly by the holders of Class A shares (including Nomura).

We are an intellectual capital business. The management of alternative assets is a highly specialized undertaking that demands talent, skill and experience. Our success depends on our more than 250 investment professionals. With headquarters in New York and affiliate offices in Dallas, San Diego, Toronto, London, Rome, Frankfurt and Sydney, we are well positioned to capitalize on the growing demand for alternative asset management services on a global basis.

We have grown our assets under management significantly, from approximately $1.2 billion as of December 31, 2001 to approximately $29.7 billion as of September 30, 2006, or an 95.3% compounded annual growth rate. We will continue to strategically grow our assets under management and will seek to generate superior risk-adjusted investment returns in our funds over the long term, solidifying our status as what we believe to be a best-of-class global alternative asset management enterprise. We are guided by the following key objectives and values:

•	generating top-tier risk-adjusted investment returns;

•	introducing innovative new investment products, while remaining focused on, and continuing to grow, our existing lines of business;

•	maintaining a disciplined investment process and intensive asset management; and

•	adhering to the highest standards of professionalism and integrity.

Why We Are Going Public

In order to maintain and expand our position as a leading global alternative asset manager, we need people, permanence, capital and currency. As a public company, we will be best positioned to meet each of these goals:

•	People — to increase our ability to provide financial incentives to our existing and future employees through the issuance of publicly-traded equity securities that represent the value and performance of the company as a whole. In a highly competitive market for investment professional talent, publicly-traded equity securities provide us with a valuable additional compensation tool;

•	Permanence — to solidify our institutional presence as an ‘‘investor.’’ Being a public alternative asset manager will benefit us as institutions and individuals increase the portion of the capital they allocate to us;

•	Capital — to more efficiently access capital that we can use to grow our businesses and create new investment products; and

•	Currency — to provide us with a publicly-traded equity security that we can use to finance future strategic acquisitions.

Our Current Businesses

As of September 30, 2006, we managed approximately $29.7 billion of alternative assets in three core businesses:

Private Equity Funds   —   a business that manages approximately $17.3 billion of AUM that primarily makes significant, control-oriented investments in North America and Western Europe, with a focus on acquiring and building asset-based businesses with significant cash flows. We also manage a family of ‘‘long dated value’’ funds focused on investing in undervalued assets with limited current cash flows and long investment horizons;

Hedge Funds   —   a business that manages approximately $9.4 billion of AUM comprised of two business segments: (i) hybrid hedge funds – which make highly diversified investments globally in undervalued and distressed assets, including loans, assets and corporate securities; and (ii) liquid hedge funds – which invest globally in fixed income, currency, equity and commodity markets and related derivatives to capitalize on imbalances in the financial markets; and

Publicly Traded Alternative Investment Vehicles, which we refer to as ‘‘Castles’’   —   approximately $3.0 billion of aggregate market capitalization in two publicly traded companies managed by us. The Castles currently invest primarily in real estate and real estate debt instruments.

Certain of our segments are comprised of, and dependent on the performance of, a limited number of Fortress Funds. Each of these funds is material to the results of operations of its segment and the loss of any of these funds would have a material adverse impact on that segment. We note that the revenues we earned from two of our funds, Drawbridge Special Opportunities Fund LP (a hybrid hedge fund) and Drawbridge Global Macro Fund Ltd (a liquid hedge fund), exceeded 10% of our total revenues on an unconsolidated basis for the nine months ended September 30, 2006. In addition, the revenues we earned from Fortress Investment Fund II (a private equity fund) exceeded 10% of our total revenues on a segment basis for the nine months ended September 30, 2006 due to incentive income recognized for distributable earnings but not for GAAP net income.

Our Growth Strategy

Our focus is to create long term value for our shareholders by generating growth in distributable earnings per share. We will raise capital (and correspondingly increase our assets under management) only when we believe appropriate investment opportunities are available. Accordingly, we intend to pursue the following initiatives:

Continue to Generate Strong Investment Performance in our Existing Managed Funds.    We believe the most effective strategy for continuing the growth of our businesses is to align our economic interests with those of our investors and to deliver strong investment performance. Crucial to this strategy is our ability to devote time, attention, energy, resources and expertise to effectively manage our assets under management. In particular, we believe that our highly disciplined investment process, intensive credit analysis and fundamental research, and our ‘‘hands-on’’ approach to asset management and risk management will enable us to continue to create value in and maintain the solid performance of the Fortress Funds.

Selectively Expand our Investment Products.    We intend to raise additional funds within our existing businesses and to selectively diversify our business into new alternative asset strategies. We have a broad base of institutional and high net worth individual investors who have traditionally supported our new business initiatives. We believe opportunities exist to raise capital for infrastructure funds, real estate funds, structured debt products and funds focused on industry or geographic sectors within our investment expertise. In addition, we believe that we are well positioned to explore a number of traditional asset management strategies, such as equity funds, that capitalize on the strengths of our investment professionals.

In addition, we expect that we will be able to selectively and opportunistically pursue acquisitions that will add to our investment team’s expertise and product offerings. We believe a number of smaller, successful alternative asset managers will seek the infrastructure, resources and investor relationships available within a larger, more established and independent alternative asset manager.

Competitive Strengths

By taking advantage of what we perceive as our competitive strengths, we expect to continue to grow our asset management business and consistently deliver superior returns for our investors:

•	Distinguished Investment Track Record. We believe our funds are consistently among the highest performing funds within their strategies, and have earned Fortress a reputation as a top-tier firm that is able to deliver strong and consistent performance across industries, geographic regions and economic cycles. A defining feature of our investing approach has been our ability to deliver these returns while also minimizing the risk of investment loss;

•	Alignment with Our Investors. In keeping with our fundamental philosophy premised on an alignment of interest with our investors, we invest capital in each of our businesses. As of September 30, 2006, the net asset value of Fortress’s principal investments in, and the amount of our unfunded commitments to, our funds were $495.7 million in the aggregate. In addition, a significant portion of the compensation of our senior investment professionals is based on the performance of our investment funds;

•	People. We have assembled a team of more than 250 investment professionals to deliver focused idea generation and execution across our businesses. The team is led by our five principals, who have participated in investment activities together in various capacities for many years. The success and dynamism of the company, and our investment-oriented culture, helps us attract and retain the highest quality, result-driven people;

•	Global Platform. We invest broadly in multiple geographic markets. We believe that our ability to successfully translate our investment strategies into various geographic markets allows us to take advantage of a diverse range of opportunities and provides us with attractive opportunities to deploy capital on behalf of our funds;

•	Dividend Policy. Unlike many publicly-traded asset managers, we intend to pay out a significant portion, approximately 75%, of our annual distributable earnings in the form of quarterly dividends on our fully diluted Class A shares. We believe that this dividend policy will provide transparency to our Class A shareholders and will impose upon us an investment discipline with respect to new products, businesses and strategies;

•	Strong Investor Base with Efficient Distribution. The entities and individuals that invest in our funds, which we refer to as ‘‘our investors,’’ include many of the largest pension funds, university endowments, and financial institutions, as well as individuals. We manage capital for approximately 650 investors in our private equity funds and hedge funds. Many of our investors are invested in multiple Fortress Funds, and have invested in new products at launch. We believe that our deep investor relationships, founded on our consistent performance, disciplined and prudent management of our investors’ capital and emphasis on clear, responsive investor communication, make it easier for us to grow our existing businesses and launch new businesses. In addition, the strong performance of the companies whose initial public offerings we have sponsored, including our Castles and certain portfolio companies of our private equity funds has earned us brand recognition as a financial sponsor and support among institutional public equity investors, which should positively affect our ongoing ability to capitalize new businesses in the public markets; and

•	Long-Standing Relationships. We manage diverse and highly transactional businesses, and therefore we are continuously active in the capital markets on behalf of our funds as both an issuer and investor. We have close relationships with key financing sources and capital market intermediaries that have augmented our ability to execute transactions in various businesses. We have long-standing relationships with business and financial leaders that are also crucial to the success of our transactional businesses.

Investment Performance of Our Funds

We believe the main reason for the growth in our assets under management is the investment performance of the Fortress Funds. A manager’s ability to create value on an absolute return basis is a central element common to all ‘‘alternative investment’’ categories: investor perceptions of manager performance are driven not by how well a fund performs relative to a benchmark index, but by how well the fund performs.

The following table provides the performance of our funds since inception.

(dollars in billions)	AUM(1)	Inception	No. of Funds Managed		Net Annualized Returns(3)
Private Equity(4)	$17.3	1999	14	(2)	39.7%
Hedge Funds
Liquid hedge funds (Global Macro funds)	4.4	2002	2		14.2	%(5)
Hybrid hedge funds (Special Opportunities funds)	4.6	2002	2		13.7	%(6)
Castles	3.0	2002	2		51.5%
Total	$29.3		20

(1)	‘‘AUM’’ is assets under management as of September 30, 2006.

(2)	Included in the number of funds managed in our private equity business are our four main private equity funds, seven co-investment funds and two long dated value funds.

(3)	‘‘Net Annualized Returns’’ for each of the four groups of funds are based on the following methodologies:

a)	For the private equity funds, the return is as of September 30, 2006 based on an aggregate IRR of the investors of each of our private equity funds net of all fees and expenses (see ‘‘Net IRR’’ note on page 161).

b)	For each of the Drawbridge Global Macro and Drawbridge Special Opportunities hedge funds, the net annualized returns are as of September 30, 2006, and reflect monthly returns for a ‘‘new issue eligible’’ investor investing in the funds at their inception net of all fees and expenses borne by the fund. Allocation of new issues to new issue eligible investors has historically resulted in returns to such investors that are higher than the returns to other investors.

c)	For the Castles, the return is based on a simple average of Eurocastle’s and Newcastle’s annualized compounded rate of return. The compounded rate of return is based on (i) the change in stock price from the initial public offering through January 17, 2007, and (ii) assuming that the dividends paid from the initial public offering through January 17, 2007 are reinvested in the company’s stock at the closing price on the dividend payment date. See, ‘‘—Castles — Overview’’.

(4)	For fund level net annualized returns of the private equity funds, see ‘‘— Our Funds — Private Equity.’’

(5)	The net annualized returns of the Liquid Hedge Fund segment since inception in 2002, including both the Drawbridge Global Macro Funds and, for their 19 months since inception, the Drawbridge Relative Value Funds which had AUM of $160 million as of September 30, 2006, calculated using the net monthly returns of new issue eligible investors in the funds paying standard fees, weighted by the AUM of each fund as of the first day of each month, is 13.3%.

(6)	The net annualized returns of the Hybrid Hedge Fund segment since inception in 2002, including both the Drawbridge Special Opportunities Funds and, for its 3 months since inception, the Fortress Partners Fund which had AUM of $261 million as of September 30, 2006, calculated using the net monthly returns of new issue eligible investors in the funds paying standard fees, weighted by the AUM of each fund as of the first day of each month, is 13.7%.

In considering the performance information contained herein, prospective Class A shareholders should bear in mind that the performance reflected in the preceding table is not indicative of the possible performance of our Class A shares and is also not necessarily indicative of the results of such funds, even if investments were in fact liquidated on the dates indicated, or of future fund results, and there can be no assurance that these funds will continue to achieve, or that future funds will achieve, comparable results.

With respect to the private equity funds, valuations of unrealized investments (other than public securities) are subjective in nature, and do not necessarily represent the ultimate realizable value of these investments. In addition, recent trading prices of public securities are not necessarily indicative of the ultimate value of these investments. The actual realized returns on unrealized investments will depend on, among other factors, future operating results, the value of assets and market conditions at the time of disposition, any related transaction costs and the timing and manner of sale, all of which may differ from the assumptions on which the valuations are based. Accordingly, the actual realized returns on unrealized investments may differ materially from those used in the returns indicated above.

In addition, prospective Class A shareholders should bear in mind that the private equity funds’ rates of returns have been positively influenced by a select number of investments that experienced rapid and substantial increases in value following the initial public offering of the private equity portfolio companies in which those investments were made; there is no way to determine if the market circumstances which resulted in such increases in value will repeat themselves with respect to any other portfolio company of any present or future private equity fund.

Our Funds

We are a global investment manager specializing in alternative assets. Our current offering of alternative investment products includes private equity funds, hedge funds and publicly traded alternative investment vehicles. We refer to these investment products, collectively, as the Fortress Funds. Our principal sources of revenues from the Fortress Funds consist of (i) management fees, which are typically earned as a percentage of assets under management, (ii) incentive income, which is typically earned as a percentage of profits, in some cases in excess of, or subject to achieving, specified thresholds, and (iii) investment income, which represents the returns on our principal investments in the Fortress Funds.

Across our businesses, our investment approach is defined by certain common elements:

•	Disciplined investment process. Each of Fortress’s businesses is focused on fundamental research regarding investment opportunities to ensure that relationships between profit potential and risk are understood. In businesses that are conducted primarily by means of privately negotiated transactions, such as the private equity and hybrid hedge fund businesses, written investment committee memoranda setting forth our investment thesis generally accompany any significant investment.

•	Active management. Fortress takes an extremely active, hands on approach to identifying and managing our investments, using an extensive in-house asset management and risk control teams. Our asset management group’s core competencies vary from business to business, consistent with the business’s specific investment profile. We believe our ability to take advantage of situations, sectors and structures allows us to create value in ways often overlooked by other alternative investment managers.

•	Focus on fundamentals. We approach investments in each of our businesses by focusing on the fundamental drivers of return. We employ a disciplined investment process which evaluates the risk-adjusted return on capital from both new and incremental investments.

•	Preservation of capital. We believe that a critical step to delivering attractive returns to investors is minimizing the risk of loss on investments. Accordingly, in each of our businesses we focus on strategies for minimizing downside risk. Within our private equity and hybrid hedge fund businesses, for example, our focus on asset-based investing provides downside protection in the form of tangible collateral and diversified cash flows, and often enables us to return invested capital over a short time period, while retaining upside potential. Within our liquid hedge fund business, risk analysis and an actively managed portfolio limits our funds’ exposure to market risks.

•	Capital markets sophistication. Fortress is regarded as a leader in the global debt and equity capital markets. We draw on our team of dedicated structured finance, tax and legal experts to structure innovative financing alternatives in order to minimize our capital costs and provide conservative but efficient financing that matches the investment profile of our funds. This, combined with our significant activities in the public equity markets, enhances Fortress’s ability to source, execute and maximize the value of investments we manage.

•	Synergies between our businesses. Complementary interaction between our businesses, which invest in all levels of the capital structure, allows us to capitalize on potential investment opportunities wherever they arise. Our businesses operate across asset types and geographies and provide us with superior information ranging from broad macro analysis to deep sector and company-specific knowledge. The personnel in our various businesses have broad-ranging skill sets, with expertise specific to such businesses. By managing our company openly, we are able to share information, expertise and risk analysis methodologies across our businesses, consistent with our rigorous policies and procedures for ensuring compliance with all applicable laws and regulations.

Private Equity

Overview

Fortress is a leading global private equity investment manager. Our private equity business is made up primarily of a series of funds named the ‘‘Fortress Investment Funds’’ and organized to make control-oriented investments in cash flow generating, asset-based businesses in North America and Western Europe. In addition, we manage two smaller ‘‘long dated value’’ funds to take advantage of opportunities to buy undervalued assets with long dated cash flows.

Investors in our private equity funds commit capital at the outset of a fund, which is then drawn down as investment opportunities become available, generally over a one to three year investment period. Profits are returned to investors as investments are realized, generally over eight to ten years. Management fees of 1% to 1.5% are generally charged on committed capital during the investment period of a new fund, and then on invested capital. Management fees are paid to us semi-annually in advance. We also earn a 20% share of the profits on each realized investment in a fund — our incentive income — subject to the fund’s achieving a minimum return with respect to the fund as a whole, that is, taking into account all gains and losses on all investments in the fund. In addition, we make certain minimal capital commitments to our private equity funds. Our initial minimum capital commitments to private equity funds are generally described in the offering documents used to offer interests in the applicable fund to prospective investors. Investors are not generally inclined to make substantial commitments to a fund in respect of which a general partner makes less than a 1.5% capital commitment, and that amount is currently the standard amount set forth in offering documents for our main private equity funds as the minimum capital commitment that will be made by the general partner and its affiliates. By way of example, in the case of our most recent private equity fund, Fund IV, we were required to make a $45 million minimum initial capital commitment to a $3.0 billion fund. We determine whether to make capital commitments to our private equity funds in excess of their minimum required amounts based on a variety of factors, including estimates regarding our liquidity over the estimated time period during which commitments will have to be funded, estimates regarding the amounts of capital that may be appropriate for other funds which we are in the process of raising or are considering raising, and our general working capital requirements.

Substantially all of our principal investments in the Fortress Funds, whether made directly by one or another of the Fortress Operating Group entities, are funded directly with cash, and not with carried interest. We do not hold any principal investments in the funds other than through the Fortress Operating Group entities. Our principals do not own any portion of the carried interest in any fund personally. Accordingly, their personal investments in the funds are funded directly with cash. In the ordinary course, several years may elapse between the time that a fund’s capital is raised and gains or losses are realized. In the interim, the funds’ investments are marked at fair value at the end of each quarter, which valuations are reflected in our quarterly results relating to our principal investments in the funds. For a discussion of our incentive income with respect to the private equity funds, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Analysis — Private Equity Funds.’’ Private equity assets under management was $17.3 billion as of September 30, 2006, $9.8 billion as of December 31, 2005, $5.2 billion as of December 31, 2004, and $2.2 billion as of December 31, 2003. Our private equity funds’ revenues represented 24% of our segment revenues for the year ended December 31, 2004, 36% of our segment revenues for the year ended December 31, 2005 and 33% of our segment revenues for the nine months ended September 30, 2006. Our private equity funds’ distributable earnings represented 27% of our distributable earnings for the year ended December 31, 2004, 49% of our distributable earnings for the year ended December 31, 2005 and 45% of our distributable earnings for the nine months ended September 30, 2006. We also make principal investments in these funds and earn investment income from the returns on those investments.

Fortress Investment Funds

The Fortress Investment Funds are overseen by Wesley Edens, our Chief Executive Officer, along with Robert Kauffman and Randal Nardone. Fortress has raised four diversified private equity funds and a series of co-investment funds, totaling $11.4 billion of capital, from leading institutional investors and high net worth individuals. Since launching our private equity business in 1999, our funds have acquired assets and asset-based businesses in 76 transactions. Over their lives, the Fortress Investment Funds seek to generate 20% annual net returns to investors and to return at least two times invested capital. Our funds have averaged 40.0% annualized net returns through September 30, 2006 while at the same time minimizing investment loss. In 76 transactions to date, only one significant investment has lost money, with total losses representing less than 1.0% of total invested capital.

The following table sets forth certain information with respect to our private equity funds.

			September 30, 2006
			($ in millions)
	Inception Date	Total Capital Commitments	Equity Invested/ Committed(1)	Remaining Equity Invested(2)	NAV(3)	Net IRR(4)	NAV of Fortress Investment in Fund
Fortress Investment Fund I (5)	Nov-99	$872,838	$946,115	$74,670	$1,591,375	31.7%	$8.2
Fortress Investment Fund II (5)	Jul-02	1,250,000	1,619,350	507,457	2,390,399	68.4%	18.0
Fortress Investment Fund III (5)	Sep-04	2,170,179	1,963,200	1,834,378	2,691,124	37.2%	16.8
Fortress Investment Fund IV (5)	Mar-06	3,045,050	470,000	470,000	537,357	33.8%	7.8
Subtotal - ‘‘Main’’ Funds		$7,338,067	$4,998,665	$2,886,505	$7,210,255	40.1%	$50.8

Fortress Brookdale Investment Fund(6) (7)	Sep-00	15,000	15,000	3,676	39,675	23.9%	—
Fortress Pinnacle Investment Fund(6) (7)	Jul-02	25,500	25,500	—	267,904	91.0%	—
Fortress GAGACQ Sidecar Funds (5)	Sep-04	293,299	293,299	293,299	651,616	41.3%	9.4
Fortress Investment Fund III Coinvestment Fund (5)	Nov-04	250,057	216,000	216,000	332,687	46.3%	0.1
Fortress Residential Investment Deutschland (5)	Mar-05	2,036,725	1,014,500	944,341	874,971	nm	13.0
Fortress Investment Fund IV Coinvestment Fund (5)	Apr-06	750,166	75,000	75,000	94,751	nm	nm
Fortress RIC Coinvestment Fund LP (5)	Jul-06	649,480	328,754	328,754	415,327	nm	59.9
Subtotal - Coinvestment Funds		$4,020,227	$1,968,053	$1,861,070	$2,676,931	39.0%	$82.4

Long Dated Value Fund (8)	Apr-05	223,869	221,277	213,413	205,103	11.2%	8.8
Long Dated Value Fund II (8)	Nov-05	272,510	121,194	121,194	80,311	22.2%	2.6
Subtotal - Long Dated Funds		$496,379	$342,471	$334,607	$285,414	12.2%	$11.4
							$144.6
Total		$11,854,673	$7,309,189	$5,082,182	$10,172,600	39.7%

(1)	‘‘Equity Invested/Committed’’ for a fund (i) represents amounts invested as well as committed to investments as of the applicable date and (ii) may exceed the total capital commitments of investors to the fund as a result of the fund manager’s limited ability to recall for investment capital which has been previously invested and returned. As of December 31, 2006, total Equity Invested/Committed was $8.8 billion. Of the total, $4.5 billion related to public securities and $4.3 billion related to private investments.

(2)	Total Remaining Equity Invested on December 31, 2006 was $6.0 billion. Of the total, $3.2 billion related to public securities and $2.8 billion related to private investments.

(3)	‘‘NAV’’ of a fund on September 30, 2006 is the net asset value of such fund as of that date. In determining net asset value of an investment fund the fair value of the fund’s investments is determined in accordance with the fund’s valuation policies as described in the audited financial statements. Specifically, the fair value of public securities is their closing price on September 30, 2006, without any illiquidity discount to reflect the size of the holdings, restrictions or insider status, or any control premium for large equity positions. Investment valuations (other than those for public securities) are subjective in nature and do not necessarily represent the ultimate realizable value of these investments. Recent trading prices of public securities are not necessarily indicative of the ultimate value of these investments.

(4)	‘‘Net IRR’’ is the internal rate of return based upon actual investor contributions and distributions from inception of the fund through September 30, 2006 and an assumed liquidation of investments on September 30, 2006 at their NAV, calculated after deducting management fees, incentive income, taxes and other fund expenses. An internal rate of return is the discount rate that delivers a net present value of zero for a series of cash flows which expresses the annual yield from an investment based on the series of cash flows.

(5)	Managed by FIG LLC.

(6)	Registered as an investment company under the Investment Company Act of 1940.

(7)	Managed by FIG Advisors LLC.

(8)	Managed by Drawbridge Long Dated Value Fund Advisors LLC.

In considering the performance information contained herein, prospective Class A shareholders should bear in mind that the performance reflected in the preceding table is not indicative of the possible performance of the Class A shares and is also not necessarily indicative of results of the funds, even if investments were in fact liquidated on the dates indicated, or of future fund results, and there can be no assurance that new private equity investments will achieve comparable results.

We focus on sectors and opportunities where we think we can (i) acquire assets at attractive valuations; (ii) lock in downside protection in the form of tangible collateral and diversified cash flows; and (iii) create significant upside from improvements to the operations, capitalization and growth of the underlying businesses pursuant to strategic development plans. Sectors within which our private equity funds have been active investors include financial services, residential and commercial real estate, senior living, transportation and media/telecommunications.

We draw upon Fortress’s specialized expertise in asset valuation, structured finance, mergers and acquisitions, bankruptcy and restructuring, and the public markets to identify, underwrite and create value in entities held by our private equity funds (‘‘portfolio companies’’). To find the most compelling opportunities, we pursue a broad range of transaction types. Our funds have acquired entities both directly and through the bankruptcy/restructuring process. We have also built businesses from the ground up, assembling assets and management teams, in order to take advantage of unique market opportunities.

We routinely access the public capital markets to efficiently capitalize our portfolio companies. We have considerable capital markets expertise and are regarded as a market leader in securing low-cost, low-risk structured financing. In numerous ‘‘first of a kind’’ securitized transactions, we have utilized innovative financing alternatives to significantly reduce borrowing costs and increase financing flexibility; in previously miscapitalized sectors, we have also been able to stabilize companies’ capital structures and help sustain long term cash flows.

We have also sponsored the initial public offering of seven private equity portfolio companies since 2004. Our funds’ investments in these public companies include $7.8 billion of unrealized gains based on their stock price as of December 29, 2006. Twenty percent of those profits, which we call our private equity unrealized ‘‘surplus,’’ represent Fortress’s unrealized potential incentive income in respect of these investments. This potential incentive income, while not reflected currently in our revenues or distributable earnings, represent a significant source of potential additional revenues to us if and when such investments are realized. The periods in which such incentive income will be realized will be a function of our decisions regarding the timing of realization of fund investments in our portfolio companies, with actual amounts, which may be significantly less, a function of market conditions at those times.

Portfolio Company	IPO Date	Shares owned(1)	Price per share	USD Market Value(2)
		(in thousands)	(December 29, 2006)	(dollars in thousands)
Gatehouse Media (NYSE: GHS)	10/06	22,050	$18.56	$409,248
GAGFAH (FSE: GFJ)	10/06	150,421	€23.94	4,753,051
Aircastle Limited (NYSE: AYR)	8/06	35,000	$29.50	1,032,500
Brookdale Senior Living (NYSE: BKD)	11/05	61,347	$48.00	2,944,637
Mapeley Limited (LSE: MAY)	6/05	15,582	£39.70	1,211,761
Eurocastle Investment Ltd (ENXT: ECT)	N/A	8,571	€38.60	436,698
Global Signal (NYSE: GSL)	6/04	24,368	$52.67	1,283,470
Total				$12,071,365
Potential USD Proceeds				$12,071,365
Adjusted Cost Basis(3) (including debt) as of September 30, 2006				(4,281,696)
Total Potential Unrealized Gains				$7,789,669 (4)
Fee Paying %				94.26%
Promotable Dollars				$7,342,542
Maximum Eligible Performance Fee %				20.00%
Total Potential Performance Fee				$1,468,508
Fortress retained % of Performance Fee(5)				62.4%
Potential Performance Fees to Fortress Operating Group (unrealized surplus)				$916,349 (6)

(1)	Includes shares owned in hybrid hedge funds.

(2)	Foreign exchange rates are as of December 29, 2006. Calculated as the number of shares held multiplied by the closing stock price on the applicable stock exchange, without regard to liquidity discounts or other factors that could adversely impact the potential proceeds that might be realized upon disposition of these shares.

(3)	Adjusted cost basis is adjusted for

i)	the sale of GAGFAH shares associated with its IPO in October 2006,

ii)	foreign exchange hedges rolled to December 29, 2006,

iii)	accrued interest through December 29, 2006, and

iv)	return of capital distributions subsequent to September 30, 2006.

(4)	Assumes all incentive income thresholds specified in applicable fund agreements are met.

(5)	Represents percentage of Performance Fee not payable to employees.

(6)	Amounts ultimately received by us may vary significantly based on a variety of factors including future public market values of these investments as well as the performance of investments that are not listed above held by the funds that hold the investments listed above. See ‘‘Risk Factors — Risks Related to this Offering — Historical returns attributable to our funds may not be indicative of the future results of our funds and are not indicative of our future results.’’

In January 2007, Fortress Operating Group received distributions of incentive income from the private equity funds aggregating approximately $100.6 million, net of the employees’ share of such incentive income, as a result of a realization event in respect of one of the private equity funds’ public portfolio companies. These amounts, while not GAAP income in the relevant period, will be reflected in distributable earnings for the period.

Long Dated Value Funds

In addition to our Fortress Investment Fund family of funds, we introduced in early 2005 a pioneering private equity fund product — the Long Dated Value family of funds — which focuses on making investments with long dated cash flows that may be undervalued because of the lack of current cash flows or because the investment is encumbered by a long term lease or financing, and that provide for significant capital appreciation over the long term. Over their lives, the Long Dated Value Funds seek to generate approximately 9% to 10% annual net returns to investors. The Long Dated Value Funds are overseen by Peter Briger. The Long Dated Value Funds focus on transactions which may be complicated, unique or highly structured in situations where market participants may have limited ability to assess the value of an asset until many years in the future. Examples of investments include rent-stabilized apartment portfolios, residual interests in power plants and oil and gas royalty interests.

The Long Dated Value Funds are generally similar in structure to the Fortress Investment Fund family of funds, including in terms of fees payable to us, except that the funds have an investment life of 25 years, reflecting the funds’ investment profiles, and incentive income is distributed to us after all of a fund’s invested capital has been returned, rather than as each investment is realized. Historical assets under management are as follows:

Long Dated Value Funds

	9/30/2006	12/31/2005
AUM (dollars in millions)	$521	$503

Certain additional information with respect to the Long Dated Value Funds is included in the table above under ‘‘—Investment Performance of our Funds’’.

Hedge Funds

Overview

Fortress is a market leader in the creation and management of hedge fund investment products. Our hedge fund business focuses on absolute returns and is comprised of two business segments: hybrid hedge funds and liquid hedge funds.

Investors are able to invest in our hedge funds as frequently as monthly. Management fees from our hedge funds range generally from 1% to 3% annually of the fund’s assets under management. In addition, we earn incentive income that ranges generally from to 20% to 25% of a fund’s profits, realized and unrealized, calculated based on the fair value of the fund’s assets. Management fees are paid to us at the beginning of each quarter based on the applicable fund’s net asset value. Incentive income is calculated and distributed to us at either quarter end or at calendar year end, depending on the fund, based on the fund’s performance during the period. Any losses on a fund’s investments during the period are netted against gains before our incentive income is calculated. Each hedge fund has a perpetual life: once formed, new investors can invest in the fund at the beginning of each month, assuming the fund is accepting investor contributions. Investors have the right to redeem their interest in a fund in accordance with the terms of the fund’s organizational documents. Accordingly, each hedge fund’s assets under management will increase or decrease, period over period, without regard to the fund’s performance, depending on the amounts of new investor contributions to the fund relative to the amount of investor redemptions.

For a discussion of our incentive income with respect to the two business segments which together constitute our hedge fund business, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Analysis.’’ Revenues from our two hedge fund business segments represented 60% of our segment revenues for the nine months ended September 30,

2006, 58% of our segment revenues for the year ended December 31, 2005 and 66% of our segment revenues for the year ended December 31, 2004. Our hedge funds’ distributable earnings represented 71% of our distributable earnings for the nine months ended September 30, 2006, 56% of our distributable earnings for the year ended December 31, 2005, and 72% of our distributable earnings for the year ended December 31, 2004. We also make principal investments in these funds and earn investment income from the returns on those investments.

Hedge Funds		September 30, 2006
($ in millions)	Inception Date	AUM (1)	Net Annualized Returns (2)	NAV of Fortress Investment in Fund
Liquid Hedge Funds
Global Macro LP (3)	Jun-02	$402	14.0%	$14.7
Global Macro LTD (3)	Jun-02	$4,004	14.2%	—
Subtotal - Global Macro Funds		$4,406	14.2%
Relative Value Fund LP (4)	Feb-05	$30	2.6%	$7.8
Relative Value Fund LTD (4)	Feb-05	$130	2.7%	—
Subtotal - Relative Value Funds		$160	2.7%
Total Liquid Hedge Funds		$4,566	13.3%	$22.5
Hybrid Hedge Funds
Special Opportunities LP (5)	Aug-02	$4,022	13.8%	$12.9
Special Opportunities LTD (5)	Aug-02	540	13.3%	—
Subtotal - Special Opportunities Funds		$4,562	13.7%
Fortress Partners Fund	Jul-06	$261	14.6%	$179.8
Total Hybrid Hedge Funds		$4,823	13.7%	$192.7
Total		$9,389		$215.2

(1)	‘‘AUM’’ is assets under management as of September 30, 2006.

(2)	The net annualized returns are as of September 30, 2006, and reflect monthly returns for a ‘‘new issue eligible’’ investor investing in the funds at their inception net of all fees and expenses borne by the fund. Allocation of new issues to new issue eligible investors has historically resulted in returns to such investors that are higher than the returns to other investors.

(3)	Managed by Drawbridge Global Macro Advisors LLC.

(4)	Managed by Drawbridge Relative Value Advisors LLC.

(5)	Managed by Drawbridge Special Opportunities Advisors LLC.

        Hybrid Hedge Funds

The hybrid hedge fund business is overseen by Peter Briger. Our hybrid hedge funds are designed to exploit pricing anomalies that exist between the public and private finance markets. These investment opportunities are often found outside the traditionally broker-dealer mediated channels in which investments that are efficiently priced and intermediated by large financial institutions are typically presented to the private investment fund community. We have developed a proprietary network comprised of internal and external resources to exclusively source transactions for the funds.

The funds are able to invest in a wide array of financial instruments, ranging from loans to pools of assets and receivables. The funds’ diverse and idiosyncratic portfolios require significant infrastructure and asset management experience to fully realize value. We have developed a substantial asset management infrastructure with expertise in managing the funds’ investments in order to be able to increase the number and complexity of investments which the fund can acquire while maintaining comprehensive oversight of the investments. See ‘‘Business — Our Investment

Process and Risk Controls.’’ Our endowment strategy funds are designed to blend this investing style with more traditional investing with third party managers to create lower volatility, and longer term, stable returns.

Drawbridge Special Opportunities Funds

The Drawbridge Special Opportunities Funds are overseen by Peter Briger. These funds form the core of our hybrid hedge fund investing strategy. The Drawbridge Special Opportunities Funds seek to generate annual net returns to investors equal to the risk free interest rate plus 5% to 10%, by making investments which are expected to be liquidated or realized within two to three years. The funds’ AUM was $4.6 billion as of September 30, 2006. The Drawbridge Special Opportunities Funds’ historical assets under management are as follows:

Drawbridge Special Opportunities Funds

	9/30/2006	12/31/2005	12/31/2004	12/31/2003
AUM (dollars in millions)	$4,562	$3,115	$2,033	$1,063

The funds opportunistically acquire a diversified portfolio of investments primarily throughout the United States, Western Europe and the Pacific region. The funds’ investment program incorporates three complementary investment strategies, focusing on asset-based transactions, loans and corporate securities. A multi-disciplined approach provides the funds with the flexibility to dynamically adjust investments as industry and market conditions change. The funds opportunistically acquire and participate in a wide variety of high yield real estate and corporate loans. Asset-based transactions include the acquisition of portfolios of commercial and consumer based tangible assets from undervalued or financially troubled companies, as well as market purchases of distressed asset-backed securities. The funds also acquire debt and equity securities of companies that are in distress, default or bankruptcy, or that we believe have had the pricing of their liabilities undervalued by the market. The majority of the funds’ investments are relatively illiquid, and the funds generally make investments that are expected to liquidate or be realized within a two to three year period.

Management fees charged to the Drawbridge Special Opportunities Funds equal 2% annually, payable quarterly in advance. We earn incentive income of 20% of the fund’s profits, payable annually. Investors in the Drawbridge Special Opportunities Funds may redeem annually on December 31. Because of the illiquid nature of the funds’ investments, rather than receiving redemption proceeds immediately, redeeming investors receive their redemption proceeds as and when the particular investments held by the fund at the time of redemption are realized, which can occur over a period as long as several years following the redemption.

Fortress Partners Funds

The Fortress Partners Funds were launched in July 2006. Alex Cook, one of our managing directors, has primary responsibility for the Fortress Partners Funds. The funds’ assets under management was $261 million as of September 30, 2006. The Fortress Partners Funds seek to generate annual net returns to investors that are at least equal on a long term basis to returns of large capitalization equity indices, with lower risk when measured over a full market cycle.

The funds invest with a broad mandate, similar to endowment portfolios of large universities. Investments are made both in Fortress Funds and in funds managed by other managers, and in direct investments that are sourced either by Fortress personnel or by third party fund managers with whom we have relationships. The funds’ investment philosophy is premised on the belief that while alternative asset investing in general exploits areas of less efficient asset pricing, skilled alternative asset managers are able to consistently generate superior risk-adjusted returns.

Liquid Hedge Funds

The liquid hedge fund business is overseen by Michael Novogratz. The funds, which invest daily in markets around the globe, seek to exploit opportunities in global currency, interest rate, equity and commodity markets and their related derivatives. Risk management is the cornerstone of the investment process, and the funds invest with a focus on preservation of capital. Investment opportunities are evaluated and rated on a thematic and an individual basis to determine appropriate risk-reward and capital allocations. See ‘‘Business — Our Investment Process and Risk Controls.’’

Drawbridge Global Macro Funds

The Drawbridge Global Macro Funds are overseen by Michael Novogratz. The Drawbridge Global Macro Funds seek to generate 15% to 20% annual net returns to investors. The funds’ assets under management were $4.4 billion as of September 30, 2006. Drawbridge Global Macro Funds’ historical assets under management are as follows:

Drawbridge Global Macro Funds

	9/30/2006	12/31/2005	12/31/2004	12/31/2003
AUM (dollars in millions)	$4,406	$2,737	$2,463	$610

The funds apply an investment process based on macroeconomic fundamental, market momentum and technical analyses to identify strategies offering a favorable risk-return profile. The funds’ investment strategies are premised on the belief that imbalances in various financial markets are created from time to time by the influence of economic, political and capital flow factors. Directional and relative value strategies are applied to exploit these conditions. The funds have the flexibility to allocate capital dynamically across a wide range of global strategies, markets and instruments as opportunities change, and are designed to take advantage of a wide variety of sources of market, economic and pricing data to generate trading ideas.

The funds invest primarily in major developed markets; however, they also invest in emerging markets if market conditions present opportunities for attractive returns. While the funds pursue primarily global macro directional and relative value strategies, capital is allocated within the funds to particular strategies to provide incremental returns and diversity.

Management fees charged to the Drawbridge Global Macro Funds equal 2% or 3% annually, payable quarterly in advance, depending on the investment and liquidity terms elected by investors. We earn incentive income of either 20% or 25% of the fund’s profits, payable quarterly, depending on the investment and liquidity terms elected by investors. Investors in the Drawbridge Global Macro Funds may invest with the right to redeem without paying any redemption fee either quarterly, or annually after three years. However, unless a redemption fee is paid to the funds, full redemption by investors with quarterly liquidity takes a year, as the amount redeemed each quarter is limited to 25% of the investor’s holding in the funds. Similarly, some investors with three-year liquidity may redeem annually before three years, subject to an early redemption fee payable to the funds.

Drawbridge Relative Value Funds

The Drawbridge Relative Value Funds were launched in February 2005. Thomas Paul, one of our managing directors, has primary responsibility for the Drawbridge Relative Value Funds. The Drawbridge Relative Value Funds seek to generate 14% annual net returns to investors. Drawbridge Relative Value Funds historical assets under management are as follows:

Drawbridge Relative Value Funds

	9/30/2006	12/31/2005
AUM (dollars in millions)	$160	$379

The funds seek to maintain an optimal portfolio of financial assets by employing relative value strategies with directional strategy and discretionary trading overlays, such as trend-following strategies and the use of fundamental models. The funds apply an investment process based on ascertaining the relative risk premiums inherent in various markets and the correlation characteristics between these markets to attempt to identify strategies or combinations of strategies that offer a favorable risk return profile.

Management fees charged to the Drawbridge Relative Value Funds equal 2% annually, payable quarterly in advance. We earn incentive income of 20% of the fund’s profits, payable annually. Investors in the Drawbridge Global Macro Funds may redeem without paying any redemption fee on any calendar quarter-end after being invested in the fund for a year.

Castles

Overview

We manage two publicly traded companies: Newcastle Investment Corp. and Eurocastle Investment Limited, which we call our ‘‘Castles’’ business. The Castles were raised with broad investment mandates to make investments in a wide variety of real estate related assets, including securities, loans and real estate properties. The Castles business is overseen in the U.S. by Wesley Edens, our Chief Executive Officer. Kenneth Riis, one of our managing directors, has primary responsibility for Newcastle. In addition, one of our co-founders, Erik Nygaard, dedicates his time to Newcastle and Bruce Snider, one of our managing directors, dedicates his time to Eurocastle.

Each Castle was initially formed privately to capitalize on Fortress’s experience in acquiring real estate related assets with stable cash flows and creating financing structures which allow the assets to be held on a match funded basis in order to minimize interest rate risks that are otherwise associated with holding these assets. The companies have no employees; we provide each company with a management team pursuant to management agreements entered into in connection with the formation of each company. Newcastle and Eurocastle each distribute all or nearly all of their funds from operations (or ‘‘FFO’’, which is the real estate industry’s term most closely resembling our distributable earnings); since they do not retain their FFO, they are required to issue new shares in order to raise equity capital. Since being taken public by Fortress, the companies have regularly raised capital in public common stock offerings.

Pursuant to our management agreements, we earn management fees from each Castle equal to 1.5% of the company’s equity. In addition, we earn incentive income equal to 25% of the company’s FFO in excess of specified returns to the company’s shareholders. Incentive income is calculated and distributed to us at each calendar year end based on the company’s performance during the year. For a discussion of our incentive income with respect to the Castles, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Segment Analysis — Publicly Traded Alternative Investment Vehicles (‘‘Castles’’)’’. In addition to these fees, we also receive from the Castles, for services provided, options to purchase shares of their common stock in connection with each of their common stock offerings, and we earn incentive income from the gains on the sale of shares we acquire upon exercise of these options; we currently hold shares in Newcastle related to the exercise of our options. These options are vested immediately and have an exercise price equal to the applicable offering price. We also hold shares in each of the Castles generally related to (i) our principal investments at the time of their initial formation and (ii) earn investment income from both the dividends paid on those shares as well as gains on sale of those shares.

Our Castles’ revenues represented 7% of our segment revenues for the nine months ended September 30, 2006, 6% of our segment revenues for the year ended December 31, 2005 and 11% of our segment revenues for the year ended December 31, 2004. Our Castles’ distributable earnings represented 3% of our distributable earnings for the nine months ended September 30, 2006, 3% of our distributable earnings for the year ended December 31, 2005, and 6% of our distributable earnings for the year ended December 31, 2004.

($ in millions)	Inception Date	September 30, 2006	January 17, 2007	September 30, 2006
		AUM(1)	Net Annualized Returns(2)	Market Value of Fortress Investment in Fund
Newcastle Investment Corp(3)	Oct-02	$1,206	33.9%	$28.1
Eurocastle Investment Limited(3)	Jun-04	1,777	69.1%	39.1
Total		$2,983	51.5%	$67.2

(1)	‘‘AUM’’ is assets under management as of September 30, 2006.

(2)	For the Castles, the return is based on a simple average of Eurocastle’s and Newcastle’s annualized compounded rate of return. The compounded rate of return is based on (i) the change in stock price from the initial public offering through January 17, 2007, and (ii) assuming that the dividends paid from the initial public offering through January 17, 2007 are reinvested in the company’s stock at the closing price on the dividend payment date.

(3)	Managed by FIG LLC.

Newcastle

Newcastle Investment Corp. (NYSE: NCT) is a U.S. real estate investment trust that owns $8.1 billion of assets, primarily U.S. real estate debt and other real estate-related assets. The company actively manages a portfolio consisting of more than 600 individual securities and loans.

Newcastle invests with the objective of producing long-term, stable returns under varying interest rate and credit cycles, with a moderate amount of credit risk. Critical to the company’s strategy is its ability to match fund its assets and liabilities when appropriate and it has, consequently, issued in excess of $6.2 billion of long term securitized debt. Newcastle continues to diversify its investment portfolio through the acquisition and financing of real estate debt investments.

As of January 17, 2007, Newcastle had a market capitalization of approximately $1.5 billion and Newcastle’s total return to its stockholders since its initial public offering in October 2002 is approximately 33.9% annualized.

Eurocastle

Eurocastle Investment Limited (Euronext Amsterdam: ECT) is a Euro denominated company that owns €4.9 billion of assets, primarily German commercial real estate leased to high credit quality tenants. The company manages 520 properties throughout Germany, totaling 15 million square feet.

Eurocastle focuses on assets that are underpinned by stable, long term cash flows with an upside potential through active asset management. Eurocastle’s growth strategy is based on increasing earnings through organic and acquisition-related growth. The Company manages assets by leasing-up vacancies, increasing rents as appropriate and controlling costs. On the acquisition side, Eurocastle targets single assets or small portfolios and pursues large portfolios through privatizations and/or restructurings.

As of January 17, 2007, Eurocastle had a market capitalization of approximately €2.5 billion and Eurocastle’s total return to its stockholders since its initial public offering in June 2004 is approximately 69.1% annualized.

Our Investment Process and Risk Controls

Measuring, understanding and controlling risk is fundamental to the way we do business. Our central philosophy is the preservation of our funds’ capital, and we seek to achieve this both before and after investments are made through a disciplined investment and intensive asset management process. Risks are analyzed across funds from the ‘‘bottom up’’ and from the ‘‘top down’’ with a particular focus on asymmetric risk. We gather and analyze data, monitor investments and markets in detail, and constantly strive to better quantify, qualify and circumscribe relevant risks.

Although our businesses share many common themes, each business runs its own investment and risk management process subject to our overall risk tolerance and philosophy:

•	the investment process of our private equity funds involves a detailed analysis of potential acquisitions, and asset management teams assigned to oversee the strategic development, financing and capital deployment decisions of each portfolio investment;

•	our hybrid hedge funds and Castles perform extensive credit and cash-flow analysis of borrowers, tenants and credit-based assets, and have extensive asset management teams that monitor covenant compliance by, and relevant financial data of, borrowers, tenants and other obligors, asset pool performance statistics, tracking of cash payments relating to investments, and ongoing analysis of the credit status of investments; and

•	our liquid hedge funds continuously monitor a variety of markets for attractive trading opportunities, applying a number of traditional and customized risk management metrics to analyze risk related to specific assets or portfolios, as well as fund-wide risks.

Each business has an institutional risk management process and related infrastructure to address these risks.

Company-Wide Compliance

From a company-wide perspective, rigorous legal and compliance analysis of our business and investments is fundamental to our risk management culture. We strive to maintain a ‘‘culture of compliance’’ through the use of typical securities industry processes and procedures such as: oversight compliance, codes of conduct, compliance systems, communication of compliance guidance and employee education and training.

We have extensive experience operating under a variety of legal regulatory regimes: with a view toward ensuring development of company-wide compliance culture, we registered as an investment adviser with the SEC in early 2004; we are also registered with the United Kingdom’s Financial Services Authority. In addition, several of our private equity funds are registered investment companies under the Investment Company Act of 1940, while one of our Castles, whose securities are registered under the Securities Exchange Act of 1934, is subject to NYSE regulations and the Sarbanes-Oxley Act of 2002. Our businesses have operated, consequently, for many years within a legal framework that requires our being able to monitor and comply with a broad range of legal and regulatory developments that affect our activities.

Our general counsel supervises the fourteen lawyers that comprise our legal and compliance department. Each business has dedicated legal and compliance staff integrated into its management structure. Our Global Compliance Committee meets bi-weekly to address compliance and regulatory issues throughout the company. Our Global Compliance Committee includes Mr. Briger and Mr. Nardone, our general counsel, our chief compliance officer, and senior executives and lawyers from each of our businesses. We maintain and monitor policies and procedures that address a variety of legal and compliance risks such as the handling of material non-public information, position reporting, employee personal account trading, valuation of investments on a fund-specific basis, document retention, potential conflicts of interest and the allocation of investment opportunities. Our compliance policies and programs are managed by our general counsel and our chief compliance officer.

While some firms rely on ‘‘information barriers’’ to permit the ‘‘public-only’’ side of the firm to continue trading when the ‘‘private-side’’ comes into possession of material non-public infomation, we currently use a ‘‘Restricted List’’-based system tailored to our investment processes to control the use of material non-public information. We maintain a proprietary system to monitor trading of securities in our liquid hedge funds to prevent transactions in securities of companies on the restricted list. All personnel must attest in writing on a quarterly basis that they are in compliance with our employee securities trading policy and pre-clear each trade in their personal accounts with our compliance department.

We monitor and analyze transactions which raise potential conflicts of interest. A senior lawyer is responsible for monitoring decisions regarding the allocation of investment opportunities and identifying and analyzing transactions which raise potential conflicts of interest. Potential conflict of interest situations are resolved by members of our legal department in consultation with senior investment professionals. Our funds generally have independent advisory boards comprised of representatives of significant investors in those funds or, in the case of the Castles, Boards of Directors a majority of whose members are independent and, where appropriate, approval for transactions is sought from the relevant fund or company’s board.

Investors in our funds are subject to appropriate review as required by the USA Patriot Act. We also have processes and procedures in place to comply with the requirements of the Investment Advisors Act of 1940 and, where relevant, the Investment Company Act of 1940.

Investment Process and Risk Controls by Business

Private Equity Funds

Investment Process

Private equity pursues an investment approach that emphasizes:

•    effective control;

•    rigorous financial, legal and operational due diligence;

•    intensive asset management; and

•    aggressive return of capital to reduce risk.

Effective Control

A key element of our private equity funds’ investment approach is the importance of making control investments in portfolio companies. We view effective control of equity investments under our management as materially different from the negative control rights prevalent in some private equity structures.

Rigorous Financial, Legal and Operational Due Diligence

Our private equity funds approach each investment as a discrete set of assets within a complex corporate capital structure. To evaluate these investments, we employ a rigorous due diligence protocol focused on (i) ‘‘bottom-up’’ financial analysis; (ii) fundamental asset-level valuations; and (iii) legal, structural and operational conditions for controlling and maximizing asset and entity level value. In asset-based investments, we view this underwriting approach as critical to sound investing, particularly in situations involving distressed or poorly managed companies whose values may be obscured by accounting, legal or other non-asset related factors.

Investment Committee

The investment committee consists of Mr. Edens, Mr. Kauffman and Mr. Nardone as well as a number of other senior investment professionals. The committee meets regularly to discuss investments which are under consideration for the private equity funds and a detailed written investment memorandum accompanies every investment. A member of the investment committee is responsible for each investment made by the funds.

Intensive Asset Management

We take an extremely active, hands-on approach to managing our private equity investments, and have an extensive in-house asset management group. The private equity funds rely on a team of in-house investment professionals focused on the financing, capital deployment and strategic development of our portfolio companies. To reposition and maximize the value of our portfolio companies, members of the private equity group will often assume leadership positions in the portfolio companies (including those of chairman and chief executive officer) and will expect to maintain those positions in order to maximize the long term value of our ownership stakes. We also seek to identify and attract top management for portfolio companies based on our industry knowledge and relationships.

Aggressive Return of Capital to Reduce Risk

A key element of reducing the risk of loss on private equity investments is to minimize outstanding equity capital over time. We have employed strategies for returning significant capital to our private equity fund investors, typically 18 to 36 months following an investment, through a combination of dividends, sale of non-strategic assets, and restructuring or refinancing of investments. One of our goals in private equity is to return fund investors’ capital while retaining the potential for equity upside at little or no risk.

Hedge Funds

Understanding risk is at the heart of our hedge fund business. In addition to our extensive quantitative risk measurements and reports, we believe that our open and diverse culture assists us in identifying unanticipated risks. Risks are constantly re-evaluated and examined, questioned and measured from different perspectives.

Risk management is fundamental to the operation of the business, rather than a distinct report-producing function. Our hedge funds use disciplined risk management methodologies to measure and understand risk. Risks are analyzed from the ‘‘bottom-up’’ (by individual investment or investment theme) and the ‘‘top-down’’ (by portfolio, as a whole), with particular emphasis on controlling asymmetric risks.

Our hedge funds are managed by targeting an ideal return profile, adjusted for the type of assets, size, leverage and diversity of each fund. Preservation of capital takes precedence over extreme return potential. We measure and control risk diversification in the funds by industry and by specific companies. The liquid hedge funds also measure exposures by region, country and asset class.

We look for overall portfolio risk that may not be measured by traditional risk management methods. We identify specific global events that could cause losses and stress-test portfolios to identify potential exposures. Our hedge funds have diversified and, where appropriate, funding sources that adequately match asset and liability duration. The liquid hedge funds closely monitor all exchange traded products to measure all large positions relative to open interest and daily volume.

We identify interest rate and other market risks in the hybrid hedge funds, and seek to minimize exposure against such risks as appropriate.

Hybrid Hedge Funds

Investment Process

The hybrid hedge funds’ investment process involves both a broad analysis of various business and economic sectors, and a detailed and rigorous analysis of each potential investment. We employ a diverse group of investment professionals with expertise across many asset types. The investment process for the hybrid hedge fund emphasizes sourcing and screening, due diligence and research, an Investment Committee process and ongoing asset management.

Sourcing and Screening

In addition to the direct efforts of our investment professionals to locate attractive investment opportunities, the fund employs numerous channels through which it sources ideas and opportunities. Based upon the recommendation of the investment professional responsible for a transaction, an analysis of each potential investment is prepared for review by certain members of senior management and Mr. Briger to determine whether the investment should be analyzed in detail.

Due Diligence and Research

The fund employs a wide range of professionals with various industry and asset knowledge as well as third parties to assist with the analysis of and performance of due diligence on investment opportunities. A detailed due diligence plan is included in an investment memorandum that is circulated to the investment committee for review.

Investment Committee

The investment committee consists of Mr. Briger and other senior investment professionals. The investment committee reviews each investment memorandum and discusses the transaction with the responsible investment professional and other senior professionals with particular industry or asset knowledge.

Asset and Risk Management

The fund has a dedicated staff assigned to the management of its investments. The asset management group is organized by asset type with a focus on the timely review and analysis of information related to each investment. Fundamentally, the fund employs a systematic approach to identify leading indicators of potential changes to investment thesis and to aggressively maximize return on each investment. Additionally, the asset managers identify situations that might present opportunities to add to exposures or examine complementary investments. The monitoring is performed on a daily basis with additional weekly meetings with senior management and a series of monthly meetings discussing every investment held by the fund. A monthly management book is prepared summarizing the current status of every investment. This information is reviewed in detail by Mr. Briger and other senior investment professionals.

Valuation

We employ a number of professional service providers to provide us with independent valuations for illiquid assets in the fund.

Diversification

The fund’s portfolio conforms with a number of over-all diversification measures. The fund has strict issuer specific and sector investment concentration limits. In addition, we review the allocation of investments (i) by geographic location, (ii) as between liquid and illiquid instruments, (iii) as between performing and non-performing debt, (iv) as to the stage of reorganization (for companies in or near bankruptcy) and (v) as to seniority in the capital structure, in an effort to ensure that the fund’s assets are and remain diversified. The fund may substantially alter asset allocations to take advantage of market opportunities as they occur.

Liquid Hedge Funds

Investment Process

Our liquid hedge funds apply an investment process based on macroeconomic fundamental analysis and market momentum analysis to attempt to identify strategies offering a favorable risk return profile. In selecting trading themes and individual transactions, preservation of capital is the number one priority in our liquid hedge funds. Risk-reward opportunities are evaluated and rated on a thematic and individual basis and capital is allocated to various trades and trading strategies adjusting for the volatility of specific trades and strategies. Investment professionals meet with Mr. Novogratz weekly to share data and trading concepts, and develop consensus on current trends. Trade ideas are generated based on macroeconomic fundamentals such as economic growth indicators, actual and expected inflation rates, flows of funds and balance of payments information world-wide. Data is gathered from multiple sources and analyzed by different professionals using different perspectives and methodologies. Thematic trading ideas are developed, and translated into specific trading strategies.

We have access to numerous experts, economists, trading strategists and business leaders, whose insights we synthesize and combine with market price movements to create trading opportunities.

Often these opportunities are not fully reflected in asset prices somewhere around the world. We also take advantage of ideas and market insight generated in Fortress’s other businesses, subject to our compliance policies and procedures.

Risk Management

Effective risk management is central to the operation of the liquid hedge fund business. We use both quantitative and qualitative assessments in an effort to offer high annual returns combined with a low level of return volatility, with the goal of achieving a high Sharpe ratio of returns. Risk management helps manage volatility and avoid positions that could lead to excessive losses.

All positions in the funds are actively managed, allowing for rapid reallocation in response to changes in economic, business or market conditions. Mr. Novogratz personally trades a large portion of the portfolio, and directly oversees the other investment professionals both in person and using risk and position reports. Investment professionals are authorized to trade fixed amounts of capital subject to various constraints and limitations including maximum value-at-risk and volatility, maximum losses and maximum concentration of positions. Generally, any investment professional whose portfolio loses more than 5% from prior peak values will have allocated capital reduced. The liquid market risk committee oversees the risk management function for the funds. The committee is responsible for setting risk limits, directing the development of risk management infrastructure, identifying risks to the portfolio, allocating capital, and developing fund-level hedging strategies. The liquid market risk committee has seven members with over 100 years of combined investment and risk management experience.

The liquid market risk group provides daily risk reporting across the portfolio, develops risk management infrastructure, and monitors the risk and performance of individual investment professionals within the business. We use both third-party commercial risk management software (including RiskMetrics RiskManager) and proprietary systems to analyze and monitor risk in the portfolio. Daily risk reports measure exposures, expected volatility, value at risk (typically using a 95% confidence level, over a one day horizon, based on the most recent year of historical data), and portfolio liquidity. These reports also include stress tests based on historical and hypothetical scenarios, measures of aggregate options exposure, and measures of credit risk and attributes of risk by region, country, asset class, and investment professional. Additional reports analyze individual liquidity exposures and idiosyncratic or specific risks relevant to individual positions or groups of trades. Customized risk reports are also prepared and distributed to both the risk committee and individual portfolio managers.

Compliance

All trading carried out by the liquid hedge funds are subject to our compliance policies and procedures. See ‘‘—Company-Wide Compliance.’’ In particular, purchasing and selling equity and debt securities is subject to both our restricted list policy and the over-all policy against trading in securities when in receipt of relevant material non-public information. Use of brokers is governed by our best-execution guidelines and we do not use soft-dollars.

Castles

The Castles’ investment objectives are to deliver stable dividends and attractive risk-adjusted returns through prudent asset selection and the use of match-funded financing structures where appropriate, which structures are intended to reduce interest rate, refinancing and currency risks. The Castles seek to generate returns by locking in the difference between the yield on investments and the costs of financing these investments, and optimizing this difference over the life of the investments. Newcastle targets U.S. real estate and real estate debt investments and Eurocastle targets primarily German credit-leased real estate.

The Castles focus primarily on moderate credit risk and take a disciplined approach to acquiring, financing and managing assets. They seek to diversify investments by asset type, industry, location, issuer and tenant in order to minimize the risk of capital loss and to enhance the terms of financing structures. The Castles manage their credit exposure through this diversification and also through ongoing asset selection and surveillance.

The Castles use leverage to finance their portfolios and attempt to reduce interim refinancing risk and minimize exposure to interest rate fluctuations through the use of match-funded financing structures in order to match: (i) the maturities of its debt obligations with the maturities of its assets and (ii) the interest rates on its assets with like-kind debt (i.e., floating rate assets are financed with floating rate debt and fixed rate assets are financed with fixed rate debt), directly or through the use of interest rate swaps, caps or other financial instruments, or through a combination of these strategies.

Legal Proceedings

On September 15, 2005, a lawsuit captioned David T. Atkins et al. v. Apollo Real Estate Advisors, L.P. et al., which we refer to as the Brookdale Action, was brought in the United States District Court for the Eastern District of New York on behalf of current and former limited partners in certain investing partnerships related to the sale of certain facilities to Ventas Realty Limited Partnership, or Ventas, an unaffiliated real estate investment trust. It names as defendants, among others, Brookdale Senior Living, Inc. (one of our portfolio companies, which we refer to as Brookdale), Brookdale Living Communities, Inc. (a subsidiary of Brookdale, which we refer to as BLC), GFB-AS Investors, LLC (which we refer to as GFB-AS), a subsidiary of BLC, the general partners of 14 investing partnerships which are alleged to be subsidiaries of GFB-AS, Fortress, and the Chief Financial Officer of Brookdale. Fortress was the investment manager of consolidated Fortress Funds which were controlling shareholders of the private equity portfolio company during the relevant time periods. The suit alleges that the defendants improperly obtained certain rights with respect to such facilities from the investing partnerships. The plaintiffs’ nine count third amended complaint alleges, among other things, (i) that the defendants converted for their own use the property of the limited partners of 11 partnerships, including through the failure to obtain consents the plaintiffs contend were required for the sale of facilities indirectly owned by those partnerships to Ventas; (ii) that the defendants fraudulently persuaded the limited partners of three partnerships to give up a valuable property right based upon incomplete, false and misleading statements in connection with certain consent solicitations; (iii) that certain defendants, not including the company, committed mail fraud in connection with the sale of facilities indirectly owned by the 14 partnerships at issue in the Brookdale Action to Ventas; (iv) that certain defendants committed wire fraud in connection with certain communications with plaintiffs in the Brookdale Action and another investor in a limited partnership; (v) that the defendants committed substantive violations of the Racketeer Influenced and Corrupt Organizations Act, or RICO; (vi) that the defendants conspired to violate RICO; (vii) that GFB-AS and the general partners violated the partnership agreements of the 14 investing partnerships; (viii) that GFB-AS, the general partners, and Brookdale’s Chief Financial Officer breached fiduciary duties to the plaintiffs; and (ix) that the defendants were unjustly enriched. The plaintiffs have asked for damages in excess of $100 million on each of nine counts, as to which Fortress is a defendant on seven counts, including treble damages with respect to certain counts. Fortress has filed a motion to have itself removed as a named defendant in this case. Brookdale has filed a motion to dismiss the claims and continues to vigorously defend this action. Fortress believes that the resolution of this action will not have a material adverse effect on our financial condition or results of operations.

We may from time to time be involved in litigation and claims incidental to the conduct of our business. Our industry is always subject to scrutiny by government regulators, which could result in litigation related to regulatory compliance matters. As a result, we maintain insurance policies in amounts and with the coverage and deductibles we believe are adequate, based on the nature and risks of our business, historical experience and industry standards. We believe that the cost of defending any pending or future litigation or challenging any pending or future regulatory compliance matter will not have a material adverse effect on our business. However, increased regulatory scrutiny of hedge fund trading activities combined with extensive trading in our liquid hedge funds may cause us to re-examine our beliefs regarding the likelihood that potential investigation and defense-related costs could have a material adverse effect on our business.

Property and Facilities

We lease approximately 128,350 square feet of office space in New York for our corporate operations. The leases for the majority of this space are set to expire in December 2016 and require total payments of approximately $6,700,000 per year.

In Dallas, Texas we lease approximately 12,500 square feet of office space. This lease expires in April 2012. We lease a combined total of approximately 15,000 square feet of office space in Toronto and San Diego, both of which leases are set to expire in August 2010. Total annual payments for these three leases are approximately $900,000.

We lease approximately 19,000 square feet of office space in London. The lease for this office expires in 2017 and the annual lease payment is approximately $3,340,000.

We lease three office premises in Frankfurt, Germany. Two of the leases expire in September 2010 with the third expiring in June 2011. Total annual payments for these three leases are approximately $825,000. We lease a combined total of 2,000 square feet of office space in Geneva and Luxembourg. These leases will expire in August 2008 and August 2014, respectively. Total annual payments for these leases are approximately $70,000. Office space is also leased in Rome for approximately $150,000 a year.

In Hong Kong we lease approximately 4,800 square feet of office space. Annual payments for the Hong Kong facility are approximately $700,000.

In addition, we lease approximately 4,000 square feet of office space in Sydney, Australia under a lease which expires in December 2008. In Tokyo we lease 425 square feet of office space. The lease for our Tokyo facility expires in July 2009.

We believe our current facilities are adequate for our current needs and that suitable additional space will be available as and when needed.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information about our directors and executive officers as of the consummation of this offering. Each of our executive officers serves at the pleasure of our board of directors, subject to rights under any employment agreement and the rights of our Class A shareholders. See ‘‘—Employment, Non-Competition and Non-Solicitation Agreements.’’ Our shareholders agreement provides that so long as our principals and their permitted transferees collectively own more than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors will nominate individuals designated by the principals such that the principals will have six designees (out of a total possible eleven members) to the board, and if the principals own more than 10% and equal to or less than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors will nominate individuals designated by the principals such that the principals will have between two and five designees to the board, based on their collective ownership of our outstanding shares. Our principals intend to designate themselves, plus one additional independent director, as nominees to our initial board of directors. The Investor Shareholder Agreement with Nomura provides that, so long as Nomura and its permitted transferees beneficially own securities representing more than 10% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors will nominate individuals designated by Nomura such that Nomura will have one designee (out of a total possible eleven members) to the board. Each director listed below is elected by the vote of a plurality of our Class A and Class B shareholders, voting as a single class, to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. Upon consummation of this offering, our board is expected to consist of eleven members, a majority of which will be ‘‘independent’’ as defined under the rules of the NYSE.

Name	Age	Position
Wesley R. Edens	45	Chief Executive Officer and Chairman of the Board of Directors
Peter L. Briger, Jr.	43	Co-President and Director
Robert I. Kauffman	43	President – Europe and Director
Randal A. Nardone	51	Chief Operating Officer and Director
Michael E. Novogratz	42	Co-President and Director
Daniel N. Bass	40	Chief Financial Officer

Wesley R. Edens has been a principal and the Chairman of the Management Committee of Fortress since co-founding the Company in May 1998. Mr. Edens is responsible for the Company’s private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of Aircastle Limited, Brookdale Senior Living Inc., Eurocastle Investment Limited, GateHouse Media, Inc., Global Signal Inc. and Mapeley Limited and a director of GAGFAH S.A. Mr. Edens is the Chairman of the board of directors and Chief Executive Officer of Newcastle Investment Corp. Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006. Mr. Edens serves in various capacities in the following five registered investment companies: Chairman, Chief Executive Officer and Trustee of Fortress Registered Investment Trust and Fortress Investment Trust II; Chairman and Chief Executive Officer of Fortress Brookdale Investment Fund LLC and Fortress Pinnacle Investment Fund LLC and Chief Executive Officer of RIC Coinvestment Fund GP LLC. Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens received a B.S. in Finance from Oregon State University.

Peter L. Briger, Jr. has been a principal and a member of the Management Committee of Fortress since March 2002. Mr. Briger is responsible for the hybrid hedge fund business which includes running the Drawbridge Special Opportunities Funds. Prior to joining Fortress, Mr. Briger spent 15 years at Goldman, Sachs & Co., or Goldman Sachs, where he became a partner in 1996. Over the course of his career at Goldman Sachs, he held the positions of co-head of the Whole Loan Sales and Trading business, co-head of the Fixed Income Principal Investments Group, co-head of the Asian Distressed Debt business, co-head of the Goldman Sachs Special Opportunities (Asia) Fund LLC and co-head of the Asian Real Estate Private Equity business. In addition, he was a member of the Goldman Sachs Global Control and Compliance Committee, a member of the Goldman Sachs Asian Management Committee and a member of the Goldman Sachs Japan Executive Committee. Mr. Briger received a B.A. from Princeton University and an M.B.A. from Wharton. Mr. Briger currently serves on the board of directors of the Princeton University Investment Company.

Robert I. Kauffman has been a principal and a member of the Management Committee of Fortress since co-founding the Company in 1998. Mr. Kauffman is responsible for the management of Fortress’s European private equity investment operations. Mr. Kauffman is the Chairman of the Supervisory Board of GAGFAH S.A., which is listed on the Frankfurt Stock Exchange. Prior to joining Fortress, Mr. Kauffman was a managing director of UBS from May 1997 to May 1998, and prior to that, was a principal of BlackRock Financial Management Inc. Mr. Kauffman was with Lehman Brothers from 1986 to 1994 and served as executive director of Lehman Brothers International in London beginning in 1992. Mr. Kauffman received a B.S. in Business Administration from Northeastern University.

Randal A. Nardone has been a principal and a member of the Management Committee of Fortress since co-founding the Company in 1998. Mr. Nardone oversees Fortress’s structured finance and legal matters. Mr. Nardone is a director of GAGFAH S.A., which is listed on the Frankfurt Stock Exchange, and Eurocastle Investment Limited, which is listed on the Euronext Amsterdam Exchange. Mr. Nardone was previously a managing director of UBS from May 1997 to May 1998. Prior to joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone received a B.A. in English and Biology from the University of Connecticut and a J.D. from Boston University School of Law.

Michael E. Novogratz has been a principal and a member of the Management Committee of Fortress since March 2002. Mr. Novogratz is responsible for the liquid hedge fund business which includes running the Drawbridge Global Macro Funds. Prior to joining Fortress, Mr. Novogratz spent 11 years at Goldman Sachs, where he became a partner in 1998. Mr. Novogratz held the positions of president of Goldman Sachs Latin America and the head of Fixed Income, Currencies and Commodities Risk in Asia, where he lived from 1992 to 1999. Mr. Novogratz received a B.A. from Princeton University, and served as a helicopter pilot in the U.S. Army.

Daniel N. Bass joined Fortress as Chief Financial Officer in November 2003. Prior to joining Fortress, Mr. Bass spent 11 years at Deutsche Bank. Over the course of his career at Deutsche Bank, he held the positions of managing director of DB Capital Partners and managing director, Global Business Area Controller of Deutsche Bank’s Corporate Investments Division. Prior to that, Mr. Bass was a Senior Associate in the International Tax Practice at Coopers & Lybrand. Mr. Bass received both a B.S. and a Masters in Accounting from Florida State University.

Board of Directors

Our amended and restated limited liability company agreement provides that our board of directors will initially consist of eleven directors. Our board of directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The current terms of the Class I, Class II and Class III directors will expire in 2008, 2009 and 2010, respectively. Upon completion of this offering, Messrs. Nardone,             ,              and              served as a Class I director, Messrs. Kauffman, Novogratz,              and              served as a Class II director and Messrs. Briger, Edens,              and                  served as a Class III director. All officers serve at the discretion of the board of directors. Under our shareholders agreement, the principals will be entitled to designate up to six directors for election to our board of directors, depending upon the level of ownership of the principals. We currently have        directors,        of whom we believe will be determinded to be ‘‘independent’’ as defined under the rules of the NYSE.

Committees of the Board of Directors

Prior to the consummation of this offering, we will establish the following committees of our board of directors:

Audit Committee

The audit committee:

•	reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

The members of the committee have not yet been appointed. We intend to appoint at least three members that are ‘‘independent’’ directors as defined under NYSE rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee:

•	reviews the performance of our board of directors and makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

•	advises the board with respect to the corporate governance principles applicable to us; and

•	oversees the evaluation of the board and management.

The members of the committee have not yet been appointed. We intend to appoint at least three members that are ‘‘independent’’ directors as defined under the NYSE rules.

Compensation Committee

The compensation committee:

•	reviews and recommends to the board the salaries, benefits and equity incentive grants for all employees, consultants, officers, directors and other individuals we compensate;

•	reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines the Chief Executive Officer’s compensation based on that evaluation; and

•	oversees our compensation and employee benefit plans.

The members of the committee have not yet been appointed. We intend to appoint at least three members that are ‘‘independent’’ directors as defined under the NYSE rules, ‘‘non-employee’’ directors as defined in Rule 16b-3(b)(3) under the Exchange Act and ‘‘outside’’ directors within the meaning of Section 162(m)(4)(c)(i) of the Code.

Conflicts Committee

The conflicts committee:

•	reviews and approves in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	establishes guidelines or rules to cover specific categories of transactions.

The members of the committee have not yet been appointed. The committee will be composed entirely of two or more independent directors.

Compensation Committee Interlocks and Insider Participation

Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will form a compensation committee as described above. Our principals have historically made all determinations regarding executive officer compensation, including compensation decisions during the year ended December 31, 2006.

Compensation Discussion and Analysis

A primary goal for many companies in designing executive compensation arrangements has been to align the interests of their top executives with the interests of the shareholders. Our fundamental philosophy is premised on alignment with our investors. That alignment has been and will continue to be evidenced by our significant capital investment in the funds we manage; similar alignment with our Class A shareholders will be evidenced by the continued significant ownership by our principals in the Fortress Operating Group. Our principals are Wesley Edens, Peter Briger, Robert Kauffman, Randal Nardone and Michael Novogratz.

Prior to completion of the Nomura transaction, there were no formal compensation arrangements in effect for the principals. As they developed the Fortress Operating Group, they benefited primarily by the increased value of their ownership interests in the Fortress Operating Group and by distributions with respect to those interests (see ‘‘Cash Dividend Policy—Historical Distributions’’).

In connection with the Nomura transaction, we entered into a five-year employment, non-competition and non-solicitation agreement with each principal which will automatically renew for an additional year each year thereafter, unless either party gives notice of intention not to renew in accordance with the agreement. The agreements are more fully described below (see ‘‘Management— Employment, Non-Competition and Non-Solicitation Agreements’’). Each agreement provides for a salary of $200,000. We believe that the salary provided is significantly below-market-rate compensation for the principals. The principals will receive distributions with respect to their ownership of Fortress Operating Group units, in the same amount per unit and at the same time as distribution is made to us in respect of the Fortress Operating Group units we hold, creating an alignment of interest with our Class A shareholders that is consistent with our fundamental philosophy (see ‘‘Our Structure—The Transactions’’). We expect to re-examine the concept of below-market-rate compensation as we approach the end of the initial five year term of the employment agreements. The agreements will require the principals to protect the confidential information of Fortress, both during and after employment, and to refrain from soliciting employees or interfering with Fortress’s relationships with investors, both during and for a 24-month period after employment. These post-termination covenants survive any termination or expiration of the principal’s agreement. Each principal will have the right to voluntarily terminate his employment with Fortress.

Under the agreements, if we terminate a principal’s employment during the agreement’s term without cause, we will pay the principal a separation payment equal to three times his then-current salary. There will be no special change-in-control provisions in the agreements. Our reasoning was that the principals, through their ownership of Class B shares, exercise control over matters requiring shareholder approval, and should not receive special benefits as the result of any change in control which they might approve as shareholders.

The agreements require the principals to refrain from competing with us during employment. If we terminate an principal’s employment for cause or if the principal terminates his own employment voluntarily the agreement will impose an eighteen-month post-termination covenant requiring the executive to refrain from competing with Fortress, whether or not the termination occurs during the term of the principal’s agreement or as a result of the failure to renew such agreement.

Executive Compensation

Prior to this offering, our business was conducted through the Fortress Operating Group. The following summary compensation table sets forth information concerning the compensation earned by, awarded to or paid to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers in 2006 for services rendered to the Fortress Operating Group. Our principal executive officer, Wesley Edens, is referred to elsewhere in this prospectus as one of our ‘‘principals,’’ who benefited primarily during their development of the Fortress Operating Group by the increased value of their ownership interests and by distributions with respect to those interests (see ‘‘Cash Dividend Policy—Historical Distributions’’). He did not receive any salary or bonus during 2006. As discussed above, we entered into an employment agreement with him that provides for a specified salary and other benefits. Please see ‘‘Management-Employment, Non-Competition and Non-solicitation Agreements.’’

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Wesley R. Edens, Principal Executive Officer	2006
Daniel N. Bass, Principal Financial Officer	2006
Peter L. Briger, Jr. Co-President	2006
Robert I. Kauffman, President-Europe	2006
Michael Novogratz, Co-President	2006
Randal A. Nardone Chief Operating Officer	2006

Employment, Non-Competition and Non-Solicitation Agreements

In connection with the Nomura transaction, Fortress entered into an employment, non-competition and non-solicitation agreement with each principal and each other named executive officer (each referred to as an ‘‘officer’’ in this section describing such agreements). Each officer who is a principal will also serve as an officer and director of a number of Fortress entities. The initial term of the agreement is the first five years after the completion of this offering. The agreement’s term automatically renews for an additional year each year thereafter, unless notice of intention not to renew is given by either party in accordance with the agreement. Each officer has the right to voluntarily terminate his employment with Fortress at any time.

Each officer is entitled during his employment to an annual salary of $200,000, which may be increased, but not decreased, at the discretion of the board of directors, and the officer is entitled to participate in all employee retirement and welfare benefit plans of Fortress. The agreement requires the officer to protect the confidential information of Fortress both during and after employment. The agreement also requires the officer to refrain from soliciting employees or interfering with Fortress’s relationships with investors both during and for a period of 24 months after termination of employment.

Any termination of the employment of the officer during the agreement’s term will have certain consequences. If Fortress terminates an officer’s employment without ‘‘cause’’ (as defined below)

during the agreement’s term, Fortress will pay the officer a separation payment equal to three times his then-current annual salary plus his accrued salary through the date of termination. Termination of an officer without ‘‘cause’’ is subject to approval of the holders of our Class B shares. If we terminate an officer’s employment with cause, such terminated officer is entitled to accrued but unpaid salary and accrued but unused vacation pay through but excluding the date of such termination. If during the agreement’s term the officer’s employment is terminated by reason of death or disability, or if an officer terminates his employment voluntarily, the officer (or his estate) will be paid his accrued salary through the date of termination.

Without regard to whether the employment agreement has been terminated or has expired as a result of not having been renewed, if an officer terminates his employment agreement voluntarily or if Fortress terminates his employment with cause, the officer will be subject to an eighteen-month post-employment covenant requiring the officer to refrain from competing with Fortress. This covenant also applies while the officer is employed. The enforcement of this covenant and the non-solicitation, non-interference and confidentiality covenants will be the exclusive remedy of Fortress in the event of such terminations.

‘‘Cause’’ means:

(i)	the willful engaging by the officer in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious (x) to Fortress, (y) to the reputation of either the officer or Fortress or (z) to any of Fortress’s material funds or businesses, or

(ii)	conviction of a felony or guilty or nolo contendere plea by the officer with respect thereto, or

(iii)	a material breach by the officer of the non-competition or non-solicitation covenants contained in the agreement, if such breach is curable and is not cured within 30 business days following receipt of a notice of such breach or if such breach is not curable.

For purposes of this provision, no act or failure to act on the part of the officer shall be considered ‘‘willful’’ unless it is done, or omitted to be done, by the officer in bad faith or without reasonable belief that the officer’s action or omission was in the best interests of Fortress or was done or omitted to be done with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board or based upon the advice of counsel for Fortress shall be conclusively presumed to be done, or omitted to be done, by the officer in good faith and in the best interests of Fortress. The cessation of employment of the officer shall not be deemed to be for cause unless and until there shall have been delivered to the officer a copy of a resolution duly adopted by the affirmative vote of two-thirds of the members of the board at a meeting of the board called and held for such purpose (after reasonable notice is provided to the officer and the officer is given an opportunity, together with counsel, to be heard before the board), finding that in the good faith opinion of the board, the officer is guilty of the conduct constituting cause and specifying the particulars thereof in detail.

Compensation of Directors

We will pay an annual fee to each non-employee director equal to $         , payable semi-annually. In addition, an annual fee of $         will be paid to the chairs of each of the audit and compensation committees of the board of directors. We do not intend to separately compensate our directors who are also our employees or who are otherwise affiliated with us. Fees to independent directors may be paid in Class A shares, based on the value of such Class A shares, at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors. Following the completion of this offering, as described in ‘‘Equity Incentive Plan,’’ each independent director will be eligible to receive awards of unvested Class A shares, which are anticipated to vest over      years.

Equity Incentive Plan

A new equity incentive plan for our employees, the Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan, or the Plan, will be adopted by our board of directors and approved by our shareholders prior to the consummation of this offering. The purposes of the Plan are to provide additional incentive to selected management employees and directors of, and consultants to, the company or its subsidiaries or affiliates, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated people or employees who are essential to the success of our business and whose efforts will result in our long-term growth and profitability. We currently expect to grant awards under the Plan in connection with this offering to a select group of management employees and to our independent directors. To accomplish such purposes, the Plan permits us to make grants of non-qualified share options, share appreciation rights, restricted shares, deferred shares, performance shares, distribution equivalent rights, unrestricted shares and other share-based awards, or any combination of the forgoing.

While we intend to issue restricted shares and other share-based awards in the future to employees as a recruiting and retention tool, we have not established specific parameters regarding future grants. Our board of directors (or the compensation committee of the board of directors, after it has been appointed) will determine the specific criteria surrounding other equity issuances under the Plan. A total of            Class A shares and            Class B shares has been initially reserved for issuance under the Plan. The number of shares reserved under our share incentive plan is also subject to adjustment in the event of a share split, share dividend, or other change in our capitalization. Generally, employee shares that are forfeited or canceled from awards under our share incentive plan will be available for future awards.

The Plan will initially be administered by our board of directors, although it may be administered by either our board of directors or any committee of our board of directors, including a committee that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee being sometimes referred to as the ‘‘plan administrator’’). The plan administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan. The Plan permits the plan administrator to select the directors, management employees, and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares subject to awards, the term of the awards and the vesting schedule applicable to awards, and to amend the terms and conditions of outstanding awards. Notwithstanding the foregoing, the plan administrator shall not take any action with respect to an award that would be treated, for accounting purposes, as a ‘‘repricing’’ of such award at a lower exercise, base or purchase price, unless such action is approved by our shareholders. All full-time and part-time officers, employees, directors, independent contractors and other key persons (including consultants and prospective employees) are eligible to participate in our share incentive plan.

We may issue non-qualified share options under the Plan. The option exercise price of all share options granted under the Plan will be determined by the plan administrator. The term of all share options granted under the Plan will be determined by the plan administrator, but may not exceed ten years. Each share option will be exercisable at such time and pursuant to such terms and conditions as determined by the plan administrator in the applicable share option agreement.

Unless the applicable share option agreement provides otherwise, in the event of an optionee’s termination of employment or service for any reason other than cause, retirement, disability or death, such optionee’s share options (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination, and then expire. Unless the applicable share option agreement provides otherwise, in the event of an optionee’s termination of employment or service due to retirement, disability or death, such optionee’s share options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. Share options that were not exercisable on the date of termination will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, such optionee’s outstanding share options will expire at the commencement of business on the date of such termination.

In the event of a change in control (as defined below), certain other corporate transactions, changes in corporate structure, special dividends and similar corporate events, the plan administrator shall take such action as is necessary to adjust the outstanding awards, including but not limited to canceling outstanding awards (except fully vested restricted shares, deferred shares and performance shares) in exchange for payment in cash or other property. Unless otherwise determined by the plan administrator and evidenced in an award agreement, if a change in control transaction occurs that includes a continuation, assumption or substitution with respect to share options and other awards under the Plan, and a plan participant’s employment is terminated by the employer other than for cause within the twelve months following the change in control, then the participant’s outstanding and unvested options will become fully vested and exercisable as of the date of such termination and the restrictions will lapse (or performance goals will be deemed to be achieved) with respect to the shares covered by any other award. The term ‘‘change in control’’ generally means: (1) any person or entity (other than a group which, if it includes any principal or affiliate of a principal, includes all principals then employed by us or any of our affiliates) becomes the beneficial owner of securities of the company representing 50% or more of the company’s then outstanding voting power; (2) a change in the majority of the membership of the board of directors without approval of two-thirds of the directors who constituted the Board on                             , or whose election was previously so approved; (3) the consummation of a merger of the company or any subsidiary of the company with any other corporation or other entity, and, immediately after the consummation of such merger, either (i) the board of directors immediately prior to the merger does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) all of the beneficial owners of the voting securities of the company immediately prior to such merger do not beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation; or (4) the company’s shareholders approve a plan of complete liquidation or dissolution of the company or there is consummated an agreement for the sale or disposition of all or substantially all of the company’s assets, other than (a) a sale of such assets to an entity, at least 50% of the voting power of which is held by company shareholders following the transaction in substantially the same proportions as their ownership of the company immediately prior to the transaction. Notwithstanding the foregoing, except with respect to clause (2) and clause (3)(i) above, a ‘‘Change in Control’’ shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the company immediately following such transaction or series of transactions.

Restricted shares, deferred shares, performance shares and other share-based awards may be granted under the Plan. The plan administrator will determine the purchase price and performance objectives, if any, with respect to the grant of restricted shares, deferred shares and performance shares. Participants with restricted shares and performance shares generally have all of the rights of a shareholder. Distributions on deferred shares during the restricted period may be credited with distribution equivalent rights, if the award agreement so provides. If the performance goals and other restrictions are not satisfied, the participant will forfeit his or her shares or restricted shares, deferred shares and/or performance shares. Subject to the provisions of the Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or in part) under certain circumstances, including, but not limited to, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.

Distribution equivalent rights may also be granted under our share incentive plan. These rights entitle the participant to receive credits for distributions that would be paid if the participant had held a specified number of our Class A shares. Distribution equivalent rights may be granted as a component of another award or as a freestanding award.

Except as otherwise provided by the plan administrator, on the first business day after our annual meeting of shareholders in 2008 and each such annual meeting thereafter during the term of the Plan, each of our non-employee directors will automatically be granted under the Plan a number of unrestricted Class A shares having a fair market value of $           as of the date of grant. In the event of a merger, consolidation, reorganization, recapitalization, share dividend or other change in corporate structure affecting the Class A shares or Class B shares, the plan administrator may make an equitable substitution or proportionate adjustment in (1) the aggregate number of shares reserved for issuance under the Plan, (2) the maximum number of shares that may be subject to awards granted to any participant in any calendar year, (3) the kind, number and exercise price subject to outstanding share options granted under the Plan, and (4) the kind, number and purchase price of shares subject to outstanding awards of restricted shares, deferred shares, performance shares or other share-based awards granted under the Plan, provided that no such adjustment will cause any award under the Plan that is or becomes subject to section 409A of the Code to fail to comply with the requirements of that section. In addition, the plan administrator, in its discretion, may terminate all awards (other than fully vested restricted shares, deferred shares and performance shares) with the payment of cash or in-kind consideration.

Other share-based awards under our Plan will include awards that are valued in whole or in part by reference to our Class A shares, including awards valued by reference to book value, fair value or performance of a subsidiary, partner interests or units in the Fortress Operating Group units. We expect to make awards in the form of long-term incentive units, or ‘‘LTIP units.’’ LTIP units may be issued pursuant to a separate series of Fortress Operating Group units. LTIP units, which can be granted as free-standing awards or in tandem with other awards under the Plan, will be valued by reference to the value of our Class A shares, and will be subject to such conditions and restrictions as the Plan administrator may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. LTIP unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our Class A shares corresponding to the LTIP award or other distributions from the Fortress Operating Group and the Plan administrator may provide that such amounts (if any) shall be deemed to have been reinvested in additional Class A shares or LTIP units. The Plan provides, that on terms and conditions determined by the plan administrator, including, but not limited to the conversion ratio, the LTIP units granted under those plans in the limited partnership units of the operating and investing entities may be converted into our Class A shares in the same manner as applicable to the Principals.

LTIP units will be structured as ‘‘profits interests’’ for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with the Fortress Operating Group units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with the units and therefore accrete to an economic value for the participant equivalent of such units. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one Class A share reserved under our share incentive plan, thereby reducing the number of shares available for other equity awards on a one-for-one basis. However, the Plan Administrator has the authority under the plan to determine the number of shares underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership ‘‘capital account allocations,’’ to the extent set forth in the partnership agreements for Fortress Operating Group, Code, or Treasury Regulations, value accretion factors and conversion ratios.

The Plan provides that the board may amend, alter or terminate the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Unless the board determines otherwise, shareholder approval of any such action will be obtained if required to comply with applicable law. The Plan will terminate on                             .

We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under the Plan.

Indemnification Agreements

Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated operating agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We maintain directors’ and officers’ liability insurance for our officers and directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Formation Transactions

Prior to or concurrently with the completion of this offering, we will engage in certain transactions related to this offering. Our principals and certain of our other officers and directors will be party to certain of those transactions. Please see the section entitled ‘‘Our Structure’’ for a complete description of such transactions.

Shareholders Agreement

Prior to the consummation of this offering, we will enter into a shareholders agreement with our principals. The shareholders agreement provides the principals with certain rights with respect to the approval of certain matters and the designation of nominees to serve on our board of directors, as well as registration rights for our securities that they own.

Principals’ Approval

The shareholders agreement provides that, so long as the principals and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Class A and Class B shares, our board shall not authorize, approve or ratify any action described below without the prior approval (which approval may be in the form of an action by written consent) of principals that are employed by the Fortress Operating Group holding our outstanding shares representing greater than 50% of the total combined voting power of all of our outstanding Class A and Class B shares held by such principals, collectively:

•	any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

•	any issuance by us, in any transaction or series of related transactions, of equity or equity-related outstanding shares which would represent, after such issuance, or upon conversion, exchange or exerise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A and Class B shares other than (1) pursuant to transactions solely among us and our wholly-owned subsidiaries, or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the shareholders agreement;

•	any equity or debt commitment or investment or series of related equity or debt commitments or investments in an entity or related group of entities in an amount greater than $250 million;

•	any entry by us or any of our controlled affiliates into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of a principal with us or any of our material subsidiaries without cause.

Board Representation

The shareholders agreement requires that we take all reasonably necessary action to effect the following:

•	so long as the principals and their permitted transferees beneficially own (i) shares representing more than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have six designees on the board; (ii) shares representing more than 40% and less than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have five designees on the board; (iii) shares representing more than 25% and less than 40% of the total combined voting power of our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have four designees on the board; (iv) shares representing more than 10% and less than 25% of the total combined voting power of our outstanding Class A and Class B shares, our board of directors shall nominate individuals designated by the principals such that the principals will have two designees on the board; and (v) shares representing less than 10% of the total combined voting power of our outstanding Class A and Class B shares, the board shall have no obligation to nominate any individual that is designated by the principals.

Our amended and restated operating agreement provides that we may not expand the size of our board of directors without the approval of holders of our shares representing greater than 50% of the total combined voting power of our shares.

Transfer Restrictions

Each principal and his permitted transferee(s) (as defined below) may not, directly or indirectly, voluntarily effect cumulative transfers of over (i) 16.5% of their initial Fortress Operating Group units (and corresponding Class B shares), and all securities which such initial units (and corresponding Class B shares) are exchanged for (collectively, the ‘‘Equity Interests’’), during the first year after the completion of this offering, (ii) 33% of their Equity Interests during the first two years after the completion of this offering, (iii) 49.5% of their Equity Interests during the first three years after the completion of this offering, (iv) 66% of their Equity Interests during the first four years after the completion of this offering, and (v) 82.5% of their Equity Interests during the first five years after the completion of this offering, other than, in each case, with respect to transfers from one principal to another principal or to a permitted transferee of such principal. Any Equity Interests received by a principal pursuant to the forfeiture provisions of the Principals Agreement will remain subject to the foregoing restrictions in the receiving principal’s hands; provided, that each principal shall be permitted to sell without regard to the foregoing restrictions such number of forfeitable interests received by him as are required to pay taxes payable as a result of the receipt of such interests, calculated based on the maximum combined U.S. federal, New York State and New York City tax rate applicable to individuals; and provided further that each principal who is not required to pay taxes in the applicable fiscal quarter in which he receives Equity Interests as a result of being in the federal income tax ‘‘safe harbor’’ will not effect any such sales prior to the six month anniversary of the applicable termination date which gave rise to the receipt of such Equity Interests. After five years, each principal and his Permitted Transferee(s) may transfer all of the Equity Interests of such principal to any person or entity in accordance with Rule 144, in a registered public offering or in a transaction exempt from the registration requirements of Securities Act. The above transfer restrictions shall lapse with respect to a principal if such principal dies or becomes disabled.

The principals may exchange their Fortress Operating Group units for Class A shares at any time, which Class A shares also are subject to the foregoing transfer restrictions. When the principals exchange their Fortress Operating Group units for Class A shares, the Class B shares corresponding to the Fortress Operating Group units will be cancelled.

A ‘‘permitted transferee’’ shall mean, with respect to each principal and his permitted transferees (a) such principal’s spouse, (b) a lineal descendant of such principal’s maternal or paternal grandparents (or any such descendant’s spouse), (c) a charitable institution, (d) a trustee of a trust (whether inter vivos or testamentary), the current beneficiaries and presumptive remaindermen of which are one or more of such principal and persons described in clauses (a) through (c) above, (e) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such principal and persons described in clauses (a) through (d) above, (f) an individual mandated under a qualified domestic relations order, (g) a legal or personal representative of such principal in the event of his death or disability (h) any other principal with respect to transactions contemplated by the shareholder agreement, and (i) any other principal who is then employed by Fortress or any of its affiliates or any permitted transferee of such principal in respect of any transaction not contemplated by the agreement.

Registration Rights

Demand Rights.    We have granted to the principals registration rights that allow them at any time after six months following the consummation of this offering to request that we register the resale under the Securities Act of 1933, of an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of this offering, that they own, subject to the transfer restrictions discussed above. Each principal, together with his permitted transferees, shall be entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of any resale registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering to which all principals which held ‘‘piggyback’’ rights (as described below) were given the opportunity to sell shares in such offering and which offering included at least 50% of the shares collectively requested by the principals with piggyback rights to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights.    For so long as a principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 1% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of this offering (a ‘‘Piggyback Registrable Amount’’), the principal shall also have ‘‘piggyback’’ registration rights that allows him to include the shares that he owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights, subject to the transfer restrictions discussed above. The ‘‘piggyback’’ registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Shelf Registration.    We have granted each principal, for so long as each principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of this offering, the right to request a shelf registration on Form S-3, providing for resales thereof to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 90 days in succession or 180 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our holders of equity securities, and also subject to the transfer restrictions discussed above. In addition, each principal that, together with his permitted transferees and their respective permitted transferees, beneficially owns a Piggyback Registrable Amount and which has not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses.    We have agreed to indemnify each principal against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such principal’s misstatement or omission, and each such principal has agreed to indemnify us against all losses caused by his misstatements or omissions. We will pay all expenses incident to our performance under the shareholders agreement, and the principals will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the shareholders agreement.

Clawback Guaranty Indemnity Agreement

Incentive income from certain of the private equity funds may be distributed to us on a current basis generally subject to the obligation of the subsidiary of the Fortress Operating Group that acts as general partner of the fund to repay the amounts so distributed in the event certain specified return thresholds are not ultimately achieved. The principals have personally guaranteed, subject to certain limitations, the obligation of these subsidiaries in respect of this ‘‘clawback’’ obligation. The shareholders agreement contains our agreement to indemnify each of our principals against all amounts that the principal pays pursuant to any of these personal guaranties in favor of our private equity funds (including costs and expenses related to investigating the basis for or objecting to any claims made in respect of the guaranties).

Exchange Agreement

In connection with the closing of this offering, the principals will enter into an exchange agreement with us under which, at any time and from time to time, each principal (or certain transferees thereof) will have the right to exchange one of their Fortress Operating Group units (together with the corresponding Class B shares) for one of our Class A shares. Under the exchange agreement, to effect an exchange, a principal must simultaneously exchange one Fortress Operating Group unit – being an equal limited partner interest in each Fortress Operating Group entity. As a principal exchanges his Fortress Operating Group units, our interest in the Fortress Operating Group units will be correspondingly increased and his corresponding Class B shares will be cancelled.

Tax Receivable Agreement

As described in ‘‘Our Structure’’, at any time and from time to time, each principal will have the right to exchange each of his Fortress Operating Group units for one of our Class A shares in a taxable transaction. The Fortress Operating Group entities intend to make an election under Section 754 of the Code, which may result in an adjustment to the tax basis of the assets owned by the Fortress Operating Group at the time of the exchange. The taxable exchanges may result in increases in the tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, of the Fortress Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, would reduce the amount of tax that FIG Corp. or FIG Asset Co. LLC (on behalf of any affiliated corporation that holds an interest in a Fortress Operating Group entity), as applicable, would otherwise be required to pay in the future. Additionally, our acquisition of Fortress Operating Group units from the principals, such as in the Nomura Transaction, also resulted in increases in tax deductions and tax basis that reduces the amount of tax that the corporate taxpayers would otherwise be required to pay in the future.

In connection with the closing of the Nomura transaction, the corporate taxpayers entered into a tax receivable agreement with our principals that provides for the payment by the corporate taxpayers to an exchanging or selling principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to entering into the tax receivable agreement.

The corporate taxpayers expect to benefit from the remaining 15% of cash savings, if any, in income tax savings that they realize. The tax savings that the corporate taxpayers actually realize will equal the difference between (i) the income taxes that the corporate taxpayers would pay if the tax basis of the assets was as shown on the corporate taxpayers’ books at the time of a taxable exchange, and (ii) the income taxes that the corporate taxpayers actually pay, taking into account payments made under the tax receivable agreement as well as depreciation and amortization deductions attributable to the fair market value basis in the assets of the Fortress Operating Group. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that the corporate taxpayers would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Fortress Operating Group entity as a result of the transaction and had the corporate taxpayers not entered into the tax receivable agreement. The term of the tax receivable agreement will be applicable to the Transactions and will continue until all such tax benefits have been utilized or expired, unless the corporate taxpayers exercise the right to terminate the tax receivable agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units which have been exchanged or sold and units which have not yet been exchanged or sold. Such present value will be determined based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. No payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Decisions made by the principals in the course of running our business, in particular decisions made with respect of the sale or disposition of assets, may influence the timing and amount of payments that are received by an exchanging or selling principal under the tax receivable agreement. In general, earlier disposition of assets following a transaction will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets before a transaction will increase a principal’s tax liability without giving rise to any rights to receive payments under the tax receivable agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our principals will not reimburse the corporate taxpayers for any payments made by them under the tax receivable agreement. As a result, in certain circumstances, payments could be made to our principals under the tax receivable agreement in excess of the corporate taxpayers’ cash tax savings. The payments that the corporate taxpayers may make to our principals could be material in amount. However, our principals receive 85% of our cash tax savings, leaving the corporate taxpayers with 15% of the benefits of the tax savings. In general, estimating the amount of payments that may be made to the principals under the tax receivable agreement is by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•	The timing of the transactions — For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Fortress Operating Group entities at the time of the transaction;

•	The price of our Class A shares at the time of the transaction — The increase in any tax deductions, as well as tax basis increase in other assets, of the Fortress Operating Group entities, is directly proportional to the price of the Class A shares at the time of the transaction;

•	The taxability of exchanges — If an exchange is not taxable for any reason, increased deductions will not be available; and

•	The amount and timing of our income — The corporate taxpayers will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, payments would begin to be made subsequent to such event as if an actual exchange of Fortress Operating Group units had occurred, based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. In such circumstances, payments would have to be made before any tax saving are realized. Upon a subsequent actual exchange, any additional increase in tax deductions, tax basis and other benefits in excess of the amounts assumed at the change of control will also result in payments under the tax receivable agreement. As noted above, no payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Our purchase, through our intermediate holding companies, of 15% of the principals’ Fortress Operating Group units as part of the Nomura transaction resulted in an increase in the tax basis of the assets owned by the Fortress Operating Group at the date of the purchase of approximately $927.2 million, which likely will result in us making payments under the tax receivable agreement. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether FIG Corp. has taxable income for U.S. federal income tax purposes to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group.

Investor Shareholder Agreement

Upon consummation of the sale of Class A shares in connection with the Nomura transaction, we entered into an Investor Shareholder Agreement with Nomura. The Investor Shareholder Agreement provides Nomura with certain rights with respect to the designation of a nominee to serve on our board of directors or an observer to attend meetings of our board of directors, as well as registration rights for our securities that it owns, and places certain restrictions on actions that Nomura may take with respect to us and our securities.

Board Representation

The Investor Shareholder Agreement requires that following this offering, so long as Nomura and its permitted transferees beneficially own securities representing more than 10% of the total voting power of all our securities, our board of directors shall nominate an individual designated by the Nomura such that the Nomura will have one designee on the board. So long as Nomura has this right, it may, in its sole discretion, elect to waive this right and instead appoint a non-voting observer to attend meetings of our board of directors, but not meetings of committees of our board of directors.

Transfer Restrictions

Nomura and its permitted transferees may not, directly or indirectly, voluntarily effect any transfer of Class A shares acquired pursuant to the Securities Purchase Agreement for a period of one year from the date of the agreement other than with respect to transfers from Nomura to a permitted transferee (i.e., a controlled affiliate of Nomura) of Nomura and between permitted transferees of Nomura, provided that such permitted transferee is an ‘‘Investor’’ for all purposes of the Investor Shareholder Agreement or, in connection with such transfer, executes a joinder to the Investor Shareholder Agreement to become an ‘‘Investor’’ for all purposes of the Investor Shareholder Agreement. After one year, Nomura and its permitted transferees may transfer any or all of the Class A shares acquired pursuant to the Securities Purchase Agreement. The Company has agreed not to waive for at least 120 days Nomura’s standstill agreement, described below.

For the purposes of the Investor Shareholder Agreement, a ‘‘permitted transferee’’ of Nomura means any of Nomura’s subsidiaries or controlled affiliates.

Standstill Provision

Except as otherwise expressly provided in the Investor Shareholder Agreement, or as specifically approved by a majority of the members of our board of directors, including at least a majority of the principals who are members of our board of directors, no Investor or any of its affiliates shall, directly or indirectly, (i) by purchase or otherwise, beneficially own, acquire, agree to acquire or offer to acquire any of our voting securities or direct or indirect rights or options to acquire our voting securities other than the Class A Shares acquired pursuant to the Securities Purchase Agreement, (ii) enter, propose to enter into, solicit or support any merger or business combination or similar transaction involving us or any of our subsidiaries, or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of us or any of our subsidiaries (except for proposals to purchase or acquire a non-material portion of our assets or the assets of any of our subsidiaries that are not required to be publicly disclosed), (iii) initiate or propose any security holder proposal without the approval of our board of directors granted in accordance with the Investor Shareholder Agreement or make, or in any way participate in, any ‘‘solicitation’’ of ‘‘proxies’’ (as such terms are used in the proxy rules promulgated by the SEC under the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any of our voting securities or request or take any action to obtain any list of our security holders for such purposes with respect to any matter (or, as to such matters, solicit any person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange Act), (iv) form, join or in any way participate in a group (other than a group consisting solely of Nomura and its respective affiliates) formed for the purpose of acquiring, holding, voting or disposing of or taking any other action with respect to our voting securities, (v) deposit any of our voting securities in a voting trust or enter into any voting agreement or arrangement with respect thereto (other than the Investor Shareholder Agreement and such voting trusts or agreements which are solely between Nomura and its affiliates or made between Nomura and its affiliates and us pursuant to the Investor Shareholder Agreement), (vi) seek representation on our board of directors, the removal of any directors from our board of directors or a change in the size or composition of our board of directors (in each case, other than as provided in the Investor Shareholder Agreement), (vii) make any request to amend or waive any of the foregoing provisions, which request would require public disclosure under applicable law, rule or regulation, (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal, (ix) take any action challenging the validity or enforceability of the foregoing or (x) assist, advise, encourage or negotiate with any person with respect to, or seek to do, any of the foregoing; provided that (a) it shall not be a violation of clause (x) above to sell the Class A shares acquired by Nomura in connection with the Nomura transaction and (b) it shall not be a violation of any of the restrictions set forth in clauses (i)-(x) above for an ‘‘Investor’’ for purposes of the Investor Shareholder Agreement to (1) trade our securities or the securities of our subsidiaries for the accounts of its customers in the ordinary course of trading, investment management, financing and brokerage activities subject to appropriate information barriers being in place or (2) participate in any coinvestment opportunities offered to it by us or certain of our subsidiaries.

Drag-Along and Tag-Along Rights

If, prior to the consummation of this offering, our board of directors approves a sale of all or substantially all of our business to a third party, Nomura, each other permitted transferee of Nomura that holds Class A shares and each of their respective direct or indirect transferees of Class A shares, agree to take all actions approved or requested by our board of directors in connection with the approved sale.

If, prior to the consummation of this offering, any of our principals transfers Class A shares or Fortress Operating Group units (and the corresponding Class B shares) to one or more persons (a ‘‘Tag-Along Purchase’’) other than a permitted transferee or pursuant to a grant to certain of our employees and the employees of our affiliates, then Nomura and other persons who become ‘‘Investors’’ for purposes of the Investor Shareholder Agreement (a ‘‘Tag-Along Rightsholder’’) shall have the right to sell to such Tag-Along Purchaser Class A shares and/or Fortress Operating Group units (and the corresponding Class B shares) proposed to be transferred by the principal, up to that number equal to the percentage of the sum of Class A shares and Fortress Operating Group units

(and the corresponding Class B shares) proposed to be transferred by the principals determined by dividing the total number of Class A shares and Fortress Operating Group units (and the corresponding Class B shares) then owned by such Tag-Along Rightsholder by the sum of (x) the total number of Class A shares and Fortress Operating Group units (and the corresponding Class B shares) then owned by all such Tag-Along Rightsholders exercising their tag-along rights and (y) the total number of Class A shares and Fortress Operating Group units (and corresponding Class B shares) then owned by the selling principal. Each Tag-Along Rightsholder will be bound by the same terms and conditions as the principal, including representations, warranties, indemnities and payment of all out-of-pocket costs associated with such transaction on a pro-rata basis.

Registration Rights

Demand Rights.    We have granted to Nomura and its permitted transferees, ‘‘demand’’ registration rights that allow them at any time after six months following the consummation of this offering, to request that we register under the Securities Act, an amount of shares representing at least 2.5% of the total voting power of all our securities, subject to the transfer restrictions discussed above. Nomura and its permitted transferees are entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering to which Nomura and its permitted transferees held ‘‘piggyback’’ rights (as described below) and were given the opportunity to sell shares in the offering and which offering included at least 50% of the shares collectively requested by such persons to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited or other financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights.    For so long as Nomura, together with its permitted transferees and their respective permitted transferees, beneficially own an amount of shares representing at least 1% of the total voting power of all our securities, such holder of our equity securities shall also have ‘‘piggyback’’ registration rights that allow them to include the shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights, subject to the transfer restrictions discussed above. The ‘‘piggyback’’ registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Indemnification; Expenses.    We have agreed to indemnify Nomura and its permitted transferees against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such holder’s misstatement or omission, and such holders have agreed to indemnify us against all losses caused by their misstatements or omissions. We will pay all expenses incident to our performance under the Investor Shareholder Agreement, and Nomura and its permitted transferees will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under the Investor Shareholder Agreement.

Most Favored Nations.    Except for shelf registration rights and the number of demand rights granted to our principals and their permitted transferees pursuant to the shareholder agreement, we have agreed that if we grant superior or more favorable demand, piggyback or incidental registration rights than those provided to Nomura and its permitted transferees, any such superior or more favorable rights and/or terms shall be deemed to have been granted simultaneously to Nomura and its permitted transferees.

Exchanges; Repurchases; Recapitalization.

Unless otherwise provided in the Investor Shareholder Agreement, neither we nor any of our subsidiaries shall effect any repurchase, recapitalization, reorganization, reclassification, merger,

consolidation, share exchange, liquidation, spin-off, stock split, dividend, distribution or stock consolidation, subdivision or combination that would not afford to each holder of Class A shares the same type and amount of consideration per Class A share or Fortress Operating Group unit (and the corresponding Class B shares). In addition, neither we nor any of our subsidiaries shall effect any repurchase or redemption of Class A Shares or Fortress Operating Group units (and the corresponding Class B shares) from any holder of Class A shares or Fortress Operating Group units (and the corresponding Class B shares), other than on a pro rata basis from all holders of Class A shares and all holders of Fortress Operating Group units (and the corresponding Class B shares) participating in such repurchase or redemption at the same type and amount of consideration except for repurchases of Class A shares or Fortress Operating Group units (and the corresponding Class B shares) that affect the Class A shares and Fortress Operating Group Units (and the corresponding Class B shares) on a pro rata basis.

Other Related Party Transactions

From time to time, we may advance amounts on behalf of affiliates for short periods. In such cases, those affiliates generally incur interest charges. One of our indirect subsidiaries acts as the loan origination platform for our hybrid hedge funds. In this respect, it holds commercial lending licenses in various states and receives nominal fees for its loan origination duties.

We have entered into cost sharing arrangements with the operating subsidiaries of the private equity funds, including subleases of certain of its office space. Furthermore, the operating subsidiaries of the private equity funds have a separate cost sharing arrangement with each other. Our principals have guaranteed payment on an individual, and not joint, basis to certain of our private equity funds of any contingent repayment, or clawback, obligation with respect to the private equity fund incentive income in the event that we fail to fulfill our clawback obligation, if any, subject to certain limitations. The shareholders agreement contains our agreement to indemnify the principals for all amounts which the principals pay pursuant to these guaranties.

Fortress Funds and/or their portfolio companies (both funds which are consolidated under GAAP on our historical financial statements and funds which are not so consolidated) have engaged in a number of related party transactions. Neither the company, Fortress Operating Group nor any of our investment management subsidiaries was a party to any of these transactions. These transactions are transactions that, if entered into following deconsolidation of the consolidated Fortress Funds, we would not consider as related party transactions, since we are not a party to any of these transactions:

•	One of the Fortress Funds has investments in two real estate related joint ventures with one of our Castles, which aggregated approximately $30 million as of December 31, 2005.

•	Certain of our portfolio companies are co-owned by, have merged with, or have engaged in transactions with, other portfolio companies. Generally, co-ownership arrangements are entered into due to transaction size limitations in individual funds and transactions between portfolio companies take advantage of synergies between these entities.

•	In some instances, portfolio companies have entered into contracts with other portfolio companies or with certain of our equity method investees to provide services to, or receive services from, these entities, including asset management, consulting and loan servicing. These contracts were entered into because the entity providing the service possessed relevant expertise.

Our employees are permitted to participate in our Fortress Funds by investing in these funds alongside non-employee third party investors. Many of our employees, including our principals and other executive officers, have invested in these funds. In many cases, participation is limited by law to individuals who qualify under applicable legal regimes. These funds generally do not require employees to pay management fees and do not deduct incentive fees or ‘carried interest’ from the funds’ distributions to these employees.

Distributions to our fiscal 2006 executive officers (or persons or entities affiliated with them) of profits earned on investments made by, and other income from, any fund for which amounts that were distributed (including return of capital invested by such directors or officers*) to or, in the case of hedge funds, that could have been withdrawn by such director or officer exceeded $120,000 in fiscal 2006 were, in the aggregate, as follows: Mr. Bass - $         ; Mr. Briger - $         ; Mr. Edens - $         ; Mr. Kauffman - $         ; Mr. Nardone - $         ; and Mr. Novogratz - $         ..

Fortress generally bears overhead, administrative and other expenses for, and may provide certain other services free of charge to, these funds. In addition, certain of our executive officers from time to time invest their personal funds directly in affiliates of our funds on the same terms and with the same conditions as the other investors in these affiliates, who are not our directors, executive officers or employees.

*	In fiscal 2006, the return of capital invested by such persons in such funds over several years was as follows: Mr. Bass - $ ; Mr. Briger — $ ; Mr. Edens — $ ; Mr. Kauffman — $ ; Mr. Nardone — $ ; Mr. Novogratz — $ ..

Fortress Operating Group Limited Partnership Agreements

Please see the section entitled ‘‘Description of Shares — Agreement of Limited Partnership of Fortress Operating Group Entities’’ for a description of these agreements.

Employment Agreements

Please see the section entitled ‘‘Management — Employment Agreements’’ for a description of these agreements.

Indemnification Agreements

Please see the section entitled ‘‘Management — Indemnification Agreements’’ for a description of these agreements.

Policies and Procedures for Related Party Transactions

Prior to the completion of this offering, our board of directors is expected to adopt a Policy and Procedures With Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, the conflicts committee of our board of directors must review and approve in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules that may be established by the conflicts committee to cover specific categories of transactions, including the guidelines described below. All Related Persons (defined below) are required to report to our legal department any such related person transaction prior to its completion and the legal department will determine whether it should be submitted to the conflicts committee for consideration.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its consolidated subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

Our Related Person Policy provides that the following transactions shall be deemed pre-approved by the conflicts committee, even if the aggregate of any one or more of such transactions exceeds $120,000: (i) any investment by a Related Person in a private investment fund or other private collective investment vehicle managed by us or any of our subsidiaries or affiliates with respect to which management and incentive fees are waived (partially or in full), so long as it is not in violation of such fund’s organizational documents; (ii) any investment by a Related Person in an offering of securities of an issuer (other than securities of an entity covered by clause (i) above) controlled or managed by us or any of our subsidiaries or affiliates; and (iii) any other investment by a Related Person or any other transaction arrangement or relationship in which a Related Person participates so long as such investment, transaction, arrangement or relationship is also generally available to our senior employees.

A ‘‘Related Person’’, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

AGREEMENT AMONG PRINCIPALS

Prior to consummation of this offering, the principals will enter into an agreement among principals (the ‘‘Principals Agreement’’) which provides, that in the event a principal voluntarily terminates his employment with us for any reason prior to the fifth anniversary of the consummation of this offering (the ‘‘Consummation Date’’), a portion of the Fortress Operating Group units (and corresponding Class B shares and certain rights under the tax receivable agreement) held by that principal as of the Consummation Date (the ‘‘Initial Class B Shares’’ and ‘‘Initial Partnership Units,’’ respectively, and, together with the applicable rights under the tax receivable agreement and all securities and/or cash into which such initial Class B shares or Initial Partnership Units are exchanged, including Class A shares into which Fortress Operating Group units shall have been exchanged collectively, the ‘‘Forfeitable Interests’’) will be forfeited as of the Forfeiture Date (as defined below) to the principals (‘‘continuing principals’’) who continue to be employed by Fortress as of the applicable Forfeiture Date, as follows:

•	in the event such termination occurs prior to the first anniversary of the Consummation Date, 82.5% of such principal’s Forfeitable Interests (and such percentage of all distributions received with respect to such Forfeitable Interests after the date such principal voluntarily terminates his employment with us) shall be forfeited;

•	in the event such termination occurs after the first but prior to the second anniversary of the Consummation Date, 66% of such principal’s Forfeitable Interests (and such percentage of all distributions received with respect to such Forfeitable Interests after the date such principal voluntarily terminates his employment with us) shall be forfeited;

•	in the event such termination occurs after the second but prior to the third anniversary of the Consummation Date, 49.5% of such principal’s Forfeitable Interests (and such percentage of all distributions received with respect to such Forfeitable Interests after the date such principal voluntarily terminates his employment with us) shall be forfeited;

•	in the event such termination occurs after the third but prior to the fourth anniversary of the Consummation Date, 33% of such principal’s Forfeitable Interests (and such percentage of all distributions received with respect to such Forfeitable Interests after the date such principal voluntarily terminates his employment with us) shall be forfeited; and

•	in the event such termination occurs after the fourth but prior to the fifth anniversary of the Consummation Date, 16.5% of such principal’s Forfeitable Interests (and such percentage of all distributions received with respect to such Forfeitable Interests after the date such principal voluntarily terminates his employment with us) shall be forfeited.

None of the forfeited Forfeitable Interests shall return to or benefit us or the Fortress Operating Group. Forfeitable Interests will be allocated among the continuing principals based on their and their permitted transferees’ collective pro rata ownership of all Forfeitable Interests held by the continuing principals and their respective permitted transferees as of the Forfeiture Date; provided, that for purposes of the above allocation, each principal will be deemed to hold all Forfeitable Interests that he or his permitted transferree transfers to a charitable institution, even if such charitable institution subsequently transfers such Forfeitable Interests to any other person or entity. Any Forfeitable Interests received by a principal pursuant to the forfeiture provisions of the Principals Agreement will remain subject to the foregoing forfeiture provisions in the receiving principal’s hands as if they had been Forfeitable Interests of such principal; provided, that each principal shall be permitted to sell without regard to the transfer restrictions set forth in the shareholders agreement such number of Forfeitable Interests received by him as are required to pay taxes payable as a result of the receipt of such interests, calculated based on the maximum combined U.S. federal, New York State and New York City tax rate applicable to individuals; and provided further that each principal who is not required to pay taxes in the applicable fiscal quarter in which he receives Forfeitable Interests as a result of being in the federal income tax ‘‘safe harbor’’ will not effect any such sales prior to the six month anniversary of the applicable termination date which gave rise to the receipt of such Forfeitable Interests.

The transfer by a principal of any Forfeitable Interests to a permitted transferee or any other person will in no way affect any of his obligations under the Principals Agreement; provided that a principal may require a permitted transferee to sign a joinder to the Principals Agreement in order to bind such permitted transferee to the forfeiture provisions in the agreement with respect to Forfeitable Interests transferred to the permitted transferee. A principal may, in his sole discretion, satisfy all or a portion of his obligations under the Principals Agreement by substituting, for any Class A share otherwise forfeitable, an amount of cash equal to the closing trading price, on the business day immediately preceding the Forfeiture Date, of a Class A share on the securities exchange where the Class A shares then primarily trade.

The forfeiture requirements contained in the Principals Agreement shall lapse with respect to a principal and his permitted transferees upon his death or disability, unless he voluntarily terminated his employment with us prior to such event.

The Principals Agreement may be amended and the terms and conditions of the Principals Agreement may be changed or modified upon the approval of a majority of the principals who remain employed by the Fortress Operating Group. We, our shareholders and the Fortress Operating Group have no ability to enforce any provision thereof or to prevent the principals from amending the Principals Agreement or waiving any forfeiture obligation.

For the purposes of the Principals Agreement, ‘‘Forfeiture Date’’ means, as to the Forfeitable Interests to be forfeited to any continuing principal, the date which is the earlier of (i) the date that is six months after the applicable date of termination of employment and (ii) the date on or after such termination date that is six months after the date of the latest publicly-reported disposition of our equity securities by any such continuing principals, which disposition is not exempt from the application of the provisions of Section 16(b) of the Securities Exchange Act of 1934.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our Class A shares and Fortress Operating Group units (and corresponding Class B shares), which at any time and from time to time are exchangeable for Class A shares or, at our option, cash equal to the value of one Class A share, upon consummation of this offering and related transactions by (1) each person known to us to beneficially own more than 5% of any class of the outstanding shares of Fortress Investment Group LLC, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group. Prior to this offering, our principals owned all of our outstanding Class B shares and there were 55,071,450 Class A shares outstanding, which we issued to Nomura in the Nomura transaction. Our principals also owned 85% of the Fortress Operating Group units prior to this offering. See ‘‘Our Structure’’.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the Class B shares and Fortress Operating Group units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated, the address of each person named in the table is c/o Fortress Investment Group LLC, 1345 Avenue of Americas, 46th Floor, New York, New York 10105.

	Amount and Nature of Beneficial Ownership
	Class A shares Beneficially Owned		Class B shares Beneficially Owned			Fortress Operating Group Units Beneficially Owned
	Number of Shares	Percent(1)	Number of Shares	Percent(1)	Percent of Voting Power	Number of Units	Percent(1)
Peter Briger
Wesley Edens
Robert Kauffman
Randal Nardone
Michael Novogratz
Daniel Bass
All directors and executive officers as a group ( persons)
Nomura(2)	—	61.6%	—	—	13.7%	—	—

(1)	Based on 89,357,450 Class A shares, 312,071,550 Class B shares and 401,429,000 Fortress Operating Group units to be outstanding upon consummation of this offering and assumes no exchange of Fortress Operating Group units for our Class A shares, and no exercise of the underwriters’ option to purchase an additional 5,142,900 Class A shares.

(2)	Nomura Investment Managers U.S.A., Inc. c/o Nomura Holdings, Inc., 1-9-1, Nihonbashi, Chuo-ku, Tokyo, 103-8645 Japan,

DESCRIPTION OF INDEBTEDNESS

Senior Credit Agreement

General.    Certain members of the Fortress Operating Group are borrowers under an amended and restated credit agreement, dated as of June 23, 2006, by and among the borrowers, certain affiliates of the borrowers as guarantors, Bank of America, N.A., as administrative agent, and certain financial institutions from time to time party thereto as lenders. The credit agreement provides for (i) a $150 million revolving credit facility and (ii) a $600 million term loan facility (including a term loan A-1, term loan A-2 and term loan B). The credit facility matures on June 23, 2011.

As of September 30, 2006, we had borrowed $95 million under the revolving credit facility and $600 million under the term loan facility. We will use $250.0 million of the net proceeds from this offering to prepay amounts under the term loan facility.

Security for the Credit Agreement.    The credit agreement is secured by (i) a first priority lien on all assets of the borrowers and the guarantors and (ii) a pledge of the shares (or equivalent equity interests) of each of the borrowers and the guarantors, in each case, subject to customary carve-outs.

Interest Rate.    Upon consummation of this offering, loans under the credit agreement accrue interest at a rate equal to with respect to (i) LIBOR loans, LIBOR plus 1.50% and (ii) base rate loans, base rate plus 0.50%. Under the credit agreement, base rate is defined for any day as a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus 0.50% and (ii) the prime rate as publicly announced by Banc of America, N.A.

Commitment Fee, Letter of Credit Fees and Unused Fees.    Upon consummation of this offering, the borrowers are required to pay a commitment fee of 0.25%, a letter of credit fee of 1.50% and unused fees of 0.25% per annum.

Payment Terms.    Upon receipt of the net cash proceeds from this offering, we are required to prepay term loans under the credit agreement in the principal amount of $250.0 million. We are also required to make principal payments on principal on (i) the term loan A-1 as follows: $35 million on December 31, 2009, $15 million on December 31, 2010 and the remaining balance upon final maturity, (ii) the term loan A-2 as follows: $20 million on June 30, 2010 and the remaining balance on December 31, 2010 and (iii) the term loan B in full upon final maturity. In addition, we are required to make payments of interest in arrears on each interest payment date (to be determined depending on interest period elections made by the borrowers).

Voluntary Prepayment.    The borrowers may prepay loans under the credit agreement without penalty in whole or in part, without penalty or premium, subject to certain minimum amounts and increments.

Mandatory Prepayment.    The borrowers are required to prepay loans under the credit agreement upon the occurrence of certain events, including asset sales and other dispositions, extraordinary receipts and the issuance of equity.

In addition, the aggregate revolving commitments will be permanently reduced on December 31, 2010 to an amount equal to $100 million (unless the aggregate revolving commitments have previously been reduced to a lower amount).

Affirmative and Negative Covenants.    The credit agreement includes customary covenants. Among other things the borrowers are prohibited from incurring additional indebtedness or further encumbering their assets, subject to certain exceptions. The credit agreement also contains the following financial covenants: (i) a covenant requiring a minimum amount of assets which are subject to management agreements on which the credit agreement loan parties earn a management fee, (ii) a covenant requiring a minimum amount of EBITDA (as defined in the credit agreement) earned by the credit agreement loan parties in a four fiscal quarter period, (iii) a covenant requiring a minimum amount of specified investments (which, in some cases, must be subject to a security interest in favor of the lenders) and (iv) a covenant requiring a minimum fair market value for certain stocks, cash and cash equivalents on which the lenders under the credit agreement have a security interest. In order of make dispositions of investments or to draw upon the credit agreement, Fortress Operating Group must not:

•	Permit the assets under management subject to management fees to be less than $15 billion as of December 31, 2006, plus an additional $500 million for each year thereafter;

•	Permit EBITDA for the prior twelve months, for each quarter ended to be less than $200 million as of September 30, 2006, $300 million as of December 31, 2006 and $400 million as of December 31, 2007;

•	Permit the collateral value to be less than (i) $45.0 million, plus (ii) 25% of the value paid (whether cash or non-cash) in connection with a transfer of management functions of a Fortress Fund to the fund itself; or

•	Prior to the closing of this offering, permit the aggregate value of investments held, to be less than the sum of $400 million, or as of January 31, 2007 and thereafter, $425 million and, in either case, plus 25% of the value paid (whether cash or non-cash) in connection with a transfer of management functions of a Fortress Fund to the fund itself. Subsequent to the closing of this offering, permit the aggregate value of investments held to be less than the sum of $500 million plus 25% of the value paid (whether cash or non-cash) in connection with a transfer of management functions of a Fortress Fund to the fund itself.

In addition, under our credit agreement, we are permitted to make cash distributions subject to the following restrictions: (a) no event of default exists immediately prior to or subsequent to the distribution, (b) the amount of distributions over the prior 12 months do not exceed free cash flow (as defined in our credit agreement) for the prior 12 month period, and (c) after giving effect to the distribution, we have cash on hand of not less than accrued but unpaid taxes and amortization obligations under the credit agreement which are required in the next 90 days. The events of default described under the credit agreement are typical of such agreements and include payment defaults, failure to comply with credit agreement covenants, cross-defaults to material indebtedness, bankruptcy and insolvency, change of control, and adverse events with respect to our material funds.

Events of Default.    The credit agreement contains customary events of default, including, without limitation, payment defaults, failure to comply with credit agreement covenants, cross-defaults to other material indebtedness, bankruptcy, insolvency and change of control, and adverse events with respect to our material funds. If any ‘‘event of default’’ occurs and is continuing, Bank of America, N.A. may, and at the request of the required lenders will, terminate the commitments and declare all of the amounts owed thereunder to be immediately due and payable and prevent the Fortress Operating Group from making any distribution to us.

DESCRIPTION OF SHARES

The following descriptions of our shares and provisions of our amended and restated operating agreement, which will be in effect upon consummation of this offering, are summaries and are qualified by reference to our amended and restated operating agreement, a copy of which has been filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

Upon consummation of this offering, our authorized shares will consist of 1 billion Class A shares, 750 million Class B shares and 250 million preferred shares.

Shares

Upon consummation of this offering, there will be 89,357,450 Class A shares and 312,071,550 Class B shares outstanding, assuming no exercise of the underwriters’ option to purchase additional shares.

Class A shares

Upon consummation of this offering, all of the outstanding Class A shares will be duly issued. No holder of Class A shares will be entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of Class A shares will be entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of Class A shares will share ratably (based on the number of Class A shares held) in any dividend declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares. Dividends consisting of Class A shares may be paid only as follows: (i) Class A shares may be paid only to holders of Class A shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A shares will be entitled to receive our remaining assets available for distribution in accordance with and to the extent of positive balances in the respective capital accounts after taking into account certain adjustments.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our Class A shares are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Class A shares will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Under our amended and restated operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief each holder of our Class A shares also is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Class B shares

All of the Class B shares have been duly issued and are held by our principals. No holder of Class B shares will be entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of our Class B shares will be entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of our Class B shares will not have any right to receive dividends other than dividends consisting of Class B shares paid proportionally with respect to each outstanding Class B share.

Liquidation Rights

Upon our liquidation, dissolution or winding up, no holder of Class B shares will have any right to receive distributions.

Preferred Shares

Our operating agreement authorizes our board of directors to establish one or more series of preferred shares. Unless required by law or by any stock exchange, the authorized preferred shares will be available for issuance without further action by Class A shareholders. Our board of directors is able to determine, with respect to any series of preferred shares, the holders of terms and rights of that series, including:

•	the designation of the series;

•	the amount of preferred shares of the series, which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of preferred shares of the series then outstanding;

•	whether distributions, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which distributions, if any, will be payable;

•	the redemption rights and price or prices, if any, for preferred shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of the preferred shares of the series;

•	the amounts payable on preferred shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our Company;

•	whether the preferred shares of the series will be convertible into or exchangeable for interests of any other class (other than Class B shares) or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

•	restrictions on the issuance of preferred shares of the series or of any shares of any other class or series; and

•	the voting rights, if any, of the holders of the preferred shares of the series.

We could issue a series of preferred shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of Class A shares might believe to be in their best interests or in which holders of Class A shares might receive a premium for their Class A shares over the market price of the Class A shares.

Listing

We intend to list our Class A shares on the New York Stock Exchange under the symbol ‘‘FIG’’.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A shares and our Class B shares is American Stock Transfer & Trust Company.

Amended and Restated Operating Agreement

Organization and Duration

Our limited liability company was formed on November 6, 2006 as Fortress Investment Group Holdings LLC, and was subsequently renamed Fortress Investment Group LLC on                         , 2007, and will remain in existence until dissolved in accordance with our amended and restated operating agreement.

Purpose

Under our amended and restated operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that, except if our board of directors determines that it is no longer in our best interests, our management shall not cause us to engage, directly or indirectly, in any business activity that our board of directors determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Relationship with Fortress Operating Group Entities

Under our amended and restated operating agreement, we must receive the consent of the principals before engaging in the following actions:

(i)	directly or indirectly entering into or conducting any business or holding any assets other than (a) business conducted and assets held by the Fortress Operating Group and its subsidiaries, (b) ownership, acquisition and disposition of equity interests in our subsidiaries, (c) the management of the business of the Fortress Operating Group, (d) making loans and incurring indebtedness that is otherwise not prohibited under the amended and restated operating agreement, (e) the offering, sale, syndication, private placement or public offering of securities or other interests in compliance with the amended and restated operating agreement, (f) any financing or refinancing related to the Fortress Operating Group and its subsidiaries, (g) any activity or transaction contemplated by the Investor Shareholder Agreement, the Shareholders Agreement or the Exchange Agreement, and (h) any activities incidental to the foregoing;

(ii)	incurring or guaranteeing any indebtedness other than that incurred in connection with an exchange under the Exchange Agreement and indebtedness to the Company or any of its subsidiaries;

(iii)	owning any assets other than permitted equity interests, permitted indebtedness, and such cash and cash equivalents as the board of directors deems reasonably necessary for us and our subsidiaries to carry out our respective responsibilities contemplated under the amended and restated operating agreement;

(iv)	disposing of any interest in the Fortress Operating Group, or owning any interest in any person other than the Fortress Operating Group entities or a wholly owned subsidiary that directly or indirectly owns an interest in the Fortress Operating Group entities;

(v)	issuing equity securities unless the proceeds of the issuance are contributed to the Fortress Operating Group entities in exchange for equity securities of the Fortress Operating Group entities with preferences, rights, terms and provisions that are substantially the same as those of such Company equity securities and equal in number to the number of Company equity securities issued;

(vi)	contributing cash or other assets to the Fortress Operating Group entities other than proceeds from the issuance of equity securities;

(vii)	effecting any share split, subdivision, reverse share split, combination, pro rata distribution or any other recapitalization or reclassification of the Class A or Class B common shares or units of the Company or any Fortress Operating Group entity, unless similar transactions are effected concurrently such that (a) the ratio of outstanding Class A common shares or units to outstanding Class B common shares or units is maintained and (b) the Company and all Fortress Operating Group entities have the same number of Class A and Class B common shares or units outstanding;

(viii)	making any capital contribution to any Fortress Operating Group entity unless a capital contribution is concurrently made to all of the Fortress Operating Group entities and the values of the capital contributions to all Fortress Operating Group entities are proportional to their relative equity values at the time; and

(ix)	permitting any Fortress Operating Group entity to issue any equity securities to the Company or any of its subsidiaries unless each other Fortress Operating Group entity concurrently issues equity securities that are equal in number to and have substantially the same provisions as the equity securities issued by such Fortress Operating Group entity.

Agreement to be Bound by our Amended and Restated Operating Agreement; Power of Attorney

By purchasing a Class A share, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our amended and restated operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a Class A share or a Class B share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our amended and restated operating agreement.

Duties of Officers and Directors

Our amended and restated operating agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our amended and restated operating agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, or DGCL, except as expressly modified by the terms of the amended and restated operating agreement. Finally, our amended and restated operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

Our amended and restated operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL. However, there are certain provisions in our amended and restated operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our amended and restated operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders; (ii) intentional misconduct or knowing violations of the law that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend, or (iv) a transaction from which the director derived an improper personal benefit.

Second, our amended and restated operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our amended and restated operating agreement provides that in the event a potential conflict of interest exists or arises between any of our principals, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (i) approved by our conflicts committee, which is composed of independent directors, (ii) approved by shareholders holding a majority of our shares that are disinterested parties, (iii) on terms no less favorable than those generally provided to or available from unrelated third parties, or (iv) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

In addition, our amended and restated operating agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Directors

At our first annual meeting of shareholders following this offering, certain members of our board of directors will be re-elected by our shareholders on a staggered basis.

Removal of Members of Our Board of Directors

Any director may be removed, with or without cause, by holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares then entitled to vote at an election of directors.

Expansion of Board of Directors

Our amended and restated operating agreement provides that after the consummation of this offering we may not expand the size of our board of directors without the approval of holders representing a majority of the total combined voting power of our outstanding Class A and Class B shares.

Investing in FIG Asset Co. LLC

Our amended and restated operating agreement provides that we may not allow FIG Asset Co. LLC to make any investment, directly or indirectly, without the unanimous approval of all holders of Class B shares when such Class B shareholders would be required to contribute funds in order for such shareholders to maintain their respective ownership percentages in such entity.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the amended and restated operating agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to the amended and restated operating agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the amended and restated operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers.

Amendment of Our Amended and Restated Operating Agreement

Amendments to our amended and restated operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of the holders of such class or series.

Prohibited Amendments.    No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•	provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares;

•	change the term of existence of our company; or

•	give any person the right to dissolve our limited liability company other than our board of directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding Class A and Class B shares.

The provision of our amended and restated operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A and Class B shares, voting together as a single class.

No Shareholder Approval.    Our board of directors may generally make amendments to our amended and restated operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our amended and restated operating agreement;

•	the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that neither we, our operating subsidiaries nor any of their respective subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

•	an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or ‘‘plan asset’’ regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional securities or rights to acquire securities;

•	any amendment expressly permitted in our amended and restated operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our amended and restated operating agreement;

•	any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our amended and restated operating agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make amendments to our amended and restated operating agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:

•	do not adversely affect the shareholders (including any particular class of shares as compared to other classes of shares) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our amended and restated operating agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our amended and restated operating agreement or are otherwise contemplated by our amended and restated operating agreement.

Merger, Sale or Other Disposition of Assets

Our board of directors is generally prohibited, without the prior approval of holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of our assets, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in the amended and restated operating agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders. The shareholders are not entitled to dissenters’ rights of appraisal under the amended and restated operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Grantor Trust

In the future, our board of directors may consider implementing a reorganization without the consent of shareholders whereby a Delaware statutory trust (the ‘‘Trust’’) would hold all of our outstanding Class A shares and each holder of Class A shares would receive common shares of the Trust in exchange for its shares. The board will have the power to decide in its sole discretion to implement such a trust structure. Our Trust would be treated as a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each investor would be treated as the beneficial owner of a pro rata portion of the shares held by the Trust and shareholders would receive annual tax information relating to their investment on IRS Forms 1099 (or substantially similar forms as required by law), rather than on IRS Schedules K-1. Our board will not implement such a trust structure if, in its sole discretion, the reorganization would be taxable or otherwise alter the benefits or burdens of ownership of the shares, including, without limitation, a shareholder’s allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. Our board of directors will also be required to implement the reorganization in such a manner that does not have a material effect on the voting and economic rights of Class A shares and Class B shares.

The IRS could challenge the Trust’s manner of reporting to investors (e.g., if the IRS asserts that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes). In addition, the Trust could be subject to penalties if it were determined that the Trust did not satisfy applicable reporting requirements.

Termination and Dissolution

We will continue as a limited liability company until terminated under our amended and restated operating agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares; (2) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Election to be Treated as a Corporation

If the Board of Directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, the Board of Directors may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

In the event that the board of directors determines the company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the company as a partnership for federal (and applicable state) income tax purposes, the company and each shareholder shall agree to adjustments required by the tax authorities, and the company shall pay such amounts as required by the tax authorities, to preserve the status of the company as a partnership.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting purposes, our fiscal year is the calendar year. For tax purposes, our fiscal year end is the same as Nomura’s tax year end, although we may request permission from the IRS to adopt a tax year end of December 31. We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) as promptly as possible, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us may be subject to delay as a result of the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns.

Anti-Takeover Effects, Our Amended and Restated Operating Agreement

The following is a summary of certain provisions of our amended and restated operating agreement that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the interests held by shareholders.

Authorized but Unissued Shares

Our amended and restated operating agreement authorizes us to issue 1 billion Class A shares, 750 million Class B shares and 250 million preferred shares for the consideration and on the terms and conditions established by our board of directors without the approval of any holders of our shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Class A shares remain listed on the New York Stock Exchange, require approval by shareholders of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of Class A shares. These additional Class A shares or equity securities may be utilized for a variety of purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. Our ability to issue additional Class A shares and other equity securities could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute — Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our amended and restated operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Operating Agreement

Certain provisions of our amended and restated operating agreement may make a change in control of our company more difficult to effect. Our amended and restated operating agreement provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our shareholders. The terms of the first, second and third classes will expire in 2008, 2009 and 2010, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding Class A and Class B shares can elect all of the directors then standing for election currently, and the holders of the Class A shares will not be able to elect any directors. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders. In addition, our amended and restated operating agreement provides that directors may be removed with or without cause by holders of a majority of the total voting power of our outstanding Class A and Class B shares then entitled to vote at an election of directors.

Our amended and restated operating agreement also provides that our shareholders (with the exception of our principals if they collectively own shares representing at least 50% of the total combined voting power of all of our Class A and Class B shares) are specifically denied the ability to call a special meeting of the shareholders. Advance notice must be provided by our shareholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.

Partner Units

Fortress Operating Group consists of the entities owned by the principals prior to the consummation of this offering; each such entity has an identical number of limited partner interests which number, in turn, is equal to the number of our outstanding Class A and Class B shares. The term ‘‘Fortress Operating Group unit’’ refers to the aggregate of interests consisting of one limited partner interest in each Fortress Operating Group entity.

Upon consummation of this offering, there will be 401,429,000 Fortress Operating Group units issued and outstanding, 89,357,450 of which will be voting limited partner units beneficially owned by our intermediate holding companies and 312,071,550 of which will be non-voting limited partner interests beneficially owned by our principals in the aggregate. The voting limited partnership units owned by our intermediate holding companies will represent 100% of the voting interests in the Fortress Operating Group. One Fortress Operating Group unit represents one limited partnership interest in each entity comprising the Fortress Operating Group. The net cash proceeds received by us from any issuance of Class A shares will be concurrently transferred to our intermediate holding companies which will, in turn, then contribute the cash proceeds to the Fortress Operating Group entities in exchange for voting limited partnership interests which collectively equal a number of units equal to such number of Class A shares issued by us.

The voting limited partner units, held by the intermediate holding companies, will have certain voting rights associated with them, including the exclusive right to (1) elect, remove and replace the general partner of each of the Fortress Operating Group entities, (2) dissolve any of the Fortress Operating Group entities, and (3) other traditional voting rights. The non-voting limited partnership interests, held by the principals, would only have certain negative rights enumerated in the amended and restated partnership agreements of the Fortress Operating Group entities, such as protection against passage of amendments to such limited partnership agreements that would adversely affect the holders of non-voting limited partner interests without their consent.

Pursuant to the terms of the Exchange Agreement to be entered into upon the closing of this offering, each limited partnership unit not owned by us is effectively exchangeable on a one-for-one basis for Class A shares.

Agreement of Limited Partnership of Fortress Operating Group Entities

Each of the partnership agreements for the Operating Entities was entered into by FIG Corp. as the general partner and the principals as limited partners, and the partnership agreement for Principal Holdings was entered into by FIG Asset Co. LLC as the general partner and the principals as limited partners. The partnership agreements are substantially similar in form and the following is a summary of certain of the material provisions of each of the partnership agreements.

Management

The business and affairs of the limited partnership will be managed exclusively by the general partner. The limited partners, in their capacity as limited partners, will have no part in the management of the limited partnership and have no authority or right to act on behalf of or bind the limited partnership in connection with any matter. All determinations, decisions and actions made or taken by the general partner in accordance with the partnership agreement are conclusive and absolutely binding upon the limited partnership and its partners.

Partnership Interests

As of the completion of Nomura Transaction, all limited partner interests in the partnership are designated as either ‘‘Class A common units’’ or ‘‘Class B common units’’, and, except as expressly provided in the partnership agreement, a Class A common unit and a Class B common unit will entitle the holder thereof to equal rights, other than voting rights, under the partnership agreement, including with respect to distributions. As of the completion of this offering, the general partner will hold all of the Class A common units of the limited partnership and our principals and an affiliate of Peter Briger will hold all of the Class B common units of the limited partnership.

From time to time, the general partner may establish other classes or series of units, each having such relative rights, powers and duties and interests in profits, losses, allocations and distributions of the limited partnership as may be determined by the general partner. Among other things, the general partner has authority to specify (a) the allocations of items of partnership income, gain, loss, deduction and credit to holders of each such class or series of units; (b) the right of holders of each such class or series of units to share (on a pari passu, junior or preferred basis) in partnership distributions; (c) the rights of holders of each such class or series of units upon dissolution and liquidation of the limited partnership; (d) the voting rights, if any, of holders of each such class or series of units; and (e) the conversion, redemption or exchange rights applicable to each such class or series of units. The total number of units that may be created pursuant to the foregoing and the issuance thereof that may be authorized by the general partner is not limited.

Distributions

Subject to the terms of any additional classes or series of units established by the general partner, distributions will be made, after distributions for taxes, as and when determined by the general partner, to the partners in accordance with their respective Class A common units and Class B common units. The general partnership interest in the limited partnership held by the general partner will not entitle the general partner to receive any distributions. The general partner may cause the limited partnership to make distributions of cash, units or other assets or property of the limited partnership. No partner has the right to demand that the partnership distribute any assets in kind to such partner.

Issuance of Equity Securities by Fortress

If Fortress issues any equity securities, it is expected that: (i) Fortress will immediately contribute the cash proceeds or other consideration received from such issuance, and from the exercise of any rights contained in any such securities, to FIG Corp. and FIG Asset Co. LLC (allocated between them in accordance with their relative values at the time such equity securities are issued); (ii) FIG Corp. will immediately contribute its portion of such cash proceeds or other consideration to the Operating Entities and any other entities that FIG Corp. directly acquires an interest in after the date of this offering, to the extent that as of the date of such acquisition FIG Corp. and the principals and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in the other Operating Entities on such date (allocated among them in accordance with their relative values at the time such equity securities are issued); (iii) FIG Asset Co. LLC will immediately contribute its portion of such cash proceeds or other consideration to Principal Holdings and any other entities that FIG Asset Co. LLC directly acquires an interest in after the date of this offering, to the extent that as of the date of such acquisition FIG Asset Co. LLC and the principals and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in Principal Holdings on such date (allocated among them in accordance with their relative value at the time such equity securities are issued); (iv) in exchange for the portion of such cash proceeds or other consideration contributed to the limited partnership, the general partner will receive (x) in the case of an issuance of Class A shares, Class A common units, and (y) in the case of an issuance of any other equity securities by Fortress, except for Class B shares, a new class or series of units or other equity securities of the limited partnership with designations, preferences and other rights, terms and provisions that are substantially the same as those of such Fortress equity securities (with any dollar amounts adjusted to reflect the portion of the total amount of cash proceeds or other consideration received by Fortress that is contributed to the limited partnership); and (v) in the event of any subsequent transaction involving such Fortress equity securities (including a share split or combination, a distribution of additional Fortress equity securities, a conversion, redemption or exchange of such Fortress equity securities), the general partner will concurrently effect a similar transaction with respect to the units or other equity securities issued by the limited partnership in connection with the issuance of such Fortress equity securities.

In the event of any issuance of equity securities by Fortress, and the contribution of the cash proceeds or other consideration received from such issuance as described above, the limited partnership shall pay or reimburse Fortress (directly or indirectly by paying and reimbursing the general partner) for its pro rata portion (based on the portion of the total cash proceeds or other consideration contributed to the limited partnership) of the expenses incurred by Fortress in connection with such issuance, including any underwriting discounts or commissions.

If Fortress issues any equity securities and any of the transactions described above are not effected, then the general partner shall make such modifications to the partnership agreement as the general partner reasonably determines to be necessary so that, to the greatest extent possible, subsequent distributions to the holders of Class B common units (including distributions upon liquidation) will be the same as would be the case if such transactions had been effected. Such modifications to the partnership agreement may include changes in the rates of distributions or allocations of profit and loss among partners or a requirement that the general partner make future contributions to the limited partnership. The general partner may effect any such modifications without the consent or approval of any limited partner.

Transfer

A limited partner may not transfer all or any of such partner’s units without approval of the general partner, which approval may be granted or withheld in the general partner’s sole and complete discretion; provided, however, that without the general partner’s approval, a limited partner may (i) transfer units pursuant to the exchange agreement or exchange letter agreement among FIG Corp. and the principals, (ii) transfer units to a permitted transferee of such partner, or (iii) pledge or assign units to a non-affiliated lending institution. A limited partner may not, without the consent of the general partner, withdraw from the partnership prior to the partnership’s termination.

Limited partners holding a majority of the outstanding Class A common units have the right to remove the general partner at any time, with or without cause. Upon the withdrawal or removal of the general partner, limited partners holding a majority of the outstanding Class A common units shall have the right to appoint a successor general partner; provided, that any successor general partner must be a direct or indirect wholly owned subsidiary of Fortress.

Limitation on Partner Liability

The debts and liabilities of the limited partnership, whether arising in contract, tort or otherwise, are solely the debts and liabilities of the limited partnership, and no limited partner is obligated personally for any such debt, obligation or liability of the limited partnership solely by reason of being a limited partner. Pursuant to the Delaware Revised Uniform Limited Partnership Act, FIG Corp. or FIG Asset Co. LLC, as applicable, in its capacity as the general partner of a limited partnership, is liable for the debts and liabilities of the limited partnership to the extent that the limited partnership can not satisfy such debts and liabilities out of its assets.

Indemnification and Exculpation

To the fullest extent permitted by applicable law, the general partner and its officers, directors and employees are indemnified and held harmless by the limited partnership for and from any liabilities, losses, fees, penalties, damages, costs and expenses incurred by persons by reason of any act performed or omitted by such persons in connection with the affairs of the limited partnership in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the limited partnership. All indemnity claims will be paid out of partnership assets only and no limited partner has any personal liability for any such claims.

To the fullest extent permitted by applicable law, the general partner and its officers, directors and employees are not liable to the limited partnership or any limited partner or any affiliate of any limited partner for any damages incurred by reason of any act performed or omitted by such person in good faith on behalf of the limited partnership in a manner reasonably believed to be in or not opposed to the best interests of the limited partnership. The general partner and its officer, directors and employees are fully protected in relying in good faith upon the records of the limited partnership and upon such information, opinions, reports or statements presented to the limited partnership by any person as to matters the general partner or its officers, directors or employees reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the limited partnership.

Dissolution

The limited partnership will be dissolved and its affairs will be wound up upon the first to occur of (i) the entry of a decree of judicial dissolution of the limited partnership under Section 17-802 of the Delaware Uniform Limited Partnership Act; and (ii) the determination of the general partner to dissolve the limited partnership. Except as provided in the partnership agreement, the death, disability, resignation, expulsion, bankruptcy or dissolution of any partner or the occurrence of any other event which terminates the continued partnership of any partner in the partnership shall not cause the partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the general partner, the holders of a majority of the Class A common units in the aggregate may replace the general partner with another person or entity, who will become a successor general partner of the limited partnership, will be vested with the powers and rights of the general partner, and will be liable for all obligations and responsible for all duties of the general partner from the date of such replacement.The holders of Class B common units will not have the right to vote their Class B common units with respect to the removal of the general partner in the event of the bankruptcy of the general partner. Upon the winding up of the limited partnership, after payment in full of all amounts owed to the limited partnership’s creditors, and after payment in full of all amounts owed to holders of units having liquidation preferences, if any, the holders of Class A common units and Class B common units will be entitled to receive the remaining assets of the limited partnership available for distribution in accordance with and to the extent of positive balances in the respective capital accounts of such holders after taking into account certain adjustments.

Amendments

Except as may be otherwise required by law, the partnership agreement may be amended by the general partner without the consent or approval of any partners, expect that (i) if an amendment adversely affects the rights of a unit holder other than on a pro rata basis with other unit holders of the same class, such unit holders must consent to the amendment, (ii) no amendment may adversely affect the rights of a class of unit holders without the consent of a majority of the holders of the outstanding units of such class, and (iii) the consent rights of the principals may not be amended without the written consent of the principals that hold a majority of the Class B common units then owned by all principals and their permitted transferees.

Shareholders Agreement

Upon consummation of this offering, we will enter into a shareholders agreement with our principals regarding voting, transfer and registration rights, among other things. See ‘‘Certain Relationships and Related Party Transactions — Shareholders Agreement.’’

Investor Shareholder Agreement

In connection with the sale of Class A Shares to Nomura, we entered into an Investor Shareholder Agreement with Nomura regarding voting, transfer and registration rights, among other things. See ‘‘Certain Relationships and Related Party Transactions — Investor Shareholder Agreement.’’

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for our Class A shares. Future sales of substantial amounts of our Class A shares in the public market, or the possibility of these sales, could adversely affect the trading price of our Class A shares and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

Upon consummation of this offering, we will have outstanding 89,357,450 Class A shares (or a maximum of 94,500,350 Class A shares if the underwriters exercise their option to purchase additional shares in full), 38.4% (or 41.7% if the underwriters’ option to purchase additional shares is exercised in full) of which will have been sold in this offering. These Class A shares will be freely tradable without restriction or further registration under the Securities Act, except for any Class A shares held by our ‘‘affiliates,’’ as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. Subject to certain contractual restrictions, holders of restricted shares will be entitled to sell those shares in the public securities markets if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional shares will be available for sale as set forth below.

On December 18, 2006, our principals entered into a securities purchase agreement with Nomura Investment Managers U.S.A., Inc., a Delaware corporation, or Nomura, pursuant to which Nomura acquired a 15% stake in Fortress (or 55,071,450 Class A shares) for approximately $888 million on January 17, 2007. These shares were issued based on the exemption from the registration requirements of the Securities Act pursuant to Section 4(2). In addition, the Nomura Class A shares are subject to the restrictions on transfer set forth in the Investor Shareholder Agreement, which we have agreed not to waive for at least 120 days after this offering. See ‘‘Certain Relationships and Related Party Transactions — Investor Shareholder Agreement.’’

In addition, upon consummation of this offering, our principals will beneficially own 312,071,550 Fortress Operating Group units and corresponding Class B shares. Pursuant to the terms of our amended and restated operating agreement, our principals could from time to time exchange their limited partnership units in the Fortress Operating Group for our Class A shares on a one-for-one basis. These Class A shares would be ‘‘restricted securities,’’ as defined in Rule 144. Upon expiration of the lock-up agreements described in ‘‘Underwriting’’ and the applicable holding period under Rule 144, the Class A shares issued in exchange for limited partnership units in the Fortress Operating Group would be eligible for sale in the public market pursuant to Rule 144, subject to contractual restrictions on transfer.

We have granted to Nomura and its permitted transferees ‘‘demand’’ registration rights that allow them at any time after six months following the consummation of this offering, to request that we register under the Securities Act an amount of shares representing at least 2.5% of the total voting power of our securities, subject to certain transfer restrictions discussed in ‘‘Certain Relationships and Related Party Transactions—Registration Rights’’. Nomura and its permitted transferees are entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering to which Nomura and its permitted transferees held ‘‘piggyback’’ registration rights (as described below) and were given the opportunity to sell shares in the offering and which offering included at least 50% of the shares collectively requested by such person to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited or other financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable. All of Nomura’s 55,071,450 Class A shares are eligible for registration pursuant to Nomura’s demand right described above.

Lock-Up of our Class A Shares

We and our principals, executive officers, employees and directors who are receiving Class A shares and Fortress Operating Group units in connection with this offering and participants in our directed share program have agreed with the underwriters, subject to certain exceptions described below, not to (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, our Class A shares (including, without limitation, Class A shares which may be deemed to be beneficially owned by such principals, executive officers, employees, directors and participants in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a share option or warrant) and Fortress Operating Group units or any securities convertible into or exercisable or exchangeable for our Class A shares or Fortress Operating Group units or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A shares or Fortress Operating Group units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A shares, Fortress Operating Group units or such other securities, in cash or otherwise during the period from the date of this prospectus continuing through the date 120 days after the date of this prospectus, except with the prior written consent of the underwriters. The underwriters may waive these restrictions in their discretion. Currently, the underwriters have no intention to release the aforementioned holders of our Class A shares or Fortress Operating Group units from the lock-up restrictions described above.

The 120-day restricted period described in the preceding paragraph will be automatically extended if (i) during the last 17 days of the 120-day restricted period we issue an earnings release or announce material news or a material event relating to us occurs or (ii) prior to the expiration of the 120-day restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the 120-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Our lock-up agreement will provide exceptions for, among other things:

•	the grant of awards pursuant to employee benefit plans or arrangements, including in connection with the settlement of restricted share units;

•	the exercise of an option or upon conversion or exchange of convertible or exchangeable securities outstanding;

•	the issuance of securities to be registered pursuant to any registration statement on Form S-8 pursuant to any benefit plans or arrangements; and

•	the issuance of up to % of our outstanding Class A shares in connection with the acquisition of the assets of, or a majority or controlling portion of the equity of, or a joint venture with, another entity.

The shareholder lock-up agreements will provide exceptions for, among other things:

•	sales under any Rule 10b5-1 plan;

•	any bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the shareholder lock-up agreement;

•	transfers by will or by intestacy provided that such transferee agrees to be bound in writing by the restrictions set forth in the shareholder lock-up agreement;

•	transfer to any trust for the direct or indirect benefit of the shareholder or the immediate family of the shareholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth in the shareholder lock-up agreement, and provided further that any such transfer shall not involve a disposition for value;

•	any distribution to partners or members of the shareholder (including upon any liquidation and dissolution of the shareholder pursuant to a plan of liquidation approved by the shareholder’s partners or members), provided that the partners or members of the shareholder agree to be bound in writing by the restrictions set forth in the shareholder lock-up agreement;

•	transfers in connection with a sale of 100% of the outstanding shares of our Class A shares or by way of merger of Fortress with another person to a third party or group of third parties that are not affiliates of Fortress;

•	transfer of Class A shares by the shareholder to us deemed to occur upon the cashless exercise of options granted pursuant to our employee benefit plans;

•	transfer to the shareholder’s affiliates or to any investment fund or other entity controlled or managed by the shareholder, provided that such affiliate, investment fund or other entity controlled or managed by the shareholder agrees to be bound in writing by the restrictions set forth in the shareholder lock-up agreement; or

•	transactions relating to Class A shares or other securities acquired in open market transactions after the completion of this offering.

Rule 144

In general, Rule 144 currently provides that a person (or persons whose Class A shares are required to be aggregated), including an affiliate, who has beneficially owned our Class A shares for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of

•	1% of then outstanding Class A shares, which will equal 893,575 Class A shares immediately after consummation of this offering; or

•	the average weekly trading volume in the Class A shares on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An ‘‘affiliate’’ is a person that directly, or indirectly though one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Rule 144(k)

Under Rule 144(k), a person (or persons whose shares are agregrated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their Class A shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations relating to an investment in Class A shares. For purposes of this section, under the heading ‘‘Material U.S. Federal Tax Considerations,’’ references to ‘‘Fortress,’’ ‘‘we,’’ ‘‘our,’’ and ‘‘us’’ mean only Fortress Investment Group LLC and not its subsidiaries, except as otherwise indicated. This discussion is based on the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not purport to be a comprehensive discussion of all of the U.S. federal income tax considerations applicable to us or that may be relevant to a particular holder of our Class A shares in view of such holder’s particular circumstances and, except to the extent provided below, is not directed to holders of our Class A shares subject to special treatment under the U.S. federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, REITs, non-U.S. persons (as defined below), insurance companies, mutual funds, persons holding shares as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts, common trust funds, or persons liable for the alternative minimum tax. In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law and assumes that holders of our Class A shares will hold their Class A shares as capital assets within the meaning of Section 1221 of the Code. The tax treatment of holders in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is a holder of our Class A shares generally depends on the status of the partner, rather than the partnership, and is not specifically addressed herein. Partners in partnerships purchasing the Class A shares should consult their tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of certain aspects of the Class A shares or instruments similar to the shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been or will be sought from the IRS regarding any matter discussed in this prospectus. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Accordingly, prospective holders of our Class A shares are urged to consult their own tax advisors to determine the U.S. federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of the state, local and non-U.S. tax laws.

For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A ‘‘non-U.S. person’’ is a person that is neither a U.S. person nor an entity treated as a partnership for U.S. federal income tax purposes.

Taxation of the Company

Taxation of Fortress.    Skadden, Arps, Slate, Meagher & Flom LLP has acted as our counsel in connection with this offering. We will receive the opinion of Skadden, Arps, Slate, Meagher & Flom LLP that we will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or publicly traded partnership taxable as a corporation. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions and representations relating to our organization, operation, assets, activities and income, including that all factual representations set forth in the relevant documents, records and instruments are true and correct, all actions described in this offering are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this offering, and such opinion is conditioned upon representations and covenants made by our management regarding our organization, assets, activities, income, and present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete.

While we are organized as a limited liability company and intend to operate so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or us that we will so qualify for any particular year. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or the holders of our Class A shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in, or differing IRS interpretation of, the applicable law. Our taxation as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the ‘‘qualifying income exception’’ (as described below), the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

If we fail to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below) or if we elect to be treated as a corporation based upon a determination by our board of directors, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed to the holders of Class A shares in liquidation of their interests in us. This contribution and liquidation should be tax-free to holders of Class A shares (except for a non-U.S. holder if we own an interest in U.S. real property or an interest in a USRPHC as discussed below in ‘‘Taxation of Non-U.S. Persons’’) so long as we do not have liabilities in excess of the tax basis of our assets. If, for any reason (including our failure to meet the qualifying income exception or a determination by our board of directors to elect to be treated as a corporation), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders, thereby materially reducing the amount of any cash available for distribution to holders. The net effect of such treatment would be, among other things, to subject the income from FIG Asset Co. LLC to corporate level taxation.

Under Section 7704 of the Code, unless certain exceptions apply, if an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes is a ‘‘publicly traded partnership’’ (as defined in the Code) it will be treated and taxed as a corporation for U.S. federal income tax purposes. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. federal income tax purposes, if 90% or more of its gross income during each taxable year consists of ‘‘qualifying income’’ within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the Investment Company Act of 1940. We refer to this exception as the ‘‘qualifying income exception.’’ Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We estimate that our investments will earn interest, dividends, capital gains and other types of qualifying income. No assurance can be given as to the types of income that will be earned in any given year.

While we will be treated as a publicly traded partnership, we will manage our investments so that we will satisfy the qualifying income exception to the extent reasonably possible. There can be no assurance, however, that we will do so or that the IRS would not challenge our compliance with the qualifying income requirements and, therefore, assert that we should be taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to holders would be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we and each of the holders of our Class A shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under our amended and restated operating agreement, each holder of our Class A shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of the Class A shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

Despite our classification as a partnership, a significant portion of our income will be derived through FIG Corp., which will be subject to corporate income taxes.

Taxation of FIG Corp.    FIG Corp., our wholly-owned subsidiary, is taxable as a corporation for U.S. federal income tax purposes and therefore we, as the holder of FIG Corp.’s common stock, will not be taxed directly on the earnings of the operating entities. Distributions of cash or other property that FIG Corp. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by FIG Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in FIG Corp.’s common stock, and thereafter will be treated as a capital gain.

As general partner of the Fortress Operating Group entities (other than Principal Holdings), FIG Corp. will incur U.S. federal income taxes on its proportionate share of any net taxable income of such entities. In accordance with the applicable partnership agreement, we will cause the applicable Fortress Operating Group entities to distribute cash on a pro rata basis to holders of Fortress Operating Group units (that is FIG Corp. and the principals) in an amount at least equal to the maximum tax liabilities arising from their ownership of such units, if any.

Taxation of FIG Asset Co. LLC.    FIG Asset Co. LLC is our wholly-owned limited liability company. Single member limited liability companies that have not elected to be treated as corporations for U.S. federal income tax purposes are disregarded as separate entities for U.S. federal income tax purposes. FIG Asset Co. LLC will be treated as an entity disregarded as a separate entity from us. Accordingly, all the assets, liabilities, and items of income, deduction, and credit of FIG Asset Co. LLC will be treated as our assets, liabilities, and items of income, deduction, and credit.

Nature of FIG Asset Co. LLC’s Business Activities.    FIG Asset Co. LLC will invest directly or indirectly in a variety of assets and otherwise engage in activities and derive income that is consistent with the qualifying income exception discussed above.

Personal Holding Companies.    FIG Corp. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or PHC, for U.S.

federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Five or fewer individuals or tax-exempt organizations will be treated as owning more than 50% of the value of our Class A shares. Consequently, FIG Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. If as a factual matter, FIG Corp.’s income fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that FIG Corp. will not become a PHC following this offering or in the future.

If FIG Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 15% PHC tax on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments. For taxable years beginning after December 31, 2010, the PHC tax rate on undistributed PHC income will be equal to the highest marginal rate on ordinary income applicable to individuals (currently 35%). Based upon the nature of our expected income, even if FIG Corp. were a PHC, we do not expect it to be subject to the PHC tax on undistributed PHC income. If, however, FIG Corp. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material.

Certain State, Local and Non-U.S. Tax Matters.    We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to holders of our Class A shares as a credit against their federal income tax liability.

Taxation of Holders of Class A Shares

Taxation of Holders of Class A Shares on Our Profits and Losses.    As a partnership for tax purposes, we are not a taxable entity and incur no U.S federal income tax liability. Instead, each holder in computing such holder’s U.S. federal income tax liability for a taxable year will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit (including those items of FIG Asset Co. LLC as an entity disregarded as a separate entity from us for U.S. federal income tax purposes) for each of our taxable years ending with or within the taxable year of such holder, regardless whether the holder has received any distributions. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the holder’s) level.

Distributions we receive from FIG Corp. that are taxable as dividend income to the extent of FIG Corp.’s current and accumulated earnings and profits that are allocable to individual holders of Class A shares will be eligible for a reduced rate of tax of 15% on such dividend income or qualified dividend income through 2010, provided that certain holding period requirements are satisfied.

Allocation of Profits and Losses.    For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us (including those items of FIG Asset Co. LLC as an entity disregarded as a separate entity from us for U.S. federal income tax purposes) will be allocated among the holders of Class A shares in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. A holder’s allocable share of such items will be determined by the amended and restated operating agreement, provided such allocations either have ‘‘substantial economic effect’’ or are determined to be in accordance with the holder’s interest in us. If the allocations provided by our agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our agreement.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. Some of the investment practices authorized by our amended and restated operating agreement could be subject to special provisions under the Code that, among other things, may affect the timing and character of the gains or losses recognized by us. These provisions may also require us to accrue original issue discount or be treated as having sold securities for their fair market value, both of which may cause us to recognize income without receiving cash with which to make distributions. To the extent that there is a discrepancy between our recognition of income and our receipt of the related cash payment with respect to such income, income likely will be recognized prior to our receipt and distribution of cash. Accordingly, it is possible that the U.S. federal income tax liability of a holder with respect to its allocable share of our earnings in a particular taxable year could exceed the cash distributions to the holder for the year, thus giving rise to an out-of-pocket payment by the holder.

Section 706 of the Code provides that items of partnership income and deductions must be allocated between transferors and transferees of Class A shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Class A shares, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, you may be allocated taxable income even if you do not receive any distributions.

If our conventions are not allowed by the Regulations (or only apply to transfers of less than all of a holder’s shares) or if the IRS otherwise does not accept our conventions, the IRS may contend that our taxable income or losses must be reallocated among the holders of Class A shares. If such a contention were sustained, certain holders’ respective tax liabilities would be adjusted to the possible detriment of certain other holders. The Board of Directors is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).

Adjusted Tax Basis of Class A Shares.    A holder’s adjusted tax basis in its Class A shares will equal the amount paid for the shares and will be increased by the holder’s allocable share of (i) items of our income and gain and (ii) our liabilities, if any. A holder’s adjusted tax basis will be decreased, but not below zero, by (i) distributions from us, (ii) the holder’s allocable share of items of our deductions and losses, and (iii) the holder’s allocable share of the reduction in our liabilities, if any.

A holder is allowed to deduct its allocable share of our losses (if any) only to the extent of such holder’s adjusted tax basis in the Class A shares it is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a holder’s allocable share of our losses would reduce its adjusted tax basis for its Class A share below zero, the recognition of such losses by such holder would be deferred to subsequent taxable years and will be allowed if and when such holder had sufficient tax basis so that such losses would not reduce such holder’s adjusted tax basis below zero.

Holders who purchase Class A shares in separate transactions must combine the basis of those Class A shares and maintain a single adjusted tax basis for all of those Class A shares. Upon a sale or other disposition of less than all of the Class A shares, a portion of that tax basis must be allocated to the Class A shares sold.

Treatment of Distributions.    Distributions of cash by us generally will not be taxable to a holder to the extent of such holder’s adjusted tax basis (described above) in its Class A shares. Any cash distributions in excess of a holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Class A shares (as described below). Such amount would be treated as gain from the sale or exchange of its interest in us. Such gain would generally be treated as capital gain and would be long-term capital gain if the holder’s holding period for its interest exceeds one year. A reduction in a holder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Disposition of Interest.    A sale or other taxable disposition of all or a portion of a holder’s interest in its Class A shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including actual and deemed cash distributions from us, as described above) and the holder’s adjusted tax basis in its Class A shares. A holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for its interest exceeds one year. A portion of such gain may be treated as ordinary income under the Code to the extent attributable to the holder’s allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code.

Holders who purchase Class A shares at different times and intend to sell all or a portion of the shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain ‘‘split holding period’’ rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. For example, a selling holder may use the actual holding period of the portion of his transferred shares, provided his shares are divided into identifiable shares with ascertainable holding periods, the selling holder can identify the portion of the shares transferred, and the selling holder elects to use the identification method for all sales or exchanges of our shares.

Holders should review carefully the discussions below under the subheadings titled ‘‘Passive Foreign Investment Companies’’ and ‘‘Controlled Foreign Corporations’’.

Non-U.S. Persons should review carefully the discussion below under the subheading titled ‘‘Non-U.S. Persons’’ regarding the tax treatment of interests in REITS or U.S. Real Property Holding Corporations (as defined below).

Limitation on Deductibility of Capital Losses.    Any capital losses generated by us will be deductible by holders who are individuals only to the extent of such holders’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. Any capital losses generated by us will be deductible by corporate holders to the extent of such holders’ capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. Prospective holders should consult their tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Our Losses.    A holder will be restricted from taking into account for U.S. federal income tax purposes its allocable share of any loss incurred by us in excess of the adjusted tax basis of such holder’s Class A shares. In addition, the Code restricts individuals, certain non-corporate taxpayers and certain closely held corporations from taking into account for U.S. federal income tax purposes any of our net losses in excess of the amounts for which such holder is ‘‘at risk’’ with respect to its interest as of the end of our taxable year in which such loss occurred. The amount for which a holder is ‘‘at risk’’ with respect to its interest is equal to its adjusted tax basis for such interest, less any amounts borrowed (i) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (ii) from persons who have a proprietary interest in us and from certain persons related to such persons; and (iii) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder’s allocable share of our losses is not allowed because the holder has an insufficient amount at risk in us, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed if and to the extent of the holder’s at risk amount in subsequent years.

We will not generate income or losses from ‘‘passive activities’’ for purposes of Section 469 of the Code. Accordingly, income allocated by us to a holder may not be offset by the passive losses of such holder and losses allocated to a holder may not be used to offset passive income of such holder. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of Class A shares or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Code. Holders should consult with their tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitation on Interest Deductions.    The deductibility of an individual and other non-corporate holder’s ‘‘investment interest expense’’ is limited to the amount of that holder’s ‘‘net investment income.’’ Investment interest expense would generally include the holder’s allocable share of interest expense incurred by us, if any, and investment interest expense incurred by the holder on any loan incurred to purchase or carry Class A shares. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive activity loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income, unless the U.S. holder elects to pay tax on such gain or dividend income at ordinary income rates.

Limitation on Deduction of Certain Other Expenses.    For individuals, estates and trusts, certain miscellaneous itemized deductions are deductible only to the extent that they exceed 2% of the adjusted gross income of the taxpayer. We may have a significant amount of expenses that will be treated as miscellaneous itemized deductions. Moreover, an individual whose adjusted gross income exceeds specified threshold amounts is required to further reduce the amount of allowable itemized deductions. In addition, miscellaneous itemized deductions are not deductible for purposes of computing a taxpayer’s alternative minimum tax liability. See ‘‘Alternative Minimum Tax’’ for a discussion of potential alternative minimum tax liability.

In general, neither we nor any holder may deduct organizational or syndication expenses. While an election may be made by a partnership to amortize organizational expenses over a 15-year period, we will not make such an election. Syndication fees (i.e., expenditures made in connection with the marketing and issuance of the Class A shares) must be capitalized and cannot be amortized or otherwise deducted.

Prospective holders are urged to consult their tax advisors regarding the deductibility of itemized expenses incurred by us.

Mutual Fund Holders.    U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in Class A shares for purposes of these tests will depend on whether our partnership will be treated as a ‘‘qualifying publicly traded partnership.’’ If our partnership is so treated, then the Class A shares themselves are the relevant assets for purposes of the 50% asset value test and the net income from the Class A shares is relevant gross income for purposes of the 90% gross income test. If, however, our partnership is not so treated, then the relevant assets are the RIC’s allocable share of the underlying assets held by our partnership and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by our partnership. Whether our partnership will qualify as a ‘‘qualifying publicly traded partnership’’ depends on the exact nature of its future investments, but our partnership will not initially be treated as a ‘‘qualifying publicly traded partnership.’’ However, we will operate such that at least 90% of our gross income from the underlying assets held by our partnership will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in Class A shares.

Tax-Exempt Holders.    A holder of our Class A shares that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, exempt from U.S. federal income taxation, may nevertheless be subject to ‘‘unrelated business income tax’’ to the extent, if any, that its allocable share of our income consists of unrelated business taxable income (‘‘UBTI’’). A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from ‘‘debt-financed property,’’ or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is ‘‘acquisition indebtedness’’ (i.e., indebtedness incurred in acquiring or holding property).

We will manage our activities so as to avoid a determination that we are engaged in a trade or business, thereby limiting the amount of UBTI that is realized by tax-exempt holders of our Class A shares. However, we will not make investments through taxable U.S. corporations solely for the purpose of limiting UBTI from ‘‘debt-financed’’ property and, thus, an investment in Class A share will give rise to UBTI, in particular from ‘‘debt-financed’’ property, to certain tax-exempt holders. For example, FIG Asset Co. LLC will invest in or hold interests in entities that are treated as partnerships, or are otherwise subject to tax on a flow through basis, that will incur indebtedness. It is also possible that FIG Asset Co. LLC may borrow funds from FIG Corp. or third parties from time to time to make investments. In each case, these investments will give rise to UBTI from ‘‘debt-financed’’ property.

    Prospective tax-exempt holders are urged to consult their tax advisors regarding the tax consequences of an investment in Class A shares.

Passive Foreign Investment Companies.    A non-U.S. entity will be treated as a passive foreign investment company (‘‘PFIC’’) for U.S. federal income tax purposes if (i) such entity is treated as a corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is ‘‘passive income’’ (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A U.S. holder will be subject to the PFIC rules for an investment in a PFIC without regard to its percentage ownership. When making investment or other decisions, FIG Asset Co. LLC will consider whether an investment will be a PFIC and the tax consequences related thereto. It is possible, however, that FIG Asset Co. LLC will acquire or otherwise own interests in PFICs.

Except as described below, we will make, where possible, an election (a ‘‘QEF Election’’) with respect to each entity treated as a PFIC to treat such non-U.S. entity as a qualified electing fund (‘‘QEF’’) in the first year we hold shares in such entity. A QEF Election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.

As a result of a QEF Election, we will be required to include in our gross income each year our pro rata share of such non-U.S. entity’s ordinary earnings and net capital gains (such inclusions in gross income, ‘‘QEF Inclusions’’), for each year in which the non-U.S. entity owned directly or indirectly by us is a PFIC, whether or not we receive cash in respect of its income. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. A holder may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity owned through FIG Asset Co. LLC that is treated as a PFIC will not, however, pass through to us or to holders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, holders may, over time, be taxed on amounts that, as an economic matter, exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and a holder’s basis in our Class A shares, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to ‘‘qualified dividend income’’ for individual U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed.

In certain cases, we may be unable to make a QEF Election with respect to a PFIC. This could occur if we are unable to obtain the information necessary to make a QEF Election because, for example, such entity is not an affiliate of ours or because such entity itself invests in underlying investment vehicles over which we have no control. If we do not make a QEF Election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of the Class A shares by a holder at a time when we own shares of such entity, as well as certain other defined ‘‘excess distributions,’’ as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its Class A shares or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to ‘‘qualified dividend income’’ for individual U.S. persons.

Controlled Foreign Corporations.    A non-U.S. entity will be treated as a controlled foreign corporation (‘‘CFC’’) if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a ‘‘U.S. Shareholder’’ with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

When making investment or other decisions, FIG Asset Co. LLC will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each holder of our Class A shares generally may be required to include in income its allocable share of the CFC’s ‘‘Subpart F’’ income reported by us. Subpart F income includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

The tax basis of our shares of such non-U.S. entity, and a holder’s tax basis in its Class A shares, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the favorable 15% tax rate applicable to ‘‘qualified dividend income’’ for individual U.S. persons. See ‘‘Taxation of Holders of Class A shares on Our Profits and Losses.’’ Amounts included as such income with respect to direct and indirect investments will not be taxable again when actually distributed.

Regardless of whether any CFC has Subpart F income, any gain allocated to a holder of our Class A shares from our disposition of stock in a CFC will be treated as ordinary income to the extent of the holder’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to our holders.

If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, a holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading ‘‘Passive Foreign Investment Companies’’ above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then holders of our Class A shares may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisors in this regard.

Alternative Minimum Tax.    Individual and corporate taxpayers have potential liability for alternative minimum tax. Since such liability is dependent upon each holder’s particular circumstances, holders of Class A shares should consult their tax advisors concerning the alternative minimum tax consequences of being a holder of Class A shares.

U.S. Federal Estate Taxes for U.S. Persons.    If Class A shares are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then U.S. federal estate tax may be payable in connection with the death of such person. Prospective individual holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Taxation of Non-U.S. Persons

Non-U.S. Persons.    Special rules apply to a holder of our Class A shares that is a non-U.S. person. Non-U.S. persons are subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized. Whether a non-U.S. person is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of us under the laws of the non-U.S. person’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, non-U.S. persons generally are not subject to U.S. federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While it is expected that our method of operation through FIG Asset Co. LLC will not result in a determination that we are engaged in a U.S. trade or business, there can be no assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income with respect to non-U.S. holders. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because of an investment in our Class A shares in such year, such holder generally would be (i) subject to withholding by us on its distributive share of our income effectively connected with such U.S. trade or business, (ii) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business and (iii) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a holder who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of its effectively connected income. Any amount so withheld would be creditable against such non-U.S. person’s U.S. federal income tax liability, and such

non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. person on the sale or exchange of its Class A shares could be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. person could be subject to U.S. federal income tax on the sale or exchange.

Generally, under the Foreign Investment in Real Property Tax Act of 1980 (‘‘FIRPTA’’) provisions of the Code, non-U.S. persons are subject to U.S. tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly-traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a ‘‘United States Real Property Holding Corporation’’ or ‘‘USRPHC’’). Consequently, a non-U.S. person who invests directly in U.S. real estate, or indirectly by owning the stock of a USRPHC, will be subject to tax under FIRPTA on the disposition of such investment. The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments through FIG Asset Co. LLC that could constitute investments in U.S. real property or USRPHCs, including dividends from REIT investments that are attributable to gains from the sale of U.S. real property. If we make such investments, each non-U.S. person will be subject to U.S. tax under FIRPTA on such holder’s allocable share of any gain realized on the disposition of a FIRPTA interest and will be subject to the filing requirements discussed above.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a ‘‘tax home’’ in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

Prospective holders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.

U.S. Federal Estate Taxes for Non-U.S. Persons.    Holders who are individual non-U.S. persons will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partner interests (such as the Class A shares) will be considered U.S.-situs property. Accordingly, holders who are non-U.S. holders may be subject to U.S. federal estate tax on all or a portion of the value of the Class A shares owned at the time of their death. Prospective individual holders who are non-U.S. persons are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our Class A shares.

Administrative Matters

Tax Matters Partner.    One of our principals will act as our ‘‘tax matters partner.’’ Our Board of Directors will have the authority, subject to certain restrictions, to appoint another principal or Class A shareholder to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit.

Tax Elections.    Under Section 754 of the Code, we may elect to have the basis of our assets adjusted in the event of a distribution of property to a holder or in the event of a transfer of a Class A share by sale or exchange, or as a result of the death of a holder. Pursuant to the terms of the amended and restated operating agreement, the Board of Directors, in its sole discretion, is authorized to direct us to make such an election. Such an election, if made, can be revoked only with the consent of the IRS. We currently intend to make the election permitted by Section 754 of the Code.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. For example, we may apply a convention in which we deem the price paid by a holder of Class A shares to be the lowest quoted trading price of the Class A shares during the month in which the purchase occurred irrespective of the actual price paid. Nevertheless, the use of such conventions may result in basis adjustments that do not exactly reflect a holder’s purchase price for its Class A shares, including less favorable basis adjustments to a holder who paid more than the lowest quoted trading price of the Class A shares for the month in which the purchase occurred. It is also possible that the IRS will successfully assert that the conventions we utilize do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. If the IRS were to sustain such a position, a holder of Class A shares may have adverse tax consequences.

Constructive Termination.    Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all holders of Class A shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns.    We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) as promptly as possible, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss. If you are not a U.S. person there can be no assurance that this information will meet your jurisdiction’s compliance requirements.

It is possible that we may engage in transactions that subject our partnership and, potentially, the holders of our Class A shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year’s tax liability, and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns. Under our amended and restated operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief each holder of our Class A shares is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Nominee Reporting.    Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished to us.

Taxable Year.    A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. As a result of the Nomura transaction, Nomura will own a majority interest in us. If Nomura has a tax year end other than December 31, we will be required to adopt such year end as our tax year end, unless we obtain consent from the IRS to use a different tax year end. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two year period. In the event the majority interest of our partnership changes to a group a partners with a different tax year and we have not been forced to change our tax year during the preceding two year period, we will be required to change our tax year to the tax year of that group of partners. We may request permission from the IRS to adopt a tax year end of December 31.

Elective Procedures for Large Partnerships.    The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedule K-1 that are issued to the holders of the Class A shares, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a ‘‘technical termination’’ (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of the Class A shares for the year in which the adjustments take effect, rather than the holders of the Class A shares in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld.    If we are required to withhold any U.S. tax on distributions made to any holder of Class A shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of Class A shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Backup Withholding.    For each calendar year, we will report to you and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax (at the applicable rate, currently 28%) with respect to distributions paid unless (i) you are a corporation or fall within another exempt category and demonstrate this fact when required or (ii) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-8BEN. Backup withholding is not an additional tax; the amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

If you do not timely provide us with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all holders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all holders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the holders that failed to timely provide the proper U.S. tax certifications).

Tax Shelter Regulations.    If we were to engage in a ‘‘reportable transaction,’’ we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a ‘‘listed transaction’’ or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a ‘‘reportable transaction’’ if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder of our Class A shares who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Holders of our Class A shares should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our shareholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in the Class A shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could, for example, make it more difficult or impossible to meet the qualifying income exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes. We and holders of the Class A shares could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the Board of Directors to modify the amended and restated operating agreement from time to time, without the consent of the holders of Class A shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Class A shares.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO FORTRESS AND HOLDERS OF CLASS A SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE HOLDER AND, IN REVIEWING THIS PROSPECTUS, THESE MATTERS SHOULD BE CONSIDERED. PROSPECTIVE HOLDERS OF CLASS A SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN CLASS A SHARES.

UNDERWRITING

Goldman, Sachs & Co., Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Lehman Brothers Inc. are acting as underwriters of this offering.

We and the underwriters named below have entered into an underwriting agreement covering the Class A shares to be sold in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Class A shares listed next to its name in the following table:

Underwriters	Number of Class A Shares
Goldman, Sachs & Co.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Lehman Brothers Inc.
Total	34,286,000

The underwriters are committed to purchase all the Class A shares offered by us if they purchase any shares. If an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated. The underwriting agreement also provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

The underwriters have an option to buy up to 5,142,900 additional Class A shares from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional Class A shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

The underwriters propose to offer the Class A shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession of up to $         per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $         per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $         million.

We have agreed, subject to certain exceptions, that we will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A shares or relating to our Class A shares or any securities convertible into or exercisable or exchangeable for our Class A shares, without the prior written consent of the underwriters for a period of 120 days after the date of this prospectus. Notwithstanding the foregoing, if (i) during the last 17 days of the 120-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 120-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 120-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Additionally, our principals, executive officers, employees and directors who are receiving Class A shares and Fortress Operating Group units in connection with this offering, and participants in our directed share program have entered into lock-up agreements with the underwriters pursuant to which we and each of these persons or entities, subject to certain exceptions, for a period of 120 days after the date of this prospectus, may not, without the prior written consent of the underwriters, directly or indirectly (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, our Class A shares (including, without limitation, Class A shares which may be deemed to be beneficially owned by such principals, executive officers, employees, directors and participants in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a share option or warrant) and Fortress Operating Group units or any securities convertible into or exercisable or exchangeable for our Class A shares and Fortress Operating Group units; or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A shares and Fortress Operating Group units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A shares and Fortress Operating Group units or such other securities, in cash or otherwise. In addition, each of such principals, executive officers, directors, employees and participants has agreed that, without the prior written consent of the underwriters, it will not, during the 120-day restricted period, make any demand for or exercise any right with respect to the registration of our Class A shares and Fortress Operating Group units or any securities convertible into or exercisable or exchangeable for our Class A shares and Fortress Operating Group units. Notwithstanding the foregoing, if (i) during the last 17 days of the 120-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 120-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 120-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We may issue Class A shares or securities convertible into or exercisable or exchangeable for Class A shares for the benefit of our employees, directors and officers under incentive plans described in this prospectus, provided that recipients are subject to the lock-up described above.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to          % of the shares offered hereby to be sold to certain principals, executive officers, employees and persons having relationships with us pursuant to a directed share program. The number of Class A shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares under this program. Any reserved shares which are not confirmed for purchase via our directed share program website or orally by telephone by midnight New York City time on the business day immediately prior to the first day of trading will be sold by the underwriters to the general public on the same terms as the other shares offered hereby.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We intend to apply to list our Class A shares on the NYSE under the symbol ‘‘FIG’’. The underwriters intend to sell our Class A shares to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of the NYSE.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Class A shares in the open market for the purpose of preventing or retarding a decline in the market price of the Class A shares while this offering is in progress. These stabilizing transactions may include making short sales of the Class A shares, which involves the sale by the underwriters of a greater number of Class A shares than they are required to purchase in this offering, and purchasing Class A shares on the open market to cover positions created by short sales. Short sales may be ‘‘covered’’ shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be ‘‘naked’’ shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A shares, including the imposition of penalty bids. This means that if the underwriters purchase Class A shares in the open market in stabilizing transactions or to cover short sales, the underwriters that sold those shares as part of this offering may be required to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A shares or preventing or retarding a decline in the market price of the Class A shares, and, as a result, the price of the Class A shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Class A shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Class A shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Class A shares to the public in that Relevant Member State at any time:

(a)    to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)    to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)    in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of Class A shares to the public’’ in relation to any Class A shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Class A shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Class A shares in, from or otherwise involving the United Kingdom.

The Class A shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a ‘‘prospectus’’ within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class A shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A shares may not be circulated or distributed, nor may the Class A shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Class A shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any Class A shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Prior to this offering, there has been no public market for our Class A shares. The initial public offering price will be determined by negotiations between us and the underwriters. In determining the initial public offering price, we and the underwriters expect to consider a number of factors, including:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our historical financial statements;

•	our prospects for future earnings and cash flows;

•	our revenues, earnings and operating information in recent periods;

•	the general condition of the securities markets at the time of this offering;

•	the market valuations of, and demand for, publicly traded common stock of generally comparable companies; and

•	the present state of our development.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A shares, or that the shares will trade in the public market at or above the initial public offering price.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Further, affiliates of Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Lehman Brothers Inc., are lenders under the credit agreement and will receive their pro rata share of the debt repaid thereunder with a portion of the net proceeds of this offering.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters. Sidley Austin LLP has represented us in the past and continues to represent us on a regular basis on a variety of legal matters.

EXPERTS

The (i) combined financial statements of Fortress Operating Group as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005 and, (ii) the balance sheet of Fortress Investment Group Holdings LLC as of December 14, 2006, both appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at Fortress Investment Group LLC, 1345 Avenue of the Americas, New York, New York 10105 or telephoning us at (212) 798-6100.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Securities Exchange Act and, in accordance with the Securities Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

FORTRESS OPERATING GROUP

(Limited Liability Companies)

Report of Independent Registered Public Accounting Firm

To The Members of

Fortress Investment Holdings LLC, Fortress Principal Investment Holdings II LLC, Fortress Principal Investment Holdings III LLC, Fortress Principal Investment Holdings IV LLC, Fortress Canada Management Trust, FIG Partners Pool (P) LLC, FIG Partners Pool (P2) LLC, and FIG Partners Pool (A) LLC

We have audited the accompanying combined balance sheets of the companies listed above, (hereinafter referred to as the ‘‘Companies’’), as of December 31, 2005 and 2004, and the related combined statements of income, members’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Companies’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies at December 31, 2005 and 2004, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
October 20, 2006

FORTRESS OPERATING GROUP

(Limited Liability Companies)

COMBINED BALANCE SHEETS

(dollars in thousands)

	December 31,
	2005	2004
Assets
Cash and cash equivalents	$36,229	$10,205
Cash held at consolidated subsidiaries and restricted cash	252,134	169,522
Due from affiliates	365,843	128,680
Receivables from brokers and counterparties	35,367	37,344
Investment company holdings, at fair value
Loans and securities	3,597,958	2,116,623
Investments in affiliates	6,972,857	3,230,844
Derivatives	11,294	17,842
Other investments
Loans and securities	389,978	—
Equity method investees	37,601	32,225
Options in affiliates	23,910	16,219
Other assets	140,767	37,229
	$11,863,938	$5,796,733
Liabilities and Members’ Equity
Liabilities
Due to affiliates	$58,077	$19,885
Due to brokers and counterparties	124,597	26,240
Accrued compensation and benefits	102,132	42,182
Other liabilities	176,007	42,287
Deferred incentive income	585,864	141,277
Securities sold not yet purchased, at fair value	45,219	75,548
Derivative liabilities, at fair value	933	30,098
Investment company debt obligations payable	1,820,149	841,383
Other debt obligations payable	430,284	87,121
	3,343,262	1,306,021
Commitments and Contingencies
Non-controlling Interests in Consolidated Subsidiaries	8,397,167	4,405,835
Members’ Equity
Members’ equity	123,704	80,849
Accumulated other comprehensive income (loss)	(195)	4,028
	123,509	84,877
	$11,863,938	$5,796,733

See notes to combined financial statements.

FORTRESS OPERATING GROUP

(Limited Liability Companies)

COMBINED INCOME STATEMENTS

(dollars in thousands)

	Year Ended December 31,
	2005	2004	2003
Revenues
Management fees from affiliates	$81,356	$51,993	$17,193
Incentive income from affiliates	172,623	54,251	26,055
Other revenues	30,334	22,427	4,309
Interest and dividend income – investment company holdings
Interest income	529,916	128,882	43,936
Interest income from controlled affiliate investments	58,539	31,189	37,062
Dividend income	7,691	125	—
Dividend income from controlled affiliate investments	163,635	62,511	91,761
	1,044,094	351,378	220,316
Expenses
Interest expense
Investment company holdings	318,705	21,492	7,984
Other	11,682	5,521	2,841
Compensation and benefits	259,216	123,084	57,521
General, administrative and other	94,054	47,313	12,953
Depreciation and amortization	2,267	993	328
	685,924	198,403	81,627
Other Income
Gains (losses) from investments
Investment company holdings
Net realized gains	184,644	69,802	36,208
Net realized gains from controlled affiliate investments	396,062	101,318	73,371
Net unrealized gains	46,727	20,571	5,437
Net unrealized gains from controlled affiliate investments	2,276,545	689,967	8,260
Other investments
Net realized gains (losses)	3,750	(880)	(47)
Net realized gains from affiliate investments	120	4,749	8,102
Net unrealized gains (losses)	232	(2,105)	(473)
Net unrealized gains from affiliate investments	33,079	18,748	1,538
Earnings from equity method investees	10,465	14,616	4,762
	2,951,624	916,786	137,158
Income Before Deferred Incentive Income, Non-Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	3,309,794	1,069,761	275,847
Deferred incentive income	(444,567)	(104,558)	(17,487)
Non-controlling interests in income of consolidated subsidiaries	(2,662,926)	(847,365)	(216,594)
Income Before Income Taxes	202,301	117,838	41,766
Income tax expense	(9,625)	(3,388)	(1,495)
Net Income	$192,676	$114,450	$40,271

See notes to combined financial statements

FORTRESS OPERATING GROUP

(Limited Liability Companies)

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(dollars in thousands)

	Members’ Equity	Accumulated Other Comprehensive Income (Deficit)	Total Members’ Equity
Members’ equity – December 31, 2002	$38,338	$1,037	$39,375
Capital distributions	(44,522)		(44,522)
Comprehensive income
Net income	40,271		40,271
Foreign currency translation		456	456
Net unrealized gain on derivatives designated as cash flow hedges		444	444
Comprehensive income from equity method investees		1,346	1,346
Total comprehensive income			42,517
Members’ equity – December 31, 2003	34,087	3,283	37,370
Capital distributions	(67,688)		(67,688)
Comprehensive income
Net income	114,450		114,450
Foreign currency translation		1,449	1,449
Net unrealized gain on derivatives designated as cash flow hedges		34	34
Comprehensive income (loss) from equity method investees		(738)	(738)
Total comprehensive income			115,195
Members’ equity – December 31, 2004	80,849	4,028	84,877
Capital contributions	8,000		8,000
Capital distributions	(157,821)		(157,821)
Comprehensive income
Net income	192,676		192,676
Net unrealized gain on securities available for sale		92	92
Foreign currency translation		(1,700)	(1,700)
Net unrealized gain on derivatives designated as cash flow hedges		72	72
Comprehensive income (loss) from equity method investees		(2,687)	(2,687)
Total comprehensive income			188,453
Members’ equity – December 31, 2005	$123,704	$(195)	$123,509

See notes to combined financial statements.

FORTRESS OPERATING GROUP

(Limited Liability Companies)

COMBINED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2005	2004	2003
Cash Flows From Operating Activities
Net income	$192,676	$114,450	$40,271
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	2,267	993	328
Other amortization and accretion	(3,670)	(3,384)	461
Undistributed earnings from equity method investees	(2,158)	(8,851)	—
Gains from investments	(2,941,159)	(902,170)	(132,395)
Deferred incentive income	444,567	104,558	17,487
Non-controlling interests in income of consolidated entities	2,662,926	847,365	216,594
Deferred tax expense	5,099	2,892	1,172
Other non-cash amounts included in net income	(3,159)	3,615	(1,423)
Cash flows due to changes in
Cash held at consolidated subsidiaries and restricted cash	(81,460)	(132,611)	(24,806)
Due from affiliates	(210,711)	(75,188)	(30,829)
Receivables from brokers and counterparties and other assets	(40,671)	(31,950)	8,411
Due to affiliates	4,752	6,399	2,357
Accrued compensation and benefits	108,499	47,324	24,831
Due to brokers and counterparties and other liabilities	149,145	33,064	13,344
Investment company holdings
Purchases of investments	(7,583,665)	(5,345,472)	(2,012,745)
Proceeds from sale of investments	5,217,675	2,982,236	1,172,728
Net cash used in operating activities	(2,079,047)	(2,356,730)	(704,214)
Cash Flows From Investing Activities
Purchase of other loan and security investments	(495,380)	—	—
Proceeds from sale of other loan and security investments	126,197	—	—
Purchase of interests in equity method investees	(17,985)	(8,846)	(7,955)
Distributions of capital from equity method investees	—	—	478
Cash received (paid) on settlement of derivatives	2,328	(1,561)	—
Purchase of fixed assets	(28,531)	(2,031)	(973)
Net cash used in investing activities	(413,371)	(12,438)	(8,450)

FORTRESS OPERATING GROUP

(Limited Liability Companies)

COMBINED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2005	2004	2003
Cash Flows From Financing Activities
Borrowings under debt obligations	2,749,589	1,180,336	236,254
Repayments of debt obligations	(1,434,393)	(475,092)	(47,032)
Payment of deferred financing costs	(34,446)	(12,026)	(3,153)
Capital contributions	8,000	—	—
Capital distributions	(146,878)	(30,559)	(32,105)
Non-controlling interests in consolidated subsidiaries – contributions	2,865,922	2,479,052	822,455
Non-controlling interests in consolidated subsidiaries – distributions	(1,489,352)	(767,088)	(262,807)
Net cash provided by financing activities	2,518,442	2,374,623	713,612
Net Increase in Cash and Cash Equivalents	26,024	5,455	948
Cash and Cash Equivalents, Beginning of Period	10,205	4,750	3,802
Cash and Cash Equivalents, End of Period	$36,229	$10,205	$4,750
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest (excluding interest paid by master funds of $193.1 million, $6.8 million, and $4.8 million, respectively)	$60,940	$11,037	$3,324
Cash paid during the period for income taxes	$7,183	$124	$211
Supplemental Schedule of Non-cash Investing and Financing Activities
Distribution of shares and options, net of a $6.2 million receivable from an employee in 2003	$10,943	$37,129	$12,416
Investment of amounts payable to employees into Fortress Funds	$48,549	$28,209	$13,025

See notes to combined financial statements.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

1.	ORGANIZATION AND BASIS OF PRESENTATION

Fortress Operating Group is a global alternative asset management firm founded in 1998. Its primary business is to sponsor the formation of, and provide investment management services for, various investment funds and companies (the ‘‘Fortress Funds’’). Fortress generally makes principal investments in these funds, which typically range from less than 1% to approximately 5% of the equity of the entities.

Fortress has three principal sources of income from the Fortress Funds: management fees, related incentive returns or income, and investment income on its principal investments in the funds. The Fortress Funds fall into four primary business segments in which Fortress operates:

1)	Private equity funds, which invest in debt and equity securities of public or privately held entities.

2)	Liquid hedge funds, which invest in the global fixed income, commodities, currency and equity markets, and their related derivatives.

3)	Hybrid hedge funds, which invest in undervalued, distressed and other less liquid investments.

4)	Publicly traded alternative investment vehicles that Fortress refers to as the ‘‘Castles,’’ which are companies that invest in operating real estate and real estate related loans and securities (debt and equity).

The accompanying combined financial statements include the accounts of eight affiliated entities under common control and management (‘‘Fortress Operating Group’’) and their respective consolidated subsidiaries (collectively, ‘‘Fortress’’ or the ‘‘Company’’). Each of the eight entities is owned either directly or indirectly by its members, Peter Briger, Wesley Edens, Robert Kauffman, Randal Nardone, and Michael Novogratz (the ‘‘Principals’’). The operating agreements provide that each of these entities will continue indefinitely unless terminated by the Principals or through an event of dissolution, as defined.

Certain of the Fortress Funds are consolidated into Fortress, notwithstanding the fact that Fortress has only a minority economic interest in these funds, pursuant to generally accepted accounting principles as described in Note 2. Consequently, Fortress’s financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated Fortress Funds on a gross basis. The majority ownership interests in these funds, which are not owned by Fortress, are reflected as non-controlling interests in consolidated subsidiaries in the accompanying financial statements. The management fees and incentive income earned by Fortress from the consolidated Fortress Funds are eliminated in consolidation; however, Fortress’s allocated share of the net income from these funds is increased by the amount of these eliminated fees. Accordingly, the consolidation of these Fortress Funds has no net effect on Fortress’s earnings from the Fortress Funds. For a reconciliation between the financial statements and the segment-based financial data that management uses for making operating decisions and assessing performance, see Note 10.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Basis of Accounting – The accompanying combined financial statements are prepared in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’). The combined entities are under the common ownership and control of the Principals. The accompanying financial statements include the

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

accounts of Fortress and its consolidated subsidiaries, which are comprised of (i) those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity, and (ii) the consolidated Fortress Funds, which are those entities in which it has a substantive, controlling general partner or managing member interest or in which it is the primary beneficiary of a variable interest entity (‘‘VIE’’) as described below. With respect to the consolidated Fortress Funds, Fortress generally has operational discretion and control, and the limited partners/members have no substantive rights to impact ongoing governance and operating activities. All significant intercompany transactions and balances have been eliminated.

VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, will absorb a majority of the VIE’s expected losses or receive a majority of the expected residual returns as a result of holding variable interests. Fortress’s investment company subsidiaries are not subject to these consolidation provisions with respect to the Portfolio Companies (as defined below) pursuant to their specialized accounting.

Non-controlling interests in consolidated subsidiaries represent the ownership interests in certain consolidated subsidiaries, including the consolidated Fortress Funds, held by entities or persons other than Fortress. Non-controlling interest holders in consolidated Fortress Funds (the ‘‘Investors’’) own a substantial portion (approximately 98% as of December 31, 2005) of Fortress’s consolidated net assets. Non-controlling interests related to hedge funds are redeemable: (i) quarterly at the request of the Investor, subject to a one-year lockup, in the case of liquid hedge funds ($280.4 million), or (ii) annually at the request of the Investor, as liquid assets become available, in the case of hybrid hedge funds ($2,631.7 million). Non-controlling interests related to limited-lived private equity funds ($5,167.7 million) will be settled at the end of each respective fund’s life, which could occur under certain circumstances in advance of that fund’s scheduled termination date. When redeemed amounts become legally payable to Investors on a current basis, they are reclassified to a liability account. Non-controlling interests also include employee interests in majority owned and controlled fund advisor and general partner entities.

All but one of the consolidated Fortress Funds are, for GAAP purposes, investment companies under the AICPA Audit and Accounting Guide – Investment Companies. Fortress has retained the specialized accounting of these funds pursuant to Emerging Issues Task Force (‘‘EITF’’) No. 85-12 ‘‘Retention of Specialized Accounting for Investments in Consolidation.’’ Accordingly, the accompanying financial statements reflect different accounting policies for similar investments depending on whether or not they are held through an investment company subsidiary. The consolidated Fortress Funds that are investment companies reflect their investments on the balance sheet at their estimated fair value, with unrealized gains (losses) resulting from changes in fair value reflected as a component of current income. Additionally, these funds do not consolidate their majority-owned and controlled investments (the ‘‘Portfolio Companies’’), except to the extent that the Portfolio Companies act as operating subsidiaries by providing services to these funds. Four of the consolidated Fortress Funds (the ‘‘Feeder Funds’’ ) invest primarily through unconsolidated subsidiaries (the ‘‘Master Funds’’). Pursuant to their specialized accounting, which has been retained by Fortress, these consolidated Feeder Funds reflect their pro-rata share of the individual income statement line items of their related Master Funds similar to a proportionate consolidation. However, for balance sheet purposes, Fortress records its investments in the Master Funds on one line at estimated fair value.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Distributions by Fortress and its subsidiaries are recognized when declared.

For entities over which Fortress may exercise significant influence but which do not meet the requirements for consolidation, Fortress uses the equity method of accounting whereby it records its share of the underlying income of these entities.

Use of Estimates – The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Revenue Recognition

Management Fees – Management fees are recognized in the periods during which the related services are performed and the amounts have been contractually earned.

Incentive Income   –   Incentive income is calculated as a percentage of the profits earned by the Fortress Funds subject, in certain cases, to the achievement of performance criteria. Incentive income from certain funds is subject to contingent repayment based on the applicable Fortress Fund achieving earnings in excess of a specified minimum. Incentive income that is not subject to contingent repayment is recognized as contractually earned. Incentive income subject to contingent repayment may be paid to Fortress as particular investments made by the funds are realized. However, if upon liquidation of each fund the aggregate amount paid to Fortress as incentive income exceeds the amount actually due to Fortress based upon the aggregate performance of each fund, the excess is required to be repaid by Fortress (i.e. ‘‘clawed back’’) to that fund. Fortress has elected to adopt the preferred method of recording incentive income subject to contingencies, Method 1 of EITF Topic D-96 ‘‘Accounting for Management Fees Based on a Formula.’’ Under Method 1, Fortress does not recognize incentive income subject to contingent repayment until all of the related contingencies have been resolved. Recognition of incentive income allocated or paid to Fortress prior to that date is deferred and recorded as deferred incentive income liability.

Incentive income from consolidated Fortress Funds entitles Fortress to a greater allocable share of these funds’ earnings, and correspondingly reduces the non-controlling interests’ allocable share thereof. However, to the extent that incentive income is subject to contingent repayment, Fortress defers the recognition of this income by eliminating it from the income statement through the caption deferred incentive income and recording a corresponding liability on the balance sheet called deferred incentive income. When the related contingencies are resolved, the deferred incentive income liability is reversed and reflected in earnings under the caption deferred incentive income. Deferred incentive income related to a particular private equity fund, each of which has a limited life, would be recognized upon the termination of the fund, or when and to the extent distributions from the fund exceed the point at which a clawback of a portion or all of the historic incentive income distributions becomes mathematically impossible.

In connection with incentive income from unconsolidated Fortress Funds, Fortress only records its allocable share of the funds’ earnings to the extent that this income is not subject to contingent repayment. Incentive income that is paid to Fortress from these funds and that is subject to contingent repayment is recorded as deferred incentive income liability until the related contingencies are resolved. No incentive income subject to contingent repayment has been received to date from unconsolidated Fortress Funds.

The deferred incentive income liability on the accompanying balance sheet represents the cumulative deferral of allocated incentive income, distributed and undistributed, from the consolidated Fortress

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Funds, as well as the cumulative distributions of incentive income from the unconsolidated Fortress Funds that are, in each case, subject to contingent repayment.

Incentive income from certain Fortress Funds is earned based on achieving annual performance criteria. Accordingly, this incentive income is recorded as revenue at year end (in the fourth quarter of each year). Incentive income recognized as revenue during the fourth quarter from these funds was $115.8 million, $27.4 million and $16.3 million during the years ended December 31, 2005, 2004 and 2003, respectively.

Stock Options Received   –   Fully vested stock options are issued to Fortress by certain of the Castles as compensation for services performed in raising capital for these entities. These options are recognized by Fortress as management fees at their estimated fair value at the time of issuance. Fair value was estimated using a binomial option pricing model for North American companies and a Monte Carlo option pricing model for European companies. Since the Castles’ option plans have characteristics significantly different from those of traded options, and since the assumptions used in such models, particularly the volatility assumption, are subject to significant judgment and variability, the actual value of the options could vary materially from this estimate.

After receipt, stock options that meet the characteristics of derivatives are measured at fair value with changes in fair value recognized in current income as unrealized gains or losses. Stock options that do not meet the characteristics of derivatives because, among other things, they cannot be effectively settled for cash are held at cost (which is equal to the initial estimated value), subject to impairment review. No impairment has been recorded in respect of these options through December 31, 2005.

Security Transactions, Interest and Dividend Income and Other Income – Fortress recognizes security transactions on the trade date. Discounts and premiums on loans and securities purchased, as well as origination fees received, are amortized over the life of the respective securities using the effective interest method. Realized gains and losses are recorded based on the specific identification method. Dividend income is recognized by consolidated Fortress Funds that are investment companies on the ex-dividend date, or in the absence of a formal declaration, on the date it is received. Interest income is recognized as earned on an accrual basis. Fixed rate preferred dividends are recognized as earned.

Fortress does not accrue interest on loans that are past due more than 90 days, or less when the probability of collection of interest is deemed insufficient to warrant further accrual. Upon such a determination, those loans are considered to be nonperforming.

‘‘Day one’’ gains (or losses) on financial instruments represent the unrealized gain (or loss) resulting from the difference between the transaction price of a financial instrument and the fair value of the instrument at initial recognition. ‘‘Day one’’ gains (or losses) are recognized only when the fair value of the instrument is obtained from a quoted market price in an active market or is otherwise evidenced by comparison to other observable current market transactions or based on a valuation technique incorporating observable market data. To date, Fortress has not recognized any ‘‘day one’’ gains (or losses).

Balance Sheet Measurement

Cash and Cash Equivalents   –   Fortress considers all highly liquid short term investments with maturities of 90 days or less when purchased to be cash equivalents. Substantially all amounts on deposit with major financial institutions exceed insured limits.

Cash Held at Consolidated Subsidiaries and Restricted Cash – Restricted cash of $20.1 million as of December 31, 2005 represented funds held in securitization trustee accounts at consolidated Fortress

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Funds. Restricted cash of $11.0 million as of December 31, 2004 represented derivative margin accounts held at consolidated Fortress Funds. Cash held at consolidated subsidiaries of $232.0 million and $158.5 million as of December 31, 2005 and 2004, respectively, although not legally restricted, is not available to fund general liquidity needs of Fortress.

Due from/to Affiliates   –   For purposes of classifying amounts, Fortress considers its principals, employees, all of the Fortress Funds, and the Portfolio Companies to be affiliates. Receivables from affiliates are recorded at their current settlement amount.

Investment Company Holdings, at Fair Value – Included in this caption are loans, securities and derivatives held by the consolidated Fortress Funds that are investment companies, which are stated at estimated fair value. Fair value generally represents the amount at which an investment could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Unrealized gains or losses on these investments are recorded through current income each period.

Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price, except for short positions and call options written, if any, for which the last quoted asked price is used. Short-term notes, due to their limited duration, are stated at amortized cost, which approximates fair value.

Investments that are not listed on an exchange may be valued using the ‘‘bid’’ quotations for long positions and ‘‘asked’’ quotations for short positions obtained from unaffiliated market makers, brokers, or other financial institutions that trade similar investments. For investments where broker quotes are not available, independent valuation agents, including Fortress’s counterparties in the case of derivatives owned, may be used to help determine estimated fair value. Independent valuation agents determine values by using their own proprietary valuation models. For all other investments, the fair value of the investments is estimated based on proprietary models developed by Fortress, which include discounted cash flow analyses and other techniques and may be based, at least in part, on independently sourced market parameters. However, these values may be adjusted if a more accurate value can be obtained from recent trading activity or by incorporating other relevant information that may not have been reflected in pricing obtained from external sources or models.

Investments in entities whose functional currency is other than the U.S. dollar are valued based on the spot rate of their respective currency at the end of the respective reporting period. Purchases and sales of investments and other transactions denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of the transactions.

Other Investments – Loans and Securities   –   Included in this caption are investments held by the one consolidated Fortress Fund which is not an investment company, known as Northcastle. The loans are presented net of any unamortized discount or fees (or gross of any premium) and net of any allowance for loan losses. An allowance for loss is established to bring the carrying amount of a loan to its estimated realizable amount when the loan is considered impaired. Loans are considered impaired when it is probable that Fortress will be unable to collect all principal or interest when due.

The securities are marketable equity securities classified as available for sale. As such, they are carried at fair value with the net unrealized gains or losses reported as a component of accumulated other comprehensive income. Unrealized losses on securities are charged to income if they reflect a decline in value that is other than temporary. A decline in value is considered other than temporary if either

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

(a) it is deemed probable that Fortress will be unable to collect all amounts anticipated to be collected at acquisition, or (b) Fortress does not have the ability and intent to hold the investment until a forecasted market price recovery.

Other Assets and Other Liabilities:

Other assets and liabilities are comprised of the following:

	Other Assets
	December 31,
	2005	2004
Deferred tax asset	$3,096	$328
Fixed assets	35,097	6,786
Accumulated depreciation	(3,812)	(1,583)
Deferred charges	47,241	13,327
Accumulated amortization	(10,019)	(4,108)
Miscellaneous receivables	58,906	17,274
Other assets	10,258	5,205
	$140,767	$37,229

	Other Liabilities
	December 31,
	2005	2004
Current taxes payable	$5,726	$2,469
Deferred taxes payable	13,380	4,631
Note payable	3,219	3,219
Interest payable	18,623	1,350
Redemptions payable	92,027	14,642
Accounts payable	5,956	1,162
Accrued expenses	22,065	5,083
Other liabilities	15,011	9,731
	$176,007	$42,287

Fixed Assets, Depreciation and Amortization   –    Fixed assets consist primarily of leasehold improvements, furniture, fixtures and equipment, computer hardware and software, and fractional shares in corporate aircraft, and are recorded at cost less accumulated depreciation. Depreciation and amortization are calculated using the straight-line method over the assets’ estimated useful lives, which are the life of the related lease for leasehold improvements, twenty years for an interest in an aircraft, and three to seven years for other fixed assets.

Deferred Charges   –   Deferred charges consist of costs incurred in obtaining financing which are amortized over the term of the financing using the effective interest method.

Deferred Tax Asset and Taxes Payable – See Note 7.

Securities Sold Not Yet Purchased, At Fair Value   –   These are securities that the consolidated Fortress Funds that are investment companies have sold but did not own prior to the sale. In order to facilitate the short sale, the fund had to borrow the securities from another party and deliver them to the buyer. The fund will be required to ‘‘cover’’ its short sale in the future through the purchase of the security in the market at the prevailing market price and deliver it to the counterparty from which it borrowed. The fund is exposed to a loss to the extent that the security price increases during the time from when the fund borrowed the security to when it purchases it in the market to cover the short. Changes in the value of these securities are reflected as unrealized gains (losses) in the accompanying income statements.

Debt Obligations and related Interest Expense   –   Debt is presented net of any unamortized discounts or gross of any unamortized premiums. Discounts and premiums are amortized into interest expense on the effective interest (or level yield) method through the expected maturity date of the related financing.

Derivatives and Hedging Activities   –   All derivatives are recognized as either assets or liabilities in the balance sheet and measured at fair value.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Any unrealized gains or losses on derivatives not designated as hedges are recorded currently in income, either in Investment Company Holdings – Net Unrealized Gains from Non-affiliate Investments, or in Other Investments – Net Unrealized Gains from Non-affiliate Investments, as applicable. Net payments under these derivatives are similarly recorded, but as realized.

Cash Flow Hedges

In order to reduce interest rate risk, Fortress has and may enter into interest rate swap agreements whereby Fortress would receive floating rate payments in exchange for fixed rate payments, effectively converting a floating rate borrowing to fixed rate. Fortress intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR).

To qualify for cash flow hedge accounting, interest rate swaps must meet certain criteria, including (1) the items to be hedged expose Fortress to interest rate risk, (2) the interest rate swaps or caps are highly effective in reducing Fortress’s exposure to interest rate risk, and (3) with respect to an anticipated transaction, the transaction is probable. In addition, the hedging relationship must be properly documented. Effectiveness is periodically assessed based upon a comparison of the relative changes in the fair values or cash flows of the interest rate swaps and the items being hedged.

The effective portion of any gain or loss, and of net payments received or made, is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of any gain or loss, and of net payments received or made, is recognized in current earnings.

Foreign Currency Hedges

To qualify for hedge accounting with respect to a net investment in a foreign operation, the hedging instrument must be highly effective in reducing Fortress’s exposure to the risk of changes in foreign currency exchange rates with respect to the investment. In addition, the hedging relationship must be properly documented. Effectiveness is periodically assessed based upon a comparison of the relative changes in the fair values of the hedge and the item being hedged (with respect to changes in foreign currency exchange rates).

The effective portion of any gain or loss, and of net payments received or made, on a hedge of a net investment in a foreign operation is reported as a component of other comprehensive income and reclassified into earnings in the period the net investment is sold. The ineffective portion of any gain or loss, and of net payments received or made, is recognized in current earnings.

Fortress has entered into foreign currency forward contracts to economically hedge the risk of fluctuations in foreign currency exchange rates with respect to its foreign investments; however, these derivatives did not qualify as hedges for accounting purposes during the years ended December 31, 2005, 2004 or 2003.

Other

Fortress’s derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. Fortress minimizes this risk by limiting its counterparties to highly rated major financial institutions with good credit ratings. Management does not expect any material losses as a result of default by other parties. Fortress does not require collateral.

Comprehensive Income   –   Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

resulting from investments by and distributions to owners. For Fortress’s purposes, comprehensive income represents net income, as presented in the accompanying income statements, adjusted for unrealized gains or losses on securities available for sale and on derivatives designated as cash flow hedges, as well as net foreign currency translation adjustments, including Fortress’s relative share of these items from its equity method investees.

The following table summarizes Fortress’s accumulated other comprehensive income:

	December 31,
	2005	2004
Direct
Net unrealized gains on securities available for sale	$92	$—
Net unrealized gains (losses) on derivatives designated as cash flow hedges	6	(66)
Net foreign currency translation adjustments	157	1,857
Through equity method investees
Net unrealized gains on securities available for sale	8,276	11,487
Net unrealized gains (losses) on derivatives designated as cash flow hedges	(8,835)	(9,483)
Net foreign currency translation adjustments	109	233
Accumulated other comprehensive income (loss)	$(195)	$4,028

Foreign Currency – Foreign currency denominated assets, liabilities and operations are primarily held through consolidated Fortress Funds. Assets and liabilities relating to foreign investments are translated using the exchange rates prevailing at the end of each reporting period. Results of foreign operations are translated at the weighted average exchange rate for each reporting period. Translation adjustments are included in current income to the extent that unrealized gains and losses on the related investment are included in income, otherwise they are included as a component of accumulated other comprehensive income until realized. Foreign currency gains or losses resulting from transactions outside of the functional currency of a consolidated entity are recorded in income as incurred and were not material during the years ended December 31, 2005, 2004 and 2003.

Profit Sharing Arrangements   –   Pursuant to employment arrangements, certain of Fortress’s employees are granted profit sharing interests and are thereby entitled to a portion of the incentive income earned from certain Fortress Funds. Amounts payable under these profit-sharing plans are recorded as compensation expense when they become probable and reasonably estimable. For profit sharing plans related to hedge funds, where incentive income is received on a quarterly or annual basis, the related compensation expense is accrued during the period for which the related payment is made. For profit sharing plans related to private equity funds, where incentive income is received as investments are realized but is subject to clawback (see ‘‘Incentive Income’’ above), management considers many factors in its determination of the timing and amount of an expense accrual including their historical experience with a fund, the level of unrealized gains and losses of the particular fund, and remaining fund life. Given the significant unrealized appreciation within most of these funds to date, which would have to be lost before a clawback event would occur, Fortress has typically accrued a liability for the full amount of profit sharing paid to employees upon a realization event having occurred. Fortress analyzes its profit sharing accrual position with respect to potential clawbacks, related to the performance of the underlying funds, at least quarterly. To date, no clawback has been deemed probable. Approximately $130.3 million, $50.5 million and $23.5 million was recorded as compensation expense in connection with these arrangements during the years ended December 31, 2005, 2004 and 2003, respectively. Fortress may withhold a portion of the incentive income distributed by these funds to which employees are entitled as a reserve against contingent

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

repayment obligations to the funds. Employees may opt to have these withheld amounts invested in either a money market account or in one of a limited group of Fortress Funds.

Income Taxes   –   No federal income taxes have been provided for by Fortress Operating Group in the accompanying financial statements as each Principal is individually responsible for reporting income or loss based upon their respective share of Fortress Operating Group’s income and expenses as reported for income tax purposes.

However, certain consolidated subsidiaries of Fortress are subject to New York City unincorporated business tax (UBT) on their trade and business activities conducted in New York City. Additionally, one consolidated subsidiary is subject to U.S. federal corporate income tax. Fortress accounts for these taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when management believes it is probable that a deferred tax asset will not be realized.

Recent Accounting Pronouncements   –   In June 2006, the Financial Accounting Standards Board (‘‘FASB’’) issued Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109’’ (‘‘FIN 48’’). FIN 48 requires companies to recognize the tax benefits of uncertain tax positions only where the position is ‘‘more likely than not’’ to be sustained assuming examination by tax authorities. The tax benefit recognized is the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.  FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on Fortress’s financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standards (‘‘SFAS’’) No. 155, ‘‘Accounting for Certain Hybrid Financial Instruments’’, which amends SFAS 133, ‘‘Accounting for Derivative Instruments and Hedging Activities,’’ and SFAS 140, ‘‘Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities’’. SFAS 155 provides, among other things, that (i) for embedded derivatives which would otherwise be required to be bifurcated from their host contracts and accounted for at fair value in accordance with SFAS 133 an entity may make an irrevocable election, on an instrument-by-instrument basis, to measure the hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings and (ii) concentrations of credit risk in the form of subordination are not considered embedded derivatives. SFAS 155 is effective for all financial instruments acquired, issued or subject to remeasurement after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Upon adoption, differences between the total carrying amount of the individual components of an existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative effect adjustment to beginning retained earnings. Prior periods are not restated. The adoption of SFAS 155 is not expected to have a material impact on Fortress’s financial statements.

In December 2004, the FASB issued SFAS No. 123 (R), ‘‘Share-Based Payment’’, which requires all equity-based payments to employees to be recognized using a fair value based method. To date, Fortress has not issued any equity-based compensation awards. On January 1, 2006, Fortress adopted SFAS No. 123 (R) using the modified prospective method and therefore prior period amounts will not be restated. The adoption of SFAS 123 (R) did not have a material impact on Fortress’s financial statements.

In September 2006, the FASB cleared Statement of Position No. 71, ‘‘Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Method Investors for Investments in Investment Companies’’ (‘‘SOP 71’’) for issuance. SOP 71 addresses whether the accounting principles of the Audit and Accounting Guide for Investment Companies may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. SOP 71 applies to the later of (i) reporting periods beginning on or after December 15, 2007 or (ii) the first permitted early adoption date of the FASB’s proposed fair value option statement. Fortress is currently evaluating the potential impact on adoption of SOP 71.

In September 2006, the FASB issued SFAS No. 157, ‘‘Fair Value Measurements’’.  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 applies to reporting periods beginning after November 15, 2007.  The adoption of SFAS 157 is not expected to have a material impact on Fortress’s financial statements.

3.	MANAGEMENT AGREEMENTS AND THE FORTRESS FUNDS

Fortress has two principal sources of income from its agreements with the Fortress Funds: contractual management fees, which are generally based on a percentage of assets under management, and related incentive income, which is generally based on a percentage of profits subject to the achievement of performance criteria. Substantially all of Fortress’s net assets, after deducting the portion attributable to non-controlling interests, are comprised of principal investments in, or receivables from, these funds.

The Principals and certain executive officers of Fortress may also serve as directors and/or officers of each of the Castles and of certain Portfolio Companies and may have investments in these entities.

The Fortress Funds are divided into four segments and Fortress’s agreements with each are detailed below.

Private Equity Funds

The following table presents certain information with respect to Fortress’s management agreements with the private equity funds as of December 31, 2005.

	Total Capital Commit- ments (A)	Fortress Capital Commit- ments	Fortress and Affiliates Capital Commit- ments (B)	Percent of Capital Commitments Drawn	Longest Capital Commitment Period Ends (C)
Consolidated	$7,369,477	$77,926	$375,919	47.9%	Nov-2008
Unconsolidated	$40,500	None	None	100.0%	Ended

	Longest Fund Termination Date (D)	Annual Management Fee (E)	Incentive Income (F)	Incentive Income Threshold Return (F)
Consolidated	Nov-2030	1.0% - 1.5%	20%	6% - 10%
Unconsolidated	Apr-2010 (C)	None	25%	None

(A)	Represents the total amount of capital committed by Investors to these funds. This capital can be called, or drawn, for new investments during the capital commitment period, generally up to three years. Subsequent to the capital commitment period, it may only be drawn to maintain ongoing business as permitted by the applicable fund agreement.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

(B)	Affiliate commitments are comprised of:

Employees	Principals	NIH	Total Affiliates	Fortress	Total
$59,843	$145,000	$93,150	$297,993	$77,926	$375,919

(C)	Subsequent to the end of the capital commitment periods, the respective capital commitments may not be drawn to fund new investments, but are available to maintain ongoing business of the funds. NIH (one of Fortress’s equity method investees) does not have capital commitments. It is a privately traded company owned through membership interests. It has an indefinite life.

(D)	Including all available extensions. Only $0.5 billion of the total commitments extend beyond April 2015.

(E)	Expressed as a percent. This percent is generally applied to the capital commitment amount during the capital commitment periods and to invested capital (as defined) thereafter. In some funds, management fee rates vary depending on the size of commitments. Affiliate commitments are not charged management fees.

(F)	Expressed as a percent of the total returns of the funds. The incentive income is subject to: (i) the achievement of a cumulative incentive income threshold return payable to the third party investors in the funds, which is the minimum return these investors must receive in order for incentive income to be paid, and (ii) a contingent repayment or clawback provision which requires amounts previously distributed as incentive income to be returned to each fund if, upon liquidation of such fund, such amounts exceeded the actual amount of incentive income due. Affiliate commitments are not subject to incentive income. Funds representing approximately $0.5 billion of total commitments have a 6% threshold, the rest have a 10% threshold. Some of the private equity funds do not have an incentive income provision; the capital commitments of such funds aggregate less than $200 million. There is no clawback provision with respect to NIH. Due to prior return of capital distributions, NIH essentially has a zero incentive income threshold.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Pursuant to profit sharing arrangements, certain of Fortress’s employees are entitled to a portion, approximately 37% as of December 31, 2005 based on a weighted average by total capital commitments, of the incentive income received from the private equity funds.

Two of the consolidated private equity funds are Feeder Funds that make their investments primarily through Master Funds. Summary financial information regarding the Master Funds is presented in Note 4.

Fortress manages one of the consolidated private equity funds with approximately $0.9 billion of capital commitments (‘‘Fund I’’) pursuant to certain agreements which provide that Fortress is entitled to 50% of the Fund I incentive income and NIH, a Fortress Fund which is a private equity fund and an equity method investee of Fortress, is entitled to the other 50%.

Deferred incentive income allocated from the consolidated private equity funds, subject to contingent repayment (Note 2), was comprised of the following:

	December 31,
	2005	2004
Distributed	$123,426	$39,681
Undistributed	462,438	101,596
Total	$585,864	$141,277

To date, no incentive income subject to contingent repayment has been recognized as income.

Liquid Hedge Funds

The following table presents certain information with respect to the liquid hedge funds as of December 31, 2005.

	Net Asset Value (NAV)	Fortress Share of NAV (A)	Annual Management Fee (B)	Incentive Income (C)
Consolidated	$305,727	$21,699	2.0%	20%
Unconsolidated	$2,825,917	None	2.0%	20%

(A)	Net of employee amounts.

(B)	Expressed as a percent of NAV (as defined).

(C)	Expressed as a percent of the total returns of the funds. The incentive income is earned on a calendar year (annual) basis.

All of the liquid hedge funds are structured as Feeder Funds that make their investments primarily through Master Funds. Summary financial information regarding the Master Funds is presented in Note 4.

Pursuant to the provisions of deferred fee arrangements, Fortress may elect to defer receipt of all or a portion of the management fee and incentive income from each of the unconsolidated liquid hedge funds earned with respect to a particular fiscal year, and may elect to have a portion or all of these deferred amounts indexed either in the same manner as the fund’s other assets, or in another manner approved by the independent members of the board of directors of the fund. The value of these deferred amounts is a liability of the applicable fund to Fortress. Any amounts invested by the fund pursuant to these deferred fee arrangements are part of the general assets of the fund for all purposes,

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

and Fortress has no proprietary interest in any of these assets. Fortress elected to defer receipt of its management fees and incentive income from these funds for the years ended December 31, 2005, 2004 and 2003.

Hybrid Hedge Funds

The following table presents certain information with respect to the hybrid hedge funds as of December 31, 2005.

Fund	Net Asset Value (NAV)	Fortress Share of NAV (A)	Annual Management Fee (B)	Incentive Income (C)
Consolidated	$2,702,143	$38,481	2.0%	20%
Unconsolidated	$535,974	$356	1.0% - 2.0%	20%

(A)	Net of employee amounts.

(B)	Expressed as a percent of NAV (as defined).

(C)	Expressed as a percent of the total returns of the funds. The incentive income is earned on a calendar year (annual) basis. The unconsolidated hybrid hedge funds include two managed accounts with less than $80 million of NAV as of December 31, 2005 which do not have an incentive income provision.

Fortress and the offshore hybrid hedge fund (the unconsolidated hybrid hedge funds excluding the managed accounts mentioned above) have entered into a deferred fee arrangement under substantially the same terms as the unconsolidated liquid hedge funds. Fortress elected to defer receipt of its management fees and incentive income from this fund for the years ended December 31, 2005, 2004 and 2003.

Castles

The following table presents certain information with respect to the Castles as of December 31, 2005:

Fund	Annual Management Fee (A)	Incentive Income (B)	Incentive Income Threshold Return (B)
Consolidated	1.5%	25%	8%
Unconsolidated	1.5%	25%	8% - 10%

(A)	Expressed as a percent of gross equity, as defined.

(B)	The incentive income is earned on a cumulative basis equal to the product of (1) the incentive income percent (shown above) multiplied by (2) the difference by which (i) a specified measure of earnings (as defined) exceeds (ii) the company’s gross equity (as defined) multiplied by the incentive income threshold return (shown above).

The management agreements between Fortress and the Castles provide for initial terms of one to ten years, subject to certain termination rights, and automatic extensions of one to three years, subject to the approval of the independent members of the Castles’ boards of directors.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

4.	INVESTMENTS

A) INVESTMENT COMPANY HOLDINGS, AT FAIR VALUE

Investment company holdings, at fair value, consist primarily of financial instruments held by consolidated Fortress Funds that are investment companies.

These holdings are presented as a percentage of Investment Company Holdings, at Fair Value.

	Amount		Percentage of Investment Company Holdings
	December 31,		December 31,
	2005	2004	2005	2004
Investment company holdings, at fair value
Loans and securities	$3,597,958	$2,116,623	34.0%	39.5%
Investments in affiliates	6,972,857	3,230,844	65.9%	60.2%
Derivatives	11,294	17,842	0.1%	0.3%
	$10,582,109	$5,365,309	100.0%	100.0%

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Loans and Securities

The following table presents Fortress’s loans and securities held through consolidated Fortress Funds that are investment companies.

	Cost		Fair Value		% of Investment Company Holdings
Country / Instrument Type / Industry Description	December 31,
	2005	2004	2005	2004	2005	2004
Asia
Debt Securities	$—	$5,708	$—	$5,979	< ..05%	0.1%
Equity Instruments	1,436	559	6,615	536	0.1%	< ..05%
Loans	—	34,353	—	34,427	< ..05%	0.6%
Total Asia	1,436	40,620	6,615	40,942	0.1%	0.8%
Europe
Debt Securities	2,745	23,096	2,611	24,775	< ..05%	0.5%
Equity Instruments	113,578	—	121,323	—	1.1%	< ..05%
Loans	27,134	20,321	27,786	20,658	0.3%	0.4%
Total Europe	143,457	43,417	151,720	45,433	1.4%	0.8%
Latin America
Debt Securities	—	2,165	—	2,247	< ..05%	< .05%
Total Latin America	—	2,165	—	2,247	< ..05%	< .05%
United States
Debt Securities
Accommodation and Food Services	167,340	174,899	168,389	175,031	1.6%	3.3%
Arts, Entertainment and Recreation	218,668	135,923	207,966	134,997	2.0%	2.5%
Finance and Insurance	313,234	78,588	313,136	79,209	3.0%	1.5%
Health Care and Social Assistance	111,408	54,791	110,383	54,324	1.0%	1.0%
Information	261,172	183,416	257,023	183,250	2.4%	3.4%
Manufacturing	130,923	89,780	126,238	88,901	1.2%	1.7%
Real Estate and Rental and Leasing	366,305	131,660	361,197	124,429	3.4%	2.3%
Retail Trade	256,985	63,140	250,809	61,668	2.4%	1.1%
Transportation and Warehousing	120,178	71,103	120,050	71,148	1.1%	1.3%
Utilities	123,581	82,842	128,038	85,650	1.2%	1.6%
Other	99,292	111,301	99,532	93,817	0.9%	1.7%
Total Debt Securities	2,169,086	1,177,443	2,142,761	1,152,424	20.2%	21.5%
Equity Instruments
Accommodation and Food Services	106,430	38,333	120,613	41,755	1.1%	0.8%
Finance and Insurance	33,931	143,003	38,458	153,669	0.4%	2.9%
Manufacturing	147,184	16,513	139,660	16,941	1.3%	0.3%
Real Estate and Rental and Leasing	208,892	142,012	236,460	156,583	2.2%	2.9%
Utilities	102,277	25,241	114,292	29,901	1.1%	0.6%
Other	88,551	43,300	91,695	57,240	0.9%	1.1%
Total Equity Instruments	687,265	408,402	741,178	456,089	7.0%	8.5%
Investment Funds	11,550	10,800	12,264	11,568	0.1%	0.2%

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

	Cost		Fair Value		% of Investment Company Holdings
Country / Instrument Type / Industry Description	December 31,
	2005	2004	2005	2004	2005	2004
Loans
Real Estate and Rental and Leasing	181,528	172,384	172,988	168,907	1.6%	3.1%
Utilities	63,005	86,868	69,278	89,746	0.7%	1.7%
Other	334,252	158,506	301,154	149,267	2.8%	2.8%
Total Loans	578,785	417,758	543,420	407,920	5.1%	7.6%
Total United States	3,446,686	2,014,403	3,439,623	2,028,001	32.5%	37.8%
Total – Loans and Securities	$3,591,579	$2,100,605	$3,597,958	$2,116,623	34.0%	39.5%

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Investments in Affiliates

The following tables present Fortress’s investments in affiliated entities held through consolidated Fortress Funds that are investment companies. The first table contains information regarding all of Fortress’s directly held investments in affiliates including significant individual investments, which are investments that constitute more than 5% of Fortress’s Investment Company Holdings or more than 5% of Fortress’s gross investment assets.

Country / Industry Description / Significant Investment (if applicable)	Cost		Fair Value		% of Investment Company Holdings
	December 31,
	2005	2004	2005	2004	2005	2004
United States – Master Funds Finance and Insurance
Fortress Registered Investment Trust	$—	$439,493	$1,234,018	$964,370	11.7%	18.0%
Fortress Investment Trust II	897,742	778,282	2,118,664	951,418	20.0%	17.7%
Drawbridge Global Macro Master Fund Ltd	181,297	196,993	235,712	211,529	2.2%	3.9%
Drawbridge RV Plus Master Fund Ltd	48,677	—	50,998	—	0.5%	< ..05%
Total United States – Master Funds	1,127,716	1,414,768	3,639,392	2,127,317	34.4%	39.6%
Europe
Finance and Insurance	462,655	10,636	482,319	19,864	4.6%	0.4%
Information	21,281	—	21,604	—	0.2%	< ..05%
Real Estate and Rental and Leasing
GAGFAH S.A.	845,513	785,300	1,283,859	806,322	12.1%	15.0%
Other	459,369	—	462,117	—	4.4%	< ..05%
Total Europe	1,788,818	795,936	2,249,899	826,186	21.3%	15.4%
United States
Finance and Insurance	401,361	118,161	506,413	186,462	4.8%	3.5%
Healthcare and Social Assistance	2,019	—	3,167	—	< ..05%	< .05%
Information	221,579	—	221,579	—	2.1%	< ..05%
Real Estate and Rental and Leasing	343,276	90,238	352,407	90,879	3.3%	1.7%
Total United States	968,235	208,399	1,083,566	277,341	10.2%	5.2%
Total – Investments in Affiliates	$3,884,769	$2,419,103	$6,972,857	$3,230,844	65.9%	60.2%

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

In addition, Fortress has indirect, significant investments in individual investments that are held in whole or in part through unconsolidated Fortress Funds, Master Funds and Portfolio Companies. Fortress’s share of investments held through unconsolidated entities is reflected in Fortress’s assets on a net basis; non-recourse financing on these investments at the unconsolidated entity level reduces Fortress’s net exposure to these investments. The following table reflects Fortress’s direct and indirect share of these investments.

	Cost		Fair Value		% of Investment Company Holdings
Significant Investment	December 31,
	2005	2004	2005	2004	2005	2004
Affiliates
Global Signal Inc.	$277,061	$—	$1,069,952	$549,130
Mapeley Ltd.	309,696	277,196	717,123	365,083
Nonrecourse financing at the subsidiary level	(692,701)	—	(692,701)	—
Net Global Signal Inc. and Mapeley Ltd. (A)	$(105,944)	$277,196	$1,094,374	$914,213	10.3%	17.0%
Brookdale Senior Living Inc.	$295,002	$33,718	$1,265,322	$62,476	12.0%	1.2%
Green Tree Servicing LLC	$291,268	$381,178	$492,423	$525,313	4.7%	9.8%
Non-affiliates
U.S. Government treasury securities	$8,840,068	$2,695,796	$8,852,456	$2,695,396
Securities sold, not yet purchased (liabilities)	(5,090,541)	(422,396)	(5,103,788)	(422,933)
Nonrecourse financing at the subsidiary level	(4,215,410)	(2,345,278)	(4,215,410)	(2,345,278)
Net U.S. Government treasury securities	$(465,883)	$(71,878)	$(466,742)	$(72,815)	(4.4)%	(1.4)%

(A)	The nonrecourse financing shown above is cross-collateralized by these two investments.

Summarized Financial Information for Master Funds

Four of Fortress’s consolidated funds are Feeder Funds that make their investments primarily through Master Funds. The Master Funds are not consolidated by the Feeder Funds or Fortress. The following tables present summarized financial information for the two Master Funds related to two of Fortress’s private equity funds and the two Master Funds related to Fortress’s liquid hedge funds. Fortress’s investment in the Master Funds is equal to its proportional share of the Master Funds’ net assets; as a result, the gross investments of the Master Funds reflected below exceed the net investment which Fortress has recorded.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Summary Statements of Assets and Liabilities and Statements of Operations of the Master Funds

	December 31 (or Year then Ended)
	2005	2004	2003	2005	2004	2003
	Master Private Equity Funds
	Fortress Registered Investment Trust			Fortress Investment Trust II
Investments, at fair value	$1,639,450	$813,491		$2,214,806	$998,980
Other assets	81,080	160,827		160,171	76,374
Liabilities	(486,512)	(9,948)		(256,313)	(123,936)
Net assets	$1,234,018	$964,370		$2,118,664	$951,418
Net investment income	$42,060	$26,864	$34,278	$128,631	$28,384	$67,210
Net gain on investments	878,324	550,911	(2,254)	1,293,136	180,000	85,726
Net income	$920,384	$577,775	$32,024	$1,421,767	$208,384	$152,936
	Master Hedge Funds
	Drawbridge Global Macro Master Fund Ltd			Drawbridge RV Plus Master Fund Ltd
Investments, at fair value	$25,326,700	$7,220,618		$22,499,813
Securities purchased under agreements to resell	19,992,314	3,986,017		20,098,758
Other assets	3,967,371	1,216,566		1,569,153
Liabilities	(46,539,593)	(10,037,118)		(43,782,786)
Net assets	$2,746,792	$2,386,083		$384,938
Net investment income	$(87,876)	$(8,604)	$(2,411)	$(53,097)
Net gain on investments	700,592	115,288	57,871	72,787
Net income	$612,716	$106,684	$55,460	$19,690

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Summary Schedules of Investments of the Master Funds

	Master Private Equity Funds
	December 31,
	2005		2004
Investments	Fair Value	Cost	Fair Value	Cost
	Fortress Registered Investment Trust
Fortress Brookdale Acquisition LLC	$273,629	$36,740	$62,476	$33,718
Fortress UK Acquisition Company	321,784	83,375	158,578	80,007
FRIT PINN LLC	844,617	152,619	393,145	—
Ital Investment Holdings II LLC and Ital Tre Investors LP	52,741	—	106,454	105,817
Other	146,679	66,261	92,838	69,071
	$1,639,450	$338,995	$813,491	$288,613
	Fortress Investment Trust II
FIT CFN Holdings LLC (A)	$492,423	$291,268	$525,313	$381,178
FIT GSL LLC	203,106	120,000	—	—
FIT Mapeley Holdings Ltd	367,180	188,425	210,718	197,189
FIT ALT Investor LLC	397,634	61,199	25,585	25,585
Brookdale Senior Living Inc.	596,200	194,885	—	—
Other	158,263	138,107	237,364	221,892
	$2,214,806	$993,884	$998,980	$825,844

(A)	2004 amounts represent assets held by the predecessors of FIT CFN Holdings LLC.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

	Master Hedge Funds
	Drawbrige Global Macro Master Fund Ltd				Drawbridge RV Plus Master Fund Ltd
	December 31,
	2005		2004		2005
Investment Type	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost
U.S. government bonds	$22,377,672	$22,327,470	$4,035,319	$4,028,304	$22,140,685	$22,085,131
Common stocks
Consumer	620,047		809,195		6,136
Financial	427,346		412,950		—
Communications	321,480		344,669		6,094
Energy and Utilities	271,483		247,935		—
Industrial	227,736		236,125		—
Technology	137,476		368,873		1,588
Other	113,410		110,021		—
Total stocks	2,118,978	2,064,351	2,529,768	2,430,313	13,818	14,463
Debt securities	561,798	558,855	540,158	524,703	336,100	333,933
Affiliated entities	116,131	112,330	—	—	4,137	3,849
Derivatives	127,135	140,188	100,158	100,821	5,073	6,356
Investment funds	24,986	17,005	15,215	14,869	—	—
	$25,326,700	$25,220,199	$7,220,618	$7,099,010	$22,499,813	$22,443,732

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Derivatives

Fortress’s derivatives held through consolidated Fortress Funds are held for trading purposes and are recorded in either Investment Company Holdings, at Fair Value – Derivatives or Derivative Liabilities, at Fair Value. The following table presents Fortress’s investments in derivatives held by consolidated Fortress Funds.

	(Proceeds)/Cost:		Fair Value:		% of Investment Company Holdings
Instrument	12/31/05	12/31/04	12/31/05	12/31/04	12/31/05	12/31/04
Credit Default Swaps	$1,605	$1,537	$440	$1,305	<.05%	<.05%
Forward Currency Forwards	—	—	8,849	—	0.1%	<.05%
Interest Rate Swaps and Futures	—	—	2,005	1,827	<.05%	<.05%
Total Return Swaps	—	—	—	14,710	<.05%	0.3%
Total Derivative Assets	1,605	1,537	11,294	17,842	0.1%	0.3%
Credit Default and Equity Swaps	—	(20)	(59)	(678)	<.05%	<.05%
Forward Currency Forwards	—	—	(331)	(13,226)	<.05%	(0.2)%
Interest Rate Swaps and Futures	(10)	—	(543)	(2,539)	<.05%	<.05%
Total Return Swaps	—	—	—	(13,655)	<.05%	(0.3)%
Total Derivative Liabilities	(10)	(20)	(933)	(30,098)	<.05%	(0.6)%
Total – Derivatives	$1,595	$1,517	$10,361	$(12,256)	0.1%	(0.2)%

B) OTHER INVESTMENTS

Other investments consist of loans, securities and investments in equity method investees and options in these investees.

Loans and Securities

Loans and securities represent investments held by Northcastle, a consolidated Fortress Fund formed in April 2005 (which is not an investment company), and are summarized as follows as of December 31, 2005:

Loans receivable	$58,540
Investment securities	331,438
$389,978

The following is a summary of Fortress’s loans receivable held through Northcastle as of December 31, 2005, which are carried at amortized cost subject to impairment. None of these loans were delinquent or in default as of that date and no related allowance for losses was required.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Loan Type	Loan Count	Weighted Average Yield	Weighted Average Remaining Maturity (Years)	Current Face Amount	Fair Value	Carrying Value
Corporate Loan	1	11.90%	4.75	$16,351	$15,901	$15,901
Commercial Real Estate Loans	3	10.68%	4.49	42,673	42,639	42,639
Total/Average (A)	4	11.02%	4.68	$59,024	$58,540	$58,540

(A)	The total current face amount of fixed rate loans was $25.4 million, and of floating rate loans was $33.6 million.

The following is a summary of Fortress’s investment securities held through Northcastle, which are comprised of Canadian income trusts, as of December 31, 2005, which are carried at fair value. The unrealized losses on Northcastle’s securities are primarily the result of market factors, rather than credit impairment, and Fortress believes their carrying values are fully recoverable over their expected holding period. No material gains or losses were recorded with respect to sales of these securities during 2005.

Industry	Number of Securities	Weighted Average Yield (A)	Cost	Unrealized		Fair (Carrying) Value
				Gains	Losses
Oil & Gas	17	11.5%	$76,335	$9,067	$(59)	$85,343
Oil & Gas Services	4	7.1%	11,074	2,055	(52)	13,077
Natural Resources	2	13.6%	12,490	—	(849)	11,641
Power Generation	3	8.5%	11,001	102	(189)	10,914
Pipelines, Utilities and Infrastructures	8	7.2%	30,034	1,046	(713)	30,367
Consumer	16	8.1%	43,669	645	(3,694)	40,620
Industrials	21	8.4%	78,301	2,789	(6,591)	74,499
Real Estate Investment Trusts	15	7.3%	62,419	2,624	(66)	64,977
Total/Average	86	8.9%	$325,323	$18,328	$(12,213)	$331,438

(A)	The weighted average yield is based on each security’s annualized December 2005 recurring distribution divided by average cost per security.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Investments in Equity Method Investees

Fortress holds investments in certain unconsolidated Fortress Funds which are accounted for under the equity method. Fortress’s maximum exposure to loss with respect to these entities is equal to its investment. Fortress’s ownership in these funds is held in two ways: (i) directly at Fortress Operating Group, and (ii) indirectly through consolidated Fortress Funds. In addition, unconsolidated affiliates also hold ownership in certain of these entities. Summary financial information related to these investments is as follows:

	Total Equity Held by Fortress		Total of Fortress’s Equity in Net Income
	December 31,		Year Ended December 31,
	2005	2004	2005	2004	2003
NIH	$9,736	$3,699	$6,091	$8,448	$1,421
Newcastle Investment Corp.	12,979	12,058	2,419	5,046	3,303
Eurocastle	12,081	14,650	1,710	900	(10)
Other	2,805	1,818	245	222	48
	$37,601	$32,225	$10,465	$14,616	$4,762

	Year Ended December 31,
	2005	2004	2003
Earnings from equity method investees	$10,465	$14,616	$4,762
Distributions from equity method investees	8,307	5,765	5,240
Undistributed earnings from equity method investees	2,158	8,851	—
Distributions of capital from equity method investees	—	—	478

	Newcastle Investment Holdings LLC (‘‘NIH’’)
	December 31, (or the year then ended)
	2005	2004	2003
Assets	$525,814	$496,795
Liabilities	(352,509)	(377,350)
Minority interest	—	(77)
Equity	$173,305	$119,368
Equity held by Fortress	$9,736	$3,699
Revenues	$98,763	$62,177	$13,995
Expenses	(57,398)	(27,570)	(17,137)
Discontinued operations	99,724	596	11,747
Net Income	$141,089	$35,203	$8,605
Fortress’s equity in net income	$6,091	$8,448	$1,421
Fully diluted ownership (A)
Parent Company	4.8%	4.8%	21.4%
Fortress consolidated	4.8%	4.8%	21.4%
Fortress and affiliates	30.8%	26.8%	26.2%

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

	Newcastle Investment Corp.			Eurocastle Investment Ltd.
	December 31, (or the year then ended)
	2005	2004	2003	2005	2004	2003
Assets	$6,209,699	$4,932,720		$2,684,489	$2,205,212
Liabilities	(5,291,696)	(4,136,005)		(2,340,310)	(1,926,290)
Minority interest	—	—		(3)	(3)
Equity	$918,003	$796,715		$344,176	$278,919
Equity held by Fortress	$12,979	$12,058		$12,081	$14,650
Revenues	$383,822	$259,626	$152,946	$138,635	$36,243	$788
Expenses	(268,975)	(165,657)	(97,705)	(99,262)	(22,068)	(905)
Discontinued operations	2,108	4,446	877	—	—	—
Preferred dividends	(6,684)	(6,094)	(4,773)	—		—
Net Income	$110,271	$92,321	$51,345	$39,373	$14,175	$(117)
Fortress’s equity in net income	$2,419	$5,046	$3,303	$1,710	$900	$(10)
Fully diluted ownership (A)
Parent Company	4.8%	5.3%	11.4%	12.9%	14.0%	12.9%
Fortress consolidated	4.8%	5.3%	11.4%	18.9%	18.4%	19.8%
Fortress and affiliates	12.1%	12.3%	12.9%	22.5%	22.0%	22.6%

(A)	Fully diluted ownership represents the percentage of outstanding common shares owned assuming that all options are exercised.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Options in Affiliates

Fortress holds options to purchase additional shares of its equity method investees with carrying values as follows:

	December 31,
	2005	2004	Accounting Treatment
Newcastle options	$2,629	$2,172	Held at cost subject to impairment
Eurocastle options	21,281	14,047	Qualify as a derivative
	$23,910	$16,219

Newcastle Investment Corp. (‘‘Newcastle’’)

The following table summarizes Newcastle’s common stock offerings and options granted to Fortress, which were fully vested upon issuance. Newcastle is listed on the New York Stock Exchange under the symbol NCT.

Year	Shares Issued (millions)	Weighted Average Option Strike Price	Number of Options Granted to Fortress	Fair Value of Options at Grant Date
2002	7.0	$13.00	700,000	$430
2003	7.9	21.39	788,227	1,269
2004	8.4	27.04	837,500	1,687
2005	3.3	29.60	330,000	1,148
			2,655,727	$4,534

During 2003 and 2004, Fortress assigned a total of 791,668 of these options, with a weighted average strike price of $20.12 per share, to certain of its employees. This assignment was recorded as compensation expense at the fair value of the options at the date assigned. During 2005, Fortress exercised 670,620 of its options in Newcastle for $10.5 million. Subsequent to that transaction, Fortress held 1,193,439 of these options with a weighted average strike price of $26.80 (range of $20.35-$31.40).

Eurocastle Investment Ltd. (‘‘Eurocastle’’)

The following table summarizes Eurocastle’s common stock offerings and options granted to Fortress, which were fully vested upon issuance. Eurocastle is listed on Euronext (Amsterdam) under the symbol ECT.

Year	Shares Issued (millions)	Weighted Average Option Strike Price	Number of Options Granted to Fortress	Fair Value of Options at Grant Date
2003	11.9	€10.00	1,185,767	$154
2004	6.6	12.00	660,000	599
2005	5.7	17.25	574,000	1,166
			2,419,767	$1,919

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Investments in Variable Interest Entities

Fortress consolidates certain VIEs (defined in Note 2), when it is determined to be their primary beneficiary, either directly or indirectly through other consolidated subsidiaries. In each case, these funds would also be consolidated by Fortress under a voting control model, with the exception of Northcastle. The assets of the consolidated VIEs are primarily classified within Investment Company Holdings, at Fair Value, with the exception of Northcastle’s assets which are primarily classified within Other Investments − Loans and Securities. The liabilities of the consolidated VIEs, primarily the CDO Bonds Payable and Northcastle Debt described in Note 6, are not recourse to Fortress’s general credit.

Fortress is also a variable interest holder in other VIEs which are not consolidated, as it is not their primary beneficiary. In each case, these funds would also not be consolidated by Fortress under a voting control model.

All of the VIEs are Fortress Funds which are privately held investment vehicles whose purpose and activities are further described in Note 1, based on the business segment in which they operate. Fortress sponsored the formation of and manages each of these VIEs and, in most cases, has a principal investment therein as described in Note 1.

The following table sets forth certain information regarding VIEs in which Fortress holds a variable interest as of December 31, 2005:

	Fortress is Primary Beneficiary				Fortress is not Primary Beneficiary
Business Segment	Gross Assets	Fortress Investment		Debt (A)	Gross Assets	Fortress Investment (B)
Private Equity Funds	$650,762	$6,604		$58,731	$525,814	$9,736
Liquid Hedge Funds (C)	—	—		—	3,240,993	236,168
Hybrid Hedge Funds	2,293,772	N/A	(D)	1,193,200	331,760	N/A	(D)
Castles	427,787	5,369		—	8,904,138	25,060

(A)	These are debt obligations of consolidated Fortress Funds which own the related collateral. This collateral is not directly available to other creditors of Fortress. The hybrid hedge fund debt represents the CDO bonds payable disclosed in Note 6.

(B)	Also represents Fortress’s maximum exposure to loss with respect to these entities.

(C)	Fortress has no investment in the liquid hedge fund VIEs. However, it has indexed receivables from these entities which are considered variable interests. The settlement value of these receivables, which is also Fortress’s maximum exposure to loss with respect to these entities, is shown in the ‘‘Fortress Investment’’ column.

(D)	The hybrid hedge fund VIEs represent CDO vehicles. Fortress’s direct investment in these entities represents less than 0.5% of the entities’ equity. In addition, Fortress has an indirect investment in these entities. Fortress holds less than 1.5% of the equity of the consolidated hybrid hedge funds and has no investment in the unconsolidated hybrid hedge funds.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

In the normal course of business, Fortress encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on Fortress’s investments in debt securities, loans, leases and derivatives that results from a borrower’s, lessee’s or derivative counterparty’s inability or unwillingness to make required or expected payments. Market risk reflects changes in the value of investments in loans, securities, leases or derivatives, as applicable, due to changes in interest rates, credit spreads or other market factors, including the value of the collateral underlying loans and the valuation of equity and debt securities. Credit risk is enhanced in situations where Fortress is investing in distressed assets, as well as unsecured or subordinate loans or securities, which is a material part of its business. Management believes that the carrying values of its investments are reasonable taking into consideration these risks along with estimated collateral values, payment histories, and other borrower information.

Fortress makes investments outside of the United States. Fortress’s non-U.S. investments are subject to the same risks associated with its U.S. investments as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risk of political and economic instability, difficulties in managing non-U.S. investments, potentially adverse tax consequences and the burden of complying with a wide variety of foreign laws.

Fortress is exposed to economic risk concentrations insofar as it is dependent on the ability of the Fortress Funds to compensate it for the services which Fortress provides to these funds. Further, the incentive income component of this compensation is based on the ability of the Fortress Funds to generate adequate returns on their investments. In addition, substantially all of Fortress’s net assets, after deducting the portion attributable to non-controlling interests, are comprised of principal investments in, or receivables from, these funds.

Furthermore, Fortress is exposed to economic risk concentrations related to certain large investments as well as concentrations of investments in certain industries and geographic locations, as disclosed in Note 4.

The fair values reflected below are indicative of the interest rate environments as of December 31, 2005 and 2004 and do not take into consideration the effects of subsequent interest rate fluctuations.

Due to the inherent uncertainty of valuations of investments which are illiquid and/or without a public market, which constitute a substantial portion of Fortress’s investments, the estimates of fair value may differ from the values that are ultimately realized by Fortress, and those differences could be material.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

The carrying amounts and estimated fair values of Fortress’s financial instruments as of December 31, 2005 and 2004 are as follows:

	Carrying Amount		Principal Balance / Notional Amount	Estimated Fair Value
	2005	2004	December 31, 2005	2005	2004
Assets
Investments company holdings, at fair value
Loans and securities	$3,597,958	$2,116,623	N/A	$3,597,958	$2,116,623
Investments in affiliates	6,972,857	3,230,844	N/A	6,972,857	3,230,844
Derivatives (A)	11,294	17,842	$716,515	11,294	17,842
Other investments
Loans and securities	389,978	—	N/A	389,978	—
Options in affiliates	23,910	16,219	N/A	23,330	30,391
Liabilities
Securities sold not yet purchased, at fair value	45,219	75,548	N/A	45,219	75,548
Derivative liabilities, at fair value (A)	933	30,098	35,873	933	30,098
Investment company debt obligations payable − CDOs	1,193,200	588,000	1,193,200	N/A	N/A
Investment company debt obligations payable − other	626,949	253,383	626,899	626,949	253,383
Other debt obligations payable	430,284	87,121	430,284	430,284	87,121

(A)	The longest maturity of any of the derivatives is March 2035.

The methodologies used and key assumptions made to estimate fair value are as follows:

Investment Company Holdings (including Securities Sold, Not Yet Purchased) − As described in Note 2.

Other Investments − Loans and securities − The fair value of securities is determined based on the closing price on the recognized stock exchange on which the securities are listed or principally traded. The fair value of loans receivable is estimated by discounting expected future cash flows by a rate calculated based on current market conditions for comparable financial instruments, including market interest rates and credit spreads.

Other Investments − Options in Affiliates   −   The fair value of these securities was estimated by reference to a binomial option pricing model for options in North American companies and a Monte Carlo model for options in European companies.

Derivatives and Derivative Liabilities   −   The fair value of derivatives is estimated by obtaining counterparty broker quotations.

Debt Obligations Payable   −   Other than the CDO debt, management believes that for similar financial instruments with comparable credit risks, the stated interest rates as of December 31, 2005 (floating rates at spreads over a market index) approximate market rates. Accordingly, the carrying amount outstanding is believed to approximate fair value. The fair value of the CDO debt is not practicably estimable as there is no liquid secondary trading market.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

6.	DEBT OBLIGATIONS

The following table presents summarized information regarding Fortress’s debt obligations:

	Face Amount		Carrying Value		Final Stated Maturity
	December 31,		December 31,
Debt Obligation/Collateral	2005	2004	2005	2004
Investment Company Debt
Repurchase Agreements (D)	$14,391	$87,804	$14,391	$87,804	Oct 2013
CDO Bonds Payable	1,193,200	588,000	1,193,200	588,000	Jul 2012 - Sep 2017
Credit Agreements / Lines (E)	565,808	165,579	565,942	165,579	May 2006 - Oct 2008
Term loans	46,700	—	46,616	—	Jul 2018
Subtotal - Investment Company Debt	1,820,099	841,383	1,820,149	841,383

Other Debt
Northcastle Debt	197,935	—	197,935	—	Aug 2010
Credit Agreement	230,000	84,576	230,000	84,576	Mar 2008
Aircraft Loan	2,349	2,545	2,349	2,545	Jul 2007
Subtotal - Other Debt	430,284	87,121	430,284	87,121

Total	$2,250,383	$928,504	$2,250,433	$928,504

		December 31, 2005
Debt Obligation/Collateral	Percent Floating Rate (A)	Weighted Average Funding Cost (B)	Weighted Average Maturity (Years)	Collateral Carrying Value (C)
Investment Company Debt
Repurchase Agreements (D)	100%	3.33%	6.56	$ 22,340
CDO Bonds Payable	100%	4.99%	7.39	2,172,806
Credit Agreements / Lines (E)	100%	6.07%	2.14	Note (C)
Term loans	100%	4.34%	12.74	69,338
Subtotal - Investment Company Debt		5.30%	5.89

Other Debt
Northcastle Debt	18%	4.61%	4.51	324,882
Credit Agreement	100%	8.52%	2.25	Note (C)
Aircraft Loan	100%	7.11%	1.58	2,685
Subtotal - Other Debt		6.71%	3.29

Total		5.57%	5.39

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

(A)	Generally at a spread over LIBOR.

(B)	Including the effect of the applicable hedge in the case of the aircraft loan.

(C)	The CDO Bonds Payable are generally collateralized by the cash, loans and securities held by the CDO Funds. The investment company credit agreements / lines are generally collateralized by the unfunded capital commitments of the respective fund Investors. One of these lines of credit, with $175 million outstanding as of December 31, 2005, as well as the investment company term loans, are collateralized by certain investments of the consolidated Fortress Funds that are investment companies to which they relate.

(D)	Subject to potential mandatory prepayments based on collateral value; payable on demand.

(E)	Approximately $1.0 billion remained undrawn on these credit agreements / lines as of December 31, 2005.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Fortress’s debt obligations have contractual maturities as follows as of December 31, 2005:

2006	$45,806
2007	2,349
2008	758,608
2009	—
2010	189,329
Thereafter	1,254,291
$2,250,383

The investment company and Northcastle debt obligations included above are obligations of consolidated subsidiaries of Fortress which own the related collateral. Generally, this collateral is not directly available to other creditors of Fortress.

Fortress Operating Group Debt

In 2003, Fortress refinanced its $45 million credit agreement, which bore interest at LIBOR +3.50%, with a $98.5 million senior secured credit facility which bore interest at LIBOR + 3.00% and was subject to an unused commitment fee of 0.375% per annum.

In March 2005, Fortress entered into a new $175.0 million credit agreement (the ‘‘Credit Agreement’’). The Credit Agreement bore interest at LIBOR + 2.75% (7.70% as of December 31, 2005) and was subject to unused commitment fees of 0.375% per annum and letter of credit fees of 2.75% per annum. The Credit Agreement was collateralized by substantially all of Fortress Operating Group’s assets as well as Fortress Operating Group’s rights to fees from the Fortress Funds and its equity interests therein. In connection with the new credit agreement, fees of approximately $2.6 million were incurred. In December 2005, the Credit Agreement was amended to increase the available line by $70.1 million. In connection with this amendment, fees of approximately $1.8 million were incurred. Approximately $15.1 million was undrawn on the Credit Agreement as of December 31, 2005, of which $5.0 million supported issued and outstanding letters of credit.

In 2002, Fortress borrowed $2.9 million collateralized by its interest in an aircraft (the ‘‘Aircraft Loan’’), of which $2.3 million was outstanding as of December 31, 2005. This loan bears interest at LIBOR +2.25% (6.64% as of December 31, 2005). Fortress has hedged its exposure to the risk of changes in market interest rates with respect to this loan by entering into an interest rate swap, which fixes the effective interest rate on this loan at approximately 6.80% through maturity.

7.	INCOME TAXES

Fortress has provided for New York City unincorporated business tax (‘‘UBT’’) for one subsidiary based on a statutory rate of 4%. One subsidiary is subject to U.S. federal corporate income taxes. Certain subsidiaries of Fortress are subject to income tax of the foreign countries in which they conduct business. Fortress’s effective income tax rate was approximately 4.76%, 2.88%, and 3.58% for 2005, 2004 and 2003 respectively.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

The provision for income taxes consists of the following:

	Year Ended December 31,
	2005	2004	2003
Current
Federal income tax	$481	$—	$—
Foreign income tax	861	—	—
State and local income tax	3,184	496	323
	4,526	496	323

Deferred
Foreign income tax benefit	(736)	—	—
State and local income tax benefit	(2,032)	—	—
State and local income tax expense	7,867	2,892	1,172
	5,099	2,892	1,172
Total	$9,625	$3,388	$1,495

Income taxes are provided at the applicable statutory rates. The tax effects of the changes in the temporary differences in the areas listed below resulted in deferred income tax provisions:

	December 31,
	2005	2004
Operating loss carry-forward	$3,096	$328
Total deferred tax asset	$3,096	$328
Deferred management and incentive fee	$11,143	$3,690
Options received	867	531
Depreciation	78	—
Total deferred tax liability, pre-non-controlling interests	12,088	4,221
Deferred management and incentive fee, non-controlling interests	1,292	410
Total deferred tax liability	$13,380	$4,631

Fortress has recognized a deferred tax asset associated with tax operating loss carry-forwards creditable against future tax liabilities. The tax operating loss carry forwards will expire in 2015, if not utilized in prior years.

Fortress has recognized a deferred tax liability associated with:

(i)	the election to defer its receipt of hedge fund management fees and incentive income. A portion of this deferred tax liability is attributable to non-controlling interests in consolidated subsidiaries. A corresponding entry is made to reduce Fortress’s deferred tax expense and non-controlling interests liability.

(ii)	management fees recorded based on the value of options granted to Fortress, and

(iii)	the unrealized gain (loss) recorded in connection with options granted to Fortress, which are treated as derivatives and carried at fair value.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Tax Rate Reconciliation

	2005	2004	2003
Statutory U.S. federal income tax rate	35.00%	35.00%	35.00%
Income passed through to stockholders	–34.76%	–35.00%	–35.00%
State income taxes	4.46%	2.88%	3.58%
Foreign taxes	0.06%	0.00%	0.00%
Effective income tax rate	4.76%	2.88%	3.58%

8.	RELATED PARTY TRANSACTIONS

Affiliate Receivables and Payables

As of December 31, 2005 and 2004, Due from Affiliates and Due to Affiliates were comprised of the following:

	Management Fees and Incentive Income		Dividends and Distributions		Total
	December 31,
Due from Affiliates	2005	2004	2005	2004	2005	2004
Private equity funds	$28,720	$19,731	$115	$—	$28,835	$19,731
Castles	14,632	9,469	641	448	15,273	9,917
Liquid and hybrid hedge funds	301,753	97,094	—	—	301,753	97,094
Unconsolidated subsidiaries of liquid hedge fund subsidiaries	—	—	15,916	—	15,916	—
Total	$345,105	$126,294	$16,672	$448	361,777	126,742
				Other	4,066	1,938
					$365,843	$128,680

	Payments on Behalf of Consolidated Fortress Funds		Incentive Income and Related Rebate		Total
	December 31,
Due to Affiliates	2005	2004	2005	2004	2005	2004
Private equity funds	—	$—	$3,832	$—	$3,832	$—
Portfolio companies	—	18,377	—	—	—	18,377
Employees	—	—	54,149	—	54,149	—
Total	$—	$18,377	$57,981	$—	57,981	18,377
				Other	96	1,508
					$58,077	$19,885

As described in Note 3, Fortress has elected to defer the receipt of certain management fee and incentive income revenues from its unconsolidated hedge funds. The return on these deferred fee receivables is indexed by the funds in accordance with the deferred fee arrangements to returns on certain investments, including investments in affiliates. The indexed receivables increased by

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

$27.0 million, $5.5 million and $1.5 million during 2005, 2004 and 2003, respectively, which is recorded as Other Investments — Net Unrealized Gains from Affiliate Investments.

Other Related Party Transactions

From time to time, Fortress may advance amounts on behalf of affiliates for short periods. In such cases it generally charges interest to these affiliates. One of Fortress’s consolidated subsidiaries (not a Fortress Fund) acts as the loan origination platform for the hybrid hedge funds. In this respect, it holds commercial lending licenses in various states and receives fees for its loan origination duties. Fortress earned $0.2 million, $0.9 million and $0.5 million of other revenues from affiliates during 2005, 2004 and 2003, respectively.

The table below presents investments held by Fortress’s equity method investees and Portfolio Companies, which are not consolidated, in other Fortress equity method investees and Portfolio Companies as of December 31, 2005.

	Investment Type
Investor Type	Equity	Debt
Equity method investees	$—	$253,677
Portfolio Companies	$205,040	$176,600

One of the consolidated Fortress Funds has investments in two real estate related joint ventures with one of the Castles which aggregated approximately $30 million as of December 31, 2005.

Certain Portfolio Companies are co-owned by, have merged with, and/or have engaged in transactions with, other Portfolio Companies. Generally, co-ownership arrangements are entered into due to transaction size limitations in individual funds and transactions between Portfolio Companies take advantage of synergies between these entities. In some instances, Portfolio Companies have entered into contracts with other Portfolio Companies or with certain of Fortress’s equity method investees to provide services to, or receive services from, these entities, including asset management, consulting and loan servicing. These contracts were entered into because the entity providing the service possessed relevant expertise.

Fortress has entered into cost sharing arrangements with the operating subsidiaries of the private equity funds, including subleases of certain of its office space. Expenses borne by the operating subsidiaries of the private equity funds under these agreements are paid directly by those entities (i.e. they are not paid by Fortress and reimbursed). Furthermore, the operating subsidiaries of the private equity funds have a separate cost sharing arrangement with each other.

The Principals have guaranteed payment on a several basis to the Fortress private equity funds of any contingent repayment (clawback) obligation with respect to the private equity fund incentive income in the event that Fortress fails to fulfill its clawback obligation, if any, but only if Fortress has a net worth, as defined, of less than $10 million.

9.	COMMITMENTS AND CONTINGENCIES

Indemnifications – In the normal course of business, Fortress and its subsidiaries enter into operating contracts that contain a variety of representations and warranties and that provide general indemnifications. Fortress’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against Fortress that have not yet occurred. However, based on experience, Fortress expects the risk of material loss to be remote.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Debt Covenants – Fortress’s debt obligations contain various customary loan covenants. These covenants do not, in management’s opinion, materially restrict Fortress’s investment or financing strategy at this time. Fortress is in compliance with all of its loan covenants as of December 31, 2005.

Loan and equity commitments – Fortress, through the Fortress Funds, had unfunded commitments under loan agreements and joint venture agreements of approximately $643 million and $12 million, respectively, as of December 31, 2005. In addition, the Fortress Funds had signed binding letters of intent with respect to new investments representing commitments of approximately $37 million as of December 31, 2005.

Securities Sold, Not Yet Purchased – Securities sold, not yet purchased represent obligations of Fortress (through the Fortress Funds) to purchase the securities at prevailing market prices. As such, the future satisfaction of these obligations may be at amounts that are greater or less than that recorded in the accompanying balance sheet. The ultimate gains or losses depend upon the prices at which the underlying financial instruments are purchased to settle Fortress’s obligations under the sale commitments.

Litigation – Fortress is, from time to time, a defendant in legal actions from transactions conducted in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate liability arising from such actions that existed as of December 31, 2005, if any, will not materially affect Fortress’s results of operations, liquidity or financial position.

On September 15, 2005, a lawsuit captioned David T. Atkins et al. v. Apollo Real Estate Advisors, L.P. et al. was brought on behalf of current and former limited partners in certain investing partnerships related to the sale of certain facilities to Ventas Realty Limited Partnership (‘‘Ventas’’) against a number of defendants, including one of the Portfolio Companies and a subsidiary of Fortress (‘‘FIG’’). FIG was the investment manager of consolidated Fortress Funds that were controlling shareholders of the Portfolio Company during the relevant time periods. The suit alleges that the defendants improperly obtained certain rights with respect to such facilities from the investing partnerships. The plaintiffs have asked for damages in excess of $100 million on each of nine counts, as to which FIG is a defendant on seven counts, including treble damages with respect to certain counts. Fortress is seeking to have itself removed as a named defendant in this case. The Portfolio Company intends to file a motion to dismiss the claims and continues to vigorously defend this action. Fortress believes that the resolution of this action will not have a material adverse effect on its financial condition, liquidity or results of operations.

In addition, in the ordinary course of business, the Fortress Funds are and can be both the defendant and the plaintiff in numerous actions with respect to bankruptcy, insolvency and other types of proceedings. Such lawsuits may involve claims that adversely affect the value of certain financial instruments owned by the Fortress Funds. Although the ultimate outcome of actions cannot be ascertained with certainty, Fortress believes that the resolution of any such actions will not have a material adverse effect on its financial condition, liquidity or results of operations.

Minimum Future Rentals – Fortress is a lessee under operating leases for office space located in New York, Dallas, San Diego, Los Angeles, Toronto, Geneva, Sydney, Hong Kong, Tokyo, Frankfurt and London.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

The following is a summary of major lease terms:

	New York Leases	Other Leases
Lease end date	Dec-16	Dec-14
Current annual rent	$4,888	$1,113
Year 5 to $5,281;
Scheduled rent increases	Year 9 to $5,545	1.4% per annum
Escalations	Generally, a fixed percentage of the landlord’s annual operating expenses and tax expense.	Generally, a fixed percentage of the landlord’s annual operating expenses and tax expense.
Free rent periods	6 – 9 months	4 – 12 months
Leasehold improvement incentives	$2,304	$476
Renewal periods	None	5-year option on one lease, rest have none

Minimum future rental expense under these leases is as follows:

Year Ending December 31,
2006	$7,196
2007	6,889
2008	6,538
2009	6,751
2010	6,518
Thereafter	27,138
Total	$61,030

Rent expense recognized on a straight-line basis during the years ended December 31, 2005, 2004 and 2003 was $9.4 million, $4.0 million, and $2.8 million, respectively, and was included in General, Administrative and Other Expense.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

10.	SEGMENT REPORTING

Fortress conducts its management and investment business through the following four primary segments: (i) private equity funds, (ii) liquid hedge funds, (iii) hybrid hedge funds, and (iv) Castles. These segments are differentiated based on their varying investment strategies.

The amounts not allocated to a segment consist primarily of interest earned on short term investments, general and administrative expenses, interest incurred with respect to corporate borrowings, and income taxes.

Management makes operating decisions and assesses performance with regard to each of Fortress’s primary segments based on financial data that is presented without the consolidation of any Fortress Funds. Accordingly, segment data for these segments is reflected on an unconsolidated basis.

Management assesses the net performance of each segment based on its ‘‘distributable earnings.’’ Distributable earnings is not a measure of cash generated by operations which is available for distribution. Rather, distributable earnings is a supplemental measure of the value created during any period which management uses in its determination of its periodic distributions to its equity holders. Distributable earnings should not be considered as an alternative to cash flow, in accordance with GAAP, as a measure of Fortress’s liquidity, and is not necessarily indicative of cash available to fund cash needs (including distributions).

‘‘Distributable earnings’’ for the existing Fortress businesses is equal to net income adjusted as follows:

•	Incentive Income

(i)	a. for Fortress Funds which are private equity funds, adding (a) incentive income paid (or declared as a distribution) to Fortress, less an applicable reserve for potential future clawbacks if the likelihood of a clawback is deemed greater than remote (net of the reversal of any prior such reserves that are no longer deemed necessary), minus (b) incentive income recorded in accordance with GAAP, based on the accounting method described in Note 2,

b. for other Fortress Funds, at interim periods, adding (a) incentive income on an accrual basis as if the incentive income from these funds were payable on a quarterly basis, minus (b) incentive income recorded in accordance with GAAP,

•	Other Income

(ii)	with respect to income from certain principal investments and certain other interests that cannot be readily transferred or redeemed:

a.	for equity method investments in the Castles and private equity funds as well as indirect equity method investments in hedge fund special investment accounts (which generally have investment profiles similar to private equity funds), treating these investments as cost basis investments by adding (a) realizations of income, primarily dividends, from these funds, minus (b) impairment with respect to these funds, if necessary, minus (c) equity method earnings (or losses) recorded in accordance with GAAP,

b.	subtracting gains (or adding losses) on stock options held in the Castles,

c.	subtracting unrealized gains (or adding unrealized losses) from consolidated private equity funds,

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

(iii)	adding (a) proceeds from the sale of shares received pursuant to the exercise of stock options in certain of the Castles, in excess of their strike price, minus (b) management fee income recorded in accordance with GAAP in connection with the receipt of these options,

•	Expenses

(iv)	adding back compensation expense recorded in connection with the assignment of a portion of these Castle options to employees, and

(v)	adding or subtracting, as necessary, the employee profit sharing in (i) above to match the timing of the expense with the revenue.

The largest adjustment between GAAP net income and distributable earnings relates to incentive income. Management believes only the incentive income related to realized income should be considered available for distribution, subject to a possible reserve, determined on a fund by fund basis, as necessary, for potential future clawbacks deemed to have more than a remote likelihood of occurring. As such, distributable earnings generally includes incentive income to the extent it relates to paid or declared distributions from Fortress Funds’ investments that have been monetized through sale or financing.

The computation of the clawback reserve, if any, takes into account, among other factors, the amount of unrealized incentive income within a given fund since, on an overall fund basis, this unrealized incentive income would have to suffer a complete loss before the realized portion becomes subject to contingent repayment. This type of incentive income is not recorded as revenue for GAAP purposes, under the revenue recognition method Fortress has selected, until the possibility of a clawback is resolved. This GAAP method is not completely reflective of value created during the period which is available for distribution as it disregards the likelihood that any contingent repayment will in fact occur.

Distributable earnings is limited in its usefulness in measuring earnings because it recognizes as revenues amounts which are subject to contingent repayment, it ignores significant unrealized gains and it does not fully reflect the economic costs to Fortress by ignoring certain compensation expenses. Management utilizes distributable earnings as well as net income in its analysis of the overall performance of Fortress and notes that the two measures are each useful for different purposes.

Total segment assets after consolidation are equal to total GAAP assets adjusted for:

(i)	the difference between the GAAP carrying amount of equity method investments and their carrying amount for segment reporting purposes, which is generally fair value for publicly traded investments and cost for nonpublic investments,

(ii)	employee portions of investments, which are reported gross for GAAP purposes (as assets offset by non-controlling interests in consolidated subsidiaries) but net for segment reporting purposes, and

(iii)	the difference between the GAAP carrying amount for options owned in certain of the Castles (Note 2) and their carrying amount for segment reporting purposes, which is intrinsic value.

Summary financial data on Fortress’s segments is presented on the next three pages, together with a reconciliation to revenues, assets and net income for Fortress as a whole. Fortress’s investments in its equity method investees are all included in its Castles segment. Fortress’s interest income is all

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

included in the Consolidation of Fortress Funds and its interest expense is included in the Consolidation of Fortress Funds (Interest Expense — Investment Company Holdings) and the amounts not allocated to a segment (Interest Expense — Other). Income tax expense is all included in the amounts not allocated to a segment.

	Private Equity Funds	Liquid Hedge Funds	Hybrid Hedge Funds	Castles	Unallocated	Fortress Unconsolidated Subtotal
December 31, 2005 and the Year then Ended
Segment revenues
Management fees	$46,695	$55,978	$50,507	$19,463	$—	$172,643
Incentive income	133,230	114,353	73,230	12,412	—	333,225
Segment revenues - total	$179,925	$170,331	$123,737	$31,875	$—	$505,868
Pre-tax distributable earnings	$128,082	$89,413	$57,417	$9,118	$(13,740)	$270,290
Income tax expense	—	—	—	—	(9,016)	(9,016)
Distributable earnings	$128,082	$89,413	$57,417	$9,118	($22,756)	$261,274
Total segment assets	$101,626	$264,081	$161,210	$90,215	$64,815	$681,947
		Fortress Unconsolidated Subtotal	Consolidation of Fortress Funds	Eliminations	Reconciliation to GAAP	Fortress Consolidated
Revenues		$505,868	$786,618	$(160,842)	$(87,550)	$1,044,094
Distributable earnings / net income		$261,274	$3,304,206	$(3,304,206)	$(68,598)	$192,676
Total assets		$681,947	$12,453,692	$(1,329,372)	$57,671	$11,863,938

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Reconciling items between segment measures and GAAP measures:

Adjustments from segment revenues to GAAP revenues
Adjust incentive income	$(91,187)
Adjust income from the receipt of options	2,310
Other revenues*	1,327
Total adjustments	$(87,550)
* Segment revenues do not include GAAP other revenues; GAAP other revenues is included elsewhere in the calculation of distributable earnings.

Adjustments from total segment assets to GAAP assets
Adjust equity investments from fair value	$2,608
Adjust equity investments from cost	18,532
Adjust investments gross of employee portion	37,469
Adjust option investments to intrinsic value	(938)
Total adjustments	$57,671

Adjustments from distributable earnings to GAAP net income
Adjust incentive income
Incentive income received from private equity funds, subject to contingent repayment	$(83,745)
Incentive income received from one private equity fund, not subject to contingent repayment	(49,486)
Incentive income accrued from one private equity fund, not subject to contingent repayment	42,044
Reserve for clawback	—
		(91,187)
Adjust unrealized gains and earnings from equity method investees
Distributions of earnings from equity method investees	(13,652)
Earnings from equity method investees	25,849
Unrealized gains/losses on options in equity method investees, treated as derivatives	6,068
		18,265
Adjust income from the receipt of options		2,310
Adjust compensation expense		—
Adjust employee portion of incentive income
Employee portion of incentive income, paid	12,306
Employee portion of incentive income, accrued	(10,292)
		2,014
Total adjustments		$(68,598)

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

	Private Equity Funds	Liquid Hedge Funds	Hybrid Hedge Funds	Castles	Unallocated	Fortress Unconsolidated Subtotal
December 31, 2004 and the Year then Ended
Segment revenues
Management fees	$28,042	$33,511	$27,534	$13,278	$—	$102,365
Incentive income	19,407	16,638	53,456	7,959	—	97,460
Segment revenues - total	$47,449	$50,149	$80,990	$21,237	$—	$199,825
Pre-tax distributable earnings	$26,338	$31,140	$38,576	$6,328	$(2,003)	$100,379
Income tax expense	—	—	—	—	(2,910)	(2,910)
Distributable earnings	$26,338	$31,140	$38,576	$6,328	$(4,913)	$97,469
Total segment assets	$36,399	$67,940	$83,246	$77,887	$22,183	$287,655
		Fortress Unconsolidated Subtotal	Consolidation of Fortress Funds	Eliminations	Reconciliation to GAAP	Fortress Consolidated
Revenues		$199,825	$240,122	$(90,672)	$2,103	$351,378
Distributable earnings / net income		$97,469	$1,045,116	$(1,045,116)	$16,981	$114,450
Total assets		$287,655	$5,898,234	$(420,169)	$31,013	$5,796,733

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Reconciling items between segment measures and GAAP measures:

Adjustments from segment revenues to GAAP revenues
Adjust incentive income	$(1,627)
Adjust income from the receipt of options	2,285
Other revenues*	1,445
Total adjustments	$2,103

* Segment revenues do not include GAAP other revenues; GAAP other revenues is included elsewhere in the calculation of distributable earnings.

Adjustments from total segment assets to GAAP assets
Adjust equity investments from fair value	$(28,564)
Adjust equity investments from cost	5,685
Adjust investments gross of employee portion	47,764
Adjust option investments to intrinsic value	6,128
Total adjustments	$31,013

Adjustment from distributable earnings to GAAP net income
Adjust incentive income
Incentive income received from private equity funds, subject to contingent repayment	$(15,409)
Incentive income received from one private equity fund, not subject to contingent repayment	(3,998)
Incentive income accrued from one private equity fund, not subject to contingent repayment	17,780
Reserve for clawback	—
		(1,627)
Adjust unrealized gains and earnings from equity method investees
Distributions of earnings from equity method investees	(5,812)
Earnings from equity method investees	13,125
Unrealized gains/losses on options in equity method investees, treated as derivatives and realized gain on distribution of options	19,062
		26,375
Adjust income from the receipt of options		2,285
Adjust compensation expense		(5,901)
Adjust employee portion of incentive income
Employee portion of incentive income, paid	6,515
Employee portion of incentive income, accrued	(10,666)
		(4,151)
Total adjustments		$16,981

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

	Private Equity Funds	Liquid Hedge Funds	Hybrid Hedge Funds	Castles	Unallocated	Fortress Unconsolidated Subtotal
Year Ended December 31, 2003
Segment revenues
Management fees	$23,326	$5,233	$12,115	$4,745	$—	$45,419
Incentive income	20,404	9,586	23,711	4,253	—	57,954
Segment revenues - total	$43,730	$14,819	$35,826	$8,998	$—	$103,373
Pre-tax distributable earnings	$17,598	$9,871	$14,557	$7,638	$(603)	$49,061
Income tax expense	—	—	—	—	(1,495)	(1,495)
Distributable earnings	$17,598	$9,871	$14,557	$7,638	$(2,098)	$47,566
		Fortress Unconsolidated Subtotal	Consolidation of Fortress Funds	Eliminations	Reconciliation to GAAP	Fortress Consolidated
Revenues		$103,373	$174,942	$(45,260)	$(12,739)	$220,316
Distributable earnings / net income		$47,566	$271,522	$(271,522)	$(7,295)	$40,271

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Reconciling items between segment measures and GAAP measures:

Adjustments from segment revenues to GAAP revenues
Adjust incentive income	$(14,771)
Adjust income from the receipt of options	1,424
Other revenues*	608
Total adjustments	$(12,739)
* Segment revenues do not include GAAP other revenues; GAAP other revenues is included elsewhere in the calculation of distributable earnings.

Adjustments from distributable earnings to GAAP net income
Adjust incentive income
Incentive income received from private equity funds, subject to contingent repayment	$(20,404)
Incentive income received from one private equity fund, not subject to contingent repayment	—
Incentive income accrued from one private equity fund, not subject to contingent repayment	5,633
Reserve for clawback	—
		(14,771)
Adjust unrealized gains and earnings from equity method investees
Distributions of earnings from equity method investees	(5,185)
Earnings from equity method investees and related gains	11,713
Unrealized gains/losses on options in equity method investees, treated as derivatives	—
		6,528
Adjust income from the receipt of options		1,424
Adjust compensation expense		—
Adjust employee portion of incentive income
Employee portion of incentive income, paid	8,038
Employee portion of incentive income, accrued	(8,514)
		(476)
Total adjustments		$(7,295)

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Fortress earned revenues by country as follows:

	Year Ended December 31,
	2005	2004	2003
Germany	$16,277	$193	$127
United Kingdom	57,388	8,105	4,699
Italy	7,740	(3,298)	3,300
Other non-U.S.	11,983	2,693	461
Total non-U.S.	93,388	7,693	8,587
U.S.	950,706	343,685	211,729
Total revenues	$1,044,094	$351,378	$220,316

For unconsolidated entities, revenues were attributed to each country based on the country in which a majority of each entity’s employees were situated. For consolidated entities, revenues were attributed to each country based on the location of the underlying investments from which the revenue was generated.

11.	SUBSEQUENT EVENTS

Fortress Operating Group Transactions

In March 2006, Fortress formed a new $3.0 billion private equity Fortress Fund known as Fund IV. Fortress has committed to contribute 1.5% of Fund IV’s total equity, or $45 million. Fortress has entered into management agreements with the Fund IV entities and will manage Fund IV under essentially the same terms as the other private equity Fortress Funds, including management fees and incentive income. Through September 2006, Fortress formed three additional private equity funds for the purpose of co-investing alongside Fund IV in either single or multiple transactions, which are being managed by Fortress under similar terms, including Fund IV Coinvestment Fund. All of these funds are consolidated by Fortress. In total, $2.1 billion was committed by investors to these three additional funds, of which $0.3 billion was committed by Fortress, its employees and certain unconsolidated Fortress Funds.

On May 10, 2006, Fortress formed Fortress RIC Coinvestment Fund (FRIC) to co-invest alongside Fund IV and Fund IV Coinvestment Fund in a Portfolio Company which is a publicly traded senior living company majority owned by two earlier Fortress Funds. The funds’ investments – together with proceeds from a follow-on stock offering by this Portfolio Company – were used primarily to finance the Portfolio Company’s acquisition of another senior living operator. In total, the private equity funds invested $650 million of equity into the transaction ($325 million from FRIC, $250 million from Fund IV and $75 million from the Fund IV Coinvestment Fund). The funds were invested indirectly, through a special purpose registered investment company, which committed to acquire the Portfolio Company’s shares on May 12, 2006. The transaction closed on July 25, 2006.

In June 2006, Fortress entered into a new $750 million credit agreement. The borrowings under this credit agreement bear interest at LIBOR +2.00% and Fortress is subject to unused commitment fees of 0.375% per annum. The purpose of the credit agreement was to refinance Fortress’s existing credit agreement, to make funds available for investments in the various existing and new Fortress Funds, and to make a one-time $250 million distribution of capital from Fortress to the Principals. The maturity of the credit agreement is in June 2011. Members’ equity on a pro forma basis, after this distribution is completed, would be reduced by the amount of the distribution.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(dollar amounts in tables shown in thousands)

Fortress launched a new Fortress Fund called the Fortress Partners Fund L.P. (‘‘FPF’’). This fund was initially seeded, prior to June 30, 2006, with $230 million of capital from Fortress and the Principals. FPF will invest in funds managed by third party managers, in existing and future Fortress Funds, and will also make direct investments in a variety of asset types. Fortress will manage FPF in exchange for management fees of between 1.0% — 1.5%, depending on the level of invested capital of each of its investors, and incentive income of 20% on the net income earned from certain investments in the portfolio. This fund is consolidated by Fortress.

On October 6, 2006, Fortress informed all of the Investors of Northcastle, a consolidated Castle, of its decision to return Investor capital. Fortress’s determination not to proceed with a public market capitalization of this business in light of market conditions in Canada resulted, following an assessment of various factors, in a determination to dissolve the fund and return Investor capital. Northcastle’s significant assets are its $0.4 billion of loans and securities which are financed with $0.2 billion of debt.

Transactions Between Fortress Funds

On January 30, 2006, as part of Eurocastle’s capital raise to finance a major acquisition, two of the consolidated Fortress Funds acquired an aggregate of 8,571,429 additional shares of Eurocastle for $180 million, representing 18.8% of Eurocastle’s outstanding shares at the time. For services provided in connection with this capital raise, Fortress was granted options to purchase an additional 2,139,442 shares of Eurocastle stock, with a weighted average strike price of €25.19, valued at approximately $18.7 million in the aggregate.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

COMBINED BALANCE SHEETS
(dollars in thousands)

			Pro Forma
	September 30,	December 31,	September 30,
	2006	2005	2006
	(Unaudited)		(Unaudited, Note 10)
Assets
Cash and cash equivalents	$31,593	$36,229	$—
Cash held at consolidated subsidiaries and restricted cash	537,854	252,134	537,854
Due from affiliates	591,134	365,843	156,139
Receivables from brokers and counterparties	53,791	35,367	53,791
Investment company holdings, at fair value
Loans and securities	5,673,797	3,597,958	5,673,797
Investments in affiliates	10,854,893	6,972,857	10,854,893
Derivatives	36,092	11,294	36,092
Other investments
Loans and securities	433,315	389,978	433,315
Equity method investees	36,475	37,601	36,475
Options in affiliates	77,867	23,910	77,867
Other assets	170,229	140,767	170,229
	$18,497,040	$11,863,938	$18,030,452
Liabilities and Members’ Equity
Liabilities
Due to affiliates	$12,295	$58,077	$68,664
Due to brokers and counterparties	169,329	124,597	169,329
Accrued compensation and benefits	149,289	102,132	149,289
Other liabilities	98,173	176,007	98,173
Deferred incentive income	1,061,519	585,864	1,061,519
Securities sold not yet purchased, at fair value	88,471	45,219	88,471
Derivative liabilities, at fair value	13,697	933	13,697
Investment company debt obligations payable	2,212,028	1,820,149	2,212,028
Other debt obligations payable	916,742	430,284	916,742
	4,721,543	3,343,262	4,777,912
Commitments and Contingencies
Non-controlling Interests in Consolidated Subsidiaries	13,841,723	8,397,167	13,841,723
Members’ Equity (Deficit)
Members’ equity (deficit)	(67,751)	123,704	(590,708)
Accumulated other comprehensive income (loss)	1,525	(195)	1,525
	(66,226)	123,509	(589,183)
	$18,497,040	$11,863,938	$18,030,452

See notes to combined financial statements.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

COMBINED INCOME STATEMENTS (Unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2006	2005
Revenues
Management fees from affiliates	$106,883	$61,630
Incentive income from affiliates	94,391	40,019
Other revenues	53,743	15,341
Interest and dividend income − investment company holdings
Interest income	715,149	322,721
Interest income from controlled affiliate investments	45,418	44,643
Dividend income	11,747	5,945
Dividend income from controlled affiliate investments	125,137	41,070
	1,152,468	531,369
Expenses
Interest Expense
Investment company holdings	509,842	169,119
Other	36,206	6,625
Compensation and benefits	263,337	173,654
General, administrative and other	71,670	60,849
Depreciation and amortization	4,902	1,464
	885,957	411,711
Other Income
Gains (losses) from investments
Investment company holdings
Net realized gains (losses)	(127,792)	104,995
Net realized gains from controlled affiliate investments	582,348	202,081
Net unrealized gains (losses)	48,227	(14,527)
Net unrealized gains from controlled affiliate investments	2,178,971	1,123,988
Other investments
Net realized gains (losses)	(4,231)	(172)
Net realized gains from affiliate investments	804	98
Net unrealized gains	4,029	3,806
Net unrealized gains from affiliate investments	94,271	28,005
Earnings from equity method investees	3,412	9,015
	2,780,039	1,457,289
Income Before Deferred Incentive Income, Non−Controlling Interests in Income of Consolidated Subsidiaries and Income Taxes	3,046,550	1,576,947
Deferred incentive income	(475,655)	(224,263)
Non-controlling interests in income of consolidated subsidiaries	(2,403,346)	(1,316,885)
Income Before Income Taxes	167,549	35,799
Income tax expense	(8,898)	(3,130)
Net Income	$158,651	$32,669

See notes to combined financial statements.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)
(dollars in thousands)

	Members’ Equity (Deficit)	Accumulated Other Comprehensive Income (Deficit)	Total Members’ Equity (Deficit)
Members’ equity – December 31, 2005	$123,704	$(195)	$123,509
Capital distributions	(350,106)		(350,106)
Comprehensive income
Net income	158,651		158,651
Net unrealized gain (loss) on securities available for sale		44	44
Foreign currency translation		313	313
Net unrealized gain (loss) on derivatives designated as cash flow hedges		(14)	(14)
Comprehensive income from equity method investees		1,377	1,377
Total comprehensive income			160,371
Members’ equity (deficit) – September 30, 2006	$(67,751)	$1,525	$(66,226)
Members’ equity – December 31, 2004	$80,849	$4,028	$84,877
Capital contributions	8,000		8,000
Capital distributions	(88,356)		(88,356)
Comprehensive income
Net income	32,669		32,669
Net unrealized gain on securities available for sale		—	—
Foreign currency translation		(1,309)	(1,309)
Net unrealized gain on derivatives designated as cash flow hedges		64	64
Comprehensive income (loss) from equity method investees		(1,873)	(1,873)
Total comprehensive income			29,551
Members’ equity − September 30, 2005	$33,162	$910	$34,072

See notes to combined financial statements.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2006	2005
Cash Flows From Operating Activities
Net income	$158,651	$32,669
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	4,902	1,464
Other amortization and accretion	4,211	(792)
Undistributed earnings from equity method investees	—	(1,823)
Gains from investments	(2,776,627)	(1,448,274)
Deferred incentive income	475,655	224,263
Non-controlling interests in income of consolidated subsidiaries	2,403,346	1,316,885
Deferred tax expense	751	1,422
Other non-cash amounts included in net income	(16,993)	(2,314)
Cash flows due to changes in
Cash held at consolidated subsidiaries and restricted cash	(285,058)	(121,962)
Due from affiliates	(160,906)	(58,897)
Receivables from brokers and counterparties and other assets	(28,070)	(16,992)
Due to affiliates	(45,795)	(9,822)
Accrued compensation and benefits	71,131	66,254
Due to brokers and counterparties and other liabilities	(34,844)	41,311
Investment company holdings
Purchases of investments	(10,223,969)	(4,823,293)
Proceeds from sale of investments	6,992,398	2,932,532
Net cash used in operating activities	(3,461,217)	(1,867,369)
Cash Flows From Investing Activities
Purchase of other loan and security investments	(351,852)	(388,027)
Proceeds from sale of other loan and security investments	320,644	26,184
Purchase of interests in equity method investees	(828)	(15,440)
Distributions of capital from equity method investees	4,217	—
Cash paid on settlement of derivatives	(454)	—
Purchase of fixed assets	(10,814)	(9,278)
Net cash used in investing activities	(39,087)	(386,561)
Cash Flows From Financing Activities
Borrowings under debt obligations	3,901,047	1,857,612
Repayments of debt obligations	(3,034,196)	(1,117,784)
Payment of deferred financing costs	(27,487)	(23,393)
Capital contributions	—	8,000
Capital distributions	(350,106)	(77,413)
Non-controlling interests in consolidated subsidiaries – contributions	4,078,527	2,251,024
Non-controlling interests in consolidated subsidiaries – distributions	(1,072,117)	(639,795)
Net cash provided by financing activities	3,495,668	2,258,251
Net Increase (Decrease) in Cash and Cash Equivalents	(4,636)	4,321
Cash and Cash Equivalents, Beginning of Period	36,229	10,205
Cash and Cash Equivalents, End of Period	$31,593	$14,526

FORTRESS OPERATING GROUP
(Limited Liability Companies)

COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2006	2005
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest (excluding interest paid by master funds of $416.4 million and $85.4 million, respectively)	$121,717	$37,883
Cash paid during the period for income taxes	$1,912	$7,205
Supplemental Schedule of Non-cash Investing and Financing Activities
Distribution of shares and options	$—	$10,943
Investment of amounts payable to employees into Fortress Funds	$24,019	$5,894
Receipt of options for services provided	$18,691	$2,314

See notes to combined financial statements.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

1.	ORGANIZATION AND BASIS OF PRESENTATION

Fortress Operating Group is a global alternative asset management firm founded in 1998. Its primary business is to sponsor the formation of, and provide investment management services for, various investment funds and companies (the ‘‘Fortress Funds’’). Fortress generally makes principal investments in these funds, which typically range from less than 1% to approximately 5% of the equity of the entities.

Fortress has three principal sources of income from the Fortress Funds: management fees, related incentive returns or income, and investment income on its principal investments in the funds. The Fortress Funds fall into four primary business segments in which Fortress operates:

1)	Private equity funds, which invest in debt and equity securities of public or privately held entities.

2)	Liquid hedge funds, which invest in the global fixed income, commodities, currency and equity markets, and their related derivatives.

3)	Hybrid hedge funds, which invest in undervalued, distressed and other less liquid investments.

4)	Publicly traded alternative investment vehicles that Fortress refers to as the ‘‘Castles,’’ which are companies that invest in operating real estate and real estate related loans and securities (debt and equity).

The accompanying combined financial statements include the accounts of eight affiliated entities under common control and management (‘‘Fortress Operating Group’’) and their respective consolidated subsidiaries (collectively, ‘‘Fortress’’ or the ‘‘Company’’). Each of the eight entities is owned either directly or indirectly by its members, Peter L. Briger, Jr., Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone, and Michael E. Novogratz (the ‘‘Principals’’). The operating agreements provide that each of these entities will continue indefinitely unless terminated by the Principals or through an event of dissolution, as defined.

Certain of the Fortress Funds are consolidated into Fortress, notwithstanding the fact that Fortress has only a minority economic interest in these funds, pursuant to generally accepted accounting principles. Consequently, Fortress’s financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated Fortress Funds on a gross basis. The majority ownership interests in these funds, which are not owned by Fortress, are reflected as non-controlling interests in consolidated subsidiaries in the accompanying financial statements. The management fees and incentive income earned by Fortress from the consolidated Fortress Funds are eliminated in consolidation; however, Fortress’s allocated share of the net income from these funds is increased by the amount of these eliminated fees. Accordingly, the consolidation of these Fortress Funds has no net effect on Fortress’s earnings from the Fortress Funds. For a reconciliation between the financial statements and the segment-based financial data that management uses for making operating decisions and assessing performance, see Note 8.

The accompanying financial statements and related notes of Fortress have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under U.S. generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of Fortress’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These financial statements should be read in conjunction with Fortress’s financial statements for the year ended December 31, 2005 and notes thereto. The combined balance sheet as of December 31, 2005 has been derived from the audited combined financial statements at that date, but does not include all of the information and disclosure requirements for complete financial statements in accordance with GAAP. Capitalized terms used herein, and not otherwise defined, are defined in Fortress’s financial statements for the year ended December 31, 2005.

2.	MANAGEMENT AGREEMENTS AND THE FORTESS FUNDS

Private Equity Funds

Fund IV

In March 2006, Fortress formed a new $3.0 billion private equity Fortress Fund known as Fortress Investment Fund IV (‘‘Fund IV’’). Fortress has committed to contribute 1.5% of Fund IV’s total equity, or $45 million. Fortress has entered into management agreements with the Fund IV entities and will manage Fund IV under essentially the same terms as the other private equity Fortress Funds, including management fees and incentive income. Through September 2006, Fortress formed three additional private equity funds for the purpose of co-investing alongside Fund IV in either single or multiple transactions, which are being managed by Fortress under similar terms, including Fortress Investment Fund IV Coinvestment Fund (‘‘Fund IV CO’’), Fortress RIC Coinvestment Fund (‘‘FRIC’’) and Fortress Intrawest Coinvestment Fund (‘‘FICO’’). All of these funds are consolidated by Fortress. In total, $2.1 billion was committed by investors to these three additional funds, of which $0.3 billion was committed by Fortress, its employees and certain unconsolidated Fortress Funds.

On May 10, 2006, Fortress formed FRIC to co-invest alongside Fund IV and Fund IV CO in a Portfolio Company which is a publicly traded senior living company majority owned by two earlier Fortress Funds. The funds’ investments — together with proceeds from a follow-on stock offering by this Portfolio Company — were used primarily to finance the Portfolio Company’s acquisition of another senior living operator. In total, the private equity funds invested $650 million of equity into the transaction ($325 million from FRIC, $250 million from Fund IV and $75 million from Fund IV CO). The funds were invested indirectly, through a special purpose registered investment company, which committed to acquire the Portfolio Company’s shares on May 12, 2006. The transaction closed on July 25, 2006.

Fortress Partners Fund

Fortress launched a new Fortress Fund called Fortress Partners Fund L.P. (‘‘FPF’’). This fund was initially seeded with $230 million of capital, consisting of $175 million from Fortress and $55 million from the Principals (treated as non-controlling interests in consolidated subsidiaries). FPF will invest in funds managed by third party managers, in existing and future Fortress Funds, and will also make direct investments in a variety of asset types. As of September 30, 2006, FPF had total committed capital of $377.5 million. Fortress will manage FPF in exchange for management fees of between 1.0% – 1.5%, depending on the level of invested capital of each of its investors, and incentive income of 20% on the net income earned from certain investments in the portfolio. No management fees or incentive income will be earned from affiliate investments in FPF. This fund is consolidated by Fortress.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

Deferred incentive income allocated from the consolidated private equity funds, indirect equity method investments in hedge fund special investment accounts (which generally have investment profiles similar to private equity funds), subject to contingent repayment, and, at interim periods, certain hedge funds whose incentive income is based on annual performance measures was comprised of the following:

	September 30, 2006	December 31, 2005
Distributed	$219,602	$123,426
Undistributed	841,917	462,438
Total	$1,061,519	$585,864

To date, no incentive income subject to contingent repayment has been recognized as income.

Liquid Hedge Funds

In February 2006, Fortress amended its management agreement with one of the liquid hedge funds, with the consent of its Investors, to provide for incentive income payable to Fortress to be determined on a quarterly, rather than annual, basis.

Incentive Income

Incentive income that is not subject to contingent repayment is recognized as contractually earned. Incentive income from certain Fortress Funds is earned based on achieving annual performance criteria. Accordingly, this incentive income is recorded as revenue at year end (in the fourth quarter of each year) and has not been recognized for these funds during the nine months ended September 30, 2006 and 2005. If the amount of incentive income contingent on achieving annual performance criteria was not contingent on the results of the fourth quarter, $10.7 million and $77.1 million of additional incentive income from affiliates would have been recognized during the nine months ended September 30, 2006 and 2005, respectively.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

3.	INVESTMENTS

A)    INVESTMENT COMPANY HOLDINGS, AT FAIR VALUE

Investment company holdings increased significantly due to the acquisition of new investments by consolidated Fortress Funds and unrealized gains on investments held by consolidated Fortress Funds, as follows:

	Amount
	September 30,	December 31,	Increase (Decrease)
	2006	2005	Amount	Percent
Investment company holdings, at fair value
Loans and securities	$5,673,797	$3,597,958	$2,075,839	57.7%
Investments in affiliates	10,854,893	6,972,857	3,882,036	55.7%
Derivatives	36,092	11,294	24,798	219.6%
	$16,564,782	$10,582,109	$5,982,673	56.5%
Increase as a result of:
Acquisition of new investments (net of dispositions)
Private equity			$1,887,463
Hedge funds (liquid and hybrid)			1,801,881
			3,689,344
Net unrealized gains on investments
Private equity			2,013,174
Hedge funds (liquid and hybrid)			214,024
			2,227,198
Other			66,131
			$5,982,673

On January 30, 2006, as part of Eurocastle’s capital raise to finance a major acquisition, two of the consolidated Fortress Funds acquired an aggregate of 8,571,429 additional shares of Eurocastle for $180 million, representing 18.8% of Eurocastle’s outstanding shares at the time. This acquisition is included in the acquisitions of new investments shown above.

B)    OTHER INVESTMENTS

Investments in Equity Method Investees

The following table summarizes distributions from equity method investees:

	Nine Months Ended September 30,
	2006	2005
Earnings from equity method investees	$3,412	$9,015
Distributions from equity method investees	7,629	7,192
Undistributed earnings from equity method investees	—	1,823
Distributions of capital from equity method investees	4,217	—

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

Options in Affiliates

Eurocastle

The following table summarizes Eurocastle’s 2006 common stock offerings and options granted to Fortress for services provided in connection with these capital raises:

Year	Shares Issued (millions)	Weighted Average Option Strike Price	Number of Options Granted to Fortress	Fair Value of Options at Grant Date
2006	21.4	€25.19	2,139,442	$18,691

The fair value of the options received was recorded as management fee revenue on the grant date.

Investments in Variable Interest Entities

As of December 31, 2005, one of the Fortress Funds, Drawbridge Long Dated Value Fund II, LP, and its parallel funds, were determined to be variable interest entities as they did not have sufficient equity investment at risk to finance their activities.  These funds had financed their operations through debt rather than equity contributions by their investors, prior to their first capital call. Fortress, as the funds’ general partner, was determined to be the primary beneficiary and therefore consolidated these funds. During 2006, Drawbridge Long Dated Value Fund II, LP and its parallel funds received equity contributions from their investors that resulted in them having sufficient equity at risk to be no longer considered variable interest entities.  Fortress has determined that it has control of Drawbridge Long Dated Value Funds II LP and its parallel funds as their general partner and accordingly has continued to consolidate these funds as of September 30, 2006.

The acquisition of additional shares of Eurocastle (a VIE), as described above, caused Fortress to reconsider whether it was the primary beneficiary of Eurocastle. Fortress determined that it continued to not be the primary beneficiary.

The following table presents information as of September 30, 2006 regarding entities formed during the nine months ended September 30, 2006 that were determined to be VIEs in which Fortress held a variable interest.

	Fortress is Primary Beneficiary				Fortress is not Primary Beneficiary
Entity	Gross Assets	Fortress Investment		Debt (A)	Gross Assets	Fortress Investment (B)
Fortress Credit Investments I Ltd. (C)	$447,932	(C	)	$307,000	$—	$—
Fortress Credit Investments II Ltd. (C)	—	(C	)	—	112,753	(C	)
Fortress Credit Funding III LP (C)	377,480	(C	)	232,600	—	—
Fortress Credit Funding IV LP (C)	—	(C	)	—	81,193	(C	)

(A)	These are debt obligations of consolidated Fortress Funds which own the related collateral. This collateral is not directly available to other creditors of Fortress. This debt represents a portion of the CDO bonds payable disclosed in Note 4.

(B)	Also represents Fortress’s maximum exposure to loss with respect to these entities.

(C)	These entities are CDO vehicles within consolidated and unconsolidated hybrid hedge funds. Fortress’s direct investment in these entities, if any, represents less than 0.5% of the entities’ equity. In addition, Fortress has an indirect investment in certain of these entities. Fortress holds less than 1.5% of the equity of the consolidated hybrid hedge funds and has no investment in the unconsolidated hybrid hedge funds.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

4.	FINANCING ARRANGEMENTS

The following table presents summarized information regarding Fortress’s debt obligations.

	Face Amount		Carrying Value
Debt Obligation/Collateral	September 30, 2006	December 31, 2005	September 30, 2006	December 31, 2005
Investment Company Debt
Repurchase Agreements (A)	$24,717	$14,391	$24,717	$14,391
CDO Bonds Payable	1,519,800	1,193,200	1,519,800	1,193,200
Credit Agreements / Lines (B)	617,608	565,808	617,608	565,942
Term Loans	49,903	46,700	49,903	46,616
Subtotal – Investment Company Debt	2,212,028	1,820,099	2,212,028	1,820,149
Other Debt
Northcastle Debt	219,589	197,935	219,589	197,935
Credit Agreement Revolving debt	95,000	70,000	95,000	70,000
Term loan debt	600,000	160,000	600,000	160,000
Aircraft Loan	2,153	2,349	2,153	2,349
Subtotal – Other Debt	916,742	430,284	916,742	430,284
Total	$3,128,770	$2,250,383	$3,128,770	$2,250,433

(A)	Subject to potential mandatory prepayments based on collateral value; payable on demand.

(B)	Approximately $1,750.3 million remained undrawn on these credit agreements / lines as of September 30, 2006.

Fortress Operating Group Debt

In June 2006, Fortress entered into a new $750 million credit agreement, comprised of a $600 million term facility, which was fully drawn, and a $150 million revolving facility, of which $95 million was drawn, as of September 30, 2006. The borrowings under this credit agreement bear interest at LIBOR +2.00% and Fortress is subject to unused commitment fees of 0.375% per annum. Upon the completion of an initial public offering of Fortress’s (or its successor’s) common equity interests, borrowings under this credit agreement would bear interest at LIBOR +1.50% and Fortress would be subject to unused commitment fees of 0.25% per annum. The purpose of the credit agreement was to refinance Fortress’s existing credit agreement, to make funds available for investments in the various existing and new Fortress Funds, and to make a one-time $250 million distribution of capital from Fortress to the Principals. The maturity of the credit agreement is in June 2011. In connection with the repayment of the prior credit facility, deferred loan costs of approximately $3 million were written off to interest expense.

5.	INCOME TAXES

Fortress has provided for New York City unincorporated business tax (‘‘UBT’’) for one subsidiary based on a statutory rate of 4%. One subsidiary is subject to U.S. federal corporate income taxes. Certain subsidiaries of Fortress are subject to income tax of the foreign countries in which they conduct business. Fortress’s effective income tax rate was approximately 5.31% and 8.74% for the nine months ended September 30, 2006 and 2005, respectively.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

The provision for income taxes consisted of the following for the nine months ended September 30, 2006 and 2005:

	Nine Months Ended September 30,
	2006	2005
Current
Federal income tax	$190	$238
Foreign income tax	685	57
State and local income tax	7,272	1,413
	8,147	1,708
Deferred
Foreign income tax benefit	(728)	—
State and local income tax expense	1,479	1,422
	751	1,422
Total	$8,898	$3,130

6.	RELATED PARTY TRANSACTIONS

As of September 30, 2006, Due from Affiliates and Due to Affiliates were comprised of the following:

Due from Affiliates	Management Fees and Incentive Income	Dividends and Distributions	Total
Private equity funds	$—	$7,243	$7,243
Castles	39,276	667	39,943
Liquid and hybrid hedge funds	504,408	—	504,408
Unconsolidated subsidiaries of liquid hedge fund subsidiaries	—	22,764	22,764
Total	$543,684	$30,674	574,358
		Other	16,776
			$591,134

Due to Affiliates	Incentive Income and Related Rebate	Paid on Behalf of Consolidated Funds	Total
Private equity funds	$—	$12,054	$12,054
Employees	114	—	114
Total	$114	$12,054	12,168
		Other	127
			$12,295

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

From time to time, Fortress may advance amounts on behalf of affiliates for short periods. In such cases it generally charges interest to these affiliates. One of Fortress’s consolidated subsidiaries (not a Fortress Fund) acts as the loan origination platform for the hybrid hedge funds. In this respect, it holds commercial lending licenses in various states and receives fees for its loan origination duties.

7.	COMMITMENTS AND CONTINGENCIES

Indemnifications   —   In the normal course of business, Fortress and its subsidiaries enter into operating contracts that contain a variety of representations and warranties and that provide general indemnifications. Fortress’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against Fortress that have not yet occurred. However, based on experience, Fortress expects the risk of material loss to be remote.

Debt Covenants   —   Fortress’s debt obligations contain various customary loan covenants. These covenants do not, in management’s opinion, materially restrict Fortress’s investment or financing strategy at this time. Fortress is in compliance with all of its loan covenants as of September 30, 2006.

Loan and Equity Commitments — Fortress, through the Fortress Funds, had unfunded commitments under loan agreements, joint venture agreements and other agreements of approximately $1,064.4 million, $127.8 million, and $182.2 million, respectively, as of September 30, 2006. In addition, the Fortress Funds had signed binding letters of intent with respect to new investments representing commitments of approximately $75.1 million as of September 30, 2006.

Securities Sold, Not Yet Purchased   —   Securities sold, not yet purchased represent obligations of Fortress (through the Fortress Funds) to purchase the securities at prevailing market prices. As such, the future satisfaction of these obligations may be at amounts that are greater or less than that recorded in the accompanying balance sheet. The ultimate gains or losses depend upon the prices at which the underlying financial instruments are purchased to settle Fortress’s obligations under the sale commitments.

Minimum Future Rentals   —   Fortress is a lessee under operating leases for office space located in New York, Dallas, San Diego, Los Angeles, Toronto, Geneva, Sydney, Hong Kong, Tokyo, Frankfurt and London. The related lease commitments have not changed materially since December 31, 2005.

Litigation   —   Fortress is, from time to time, a defendant in legal actions from transactions conducted in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate liability arising from such actions that existed as of September 30, 2006, if any, will not materially affect Fortress’s results of operations, liquidity or financial position.

On September 15, 2005, a lawsuit captioned David T. Atkins et al. v. Apollo Real Estate Advisors, L.P. et al. was brought on behalf of current and former limited partners in certain investing partnerships related to the sale of certain facilities to Ventas Realty Limited Partnership (‘‘Ventas’’) against a number of defendants, including one of the Portfolio Companies and a subsidiary of Fortress (‘‘FIG’’). FIG was the investment manager of consolidated Fortress Funds that were controlling shareholders of the Portfolio Company during the relevant time periods. The suit alleges that the defendants improperly obtained certain rights with respect to such facilities from the investing partnerships. The plaintiffs have asked for damages in excess of $100 million on each of nine counts, as to which FIG is a defendant on seven counts, including treble damages with respect to certain counts. Fortress is seeking to have itself removed as a named defendant in this case. The Portfolio Company intends to file a motion to dismiss the claims and continues to vigorously defend this action. Fortress believes that the resolution of this action will not have a material adverse effect on its financial condition or results of operations.

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

In addition, in the ordinary course of business, the Fortress Funds are and can be both the defendant and the plaintiff in numerous actions with respect to bankruptcy, insolvency and other types of proceedings. Such lawsuits may involve claims that adversely affect the value of certain financial instruments owned by the Fortress Funds. Although the ultimate outcome of actions cannot be ascertained with certainty, Fortress believes that the resolution of any such actions will not have a material adverse effect on its financial condition or results of operations.

8.	SEGMENT REPORTING

Fortress conducts its management and investment business through the following four primary segments: (i) private equity funds, (ii) liquid hedge funds, (iii) hybrid hedge funds, and (iv) Castles. These segments are differentiated based on their varying investment strategies.

The amounts not allocated to a segment consist primarily of interest earned on short term investments, general and administrative expenses, interest incurred with respect to corporate borrowings, and income taxes.

Management makes operating decisions and assesses performance with regard to each of Fortress’s primary segments based on financial data that is presented without the consolidation of any Fortress Funds. Accordingly, segment data for these segments is reflected on an unconsolidated basis.

Management assesses the net performance of each segment based on its ‘‘distributable earnings.’’ Distributable earnings is not a measure of cash generated by operations which is available for distribution. Rather, distributable earnings is a supplemental measure of the value created during any period which management uses in its determination of its periodic distributions to its equity holders. Distributable earnings should not be considered as an alternative to cash flow, in accordance with GAAP, as a measure of Fortress’s liquidity, and is not necessarily indicative of cash available to fund cash needs (including distributions).

‘‘Distributable earnings’’ for the existing Fortress businesses is equal to net income adjusted as follows:

Incentive Income

(i)	a.	for Fortress Funds which are private equity funds, adding (a) incentive income paid (or declared as a distribution) to Fortress, less an applicable reserve for potential future clawbacks if the likelihood of a clawback is deemed greater than remote (net of the reversal of any prior such reserves that are no longer deemed necessary), minus (b) incentive income recorded in accordance with GAAP, based on Fortress’s accounting method,

b.	for other Fortress Funds, at interim periods, adding (a) incentive income on an accrual basis as if the incentive income from these funds were payable on a quarterly basis, minus (b) incentive income recorded in accordance with GAAP,

Other Income

(ii)	with respect to income from certain principal investments and certain other interests that cannot be readily transferred or redeemed:

a.	for equity method investments in the Castles and private equity funds as well as indirect equity method investments in hedge fund special investment accounts (which

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

generally have investment profiles similar to private equity funds), treating these investments as cost basis investments by adding (a) realizations of income, primarily dividends, from these funds, minus (b) impairment with respect to these funds, if necessary, minus (c) equity method earnings (or losses) recorded in accordance with GAAP,

b.	subtracting gains (or adding losses) on stock options held in the Castles,

c.	subtracting unrealized gains (or adding unrealized losses) from consolidated private equity funds,

(iii)	adding (a) proceeds from the sale of shares received pursuant to the exercise of stock options in certain of the Castles, in excess of their strike price, minus (b) management fee income recorded in accordance with GAAP in connection with the receipt of these options,

Expenses

(iv)	adding back compensation expense recorded in connection with the assignment of a portion of these Castle options to employees, and

(v)	adding or subtracting, as necessary, the employee profit sharing in (i) above to match the timing of the expense with the revenue.

The largest adjustment between GAAP net income and distributable earnings relates to incentive income. Management believes only the incentive income related to realized income should be considered available for distribution, subject to a possible reserve, determined on a fund by fund basis, as necessary, for potential future clawbacks deemed to have more than a remote likelihood of occurring. As such, distributable earnings generally includes incentive income to the extent it relates to paid or declared distributions from Fortress Funds’ investments that have been monetized through sale or financing.

The computation of the clawback reserve, if any, takes into account, among other factors, the amount of unrealized incentive income within a given fund since, on an overall fund basis, this unrealized incentive income would have to suffer a complete loss before the realized portion becomes subject to contingent repayment. This type of incentive income is not recorded as revenue for GAAP purposes, under the revenue recognition method Fortress has selected, until the possibility of a clawback is resolved. This GAAP method is not completely reflective of value created during the period which is available for distribution as it disregards the likelihood that any contingent repayment will in fact occur.

Distributable earnings is limited in its usefulness in measuring earnings because it recognizes as revenues amounts which are subject to contingent repayment, it ignores significant unrealized gains and it does not fully reflect the economic costs to Fortress by ignoring certain compensation expenses. Management utilizes distributable earnings as well as net income in its analysis of the overall performance of Fortress and notes that the two measures are each useful for different purposes.

Total segment assets after consolidation are equal to total GAAP assets adjusted for:

(i)	the difference between the GAAP carrying amount of equity method investments and their carrying amount for segment reporting purposes, which is generally fair value for publicly traded investments and cost for nonpublic investments,

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

(ii)	employee portions of investments, which are reported gross for GAAP purposes (as assets offset by non-controlling interests in consolidated subsidiaries) but net for segment reporting purposes, and

(iii)	the difference between the GAAP carrying amount for options owned in certain of the Castles and their carrying amount for segment reporting purposes, which is intrinsic value.

Summary financial data on Fortress’s segments is presented on the next two pages, together with a reconciliation to revenues, assets and net income for Fortress as a whole. Fortress’s investments in its equity method investees are all included in its Castles segment, except one private equity fund. Fortress’s interest income is all included in the Consolidation of Fortress Funds and its interest expense is included in the Consolidation of Fortress Funds (Interest Expense – Investment Company Holdings) and the amounts not allocated to a segment (Interest Expense – Other). Income tax expense is all included in the amounts not allocated to a segment.

	Private Equity Funds	Liquid Hedge Funds	Hybrid Hedge Funds	Castles	Unallocated	Fortress Unconsolidated Subtotal
September 30, 2006 and the Nine Months then Ended
Segment revenues
Management fees	$59,716	$63,924	$57,240	$23,491	$—	$204,371
Incentive income	96,482	80,135	86,509	11,567	—	274,693
Segment revenues – total	$156,198	$144,059	$143,749	$35,058	$—	$479,064
Pre-tax distributable earnings	$113,386	$109,710	$67,474	$8,131	$(38,566)	$260,135
Income tax expense	—	—	—	—	(8,811)	(8,811)
Distributable earnings	$113,386	$109,710	$67,474	$8,131	$(47,377)	$251,324
Total segment assets	$132,065	$375,917	$263,676	$152,781	$97,778	$1,022,217

	Fortress Unconsolidated Subtotal	Consolidation of Fortress Funds	Eliminations	Reconciliation to GAAP	Fortress Consolidated
Revenues	$479,064	$945,478	$(120,680)	$(151,394)	$1,152,468
Distributable earnings / net income	$251,324	$3,057,107	$(3,057,107)	$(92,673)	$158,651
Total assets	$1,022,217	$19,358,827	$(2,025,220)	$141,216	$18,497,040

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

Reconciling items between segment measures and GAAP measures:

Adjustments from segment revenues to GAAP revenues
Adjust incentive income	$(173,304)
Adjust income from the receipt of options	18,691
Other revenues *	3,219
Total adjustments	$(151,394)

* Segment revenues do not include GAAP other revenues; GAAP other revenues is included elsewhere in the calculation of distributable earnings.

Adjustments from total segment assets to GAAP assets
Adjust equity investments from fair value	$(39,400)
Adjust equity investments from cost	40,834
Adjust investments gross of employee portion	122,407
Adjust option investments from intrinsic value	17,375
Total adjustments	$141,216

Adjustments from distributable earnings to GAAP net income
Adjust incentive income
Incentive income received from private equity funds, subject to contingent repayment	$(96,176)
Incentive income received from one private equity fund, not subject to contingent repayment	—
Incentive income accrued from one private equity fund, not subject to contingent repayment	8,613
Incentive income accrued from one hedge fund, subject to annual performance achievement	(85,741)
Reserve for clawback	—
		(173,304)
Adjust unrealized gains and earnings from equity method investees
Distributions of earnings from equity method investees	(5,600)
Earnings from equity method investees	34,454
Unrealized gains/losses on options in equity method investees, treated as derivatives	36,899
		65,753
Adjust income from the receipt of options		18,691
Adjust compensation expense		(1,704)
Adjust employee portion of incentive income
Employee portion of incentive income, paid	34,024
Employee portion of incentive income, accrued	(36,133)
		(2,109)
Total adjustments		$(92,673)

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

	Private Equity Funds	Liquid Hedge Funds	Hybrid Hedge Funds	Castles	Unallocated	Fortress Unconsolidated Subtotal
Nine Months Ended September 30, 2005
Segment revenues
Management fees	$35,041	$40,919	$35,865	$13,936	$—	$125,761
Incentive income	77,132	74,301	51,398	8,360	—	211,191
Segment revenues - total	$112,173	$115,220	$87,263	$22,296	$—	$336,952
Pre-tax distributable earnings	$79,063	$78,873	$31,245	$8,428	$(9,349)	$188,260
Income tax expense	—	—	—	—	(2,696)	(2,696)
Distributable earnings	$79,063	$78,873	$31,245	$8,428	$(12,045)	$185,564

	Fortress Unconsolidated Subtotal	Consolidation of Fortress Funds	Eliminations	Reconciliation to GAAP	Fortress Consolidated
Revenues	$336,952	$425,335	$(66,807)	$(164,111)	$531,369
Distributable earnings / net income	$185,564	$1,637,744	$(1,637,744)	$(152,895)	$32,669

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

Reconciling items between segment measures and GAAP measures:

Adjustments from segment revenues to GAAP revenues
Adjust incentive income	$(167,636)
Adjust income from the receipt of options	2,310
Other revenues *	1,215
Total adjustments	$(164,111)

* Segment revenues do not include GAAP other revenues; GAAP other revenues is included elsewhere in the calculation of distributable earnings.

Adjustments from distributable earnings to GAAP net income
Adjust incentive income
Incentive income received from private equity funds, subject to contingent repayment	$(44,323)
Incentive income received from one private equity fund, not subject to contingent repayment	(32,808)
Incentive income accrued from one private equity fund, not subject to contingent repayment	30,556
Incentive income accrued from hedge funds, subject to annual performance achievement	(121,061)
Reserve for clawback	—
		(167,636)
Adjust unrealized gains and earnings from equity method investees
Distributions of earnings from equity method investees	(8,041)
Earnings from equity method investees	14,645
Unrealized gains/losses on options in equity method investees, treated as derivatives	4,349
		10,953
Adjust income from the receipt of options		2,310
Adjust compensation expense		1,478
Adjust employee portion of incentive income
Employee portion of incentive income, paid	22,501
Employee portion of incentive income, accrued	(22,501)
		—
Total adjustments		$(152,895)

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

9.	SUBSEQUENT EVENTS

On October 6, 2006, Fortress informed all of the Investors of Northcastle, a consolidated Castle, of its decision to return Investor capital. The liquidation of this fund was substantially complete as of November 30, 2006, and was accomplished by liquidating the fund’s investments and distributing the proceeds to the Investors. Fortress’s determination not to proceed with a public market capitalization of this business in light of market conditions in Canada resulted, following an assessment of various factors, in a determination to dissolve the fund and return Investor capital. Northcastle’s significant assets as of September 30, 2006 are its $0.4 billion of loans and securities which are financed with $0.2 billion of debt.

Fortress Partners Offshore Fund L.P. (‘‘FPOF’’) was formed by Fortress on October 25, 2006. This fund was initially seeded with $15 million of capital from third parties, which was invested by FPOF in one of the hybrid hedge funds. FPOF will invest, indirectly, in funds managed by third party managers, in existing and future Fortress Funds, and will also make direct investments in a variety of asset types. Fortress will manage FPOF in exchange for management fees of between 1.0% – 1.5%, depending on the level of invested capital of each of its investors, and incentive income of 20% on the net income earned from certain investments in the portfolio. No management fees or incentive income will be earned from affiliate investments in FPF.

In October 2006, Fund IV, Fund IV CO, and FICO invested $1.4 billion of equity in connection with their acquisition of the public shares of Intrawest, a Vancouver-based recreation, real estate and leisure business.

In October 2006, Fortress’s remaining capital commitment to FRID was extinguished.

In November 2006, Fund IV and Fund IV CO entered into commitments to acquire the public shares of Rail America, a short line and regional rail service provider in the United States and Canada. The deal is expected to close in February 2007 and require an equity investment by the funds of $450 million.

In December 2006, Fortress formed a new private equity Fortress Fund (‘‘FHIF’’) with $1.6 billion in capital commitments from investors to co-invest alongside Fund IV and Fund IV CO in the acquisition of a privately held senior living company. Fortress has committed to contribute at least $75 million of FHIF’s equity. The Principals and employees have committed approximately $133 million to FHIF’s equity. Other Fortress Funds have committed to contribute $134 million of FHIF’s equity.

On December 18, 2006, the Principals entered into a securities purchase agreement with Nomura Investment Managers U.S.A., Inc., a Delaware corporation, or Nomura, in which Nomura will acquire a 15% indirect stake in Fortress Operating Group for approximately $888 million, all of the proceeds of which will go to the Principals. The Nomura transaction closed on January 17, 2007. This transaction will have no effect on our financial condition, liquidity, or results of operations.

In January 2007, Fortress increased its capital commitment to Fund IV by $80 million to $125 million.

In January 2007, as a result of a realization event in one of Fortress’s private equity Portfolio Companies, Fortress Operating Group received distributions of deferred incentive income from three private equity funds aggregating approximately $100.6 million, net of the employees’ share of such incentive income.

10.	PRO FORMA INFORMATION (UNAUDITED)

The pro forma combined balance sheet as of September 30, 2006 has been presented to show the effects on Fortress’ financial condition of distributions to the Principals made or planned to be made

FORTRESS OPERATING GROUP
(Limited Liability Companies)

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
SEPTEMBER 30, 2006
(dollar amounts in tables shown in thousands)

subsequent to September 30, 2006 and prior to February 14, 2007, of $523.0 million, as if the distributions had been made on September 30, 2006.

•	Fortress distributed to the Principals the net proceeds received relating to its collection of a portion of receivables relating to previously earned fees from its offshore hedge funds pursuant to certain contractual arrangements. The reduction in due from affiliates of $435.0 million is based upon receivable balances outstanding as of September 30, 2006, as if the collection and distribution had occurred on that date.

•	Other distributions to the Principals of $88.0 million were paid from available cash including both cash that was on deposit at September 30, 2006 and cash that was received subsequent to that date. In the pro forma balance sheet cash and cash equivalents as of September 30, 2006 has been reduced by $31.6 million to zero, and the remainder of the distributions has been reflected as an increase in due to affiliates of $56.4 million.

•	The total distribution has increased members’ deficit by $523.0 million.

Report of Independent Registered Public Accounting Firm

To the member of Fortress Investment Group Holdings LLC

We have audited the accompanying balance sheet of Fortress Investment Group Holdings LLC (the ‘‘Company’’) as of December 14, 2006. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Fortress Investment Group Holdings LLC at December 14, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

December 15, 2006

FORTRESS INVESTMENT GROUP HOLDINGS LLC

BALANCE SHEET
DECEMBER 14, 2006

Assets
Cash	$400
Total Assets	$400
Member’s Interest
Common interests, no par value, 100 units issued and outstanding	$400
Total Member’s Interest	$400

1.    Organization and Purpose

Fortress Investment Group Holdings LLC (‘‘Holdings’’) was formed in Delaware on November 6, 2006. In connection with its formation, Holdings issued 100 common interests for $400 to Randal Nardone, as the sole member of Holdings. The member’s liability is limited to its contributed capital. Under the terms of the Limited Liability Company Agreement, Holdings shall have perpetual existence, unless the member votes for dissolution or dissolution is required by law.

Holdings was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Fortress Operating Group as a publicly-traded entity. Fortress Operating Group is comprised of the limited partnership through which the Principals, Wesley Edens, Peter Briger, Robert Kauffman, Randal Nardone and Michael Novogratz, currently operate the business.

2.    Event (unaudited) Subsequent to Date of Independent Auditors’ Report

On December 18, 2006, the Principals entered into a securities purchase agreement with Nomura Investment Managers U.S.A., Inc., a Delaware corporation, or Nomura, in which Nomura would acquire a 15% indirect stake in Fortress Operating Group for approximately $888 million, all of the proceeds of which will go to the Principals. On January 17, 2007, Nomura completed the transaction by purchasing 55,071,450 Class A shares for $888 million. Immediately prior to the purchase, Holdings amended and restated its LLC agreement to, among other things, designate the Class A and Class B shares that were issued to Nomura and the principals, respectively.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including             , 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

34,286,000
Class A Shares

Fortress Investment Group LLC

Class A Shares

PROSPECTUS

Goldman, Sachs & Co.

Banc of America Securities LLC

Citigroup

Deutsche Bank Securities

Lehman Brothers

                        , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses (except for the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee and the NYSE listing fee) payable by the registrant in connection with the distribution of the shares:

SEC registration fee		$80,250
National Association of Securities Dealers, Inc. filing fee		75,500
NYSE listing fee			*
Printing and engraving costs			*
Legal fees and expenses			*
Accountants’ fees and expenses			*
Blue sky qualification fees and expenses			*
Transfer agent fees			*
Miscellaneous			*
Total	$		*

*	To be furnished by amendment.

Item 14.    Indemnification of Directors and Officers

Our amended and restated operating agreement provides that we will indemnify, to the fullest extent permitted by the Delaware LLC Act, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was our or our subsidiary’s director or officer. However, such indemnification is permitted only if such person acted in good faith and lawfully. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the shareholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated operating agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain directors’ and officers’ liability insurance for our officers and directors.

Item 15.    Recent Sales of Unregistered Securities

Since our formation on November 6, 2006, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters or any public offerings and we believe that each of these transactions was exempt from registration requirements pursuant to Section 4(2) of the Securities Act or Rule 701 of the Securities Act pursuant to compensatory benefit plans and contracts related to compensation as provided under Rule 701. The recipients of the securities in these transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions.

Issuance of Class A shares in the Nomura Transaction

On January 17, 2007, we issued an aggregate of 55,071,450 Class A shares to Nomura Investment Managers U.S.A., Inc., or Nomura in connection with a securities purchase agreement entered into on December 18, 2006 between our principals and Nomura for an aggregate purchase price of $888 million. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act as transactions by the issuer not involving a public offering.

Issuance of Class B shares

On January 17, 2007, we issued an aggregate of 312,071,550 Class B shares to our principals. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act as transactions by the issuer not involving a public offering.

Grants of Restricted Shares

On        , 2007, we will grant pursuant to our equity incentive plan, effective upon consummation of this offering, restricted Class A shares and restricted Fortress Operating Group units to certain employees. These grants of restricted Class A shares will be exempt from registration under Section 701 of the Securities Act because they will be made under written compensatory plans or agreements.

Item 16.    Exhibits and Financial Statement Schedules

A.    Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Certificate of Formation of the Registrant
3.2	Amended and Restated Certificate of Formation of the Registrant*
3.3	Amended and Restated Limited Liability Agreement of the Registrant
4.1	Specimen Certificate evidencing the Registrant’s Class A shares*
4.2	Form of Shareholders Agreement, by and among the Registrant, Peter Briger, Wesley Edens, Randal Nardone, Robert Kauffman, and Michael Novogratz*
4.3	Investor Shareholder Agreement, dated January 17, 2007, by and between the Registrant and Nomura Investment Managers U.S.A., Inc.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
10.1	Form of Agreement Among Principals, by and among Peter Briger, Wesley Edens, Randal Nardone, Robert Kauffman, and Michael Novogratz*
10.2	Form of Fortress Investment LLC Equity Incentive Plan*
10.3	Tax Receivable Agreement dated January 17, 2007, by and among Fig Corp., FIG Asset Co. LLC, the entities set forth on the signature pages thereto and each of the parties thereto identified as partners

Exhibit No.	Description
10.4	Employment, Non-Competition and Non-Solicitation Agreement, dated January 17, 2007, by and between Peter Briger and the Registrant
10.5	Employment, Non-Competition and Non-Solicitation Agreement, dated January 17, 2007, by and between Wesley Edens and the Registrant
10.6	Employment, Non-Competition and Non-Solicitation Agreement, dated January 17, 2007, by and between Randal Nardone and the Registrant
10.7	Employment, Non-Competition and Non-Solicitation Agreement, dated January 17, 2007, by and between Robert Kauffman and the Registrant
10.8	Employment, Non-Competition and Non-Solicitation Agreement, dated January 17, 2007, by and between Michael Novogratz and the Registrant
10.9	Amended and Restated Credit Agreement, dated as of June 23, 2006, among Fortress Investment Group LLC and certain of its Affiliates, as Borrowers; Fortress Investment Holdings LLC, Fortress Principal Investment Holdings LLC, Fortress Principal Investment Group LLC, and Fortress Investment Fund GP (Holdings) LLC, as Guarantors; Bank of America, N.A., as Administrative Agent; Bank of America, N.A., Deutsche Bank AG, New York Branch, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc., Wells Fargo Bank, National Association, KeyBank National Association, and JPMorgan Chase Bank, N.A., as Lenders†
10.10	First Amendment to the Amended and Restated Credit Agreement, entered into and effective as of September 13, 2006 among Fortress Investment Group LLC and certain of its Affiliates, certain Subsidiaries and Affiliates of the Borrowers, the Lenders party hereto and Bank of America, N.A., as Administrative Agent and L/C Issuer†
10.11	Second Amendment to the Amended and Restated Credit Agreement, entered into and effective as of November 30, 2006 among Fortress Investment Group LLC and certain of its Affiliates, certain Subsidiaries and Affiliates of the Borrowers, the Lenders party hereto and Bank of America, N.A., as Administrative Agent and L/C Issuer†
10.12	Form of Indemnification Agreement, by and between Fortress Investment Group LLC and the executive officers and directors of the Registrant*
10.13	Certificate of Incorporation of FIG Corp.
10.14	By-Laws of FIG Corp.
10.15	Certificate of Formation of FIG Asset Co. LLC
10.16	Operating Agreement of FIG Asset Co. LLC
10.17	Limited Partnership Agreement of Fortress Operating Entity I LP*
10.18	Limited Partnership Agreement of Fortress Operating Entity II LP*
10.19	Limited Partnership Agreement of Fortress Operating Entity III LP*
10.20	Limited Partnership Agreement of Principal Holdings I LP*
10.26	Employment Agreement by and between Daniel Bass and the Registrant*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP*
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney†

*	To be filed by amendment

†	Previously filed

B.    Financial Statement Schedules

Item 17.     Undertakings

(1)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2)    The undersigned registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each underwriter.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 18, 2007.

FORTRESS INVESTMENT GROUP LLC
By: /s/ Randal A. Nardone Name: Randal A. Nardone Title: Director

Signature	Title	Date

*	Chief Executive Officer and Director	January 18, 2007

Wesley R. Edens

*	Chief Financial Officer	January 18, 2007

Daniel N. Bass

*	Chief Accounting Officer	January 18, 2007

Jonathan R. Brown

*	Director	January 18, 2007

Peter L. Briger, Jr.

*	Director	January 18, 2007

Robert I. Kauffman

*	Director	January 18, 2007

Randal A. Nardone

*	Director	January 18, 2007

Michael E. Novogratz

* By /s/ Randal A Nardone
Randal A. Nardone
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Certificate of Formation of the Registrant
3.2	Form of Amended and Restated Certificate of Formation of the Registrant*
3.3	Amended and Restated Limited Liability Agreement of the Registrant
4.1	Specimen Certificate evidencing the Registrant’s Class A shares*
4.2	Form of Shareholders Agreement, by and among the Registrant, Peter Briger, Wesley Edens, Randal Nardone, Robert Kauffman, and Michael Novogratz*
4.3	Investor Shareholder Agreement, dated January 17, 2007, by and between the Registrant and Nomura Investment Managers U.S.A., Inc.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
10.1	Form of Agreement Among Principals, by and among Peter Briger, Wesley Edens, Randal Nardone, Robert Kauffman, and Michael Novogratz*
10.2	Form of Fortress Investment LLC Equity Incentive Plan*
10.3	Tax Receivable Agreement, dated January 17, 2007, by and among Fig Corp., FIG Asset Co. LLC, the entities set forth on the signature pages thereto and each of the parties thereto identified as partners
10.4	Employment, Non-Competition and Non-Solicitation Agreement, dated January 17, 2007, by and between Peter Briger and the Registrant
10.5	Employment, Non-Competition and Non-Solicitation Agreement, dated January 17, 2007, by and between Wesley Edens and the Registrant
10.6	Employment, Non-Competition and Non-Solicitation Agreement, dated January 17, 2007, by and between Randal Nardone and the Registrant
10.7	Employment, Non-Competition and Non-Solicitation Agreement, dated January 17, 2007, by and between Robert Kauffman and the Registrant
10.8	Employment, Non-Competition and Non-Solicitation Agreement, dated January 17, 2007, by and between Michael Novogratz and the Registrant
10.9	Amended and Restated Credit Agreement, dated as of June 23, 2006, among Fortress Investment Group LLC and certain of its Affiliates, as Borrowers; Fortress Investment Holdings LLC, Fortress Principal Investment Holdings LLC, Fortress Principal Investment Group LLC, and Fortress Investment Fund GP (Holdings) LLC, as Guarantors; Bank of America, N.A., as Administrative Agent; Bank of America, N.A., Deutsche Bank AG, New York Branch, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc., Wells Fargo Bank, National Association, KeyBank National Association, and JPMorgan Chase Bank, N.A., as Lenders†
10.10	First Amendment to the Amended and Restated Credit Agreement, entered into and effective as of September 13, 2006 among Fortress Investment Group LLC and certain of its Affiliates, certain Subsidiaries and Affiliates of the Borrowers, the Lenders party hereto and Bank of America, N.A., as Administrative Agent and L/C Issuer†
10.11	Second Amendment to the Amended and Restated Credit Agreement, entered into and effective as of November 30, 2006 among Fortress Investment Group LLC and certain of its Affiliates, certain Subsidiaries and Affiliates of the Borrowers, the Lenders party hereto and Bank of America, N.A., as Administrative Agent and L/C Issuer†
10.12	Form of Indemnification Agreement, by and between Fortress Investment Group LLC and the executive officers and directors of the Registrant*

Exhibit No.	Description
10.13	Certificate of Incorporation of FIG Corp.
10.14	By-Laws of FIG Corp.
10.15	Certificate of Formation of FIG Asset Co. LLC
10.16	Operating Agreement of FIG Asset Co. LLC
10.17	Limited Partnership Agreement of Fortress Operating Entity I LP*
10.18	Limited Partnership Agreement of Fortress Operating Entity II LP*
10.19	Limited Partnership Agreement of Fortress Operating Entity III LP*
10.20	Limited Partnership Agreement of Principal Holdings I LP*
10.26	Employment Agreement by and between Daniel Bass and the Registrant*
21.1	Subsidiaries of the Registrant*
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP*
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney†

*	To be filed by amendment

†	Previously filed